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As filed with the Securities and Exchange Commission on June 24, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VERTIS, INC.*

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	2750 (Primary Standard Industrial Classification Code Number)	13-376-8322 (I.R.S. Employer Identification Number)

250 West Pratt Street, Baltimore, Maryland 21201
(410) 528-9800
(Address, including Zip Code, and Telephone Number, including
Area Code, of Registrant's Principal Executive Offices)
 John V. Howard, Jr., Esq.
Senior Vice President, General Counsel and Secretary
Vertis, Inc.
250 West Pratt Street
Baltimore, Maryland 21201
(410) 528-9800
(Name, Address, including Zip Code, and Telephone Number,
including Area Code, of Agent for Service)

Copies to:
Robert E. Buckholz, Jr., Esq.
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
(212) 558-4000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per Note	Proposed maximum aggregate offering price(1)	Amount of registration fee

9 3/4% Series B Senior Secured Second Lien Notes due April 1, 2009	$350,000,000	97.347%	$340,714,500	$27,563.81

Guarantees of 9 3/4% Series B Senior Secured Second Lien Notes due April 1, 2009 by certain subsidiaries of Vertis, Inc.	(2)	(2)	$0	None(2)

(1)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) under the Securities Act.

(2)
Pursuant to Rule 457(n) under the Securities Act, no separate registration fee is required with respect to the guarantees.

*
The companies listed on the next page are also included in this Form S-4 Registration Statement as additional Registrants.

        The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Exact Name of Additional Registrants*	Jurisdiction of Formation	IRS Employer Identification No.
PrintCo., Inc.	Michigan	38-8173568
Webcraft, LLC	Delaware	22-3766725
Webcraft Chemicals, LLC	Delaware	22-3766726
Enteron Group, LLC	Delaware	36-4483909
Big Flower Digital Services (Delaware), Inc.	Delaware	51-0387154
Big Flower Digital LLC	Delaware	51-0387156

*
The address for each of the additional Registrants is c/o Vertis, Inc., 250 West Pratt Street, Baltimore, Maryland 21201. The primary standard industrial classification number for each of the additional Registrants is 2750.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATE JUNE 24, 2003

PROSPECTUS

$350,000,000

VERTIS, INC.

Offer To Exchange

9 3/4% Series B Senior Secured Second Lien Notes due 2009
which have been registered under
the Securities Act of 1933
for
all outstanding unregistered
9 3/4% Senior Secured Second Lien Notes due 2009

        Vertis, Inc., formerly known as Big Flower Press Holdings, Inc., is hereby offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange $350,000,000 aggregate principal amount of its outstanding, unregistered 9 3/4% Senior Secured Second Lien Notes due 2009 (which we refer to as the private notes) that you now hold for an equal principal amount of 9 3/4% Series B Senior Secured Second Lien Notes due 2009 (which we refer to as the exchange notes) with substantially identical terms. The exchange notes are registered under the Securities Act of 1933 and, as a result, will generally not be subject to the transfer restrictions applicable to the private notes. This exchange offer will expire at 5:00 P.M., New York City time, on                         , 2003, unless we extend the expiration date. You must tender your private notes by the expiration date to obtain exchange notes and the liquidity benefits the exchange notes offer.

        We have agreed with the initial purchasers of the private notes to make this exchange offer and to register the issuance of the exchange notes after the initial sale of the private notes. This exchange offer applies to any and all private notes tendered by the expiration date.

        The exchange notes will be senior secured obligations of Vertis, Inc. and will rank equally with all of our existing and future senior obligations, rank senior to all of our existing and future subordinated indebtedness and be subordinated to our senior priority lien indebtedness, including our obligations under our senior credit facility, to the extent of the value of the assets securing such indebtedness. On the issue date of the exchange notes, certain of our domestic subsidiaries will jointly and severally guarantee the exchange notes with unconditional guarantees that will rank equally with all senior obligations of the guarantors, rank senior to all of the guarantors' existing and future subordinated indebtedness and be subordinated to each other guarantor's senior priority lien indebtedness, including obligations in respect of our senior credit facility, to the extent of the value of the assets securing such indebtedness. The exchange notes and the guarantees will be secured by a second-priority lien on all of the assets that secure our senior credit facility from time to time, other than assets located or held outside the United States, assets of our foreign subsidiaries, any capital stock, notes, instruments, other equity interests and other securities owned or held by us, and certain other excluded collateral as provided in the indenture governing the exchange notes.

        If we undergo a change of control or sell certain of our assets, we may be required to offer to purchase the exchange notes.

        We will not list the exchange notes on any established exchange. The exchange notes will have the same financial terms and covenants as the private notes. This prospectus includes additional information on the terms of the exchange notes, including, but not limited to, redemption and repurchase prices and covenants.

        Investing in the exchange notes involves a high degree of risk. See "Risk Factors," beginning on page 17, for a discussion of certain factors that you should consider in connection with the exchange offer and an investment in the exchange notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2003

NOTICE TO INVESTORS

        Based on interpretations by the staff of the Securities and Exchange Commission set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to this exchange offer in exchange for private notes may be offered for resale, resold and otherwise transferred by a holder thereof without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, as amended (the "Securities Act"); provided that the holder is acquiring the exchange notes in the ordinary course of its business, is not participating and has no arrangement or understanding with any person to participate in the distribution of the exchange notes and is not an "affiliate" of us within the meaning of Rule 405 of the Securities Act. Holders of private notes wishing to accept the exchange offer must represent to us that such conditions have been met. Each broker-dealer who holds private notes acquired for its own account as a result of market-making or other trading activities and who receives exchange notes for its own account in exchange for such private notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. We believe that none of the registered holders of the private notes is an "affiliate" (as such term is defined in Rule 405 under the Securities Act) of Vertis, Inc.

        This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for private notes acquired by such broker-dealer as a result of market-making or other trading activities. The letter of transmittal states that by acknowledging that it will deliver a prospectus in connection with any resale of such exchange notes, and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. We have agreed to make this prospectus (as it may be amended or supplemented) available to any such broker-dealer that requests copies of such prospectus in the letter of transmittal for use in connection with any such resale for a period of up to 180 days after the expiration date. See "Plan of Distribution."

        Prior to this exchange offer, there has been no public market for the exchange notes. There can be no assurance as to the liquidity of any market that may develop for the exchange notes, the ability of holders to sell the exchange notes, or the price at which holders would be able to sell the exchange notes. The National Association of Securities Dealers, Inc. ("NASD") has designated the private notes as securities eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages ("PORTAL") market of the NASD and we have been advised that Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC and Fleet Securities, Inc. have heretofore acted as market makers for the private notes. We have been advised by each of the aforesaid market makers that it currently intends to make a market in the exchange notes. The market makers are not obligated, however, to make a market in the exchange notes, and any such market making may be discontinued at any time at the sole discretion of the market makers. Future trading prices of the exchange notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. Historically, the market for securities similar to the exchange notes, including non-investment grade debt, has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that any market for the exchange notes, if such market develops, will not be subject to similar disruptions. See "Risk Factors."

        We will not receive any proceeds from, and have agreed to bear the expenses of, this exchange offer. No underwriter is being used in connection with this exchange offer.

        The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of private notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws.

i

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of Section 27a of the Securities Act of 1933. You may find discussions containing such forward-looking statements in "Summary," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as within this prospectus generally. In addition, when used in this prospectus, the words "believes," "anticipates," "expects," "estimates," "plans," "projects," "intends" and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results. Important factors that could cause these differences include, but are not limited to, those discussed under "Risk Factors," as well as:

  •
  general economic and business conditions in the United States and other countries;

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  changes in the advertising, marketing and information services markets;

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  fluctuations in the cost of raw materials we use;

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  the financial condition of our customers;

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  the possibility of future terrorist activities or the continuation or escalation of hostilities in the Middle East or elsewhere;

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  our ability to execute key strategies;

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  actions by our competitors;

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  the effects of supplier price fluctuations on our operations;

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  downgrades in our credit ratings;

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  changes in interest and foreign currency exchange rates; and

  •
  other matters set forth in this prospectus generally.

        Consequently, you should consider these forward-looking statements only as our current plans, estimates and beliefs. We do not undertake and specifically decline any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. We undertake no obligation to update or revise any forward-looking statement in this prospectus to reflect any new events or any change in conditions or circumstances. All of the forward-looking statements in this prospectus are expressly qualified by these cautionary statements. Even if these plans, estimates or beliefs change because of future events or circumstances after the date of these statements, or because anticipated or unanticipated events occur, we disclaim any obligation to update these forward-looking statements.

ii

AVAILABLE INFORMATION

        We are subject to the information requirements of the Exchange Act and file annual, quarterly and special reports and other information with the Securities and Exchange Commission, or SEC. These filings are available to the public at the SEC's web site at http://www.sec.gov. You may read and copy any document we file with the SEC at its public reference facility in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities.

        You may request a free copy of any of our filings with the SEC or any other information incorporated by reference in this prospectus from us by calling us or writing to us at the following address and telephone number:

Vertis, Inc.
250 West Pratt Street
Baltimore, Maryland 21201
Telephone: (410) 528-9800

        You will not be charged for any of these documents that you request. In order to ensure timely delivery of the documents, any request should be made at least five days prior to the expiration date.

        Financial and other information relating to Vertis is contained in this prospectus, including "Selected Financial Data" on page 26.

MARKET DATA

        Data in this prospectus related to the size and growth of the markets in which we compete and the advertising industry are based either on our own estimates, independent industry publications, reports by market research firms or other published independent sources. In each case, we believe that the data are reasonable estimates. However, these data are subject to change and we cannot always verify them with complete certainty due to limits on availability and timeliness, the voluntary nature of the data gathering process and other limitations. We have not independently verified industry data used throughout this prospectus obtained from industry publications. As a result, you should be aware that the market data set forth herein, and estimates and beliefs based on such data, may not be reliable.

iii

SUMMARY

        In this prospectus, the words "we," "Vertis" and the "Company" refer to Vertis, Inc. and its subsidiaries on a consolidated basis. Vertis was formerly known as Big Flower Press Holdings, Inc. The words "Vertis Holdings" refer to Vertis Holdings, Inc., formerly known as Big Flower Holdings, Inc., the parent company of Vertis and its sole stockholder. The following summary contains basic information about Vertis, its subsidiaries, Vertis Holdings and this exchange offer but does not contain all the information that is important to you. For a more complete understanding of this exchange offer, we urge you to read this entire document, especially the discussion of risks of investing in the notes discussed under "Risk Factors."

The Company

        We are a leading provider of integrated advertising products and marketing services. We deliver a comprehensive range of solutions that simplify, improve, and maximize the effectiveness of multiple phases of our customers' marketing campaigns, from the inception of an advertising concept, through design, production, targeted distribution, and ultimately to the measurement of advertising effectiveness. We believe that our ability to produce cost-effective and measurable results in a relatively short time-frame is critically important to our clients. Our clients include more than 3,000 grocery stores, drug stores and other retail chains, general merchandise producers and manufacturers, newspapers, and advertising agencies. For the twelve months ended March 31, 2003, we generated net sales of approximately $1.6 billion.

        Our principal executive offices are located at 250 West Pratt Street, Baltimore, Maryland 21201, and our main telephone number is (410) 528-9800.

        We offer through our business segments the following extensive list of solutions across a broad spectrum of media designed to enable our clients to reach target customers with the most effective message. Customers may employ these services individually or on a combined basis to create an integrated end-to-end marketing solution.

Vertis Retail and Newspaper Services

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  Targetable advertising insert programs for retailers and manufacturers

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  Newspaper products (TV magazines, Sunday magazines, color comics and special supplements)

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  Consumer research

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  Creative services for advertising insert page layout and design

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  Digital advertising workflow design and transmission

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  Freight and logistics management

Vertis Direct Marketing Services

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  Highly customized one-to-one marketing programs

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  Automated digital fulfillment services

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  Direct mail production with varying levels of personalization

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  Data design, collection and management to identify target audiences

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  Mailing management services

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  Effectiveness measurement

Vertis Advertising Technology Services

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  Digital content management

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  Graphic design and animation

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  Digital photography, compositing and retouching

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  In-store displays, billboards and building wraps

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  Consulting services

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  Newspaper advertising development

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  Media planning and placement and software solutions

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  Response management and fulfillment services

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  Call center and telemarketing services

Vertis Europe

  •
  Advertising production services for European customers

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  Direct marketing services for European customers

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  Response management, warehousing and fulfillment services

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  Data cleansing

Industry

        In 2001, the advertising industry experienced the first year-over-year decline in advertising spending since World War II. The decline was most dramatic in the United States, as the effects of the recession, a dramatic decline in dot-com spending, the September 11 terrorist attacks and the associated anthrax scare, combined to cause advertising spending to decline 6.5% to $231 billion, according to Universal McCann. Worldwide advertising expenditures declined 7.0% in 2001 to $441 billion. In 2002, United States advertising spending increased 2.6% to $237 billion. Worldwide advertising expenditures increased 1.6% to $448 billion.

        Although there can be no assurance that the growth experienced in 2002 will continue, we would expect our operating results to be favorably impacted by a further strengthening in advertising spending or an overall improvement in the economic environment.

        With respect to our target market, from 1985 to 2002, advertising insert spending grew at a compound annual rate of approximately 5.3%, direct mail (excluding catalogs) at approximately 7.1% and overall advertising spending at approximately 5.5% in the United States. We believe that our addressable market, which includes advertising inserts, direct marketing and advertising technology services, generates annual revenue of approximately $64 billion, or approximately one-quarter of all advertising expenditures made in the United States. This amount is comprised of the following components:

        Advertising Inserts.    We believe that approximately $16.5 billion per year is spent on advertising inserts, with approximately 40% of this amount spent on the production of the insert and the balance on distribution of the product. Insert advertising is extremely effective, as our research suggests that more than 74% of Sunday newspaper readers read advertising inserts in their Sunday paper, and between 49% and 54% of adult readers use insert advertising for making their purchasing decisions in key retail categories, such as electronics and household goods.

        According to NAA Market and Business Analysis, advertisers expended more of their 2002 media dollars on insert advertising than on run-of-press advertising. In addition, according to NAA/Adweek, advertising insert expenditures also exceed the total network advertising revenues for NBC, ABC, CBS and FOX ($16.5 billion in insert advertising versus $15.3 billion in combined network advertising revenues).

        Direct Marketing.    We believe that approximately $36 billion per year is spent on direct mail excluding catalogs, with approximately 40% of this amount spent on production and the remainder on ancillary services including creative, data analysis and manipulation, and agency services. Direct mail advertising is also extremely effective with over 73% of consumers reading this medium and 34% responding to direct mail advertising. This medium is also cost-effective. For every $0.08 spent on direct mail, marketers realize $1.00 in direct mail-driven sales, according to the Direct Marketing Association.

        Advertising Technology Services.    We believe that the market for advertising technology services exceeds $11 billion annually, which includes premedia services such as graphic design, animation, digital photography and retouching, as well as new emerging distribution technologies such as CD-ROM and the Internet that use digitized images.

        We believe that marketers use and will continue to use dedicated third party providers such as Vertis in order to reduce cost and cycle time to market, improve efficiency and focus on core competencies. In addition, we believe that marketers seek integrated providers that can deliver a full range of advertising and marketing solutions that are end-to-end in scope and access consumers across multiple geographies.

Competitive Strengths

        Our many competitive strengths have contributed to our strong historical operating performance and should enable us to capitalize on future growth opportunities. These strengths include:

        Market leadership.    Vertis Retail and Newspaper Services (representing 63% of our net sales for the twelve months ended March 31, 2003) is one of the leading U.S. providers of inserts, producing more than 30.3 billion advertising inserts in 2002. We are the single largest producer of newspaper TV listing guides, producing approximately 900 million in 2002, and Sunday comics, producing approximately 1.7 billion in 2002. We also provide 71 of the top 100 Sunday newspapers in the United States with circulation-building newspaper products and services through production of comics, TV listing guides, Sunday supplements and special sections. In addition, we believe that Vertis Direct Marketing Services (representing 17% of our net sales for the twelve months ended March 31, 2003) is one of the largest producers of highly customized direct mail and specialty advertising products in the United States. While the majority of sales are made directly to clients, Vertis Direct Marketing Services also sells its products and services through advertising agencies and brokers. Principal customer groups include consumer goods manufacturers, financial institutions, not-for-profit organizations and government agencies.

        Depth of products and services.    We offer a wide array of analytical tools and alternatives within each product line which are designed to enable our customers to target and reach consumers in a precise and effective manner. For example, our customers can use our advertising insert program to target a regional or national audience and further target that audience based on various geographics or demographics. Likewise, our direct marketing products range from a simple personalized marketing message differentiated only by the name and address of the recipient to a 100% variable, highly personalized message in which the marketing message of a product offered can be highly customized based on particular characteristics of the proposed recipient. Consistent with these capabilities, and given our graphic design, 2-D & 3-D illustration, and other technical capabilities, we can help customers create state-of-the-art advertising and marketing campaigns.

        End-to-end provider of integrated advertising and marketing solutions.    Our end-to-end solutions help our customers achieve their advertising goals in a simple and cost-effective manner. We seek to provide clients with a full range of advertising and marketing solutions on an integrated basis. From one point of entry into the Vertis organization, customers can receive access to fully integrated advertising products and services rather than using multiple vendors with fragmented capabilities. Working with customers from the inception of an advertising concept through design and production, we are also able to provide targeted distribution of the advertising message, response management and fulfillment, and the tools to deliver advertising effectiveness measurement. In addition, we have realigned our sales force to correspond more directly to our clients' evolving needs for broad-based, integrated marketing solutions.

        Established relationships with diverse client base.    We have successfully leveraged the superior quality and depth of our products and services to establish, maintain and grow our long-term customer relationships. We currently serve a diverse client base of more than 3,000 grocery stores, drug stores and other retail chains, general merchandise producers and manufacturers, newspapers and advertising agencies. We believe that the breadth of our client base limits our reliance on any individual customer. Our top ten customers in 2002 accounted for 32.5% of our net sales, and no customer accounted for more than 5.7% of our net sales. In addition, we have established long-term relationships with many of our customers, which have provided us with a significant source of recurring revenues and earnings. As of December 31, 2002, the average length of our relationship with our top ten customers was more than 15 years.

        Broad geographic presence with significant scale.    As large corporations increasingly seek to outsource non-core functions and reduce the number of vendors with whom they do business, we believe the ability of service providers to offer national and international coverage is of growing importance. We operate on an international scale with approximately 8,400 employees located at over 50 production facilities and sales offices in North America, and six production facilities and sales offices in Europe. Our reach and scale provide us with an advantage in seeking to effectively serve our multinational clients and negotiate with multinational vendors to maintain a highly competitive cost structure. At the same time, our geographic reach enables us to produce and distribute marketing materials on a regional basis, reducing the cost and improving the turn-around time and targeted demographic focus required to reach consumers.

        Efficient operating infrastructure.    In 2000, we began implementing a reorganization plan focused on enhancing our global sales strategy and streamlining our operations by eliminating duplicative overhead. To date, we have eliminated approximately 1,500 positions and closed 26 facilities since January 1, 2000. As part of this process, we incurred approximately $19.1 million, $42.2 million and $21.4 million in restructuring expense in the years ended December 31, 2002, 2001 and 2000, respectively. Having completed our reorganization, we believe that we are now positioned to further enhance our profitability and cash flow by leveraging our low-cost operating structure. In addition, we believe that we are one of the largest consumers of paper and ink and benefit from our ability to generally pass on changes in the cost of paper to our customers, reducing volatility in our operating results. We also believe that we are able to quickly and effectively adapt our capital expenditures depending on the prevailing economic environment and anticipated customer demand.

        Technological expertise.    We have invested in advanced advertising and marketing technologies that increase our efficiency and enable our clients to respond to time-sensitive market opportunities. For example, we worked closely with Medco Health, a leading provider of pharmacy benefits management for over 1,000 companies and 62 million customers, to transform their traditional member fulfillment program to a totally automated platform that produces and mails individually customized Welcome Packages within 24 to 48 hours of data receipt with 100% accuracy. Using our Total Digital Workflow, more than 2,500 unique templates are managed, updated, approved and stored online, and produced on demand as data is received. This automated solution eliminated waste by 50%, improved customer satisfaction through accuracy, and decreased program cycle time by four weeks.

        Strong, proven management.    We have an experienced senior management team with more than 100 years of industry expertise, 40 years of service with the Company and a successful track record of delivering organic growth and integrating acquisitions. The management team is headed by Mr. Donald E. Roland, who has been the President and Chief Executive Officer of Vertis since June 1, 2000 and Chairman since April 2001. Mr. Roland was appointed the President in October 1994 and in June 1995 was appointed Chief Executive Officer of TC Advertising. Mr. Roland has worked closely with Mr. Dean D. Durbin, our Chief Financial Officer since 1997, and Mr. Herbert W. Moloney III, our Chief Operating Officer of Vertis North America since 1994. We have successfully operated as a leveraged entity since being acquired in 1993 and have successfully integrated 29 acquisitions in that time.

        Strong Equity Sponsorship.    In December 1999, we completed a recapitalization led by Thomas H. Lee Partners ("THL") and Evercore Capital Partners ("ECP"). THL is one of the oldest and most successful private equity firms in the United States. Since its founding in 1974, THL has invested approximately $6 billion of capital in more than 90 businesses. THL currently manages five private equity funds, with aggregate capital commitments of approximately $12 billion. The most recent equity fund (Fund V) has total capital commitments of $6.1 billion. ECP, founded in 1995, has invested in 11 businesses with an aggregate transaction value of $6.2 billion. THL, ECP and other co-investors invested approximately $500 million in us in 1999 when they acquired our parent company. In 2001, THL purchased an additional $40 million of common equity of our parent entity when they exchanged certain debt securities of our parent entity for common stock. Four investment professionals from THL and two founding partners from ECP currently sit on the board of Vertis.

Business Strategy

        Our strategic objective is to grow net sales, operating margins and cash flow by becoming the most effective force in the advertising industry for bringing together sellers and buyers. Key elements of this strategy include:

        Further expanding existing customer relationships and broadening customer base.    We continually seek to expand our existing client relationships and broaden our customer base. Toward that end, we have substantially completed the consolidation of our various business units and related realignment of our sales force to create a more responsive, customer-oriented organization. Specifically, we created national and retail sales groups, responsible for targeting large retail and other national accounts which can employ multiple service lines to augment sales units focused on selling the products and services of each business unit. This realignment allows us to manage and coordinate sales initiatives and incentives across the organization. We believe that this structure, which we call Vertis Integrated Selling, will maximize multi-solution sales opportunities while continuing to drive the sales of our products and services through our individual business units. For example, when Kroger sought to consolidate its nationwide advertising insert program, our national and retail sales group explored Kroger's needs more thoroughly and discovered an opportunity to improve the efficiency of Kroger's program through premedia services offered by Vertis Advertising Technology Services. In particular, we developed a digital workflow plan that brings together a range of capabilities. By leveraging our broad service offerings, we increased our revenues while at the same time helping Kroger reduce its cycle time and total operating costs. Our customers that use multiple solutions, like Kroger, represented more than 48% of our year 2002 net sales, which is an increase of 70% since 1998.

        Continuing to enhance our highly targeted advertising and marketing solutions.    We believe that we offer advertisers the most targeted advertising solutions available. Our solutions combine sophisticated database technologies with flexible, strategically located production capabilities. In addition, our solutions enable our customers to deliver personalized messages to key consumers via direct mail, the Internet, self-mailers and other specialty products and to produce them in an area in close proximity to the recipients. Likewise, our media planning and placement services enable our customers to customize their advertising to match the demographic and other targeting characteristics of their audiences. This allows our customers to target and access audiences and maximize response rates. Collectively, these services and initiatives are part of a coherent, integrated strategy of providing our customers with a single source of tailored advertising and marketing solutions.

        Further improving operating efficiency.    Our management team has extensive experience with cost management programs and a disciplined approach to capital expenditures. We have implemented the consolidation plan to achieve substantial cost savings, and we intend to continue reducing costs across all of our operations. In 2002, our management team implemented a restructuring and cost reduction program aimed at further improving operating and financial performance at our Advertising Technology Services segment. We believe this program will continue to streamline our operations, resulting in improved efficiency and lower overall costs. We also believe that we are one of the largest consumers of paper and ink and we will continue to explore opportunities to leverage our overall purchasing power to reduce cost. In addition, our production capabilities and national scheduling system allow us to leverage our asset base by utilizing equipment best suited for the needs of our customers in terms of product specification and geography. Our integrated production platform provides a seamless solution to our customers while enhancing our margin and improving our return on invested capital.

        Capitalizing on extensive digital workflow platforms.    We intend to continue optimizing our digital communications platform, which provides customers with the ability to conceive, manipulate, transmit, produce and distribute their advertising concepts seamlessly on an international scale. This function reduces our costs and improves our efficiency while also improving efficiency and reducing cycle times for our clients. At December 31, 2002, our digital network connected customers to all 60 of our production facilities. In addition, this system is a highly scalable open architecture system, which allows two-way graphics, text, video and voice communications, enabling our employees and customers to seamlessly exchange information. Moreover, our existing systems and skills translate well to serve new media formats such as the Internet. By leveraging existing, profitable relationships, we expect to create opportunities in new media that are both revenue building and profit enhancing.

        Selectively pursuing growth opportunities.    We continually review opportunities to increase sales and expand our business, both through internal growth and acquisitions. For example, in 2000, we invested approximately $36 million in new print equipment to meet our clients' expanded business needs in particular geographic regions. We believe this investment contributed approximately $59 million to net sales during 2001. Additionally, since 1993, we have used strategic acquisitions to expand our geographic coverage, add new skills, enhance existing skills and broaden our customer base.

Corporate Consolidation and Restructuring

        In the first quarter of 2000, we began implementing a multi-phase consolidation and restructuring plan intended to streamline operations, improve sales and reduce costs of operating our business in order to better serve our customers while at the same time also improving our operating and financial performance. Our plan had three principal components:

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  eliminating our two-tier holding company structure and centralizing our domestic and European operations under one management team that has successfully managed our largest business segment since 1994, while integrating advertising and marketing production services;

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  reorganizing our sales force to correspond more directly to our clients' evolving needs for broad based integrated marketing solutions; and

  •
  consolidating back office operations and eliminating duplicative overhead.

        In addition to maximizing integrated selling opportunities and driving sales of our products and services to our individual business units, these changes have enabled us to realize substantial cost savings through the elimination of duplicative positions as well as much of the corporate overhead previously incurred by our parent, Vertis Holdings. The elimination of duplicative positions began in the first half of 2000. The implementation of the consolidation initiatives began in June 2000, including the centralization of our procurement activities and many of our administrative functions, including legal, human resources, financial and other back-office functions.

        In 2002, we planned and implemented three restructuring programs. In the first quarter of 2002, two Vertis Europe facilities were combined and ten employees were terminated with severance of $0.7 million and facility closure costs of approximately $1.6 million. In addition, we continued to streamline operations at our Advertising Technology Services segment. The 2002 restructuring plan terminated approximately 400 employees, which resulted in a severance charge of $4.6 million and the closure of five facilities, which resulted in a charge of $6.0 million. In the fourth quarter of 2002, we consolidated production capabilities within our Direct Marketing Services segment, terminating 133 employees with severance of $0.6 million. Offsetting these amounts is an adjustment of $1.3 million to the estimate of 2001 restructuring made in 2002. To date, the total of all planned restructuring activities has eliminated approximately 1,500 positions and closed 26 facilities since January 1, 2000.

        In connection with our corporate consolidation and restructuring actions, we recorded $19.1 million, $42.2 million and $21.4 million of restructuring expense in the years ended December 31, 2002, 2001 and 2000, respectively. Of these restructuring expenses, $5.1 million, $5.9 million and $3.7 million were non-cash restructuring expenses in the years ended December 31, 2002, 2001 and 2000, respectively.

        There were no restructuring costs incurred in the first quarter of 2003. As of March 31, 2003, these restructuring programs are substantially complete. We expect to pay approximately $6.3 million of the accrued restructuring costs during the next year, and the remainder, approximately $4.0 million, by 2007.

Summary Historical Financial and Other Data

        The following table sets forth certain financial information for Vertis and its subsidiaries as of and for the years ended December 31, 2002, 2001 and 2000, the three months ended March 31, 2003 and 2002 and the twelve months ended March 31, 2003. The summary historical data for the three-year period ended December 31, 2002 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial and other data as of and for the three months ended March 31, 2003 and 2002 have been derived from our unaudited condensed consolidated financial statements also included elsewhere in this prospectus and include all adjustments, consisting only of normal recurring adjustments, which are, in our opinion, necessary for a fair presentation of our financial position at such dates and results of operations for such periods. The results of operations for the three months ended March 31, 2003 are not necessarily indicative of the results for the full year. You should read the following financial information with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

	Year ended December 31,				Three months ended March 31,		Twelve months ended March 31,
	2002	2001	2000		2003	2002	2003
(in thousands)
Operating data:
Net sales	$1,675,231	$1,851,058	$1,986,422		$371,215	$402,122	$1,644,324
Operating income(1)	123,464	70,611	123,281		12,679	24,333	111,810
Interest expense(2)	112,733	120,159	129,747		27,665	27,487	112,911
Loss before income tax benefit and cumulative effect of accounting change	(14,260)	(76,435)	(32,113	)(3)	(7,962)	(5,984)	(16,238)
Loss before cumulative effect of accounting change	(11,781)	(54,863)	(25,212)		(5,845)	(10,383)	(7,243)
Cumulative effect of accounting change, net(4)	108,365					108,365
Net loss	(120,146)	(54,863)	(25,212)		(5,845)	(118,748)	(7,243)
Balance sheet data (at period end):
Working capital(5)							$(20,413)
Net property, plant and equipment							434,364
Total assets							1,102,379
Long-term debt (including current portion)							1,098,282
Accumulated deficit							(652,429)
Other stockholder's equity							396,559
Common stockholder's deficit							(255,870)
Other data:
Capital expenditures	$43,854	$71,158	$142,744	(6)	$11,247	$4,860	$50,241
Cash flows provided by operating activities	96,719	130,370	69,502		12,264	10,904	98,079
Cash flows used in investing activities	41,412	67,559	135,502		11,235	4,644	48,003
Cash flows (used in) provided by financing activities	(68,376)	(50,619)	58,268		4,272	(14,032)	(50,072)
EBITDA(7)	212,705	174,961	220,825		34,083	46,952	199,836
Pro forma interest expense(8)							128,410
Pro forma total debt(8)							1,109,282
Ratio of earnings to fixed charges	— (9)	— (9)	—	(9)	— (9)	— (9)	— (9)

(1)
Includes $19.1 million, $42.2 million, $21.4 million, $0.7 million and $18.4 million of restructuring expenses and asset impairment charges for the years ended December 31, 2002, 2001 and 2000, and the three months ended March 31, 2002 and the twelve months ended March 31, 2003, respectively.

(2)
Interest expense excludes amortization of deferred financing fees.

(3)
Includes a $4.2 million loss on the sale of a subsidiary and a $1.8 million gain on investment sales.

(4)
Effective January 1, 2002, we adopted Statement of Financial Accounting Standard ("SFAS") No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142"). Under this statement, goodwill and intangible assets with indefinite lives are no longer amortized. Under the transitional provisions of SFAS 142, our goodwill was tested for impairment as of January 1, 2002. Each of our reporting units fair value was determined based on a valuation study performed by an independent third party using the discounted cash flow method and the guideline company method. As a result of our impairment test completed in the third quarter of 2002, we recorded an impairment loss of $86.6 million at ATS and $21.8 million at Vertis Europe to reduce the carrying value of goodwill to its implied fair value, net of tax. Impairment in both cases was due to a combination of factors including operating performance and acquisition price. In accordance with SFAS 142, the impairment charge was reflected as a cumulative effect of accounting change in the accompanying 2002 consolidated statements of operations and cash flows. The amount of the impairment charge includes the effect of taxes of $6.8 million, which had not been initially recorded in the Company's September 30, 2002 financial statements. As a result, the operating results and cash flows for the quarter ended March 31, 2002 have been restated, net of tax.

(5)
In 1996, we entered into a six-year agreement to sell certain trade accounts receivable of certain subsidiaries. In December 2002, this agreement as amended expired and we entered into a new three-year agreement terminating in December 2005. The Agreement allows for a maximum of $130.0 million of trade accounts receivable to be sold at any time based on the level of eligible receivables. We sell our trade accounts receivable through a bankruptcy-remote wholly-owned subsidiary, however, we maintain an interest in the receivables and are still responsible for the servicing and collection of those accounts receivable. The amount sold under these facilities, net of retained interest, was $125.9 million at December 31, 2002, $130.0 million as of December 31, 2001 and 2000, $112.6 million at March 31, 2003 and $117.3 million at March 31, 2002. These amounts are reflected as reductions of Accounts receivable, net on our consolidated balance sheet included in this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations Off-Balance Sheet Arrangements."

(6)
Includes $36.2 million for new presses to accommodate the marketing needs of new Vertis Retail and Newspaper Services customers, $6.2 million for implementation expenditures for software systems and $10.2 million of expenditures to buy out operating leases.

(7)
EBITDA is included in this prospectus as it is the primary measure we use to evaluate the performance of our business segments. EBITDA, as we used it for this purpose, represents net (loss) income, plus

•
interest expense (net of interest income), amortization of deferred financing costs and write-off of deferred financing fees,

•
income tax (benefit) expense, and

•
depreciation and amortization of intangibles,

  and after adjusting to exclude the effect of the following non-operating items:

  •
  cumulative effect of accounting change,

  •
  loss from discontinued operations in years 1999 and 1998 in connection with the sale of our subsidiary, Columbine JDS Systems, Inc.,

  •
  loss (gain) on sales of investments and reduction in fair value of available-for-sale securities,

  •
  loss on sale of subsidiary, and

  •
  other, net (These costs are comprised primarily of loss (gain) on sale of property, plant and equipment, costs associated with our accounts receivable securitization facility and income earned on tax-advantaged investments accounted for as leveraged leases in accordance with SFAS No. 13, "Accounting for Leases." In addition, for the three months ended March 31, 2003, other, net includes a $10.1 million recovery from a settlement to the legal proceeding arising from a life insurance policy, which covered the former Chairman of Vertis Holdings.)

  This is equivalent to the sum of operating income, depreciation and amortization of intangibles, which we use to evaluate our segment performance in accordance with SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." We present EBITDA here to provide additional information regarding our performance and because it is the measure by which we gauge the profitability of our segments. EBITDA is not a measure of financial performance in accordance with accounting principles generally accepted in the United States of America. You should not consider it an alternative to net income as a measure of operating performance. Our calculation of EBITDA may be different from the calculation used by other companies and therefore comparability may be limited.

        EBITDA as used by management is calculated as follows:

	Year ended December 31,			Three months ended March 31,		Twelve months ended March 31,
	2002	2001	2000	2003	2002	2003
(in thousands)
Net loss	$(120,146)	$(54,863)	$(25,212)	$(5,845)	$(118,748)	$(7,243)
Cumulative effect of accounting change, net	108,365				108,365
Income tax (benefit) expense	(2,479)	(21,572)	(6,901)	(2,117)	4,399	(8,995)
Other, net	3,350	6,037	2,913	(9,112)	254	(6,016)
Write-off of deferred financing fees	11,508					11,508
Loss (gain) on sales of investments and reduction in fair value of available-for-sale securities		7,950	(1,758)
Loss on sale of subsidiary		243	4,207
Interest income	(283)	(536)	(777)	(23)	(69)	(237)
Amortization of deferred financing costs	10,416	13,193	21,062	2,111	2,645	9,882
Interest expense	112,733	120,159	129,747	27,665	27,487	112,911

Operating income	123,464	70,611	123,281	12,679	24,333	111,810
Depreciation and amortization of intangibles	89,241	104,350	97,544	21,404	22,619	88,026

EBITDA	$212,705	$174,961	$220,825	$34,083	$46,952	$199,836

(8)
Pro forma data is presented to give effect to the offering of the notes as if it occurred at the beginning of the twelve-month period ended March 31, 2003.

(9)
Earnings were inadequate to cover fixed charges by $14.3 million, $76.9 million, $33.7 million, $8.0 million, $6.0 million and $16.2 million for the years ended December 31, 2002, 2001 and 2000, the three months ended March 31, 2003 and 2002, and the twelve months ended March 31, 2003, respectively. Net loss for the years ended December 31, 2002, 2001 and 2000, the three months ended March 31, 2003 and 2002, and the twelve months ended March 31, 2003, includes $89.2 million, $104.4 million, $97.5 million, $21.4 million, $22.6 million and $88.0 million, respectively, of non-cash depreciation and amortization expense.

Summary of the Exchange Offer

The Exchange Offer	We are offering to exchange
• $1,000 principal amount of our 9 3/4% Series B Senior Secured Second Lien Notes due Apri1 1, 2009 registered under the Securities Act, which we refer to as exchange notes, for
• each $1,000 principal amount of our unregistered 9 3/4% Senior Secured Second Lien Notes due April 1, 2009 issued on June 6, 2003 in a private offering, which we refer to as private notes.

We sometimes will refer to the exchange notes and the private notes together as the notes. As of the date of this prospectus, there is $350,000,000 aggregate principal amount of private notes outstanding. See "The Exchange Offer."
Expiration Date
The exchange offer will expire at 5:00 p.m., New York City time, on , 2003, unless we extend it. In that case, the phrase "expiration date" will mean the latest date and time to which we extend the exchange offer. We will issue exchange notes on the expiration date or as soon as possible after that date.
Conditions to the Exchange Offer
The exchange offer is subject to customary conditions which include, among other things, any applicable law or any applicable interpretation of the staff of the SEC which, in our reasonable judgment, would materially impair our ability to proceed with the exchange offer. The exchange offer is not conditioned upon any minimum principal amount of private notes being submitted for exchange. See "The Exchange Offer—Conditions."
Procedures for Participating in the Exchange Offer

If you wish to participate in the exchange offer, you must complete, sign and date an original or faxed letter of transmittal in accordance with the instructions contained in the letter of transmittal accompanying this prospectus. Then you must mail, fax or deliver the completed letter of transmittal, together with the notes you wish to exchange and any other required documentation to The Bank of New York, which will act as exchange agent, on or before the expiration date. By signing the letter of transmittal, you will represent to and agree with us that,
• you are acquiring the exchange notes in the ordinary course of your business;
• you are not participating, do not intend to participate, and have no arrangement or understanding with anyone to participate in a distribution of the exchange notes; and
• you are not an "affiliate," as defined in Rule 405 under the Securities Act, of Vertis.

If you are a broker-dealer that will receive exchange notes for your own account in exchange for private notes that you acquired as a result of your market-making or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of such exchange notes.
Resale of Exchange Notes
We believe that you may offer for resale, resell and transfer your exchange notes without registering them under the Securities Act and delivering a prospectus, if you can make the same three representations that appear above under the heading "Procedures for Participating in the Exchange Offer." Our belief is based on interpretations of the SEC staff for other exchange offers that the SEC staff expressed in some of SEC's no-action letters to other issuers in exchange offers like ours.

We cannot guarantee that the SEC would make a similar decision about this exchange offer. If our belief is wrong, or if you cannot truthfully make the representations mentioned above, and you transfer any exchange note issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act. We are not indemnifying you for any such liability and we will not protect you against any loss incurred as a result of any such liability under the Securities Act.

If you are a broker-dealer that has received exchange notes for your own account in exchange for private notes that were acquired as a result of market-making or other trading activities, you must acknowledge in the letter of transmittal that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. We have agreed that for a period of up to 180 days after the registration statement is declared effective, we will make this prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this prospectus in the letter of transmittal for use in connection with any such resale.
Special Procedures for Beneficial Owners
If your private notes are held through a broker, dealer, commercial bank, trust company or other nominee and you wish to surrender such private notes, you should contact your intermediary promptly and instruct it to surrender your private notes on your behalf.

If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your private notes, either arrange to have your private notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a long time.
Guaranteed Delivery Procedures
If you wish to tender your private notes and you cannot meet the expiration date deadline, or you cannot deliver your private notes, the letter of transmittal or any other documentation on time, then you must surrender your private notes according to the guaranteed delivery procedures appearing below under "The Exchange Offer—Guaranteed Delivery Procedures."
Acceptance of Private Notes and Delivery of Exchange Notes

We will accept for exchange any and all private notes that are properly surrendered in the exchange offer and not withdrawn prior to the expiration date, if you comply with the procedures of the exchange offer. The exchange notes will be delivered as soon as practicable after the expiration date.
Withdrawal Rights	You may withdraw the surrender of your private notes at any time prior to the expiration date, by complying with the procedures for withdrawal described in "The Exchange Offer—Withdrawal of Tenders."
Accounting Treatment	We will not recognize a gain or loss for accounting purposes as a result of the exchange.

Material Federal Income Tax Considerations
The exchange of the private notes for exchange notes will not be treated as a taxable transaction for United States Federal income tax purposes. See "Material United States Federal Income Tax Considerations."
Exchange Agent
The Bank of New York is serving as the exchange agent in connection with the exchange offer. The Bank of New York also serves as trustee under the indenture governing the notes. The address, telephone number and facsimile number of the exchange agent are listed under the heading "The Exchange Offer—Exchange Agent."
Failure to Exchange Private Notes Will Adversely Affect You

If you are eligible to participate in this exchange offer and you do not surrender your private notes as described in this prospectus, you will not have any further registration or exchange rights. In that event, your private notes will continue to be subject to restrictions on transfer. As a result of such restrictions and the availability of registered exchange notes, your private notes are likely to be a much less liquid security than before. See "The Exchange Offer—Consequence of Failure to Exchange."
Absence of Appraisal Rights
Neither the General Corporation Law of the State of Delaware nor the indenture governing the notes, gives you any appraisal or dissenters' rights or any other right to seek monetary damages in court if you do not participate in the exchange offer.

The Exchange Notes

        The exchange notes have the same financial terms and covenants as the private notes. In this prospectus we sometimes refer to the private notes and the exchange notes together as the "notes". The exchange notes will evidence the same debt as the outstanding private notes which they replace. The private notes are, and the exchange notes will be governed by the same indenture. The brief summary below describes the principal terms of the exchange notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Exchange Notes" section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Issuer	Vertis, Inc.
Securities Offered	$350,000,000 aggregate principal amount of 9 3/4% Series B Senior Secured Second Lien Notes due 2009.
Maturity	The notes will mature on April 1, 2009.
Interest Rate	9 3/4% per year (calculated using a 360-day year).
Interest Payment Dates	April 1 and October 15, beginning on October 1, 2003. Interest will accrue from June 6, 2003, the issue date of the private notes.
Ranking	The exchange notes will be our senior obligations, secured on the second-priority lien basis, and will rank equally with our existing and future senior obligations and rank senior to all of our existing and future subordinated indebtedness. The guarantees of the exchange notes will rank equally with existing and future senior obligations of the guarantors, including each guarantor's guarantee of indebtedness under our senior credit facility, and senior to all of such guarantors' subordinated indebtedness. The exchange notes and the guarantees will be subordinated to indebtedness under our senior credit facility and other senior priority lien debt to the extent of the value of the assets securing such indebtedness.
As of March 31, 2003, on a pro forma basis after giving effect to the offering of the notes and the use of proceeds therefrom, the aggregate amount of senior priority lien indebtedness of Vertis and the guarantors outstanding would have been approximately $140.7 million. We and the guarantors are permitted under our senior credit facility to incur up to an additional $146.6 million of senior priority lien indebtedness, including letters of credit that have been issued ($105.8 million pro forma for the term loan payment made on May 8, 2003; see "Description of Other Indebtedness—The Senior Bank Financing"). We or any guarantor may incur additional senior priority lien or equal lien indebtedness subject to certain specified conditions. See "Description of the Exchange Notes—Certain Covenants—Limitation on Incurrence of Additional Indebtedness."
Security	The exchange notes and the guarantees will be secured by a second-priority lien on all of the assets that secure our senior credit facility on a first-priority basis; provided that such assets do not include assets located or held outside the United States, assets of our foreign subsidiaries, any capital stock, notes, instruments, other equity interests and other securities owned or held by us, and certain other excluded collateral as provided in the indenture that governs the notes. We have up to an additional seven days following the issue date of the private notes to complete those actions required to perfect the second-priority lien on the collateral; provided that, with respect to the portion of the collateral comprised of real property, we will have an additional 45 days following the issue date of the private notes to complete those actions required to perfect the second-priority lien on such collateral. See "Description of Exchange Notes—Security."

Guarantees	On the issue date of the exchange notes, our domestic subsidiaries that are guarantors under our senior credit facility will jointly, severally and unconditionally guarantee the exchange notes. The exchange notes will be guaranteed on a senior secured second lien basis. Our parent company, our foreign subsidiaries and our other domestic subsidiaries will not guarantee the exchange notes.
If we create or acquire a new subsidiary that guarantees indebtedness under our senior credit facility, or, under certain specified circumstances, if one of our existing subsidiaries becomes a guarantor of indebtedness under our senior credit facility, then that subsidiary will guarantee the exchange notes, on a senior secured second-priority lien basis, unless we designate the subsidiary as an "unrestricted subsidiary" under the indenture governing the notes.
Optional Redemption	We cannot redeem the exchange notes until April 1, 2006. After this, we may redeem some or all of the exchange notes at the redemption prices listed in the "Description of the Exchange Notes" section under the headings "—Redemption—Optional Redemption," plus accrued and unpaid interest.
Optional Redemption after Equity Offerings	At any time, which may be more than once, before April 1, 2006, we can choose to redeem up to 35% of the outstanding exchange notes with the money that we or our subsidiaries or affiliates raise in one or more equity offerings, as long as:
• we pay 109.750% of the face amount of the exchange notes, plus interest;
• we redeem the exchange notes within 90 days of completing the equity offering; and
• at least 65% of the aggregate principal amount of the notes issued remains outstanding after the redemption.
Optional Redemption upon a Change of Control
At any time on or prior to April 1, 2006, we may redeem the exchange notes upon a change of control at a price equal to 100% of the principal amount plus an applicable premium. See "Description of the Exchange Notes—Redemption—Optional Redemption upon a Change of Control."
Change of Control Offer	If a change of control of Vertis occurs, we must give holders of the exchange notes the opportunity to sell us their exchange notes at 101% of their face amount plus accrued and unpaid interest.
We may not be able to pay you the required price for exchange notes you present to us at the time of a change of control, because:

	•	We may not have enough funds at that time; or
	•	The terms of our other indebtedness may prevent us from paying you these amounts.
Asset Sale Proceeds
Subject to customary exceptions, if we or our subsidiaries sell assets, we generally must either invest the net cash proceeds from those sales in our business within a period of time, prepay debt under our senior credit facility, or make an offer to purchase a principal amount of the private notes and the exchange notes equal to the excess net cash proceeds. The purchase price of the exchange notes in this instance would be 100% of their principal amount plus accrued and unpaid interest.
Restrictive Covenants	The indenture governing the notes contains certain covenants limiting our and most or all of our subsidiaries' ability to:
	•	incur additional debt;
	•	pay dividends or make distributions on our capital stock or repurchase our capital stock;
	•	repurchase subordinated indebtedness;
	•	make certain investments;
	•	create liens on our assets to secure debt;
	•	enter into transactions with affiliates;
	•	merge or consolidate with another company; and
	•	sell, lease or otherwise dispose of all or substantially all of our assets.
These covenants are subject to a number of important limitations and exceptions. See "Description of the Exchange Notes—Certain covenants."
Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes. See "Use of Proceeds."
Risk Factors	Investing in the exchange notes involves substantial risks. You should consider carefully all of the information set forth in this prospectus, and in particular, should evaluate the specific factors set forth under "Risk Factors" before investing in the exchange notes.

RISK FACTORS

        An investment in the exchange notes is subject to numerous risks, including those listed below. You should carefully consider the following risks, along with the information provided elsewhere in this prospectus, before deciding to exchange your private notes for exchange notes pursuant to this exchange offer. These risks could materially affect our ability to meet our obligations under the exchange notes. You could lose all or part of your investment in and the expected return on the exchange notes.

Risks Related to the Exchange Notes

Our highly leveraged status may impair our financial condition and we may incur significant additional debt.

        We currently have, and after the issuance of the exchange notes will have, a substantial amount of debt. As of March 31, 2003, after giving effect to the offering of the notes, and the use of proceeds therefrom, our total consolidated debt was $1,109.3 million, excluding our accounts receivable securitization facility. See "Capitalization" for additional information.

  •
  Our substantial debt could have important consequences for the holders of the notes, including:

  •
  making it more difficult for us to satisfy our obligations with respect to the notes;

  •
  increasing our vulnerability to general adverse economic and industry conditions;

  •
  limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions and other general corporate requirements;

  •
  requiring a substantial portion of our cash flow from operations for the payment of interest on our debt and reducing our ability to use our cash flow to fund working capital, capital expenditures, acquisitions and general corporate requirements;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

  •
  placing us at a competitive disadvantage to other less-leveraged competitors.

        Subject to specified limitations, the indenture permits us and our subsidiaries to incur substantial additional debt. In addition, as of March 31, 2003, on a pro forma basis after giving effect to the offering of the notes and the use of the proceeds therefrom, our senior credit facility would permit us and our subsidiaries to borrow up to an additional $146.6 million, including letters of credit that have been issued ($105.8 million pro forma for the term loan payment made on May 8, 2003; see "Description of Other Indebtedness—The Senior Bank Financing") after the consummation of this offering. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify. See "Description of Other Indebtedness" for additional information.

Servicing our debt will require a significant amount of cash, and our ability to generate sufficient cash depends upon many factors, some of which are beyond our control.

        Our ability to make payments on and refinance our debt and to fund planned capital expenditures depends on our ability to generate cash flow in the future. To some extent, this is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. Based on the current and anticipated level of operations, we believe that our cash flow from operations, together with amounts available under our senior credit facility, are adequate to meet our anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments in the near future. We cannot assure you, however, that our business will continue to generate cash flow at or above current levels. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may have to refinance all or a portion of our existing debt or obtain additional financing. We cannot assure you that any refinancing of this kind would be possible or that any additional financing could be obtained. The inability to obtain additional financing could have a material adverse effect on us and on our ability to meet our obligations to you under the exchange notes.

Covenant restrictions under our indebtedness may limit our ability to operate our business and, in such an event, we may not have sufficient assets to pay amounts due to you on the notes.

        Our senior credit facility, senior subordinated credit facility, the indenture governing our 10 7/8% Senior Notes due 2009, the indenture governing our 13 1/2% Senior Subordinated Notes due 2009 contain, and the indenture governing the notes and certain of our other agreements regarding our indebtedness contain, among other things, covenants that may restrict our and the guarantors' ability to finance future operations or capital needs or to engage in other business activities. Our senior credit facility, senior subordinated credit facility, the indenture governing our 10 7/8% Senior Notes due 2009, the indenture governing our 13 1/2% Senior Subordinated Notes due 2009, and the indenture governing the notes restrict, among other things, our and the guarantors' ability to:

  •
  borrow money;

  •
  pay dividends or make distributions;

  •
  purchase or redeem stock;

  •
  make investments and extend credit;

  •
  engage in transactions with affiliates;

  •
  engage in sale-leaseback transactions;

  •
  consummate certain asset sales;

  •
  effect a consolidation or merger or sell, transfer, lease or otherwise dispose of all or substantially all of our assets; and

  •
  create liens on our assets.

        In addition, our senior credit facility requires us to maintain specified financial ratios and satisfy certain financial condition tests which may require that we take action to reduce our debt or to act in a manner contrary to our business objectives. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests. We cannot assure you that we will meet those tests or that the lenders will waive any failure to meet those tests. A breach of any of these covenants would result in a default under our senior credit facility, senior subordinated credit facility, the indenture governing our 13 1/2% Senior Subordinated Notes due 2009 and the indenture governing the notes. If an event of default under our senior or senior subordinated credit facility occurs, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. In such an event, we cannot assure you that we would have sufficient assets to pay amounts due on the exchange notes. As a result, you may receive less than the full amount you would be otherwise entitled to receive on the exchange notes. See "Description of Other Indebtedness" and "Description of the Exchange Notes" for additional information.

The collateral securing the notes is subject to control by creditors with first priority liens. If there is a default, the value of the collateral may not be sufficient to repay both the first priority creditors and the holders of the notes.

        The private notes are and the exchange notes will be secured on a second-priority basis by all of the collateral pledged from time to time by us and the guarantors to secure our senior credit facility; provided that such assets do not include assets located or held outside the United States, assets of our foreign subsidiaries, any capital stock, notes, instruments, other equity interests and other securities owned or held by us, and certain other excluded collateral as provided in the indenture governing the notes. We have up to an additional seven days following the issue date of the private notes to complete those actions required to perfect the second-priority lien on the collateral; provided that, with respect to the portion of the collateral comprised of real property, we have an additional 45 days following the issue date of the private notes to complete those actions required to perfect the second-priority lien on such collateral. However, no assurance can be given that such actions will be completed in a timely manner. See "Description of Exchange Notes—Security." The liens securing the exchange notes will be subordinated to the first priority liens securing the senior credit facility. In the event there is a default and foreclosure on the collateral, the proceeds from the sale of collateral may not be sufficient to satisfy our obligations under the exchange notes. Any such proceeds would be distributed to our creditors under our senior credit facility and any other prior lien debt before the proceeds would be available for payment to holders of the exchange notes. The holders of the exchange notes will not receive any proceeds from the sale of collateral unless and until all obligations under our senior credit facility and any other prior lien debt are repaid in full. We have not prepared an appraisal of the collateral in connection with the issuance of the private notes and the exchange notes. By its nature, some or all of the collateral will be illiquid and may have no readily ascertainable value. Accordingly, we cannot assure you that all the collateral will be able to be sold or that there will be sufficient funds available to repay the exchange notes after payment in full of debt outstanding under our senior credit facility and any other prior lien debt is made.

        The rights of the holders of the exchange notes with respect to the collateral securing the notes will be limited pursuant to the terms of the security documents. Under the security documents, at any time the obligations that have the benefit of the first priority liens are outstanding, any action that may be taken in respect of the collateral, including the commencement and control of enforcement proceedings against the collateral and any amendment to, release of collateral from, or waiver of past default under the collateral documents, will be at the direction of the holders of the obligations secured by the first priority liens. The trustee, on behalf of the holders of the exchange notes, will not have the ability to control or direct any such action for so long as any obligations that have the benefit of first priority liens are outstanding. See "Description of the Exchange Notes—Security Documents."

        The collateral securing the exchange notes will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the lenders under our senior credit facility and other holders of first-priority claims in the collateral from time to time, whether on or after the date the exchange notes are issued. The existence of any such exceptions, defects encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the exchange notes as well as the ability of the collateral agent to realize or foreclose on such collateral.

        At March 31, 2003, after giving effect to the offering of the notes and the application of the proceeds therefrom, the exchange notes would have been subordinated to $140.7 million of senior priority lien indebtedness of Vertis and the guarantors, excluding the accounts receivable securitization facility. We and the guarantors are permitted under our senior credit facility to incur up to an additional $146.6 million of senior priority lien indebtedness, including letters of credit that have been issued ($105.8 million pro forma for the term loan payment made on May 8, 2003; see "Description of Other Indebtedness—The Senior Bank Financing").

Bankruptcy may limit the collateral agent's ability to foreclose on the collateral securing the exchange notes, and this may cause such collateral to be an insufficient source from which to pay amounts due on the exchange notes.

        The right of the collateral agent to repossess and dispose of, or otherwise exercise remedies in respect of, the collateral securing the exchange notes upon the occurrence of an event of default may be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against us or a guarantor prior to the collateral agent having repossessed and disposed of, or otherwise exercised remedies in respect of, the collateral. Under applicable federal bankruptcy laws, a secured creditor such as the collateral agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments if the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments with respect to the exchange notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent could repossess or dispose of the collateral or whether or to what extent holders of the exchange notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of "adequate protection." Furthermore, in the event the bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the exchange notes would hold "undersecured claims." Applicable federal bankruptcy laws do not permit the payment and/or accrual of interest, costs and attorney's fees for "undersecured claims" during the debtor's bankruptcy case.

Not all of our subsidiaries will guarantee the exchange notes, and the assets of our non-guarantor subsidiaries may not be available to make payments on the exchange notes.

        Some of our subsidiaries will not be guarantors on the exchange notes. Payments on the exchange notes will only be required to be made by us and the subsidiary guarantors. As a result, no payments are required to be made from assets of subsidiaries which do not guarantee the exchange notes unless such exchange notes are transferred (by dividend or otherwise) to us or a subsidiary guarantor.

        In the event that any of the non-guarantor subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its debt and its trade creditors generally will be entitled to payment on their claims from the assets of such non-guarantor subsidiary before any of those assets are made available to us. Consequently, your claims in respect of the exchange notes will effectively be subordinated to all of the debt and other liabilities of the non-guarantor subsidiaries.

        At March 31, 2003, after giving effect to the offering of the notes and the application of the proceeds therefrom, our non-guarantor subsidiaries would have approximately $98.7 million of debt.

The subsidiary guarantees may potentially raise fraudulent transfer issues, which could impair the enforceability of the subsidiary guarantees.

        The incurrence of the guarantees by the guarantors may be subject to review under United States federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of the guarantors' unpaid creditors. Under these laws, if a court were to find that, at the time such guarantor incurred a guarantee of the exchange notes, such guarantor:

  •
  incurred the guarantee of the exchange notes with the intent of hindering, delaying or defrauding current or future creditors; or

  •
  received less than the reasonably equivalent value or fair consideration for incurring the guarantee of the exchange notes and such guarantor;

  •
  was insolvent or was rendered insolvent;

  •
  was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes), then the court could avoid the guarantee of such guarantor or subordinate the amounts owing under such guarantee to such guarantor's presently existing or future debt or take other actions detrimental to you.

        It may be asserted that the guarantors incurred their guarantees for our benefit and they incurred the obligations under the guarantees for less than reasonably equivalent value or fair consideration.

        The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee, either:

  •
  the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation; or

  •
  the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured.

        If a guarantee is avoided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that guarantor and will only be a creditor of Vertis or any guarantor whose obligation was not set aside or found to be unenforceable.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

        Upon a change of control, we are required to offer to repurchase all outstanding exchange notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

        The source of funds for that purchase of exchange notes will be our available cash or cash generated from our subsidiaries' operations or other sources, including borrowing, sales of assets or sales of equity. We cannot assure you that sufficient funds will be available at the time of any change of control to make required repurchases of exchange notes tendered. In addition, the terms of our senior credit facility limit our ability to purchase your exchange notes. Our future debt agreements may contain similar restrictions and provisions. If the holders of the exchange notes exercise their right to require us to repurchase all of the exchange notes upon a change of control, the financial effect of this repurchase could cause a default under our other debt, even if the change of control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of exchange notes or that restrictions in our senior credit facility and the indenture will not allow such repurchases. See "Description of the Exchange Notes-Change of Control" and "Description of Other Indebtedness" for additional information.

There is currently no established trading market for the exchange notes. We cannot give you any guarantee as to the development or liquidity of any market for the exchange notes, and the price of your exchange notes may be adversely affected.

        The exchange notes are new securities for which there is currently no established trading market. We cannot give you any guarantee as to the development or liquidity of any market for the exchange notes. If a market for the exchange notes does develop, the exchange notes could trade at prices that may be higher or lower than their principal amount depending upon many factors. These factors would include, but are not limited to:

  •
  prevailing interest rates;

  •
  our operating results; and

  •
  the markets for similar securities.

        Historically, the market for non-investment grade debt, such as the exchange notes, has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. If a market for the exchange notes does develop, such a market may be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of the exchange notes.

        In addition, to the extent that private notes are surrendered and accepted in the exchange offer, the trading market for unsurrendered and surrendered but unaccepted private notes could be adversely affected due to the limited amount, or "float," of the private notes that are expected to remain outstanding following the exchange offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of private notes is not surrendered or is surrendered and not accepted in the exchange offer, the trading market for the exchange notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer-Consequence of Failure to Exchange" for further information regarding the distribution of the exchange notes and the consequences of failure to participate in the exchange offer.

If you wish to tender your private notes for exchange, you must comply with the requirements described in this prospectus.

        You will receive exchange notes in exchange for private notes only after the exchange agent receives such private notes, a properly completed and duly executed letter of transmittal and all other required documentation within the time limits described below. If you wish to tender your private notes in exchange for exchange notes, you should allow sufficient time for delivery. Neither the exchange agent nor Vertis is under any duty to give notification of defects or irregularities with respect to tenders of private notes for exchange. Private notes that are not tendered or are tendered but not accepted will, following consummation of the exchange offer, continue to be subject to the existing restrictions upon transfer relating to the private notes.

        In addition, if you tender your private notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer who holds private notes acquired for its own account as a result of market-making or other trading activities and who receives exchange notes for its own account in exchange for such private notes pursuant to the exchange offer must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such exchange notes.

Risks Related to Our Business

The high level of competition in the advertising and marketing services industry could have a negative impact on our ability to service debt, particularly in a prolonged economic downturn.

        The advertising and marketing services industry is highly competitive in most product categories and geographic regions. Competition is largely based on price, quality and servicing the specialized needs of customers. Moreover, rapid changes in information technology may result in more intense competition, as existing and new entrants seek to take advantage of new products, services and technologies that could render our products, services and technologies less competitive or, in some instances, even obsolete. For more information on our competition and factors that could affect our competitive position, see "Business—Competition."

        During periods of economic downturn, there has been excess production capacity in the industry and more competitive pricing resulting in decreased profitability. The recent prolonged economic downturn and future periods of economic downturn could result in increased competition and possibly affect our sales and profitability. A decline in sales and profitability may decrease our cash flow, and make it more difficult for us to service our level of debt.

Demand for our services may decrease due to a decline in clients' or an industry's financial condition or due to an economic downturn.

        We cannot assure you that the demand for our services will continue at current levels. Our clients' demands for our services may change based on their needs and financial condition. In addition, when economic downturns affect particular clients or industry groups, demand for advertising and marketing services provided to these clients or industry groups is often adversely affected. In 2001, the advertising industry experienced the first year-over-year decline in advertising spending since World War II. A substantial portion of our revenues are generated from customers in various sectors of the retail industry, which has been particularly impacted by this recently challenging economic environment.

        Under the ongoing difficult economic environment, including the effect of the continuation or escalation of hostilities in the Middle East and possible future terrorist attacks, there can be no assurance that economic conditions or the level of demand for our services will improve or that they will not deteriorate, resulting in another period of economic downturn. If there is another period of economic downturn or stagnation, our results of operations may be adversely affected.

Changes in the cost or supply of paper could have a negative impact on our ability to service the notes and other indebtedness.

        An increase in the cost of paper, a key raw material in our operations, may reduce our production volume and profits. If (i) we are not able to pass paper cost increases to our customers, or (ii) our customers reduce the size of their print advertising programs, our results of operations relating to those customers, including sales and profitability, could be negatively affected. A decline in volume may decrease our cash flow, and make it more difficult for us to service our level of debt.

        Capacity in the paper industry has remained relatively stable in recent years. Increases or decreases in demand for paper have led to corresponding pricing changes and, in periods of high demand, to limitations on the availability of certain grades of paper, including grades used by us. A loss of the sources of paper supply or a disruption in those sources' business or failure by them to meet our product needs on a timely basis could cause temporary shortages in needed materials which could have a negative effect on our results of operations, including sales and profitability.

Regulations on direct marketing may impose restrictions on us.

        Federal and state legislatures have passed a variety of laws in recent years relating to direct marketing, including substantial restrictions on certain industries, such as tobacco and sweepstakes advertising. Such legislation and similar future legislation might have a substantial impact on our business, as our customers in those industries and consumers in general adjust their behaviors in response to such legislation. While we have taken steps to reduce our exposure to these industries, there is no assurance that our performance would not be negatively affected in the future.

We rely on key management personnel.

        Our success will depend, in part, on the efforts of our executive officers and other key employees, including Mr. Donald E. Roland, Mr. Dean D. Durbin and Mr. Herbert W. Moloney III. In addition, the market for qualified personnel is competitive and our future success will depend upon, among other factors, our ability to attract and retain these key personnel. The loss of the services of any of our key management personnel or the failure to attract and retain employees could have a material adverse effect on our results of operations and financial condition due to disruptions in leadership and continuity of our business relationships.

There can be no assurance that Thomas H. Lee Partners L.P., as controlling shareholder, will exercise its control in our best interests as opposed to its own best interests.

        Because of its position as controlling shareholder of Vertis, Thomas H. Lee Partners L.P. is able to exercise control over decisions affecting us, including:

  •
  composition of our board of directors, and, through it, our direction and policies, including the appointment and removal of officers;

  •
  mergers or other business combinations and opportunities involving us;

  •
  further issuance of capital stock or other securities by us;

  •
  payment of dividends; and

  •
  approval of our business plans and general business development.

        There can be no assurance that Thomas H. Lee Partners L.P. will exercise its control in our best interests as opposed to its best interests as controlling shareholder.

The occurrence or threat of extraordinary events, including domestic and international terrorist attacks, may substantially decrease the use of and demand for advertising, which may adversely affect our results of operations.

        Recent domestic and international terrorist activities, and the continuing threat of terrorist attacks within and outside the United States, have caused additional economic and political uncertainties and may further weaken the already weak advertising market. The occurrence of extraordinary events, including future terrorist attacks and the outbreak or escalation of hostilities, cannot be predicted, and their occurrence can be expected to further negatively affect the economy generally, and specifically the market for advertising and marketing services.

USE OF PROCEEDS

        This exchange offer is intended to satisfy certain obligations of Vertis under our registration rights agreement. We will not receive any proceeds from the issuance of the exchange notes. We used the proceeds from the offering of the private notes to retire the term loans outstanding and to repay the revolving loans outstanding under our senior credit facility. As of March 31, 2003, the average interest rate on the term loans was 5.0%, excluding the swap agreement, or 6.6%, including the swap agreement, and the interest rate on the revolving loans was 6.3%.

        We have agreed to pay for the expenses of the exchange offer. In exchange for issuing the exchange notes as contemplated in this prospectus, we will receive private notes in the same principal amount. The form and terms of the exchange notes are identical in all material respects to the form and terms of the private notes, except as described below under the heading "The Exchange Offer—Terms of the Exchange Offer." The private notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be re-issued. Accordingly, issuance of the exchange notes will not result in any increase in our outstanding debt.

CAPITALIZATION

        Our parent, Vertis Holdings, owns 100% of the capital stock of Vertis. The following table shows our cash and cash equivalents, debt and total capitalization as of March 31, 2003, after giving effect to the offering of the notes and the application of the proceeds therefrom. You should read this table in conjunction with the information provided under the captions "Use of Proceeds" and "Selected Financial Data" and our consolidated financial statements and related notes, which are included elsewhere in this prospectus.

March 31, 2003
(in thousands)
Cash and cash equivalents	$11,156

Debt (including current portion)(1)(2):
Revolving credit facility	$98,702
Term loan facilities(3)	40,852
The notes, net of discount	340,715
10 7/8% senior notes, net of discount	347,774
Senior subordinated credit facility	168,929
13 1/2% senior subordinated notes	111,152
Other notes and debt payable	1,158

Total debt	1,109,282
Stockholder's deficit(4)	(262,696)

Total capitalization	$846,586

(1)
Excludes off-balance sheet borrowings of $112.6 million under our accounts receivable securitization facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Off-Balance Sheet Arrangements."

(2)
At March 31, 2003, Vertis had available borrowing capacity of $84.8 million under its revolving credit facility and $17.4 million under its accounts receivable securitization facility. On a pro forma basis after giving effect to the offering of the notes and the use of proceeds therefrom, at March 31, 2003, Vertis would have had available borrowing capacity of $146.6 million, including letters of credit that have been issued, ($105.8 million pro forma for the term loan payment made on May 8, 2003; see "Description of Other Indebtedness—The Senior Bank Financing") under its revolving credit facility, and $17.4 million under its accounts receivable securitization facility.

(3)
On May 8, 2003, Vertis made a required principal payment of $40.9 million on the term loans. After giving effect to the offering of the private notes and such principal payment, the term loans will be retired. Vertis drew $40.9 million on its revolving credit facility in order to make such principal payment.

(4)
In connection with the offering of the notes, certain deferred financing fees will be expensed.

SELECTED FINANCIAL DATA

        The following table sets forth selected historical consolidated financial data for Vertis and its subsidiaries as of and for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 and the three months ended March 31, 2003 and 2002. The historical data for the five-year period ended December 31, 2002 has been derived from our audited consolidated financial statements. The selected historical consolidated financial and other data as of and for the three months ended March 31, 2003 and 2002 have been derived from our unaudited condensed consolidated financial statements also included elsewhere in this prospectus and include all adjustments, consisting only of normal recurring adjustments, which are, in our opinion, necessary for a fair presentation of our financial position at such dates and results of operations for such periods. The results of operations for the three months ended March 31, 2003 are not necessarily indicative of the results for the full year.

        We sold our subsidiary, Columbine JDS Systems, Inc., or "Columbine," in connection with the recapitalization of Vertis Holdings in 1999. This table presents the operating results of Columbine and its subsidiaries as discontinued operations in all applicable periods.

        You should read the following selected historical consolidated financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the related historical consolidated financial statements and related notes included elsewhere in this prospectus.

	Year ended December 31,								Three months ended March 31,
(in thousands)	2002	2001	2000		1999		1998		2003	2002
Operating data:
Net sales	$1,675,231	$1,851,058	$1,986,422		$1,786,153		$1,666,947		$371,215	$402,122
Operating income	123,464 (1)	70,611 (2)	123,281	(3)	120,326	(4)	127,990	(5)	12,679	24,333 (6)
Interest expense(7)	112,733	120,159	129,747		64,788		46,751		27,665	27,487
(Loss) income before income tax (benefit) expense, discontinued operations and cumulative effect of accounting change	(14,260)	(76,435)	(32,113	)(8)	35,474	(9)	76,718		(7,962)	(5,984)
(Loss) income before discontinued operations and cumulative effect of accounting change	(11,781)	(54,863)	(25,212)		8,253		43,097		(5,845)	(10,383)
Loss from discontinued operations, net					(5,803	)(10)	(865	)(10)
Cumulative effect of accounting change, net(11)	108,365									108,365
Net (loss) income	(120,146)	(54,863)	(25,212)		2,450		42,232		(5,845)	(118,748)
Balance sheet data (at period end):
Working capital(12)	$(18,515)	$(34,898)	$(27,294)		$25,568		$(12,376)		$(20,413)	$(49,138)
Net property, plant and equipment	445,493	495,106	523,076		471,551		454,004		434,364	476,956
Total assets	1,134,998	1,337,346	1,455,048		1,446,171		1,313,160		1,102,379	1,207,143
Long-term debt (including current portion)	1,093,068	1,162,087	1,112,675		1,028,715		735,776		1,098,282	1,121,566
Accumulated deficit	(646,579)	(526,442)	(464,521)		(308,769)		(36,511)		(652,429)	(645,199)
Other stockholder's equity	396,587	378,625	383,230		354,979		261,400		396,559	395,085
Common stockholder's (deficit) equity	(249,992)	(147,817)	(81,291)		46,210		224,889		(255,870)	(250,114)
Other data:
Capital expenditures	$43,854	$71,158	$142,744	(13)	$114,920		$104,170		$11,247	$4,860
Cash flows provided by operating activities	96,719	130,370	69,502		124,022		124,627		12,264	10,904
Cash flows used in investing activities	41,412	67,559	135,502		40,534		225,352		11,235	4,644
Cash flows (used in) provided by financing activities	(68,376)	(50,619)	58,268		(75,174)		104,317		4,272	(14,032)
EBITDA(14)	212,705	174,961	220,825		208,402		206,308		34,083	46,952

Dividends to parent			7,054		114,340		264,574	6,855
Ratio of earnings to fixed charges	—	(15)	—	(15)	—	(15)	1.4x	2.3x	—	(15)	—	(15)

(1)
Includes $19.1 million of restructuring expenses.

(2)
Includes $42.2 million of restructuring expenses.

(3)
Includes $21.4 million of restructuring and asset impairment charges.

(4)
Includes $11.9 million of compensation charges related to Vertis Holdings' recapitalization and a $3.3 million restructuring charge related to the decision to close a plant in 2000.

(5)
Includes $4.6 million of termination costs for executive positions eliminated.

(6)
Includes $0.7 million of restructuring expense.

(7)
Interest expense excludes amortization of deferred financing fees.

(8)
Includes a $4.2 million loss on the sale of a subsidiary and a $1.8 million gain on investment sales.

(9)
Includes foreign exchange losses of $1.2 million related to termination of U.K.-based borrowings.

(10)
Includes acquired technology writeoffs of $2.8 million and $0.2 million for the years ended December 31, 1999 and 1998, respectively. Results for the year ended December 31, 1999 also include $5.5 million of compensation related costs from the settlement of stock options and a foreign exchange loss of $0.2 million related to termination of U.K.-based borrowings.

(11)
Effective January 1, 2002, we adopted SFAS 142. Under this statement, goodwill and intangible assets with indefinite lives are no longer amortized. Under the transitional provisions of SFAS 142, our goodwill was tested for impairment as of January 1, 2002. Each of our reporting units fair value was determined based on a valuation study performed by an independent third party using the discounted cash flow method and the guideline company method. As a result of our impairment test completed in the third quarter of 2002, we recorded an impairment loss of $86.6 million at ATS and $21.8 million at Vertis Europe to reduce the carrying value of goodwill to its implied fair value, net of tax of $6.8 million. Impairment in both cases was due to a combination of factors including operating performance and acquisition price. In accordance with SFAS 142, the impairment charge was reflected as a cumulative effect of accounting change in the accompanying 2002 consolidated statements of operations and cash flows. The amount of the impairment charge includes the effect of taxes of $6.8 million, which had not been initially recorded in the Company's September 30, 2002 financial statements. As a result, the operating results and cash flows for the quarter ended March 31, 2002 have been restated, net of tax.

(12)
In 1996, we entered into a six-year agreement to sell certain trade accounts receivable of certain subsidiaries. In December 2002, this agreement as amended expired and we entered into a new three-year agreement terminating in December 2005. The agreement allows for a maximum of $130.0 million of trade accounts receivable to be sold at any time based on the level of eligible receivables. We sell our trade accounts receivable through a bankruptcy-remote wholly-owned subsidiary, however, we maintain an interest in the receivables and are still responsible for the servicing and collection of those accounts receivable. The amount sold under these facilities, net of retained interest, was $125.9 million at December 31, 2002, $130.0 million as of December 31, 2001, 2000 and 1999, $117.6 million as of December 31, 1998, $112.6 million at March 31, 2003 and $117.3 million at March 31, 2002. These amounts are reflected as reductions of Accounts receivable, net on our consolidated balance sheet included in this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Off-Balance Sheet Arrangements."

(13)
Includes $36.2 million for new presses to accommodate the marketing needs of new RNS customers, $6.2 million for one-time implementation expenditures for software systems and $10.2 million of expenditures to buy out operating leases.

(14)
EBITDA is included in this prospectus as it is the primary measure we use to evaluate the performance of our business segments. EBITDA, as we used it for this purpose, represents net (loss) income, plus

•
interest expense (net of interest income), amortization of deferred financing costs and write-off of deferred financing fees,

•
income tax (benefit) expense, and

•
depreciation and amortization of intangibles,

        and after adjusting to exclude the effect of the following non-operating items:

  •
  cumulative effect of accounting change,

  •
  loss from discontinued operations in years 1999 and 1998 in connection with the sale of our subsidiary, Columbine JDS Systems, Inc.,

  •
  loss (gain) on sales of investments and reduction in fair value of available-for-sale securities,

  •
  loss on sale of subsidiary, and

  •
  other, net (These costs are comprised primarily of loss (gain) on sale of property, plant and equipment, costs associated with our accounts receivable securitization facility and income earned on tax-advantaged investments accounted for as leveraged leases in accordance with SFAS No. 13, "Accounting for Leases." In addition, for the three months ended March 31, 2003, other, net includes a $10.1 million recovery from a settlement to the legal proceeding arising from a life insurance policy, which covered the former Chairman of Vertis Holdings.)

  This is equivalent to the sum of operating income, depreciation and amortization of intangibles, which we use to evaluate our segment performance in accordance with SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." We present EBITDA here to provide additional information regarding our performance and because it is the measure by which we gauge the profitability of our segments. EBITDA is not a measure of financial performance in accordance with accounting principles generally accepted in the United States of America. You should not consider it an alternative to net income as a measure of operating performance. Our calculation of EBITDA may be different from the calculation used by other companies and therefore comparability may be limited.

EBITDA as used by management is calculated as follows:
	Year ended December 31,					Three months ended March 31,
(in thousands)	2002	2001	2000	1999	1998	2003	2002
Net (loss) income	$(120,146)	$(54,863)	$(25,212)	$2,450	$42,232	$(5,845)	$(118,748)
Cumulative effect of accounting change, net	108,365						108,365
Loss from discontinued operations, net				5,803	865
Income tax (benefit) expense	(2,479)	(21,572)	(6,901)	27,221	33,621	(2,117)	4,399
Other, net	3,350	6,037	2,913	6,765	3,658	(9,112)	254
Write-off of deferred financing fees	11,508			10,331
Loss (gain) on sales of investments and reduction in fair value of available-for-sale securities		7,950	(1,758)
Loss on sale of subsidiary		243	4,207
Interest income	(283)	(536)	(777)	(883)	(864)	(23)	(69)
Amortization of deferred financing costs	10,416	13,193	21,062	3,851	1,727	2,111	2,645
Interest expense	112,733	120,159	129,747	64,788	46,751	27,665	27,487

Operating income	123,464	70,611	123,281	120,326	127,990	12,679	24,333
Depreciation and amortization of intangibles	89,241	104,350	97,544	88,076	78,318	21,404	22,619

EBITDA	$212,705	$174,961	$220,825	$208,402	$206,308	$34,083	$46,952

(15)
Earnings were inadequate to cover fixed charges by $14.3 million, $76.9 million, $33.7 million, $8.0 million and $6.0 million for the years ended December 31, 2002, 2001 and 2000 and the three months ended March 31, 2003 and 2002, respectively. Net loss for the years ended December 31, 2002, 2001 and 2000 and the three months ended March 31, 2003 and 2002, includes $89.2 million, $104.4 million, $97.5 million, $21.4 million and $22.6 million respectively, of non-cash depreciation and amortization expense.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        We sold the private notes on May 22, 2003, to Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC and Fleet Securities, Inc., as initial purchasers in a private offering pursuant to a purchase agreement. These initial purchasers subsequently sold the private notes to:

  •
  "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act, in reliance on Rule 144A; and to

  •
  persons in offshore transactions in reliance on Regulation S under the Securities Act.

        As a condition to the initial sale of the private notes, we and the initial purchasers entered into a registration rights agreement on June 6, 2003. Pursuant to the registration rights agreement, we agreed to:

  •
  file with the SEC a registration statement under the Securities Act with respect to the exchange notes no later than 120 days after June 6, 2003;

  •
  use our reasonable best efforts to cause the registration statement to become effective under the Securities Act within 180 days after June 6, 2003;

  •
  conduct the exchange offer after the registration statement is declared effective and keep the exchange offer open for no less than 30 days; and

  •
  consummate the exchange offer within 45 days following the date the registration statement is declared effective.

        We agreed to issue and exchange the exchange notes for all private notes properly surrendered and not withdrawn before the expiration of the exchange offer. The summary in this document of the registration rights agreement is not complete and is subject to, and is qualified in its entirety by, all the provisions of the registration rights agreement. We urge you to read the entire registration rights agreement carefully. A copy of the registration rights agreement has been filed as an exhibit to the registration statement which includes this prospectus. The registration statement is intended to satisfy some of our obligations under the registration rights agreement and the purchase agreement.

Terms of the Exchange Offer

        Based on the terms and conditions in this prospectus and in the letter of transmittal, we will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding private notes properly surrendered pursuant to the exchange offer and not withdrawn prior to the expiration date. Private notes may be surrendered only in integral multiples of $1,000. The form and terms of the exchange notes are the same as the form and terms of the private notes except that:

  •
  the exchange notes will have a different CUSIP number from the private notes;

  •
  the exchange notes will be registered for the exchange offer under the Securities Act and, therefore, the exchange notes will not bear legends restricting the transfer of the exchange notes; and

  •
  holders of the exchange notes will not be entitled to any of the registration rights of holders of private notes under the registration rights agreement, which will terminate upon the consummation of the exchange offer.

        The exchange notes will evidence the same indebtedness as the private notes, which they replace, and will be issued under, and be entitled to the benefits of, the same indenture, which authorized the issuance of the private notes. As a result, both series of notes will be treated as a single class of debt securities under the indenture.

        As of the date of this prospectus, $350,000,000 in aggregate principal amount of the private notes is outstanding. All of it is registered in the name of Cede & Co., as nominee for The Depository Trust Company ("DTC"). Solely for reasons of administration, we have fixed the close of business on                        , 2003 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. There will be no fixed record date for determining holders of the private notes entitled to participate in this exchange offer.

        In connection with the exchange offer, neither the General Corporation Law of the State of Delaware nor the indenture governing the notes, gives you any appraisal or dissenters' rights nor any other right to seek monetary damages in court. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act and the related SEC rules and regulations.

        For all relevant purposes, we will be regarded as having accepted properly surrendered private notes if and when we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the surrendering holders of private notes for the purposes of receiving the exchange notes from us.

        If you surrender private notes in the exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of private notes. We will pay all charges and expenses, other than certain applicable taxes described under "—Fees and Expenses" below.

        By executing or otherwise becoming bound by the letter of transmittal, you will be making the representations described under "—Representations on Tendering Private Notes" below.

Expiration Date; Extensions; Amendments

        The "expiration date" is 5:00 p.m., New York City time on                        , 2003, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date is the latest date and time to which we extend the exchange offer.

        In order to extend the exchange offer, we will:

  •
  notify the exchange agent of any extension by oral or written notice; and

  •
  issue a press release or other public announcement which will include disclosure of the approximate number of private notes deposited; such press release or announcement would be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        We expressly reserve the right:

  •
  to delay accepting any private notes;

  •
  to extend the exchange offer; or

  •
  if, in the opinion of our counsel, the consummation of the exchange offer would violate any law or interpretation of the staff of the SEC, to terminate or amend the exchange offer by giving oral or written notice to the exchange agent.

        Any delay in acceptance, extension, termination or amendment will be followed as soon as practicable by a press release or other public announcement. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement that will be distributed to the holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if the exchange offer would otherwise expire during the five to ten business days period.

        We will have no obligation to publish, advertise, or otherwise communicate any public announcement of any delay, extension, amendment or termination that we may choose to make, other than by making a timely release to an appropriate news agency.

Interest on the Exchange Notes

        The exchange notes will accrue interest on the same terms as the private notes, i.e., at the rate of 9 3/4% per year from June 6, 2003, the date we issued the private notes, payable semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 2003.

Resale of the Exchange Notes

        We believe that you will be allowed to resell the exchange notes to the public without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of the Securities Act, if you can make the three representations set forth above under "Summary—Summary of the Exchange Offer—Procedures for Participating in the Exchange Offer." However, if you intend to participate in a distribution of the exchange notes, you must comply with the registration requirements of the Securities Act and deliver a prospectus, unless an exemption from registration is otherwise available. In addition, you cannot be an "affiliate" of Vertis as defined under Rule 405 of the Securities Act. You have to represent to us in the letter of transmittal accompanying this prospectus that you meet these conditions exempting you from the registration requirements.

        We base our view on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like ours. We have not, however, asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be sure that the SEC will treat it in the same way as it has treated other exchange offers in the past. If our belief is wrong, or if you cannot truthfully make the representations mentioned above, and you transfer any exchange note issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act. We are not indemnifying you for any such liability and we will not protect you against any loss incurred as a result of any such liability under the Securities Act.

        A broker-dealer that has bought private notes for market-making or other trading activities has to deliver a prospectus in order to resell any exchange notes it has received for its own account in the exchange. This prospectus may be used by a broker-dealer to resell any of its exchange notes. We have agreed in the registration rights agreement to make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests copies in the letter of transmittal for a period of up to180 days after the registration statement relating to this exchange offer is declared effective. See "Plan of Distribution" for more information regarding broker-dealers.

Procedures for Tendering

        If you wish to surrender private notes you must do the following:

  •
  properly complete, sign and date the letter of transmittal or facsimile thereof;

  •
  have the signatures on the letter of transmittal or facsimile thereof guaranteed if required by the letter of transmittal; and

  •
  mail or deliver the letter of transmittal, or facsimile thereof, together with your private notes and any other required documents to the exchange agent at the address appearing below under "—Exchange Agent" for receipt prior to 5:00 p.m., New York City time, on the expiration date.

        In addition, either:

  •
  certificates for such private notes must be received by the exchange agent along with the letter of transmittal;

  •
  a timely confirmation of a book-entry transfer of the private notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer described below under "Book-Entry Transfer," must be received by the exchange agent prior to the expiration date; or

  •
  you must comply with the procedures described below under "—Guaranteed Delivery Procedures."

        In order for the tender to be effective, the exchange agent must receive the private notes, a completed letter of transmittal and all other required documents before 5:00 p.m., New York City time, on the expiration date.

        The method of delivery of private notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk, and the delivery will be deemed made only when actually received or confirmed by the exchange agent.

        As an alternative to delivery by mail, you may wish to consider overnight or hand delivery service, property insured. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. Do not send the letter of transmittal or any private notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee perform these transactions for you.

        If you do not withdraw your surrender of private notes prior to the expiration date, you will be regarded as agreeing to surrender the exchange notes in accordance with the terms and conditions in this exchange offer.

        If you are a beneficial owner of the private notes and your private notes are held through a broker, dealer, commercial bank, trust company or other nominee and you want to surrender your private notes, you should contact your intermediary promptly and instruct it to surrender the private notes on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your private notes, either arrange to have your private notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a long time.

        By tendering, you will make the representations described below under "—Representations on Tendering Private Notes." In addition, each participating broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution."

        Your tender and our acceptance of the tender will constitute the agreement between you and us set forth in this prospectus and in the letter of transmittal.

Signature on Letter of Transmittal

        Signatures on a letter of transmittal or a notice of withdrawal described below under "—Withdrawal of Tenders," as the case may be, must generally be guaranteed by an eligible institution. You can submit the letter of transmittal without guarantee if you surrender your private notes (i) as a registered holder and you have not completed the box titled "Special Delivery Instruction" on the letter of transmittal or (ii) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be made by:

  •
  a member firm of a registered national securities exchange or of the NASD;

  •
  a commercial bank or trust company having an office or correspondent in the United States; or

  •
  an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

        If you sign the letter of transmittal even though you are not the registered holder of any private notes listed in the letter of transmittal, your private notes must be endorsed or accompanied by a properly completed bond power. The bond power must authorize you to tender the private notes on behalf of the registered holder and must be signed by the registered holder as the registered holder's name appears on the private notes.

        In connection with any surrender of private notes in definitive certificated form, if you sign the letter of transmittal or any private notes or bond powers in your capacity as trustee, executor, administrator, guardian, attorney-in-fact or officer of a corporation or if you are otherwise acting in a fiduciary or representative capacity, you should indicate this when signing. Unless waived by us, you must submit with the letter of transmittal evidence satisfactory to us of your authority to act in the particular capacity.

Acceptance of Tendered Notes

        All questions as to the validity, form, acceptance, withdrawal and eligibility, including time of receipt of surrendered private notes, will be determined by us in our sole discretion, which will be final and binding.

        We reserve the absolute right:

  •
  to reject any and all private notes not properly surrendered;

  •
  to reject any private notes if our acceptance of them would, in the opinion of our counsel, be unlawful; and

  •
  to waive any defects, irregularities or conditions of surrender as to particular private notes.

        Unless waived, you must cure any defects or irregularities in connection with surrenders of private notes within the time period we will determine. Although we intend to notify holders of defects or irregularities in connection with surrenders of private notes, neither we, the exchange agent nor anyone else will be liable for failure to give such notice. Surrenders of private notes will not be deemed to have been made until any defects or irregularities have been cured or waived.

        We do not currently intend to acquire any private notes that are not surrendered in the exchange offer or to file a registration statement to permit resales of any private notes that are not surrendered pursuant to the exchange offer. We reserve the right in our sole discretion to purchase or make offers for any private notes that remain outstanding after the expiration date. To the extent permitted by applicable law, we also reserve the right in our sole discretion to purchase private notes in the open market, in privately negotiated transactions or otherwise. The terms of any future purchases or offers could differ from the terms of the exchange offer.

Representations on Tendering Private Notes

        By surrendering private notes pursuant to the exchange offer, you will be telling us that, among other things,

  •
  you have full power and authority to surrender, sell, assign and transfer the private notes tendered;

  •
  you are acquiring the exchange notes in the ordinary course of your business;

  •
  you are not an "affiliate", as defined in Rule 405 under the Securities Act, of Vertis;

  •
  you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

  •
  you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offer for the purposes of distributing the exchange notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the exchange notes, and you cannot rely on the position of the SEC staff in their no-action letters;

  •
  you understand that a secondary resale transaction described above and any resales of exchange notes obtained by you in exchange for private notes acquired by you directly from us should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the SEC; and

  •
  we will acquire good, marketable and unencumbered title to the private notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim when the private notes are accepted by us.

        If you are a broker-dealer and you will receive exchange notes for your own account in exchange for private notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of such exchange notes.

Return of Private Notes

        If any surrendered private notes are not accepted for any reason described here or if private notes are withdrawn or are submitted for a greater principal amount than you desire to exchange, those private notes will be returned, at our cost, to (i) the person who surrendered them or (ii) in the case of private notes surrendered by book-entry transfer, the exchange agent's account at DTC. Any such private notes will be returned to the surrendering person or credited to an account maintained with DTC as promptly as practicable.

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the private notes at DTC for purposes of facilitating the exchange offer within two business days after the date of this prospectus. Subject to the establishment of the account, any financial institution that is a participant in DTC's systems may make book-entry delivery of private notes by causing DTC to transfer the private notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of private notes may be effected through book-entry transfer at DTC, you have to transmit the letter of transmittal with any required signature guarantees and any other required documents to the exchange agent at the address appearing below under "—Exchange Agent" for its receipt on or prior to the expiration date or pursuant to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        If you wish to surrender your private notes and (i) your private notes are not readily available so you cannot meet the expiration date deadline or (ii) you cannot deliver your private notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, you may still participate in the exchange offer if:

  •
  the surrender is made through an eligible institution;

  •
  prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing:

  •
  the name and address of the holder, the certificate number(s) of the private notes, if applicable, and the principal amount of private notes surrendered;

  •
  a statement that the surrender is being made thereby; and

  •
  a guarantee that, within five New York Stock Exchange ("NYSE") trading days after the expiration date, the letter of transmittal, together with the certificate(s) representing the private notes in proper form for transfer or a book-entry confirmation, and any other required documents, will be deposited by the eligible institution with the exchange agent; and

  •
  the properly executed letter of transmittal, as well as the certificate(s) representing all surrendered private notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal are received by the exchange agent within five NYSE trading days after the expiration date.

        The exchange agent will send you a notice of guaranteed delivery upon your request if you wish to surrender your private notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, you may withdraw your surrender of private notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

        To withdraw a surrender of private notes in the exchange offer, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under "—Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

  •
  specify the name of the person having deposited the private notes to be withdrawn;

  •
  identify the private notes to be withdrawn, including the certificate number or numbers, if applicable, and principal amount of the private notes; and

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which the private notes were tendered.

        All questions as to the validity, form, eligibility and time of receipt of notices will be determined by us, in our sole discretion, and our determination shall be final and binding upon all parties. Any private notes so withdrawn will be deemed not to have been validly surrendered for purposes of the exchange offer, and no exchange notes will be issued unless the private notes so withdrawn are validly re-tendered. Properly withdrawn private notes may be re-tendered by following one of the procedures described above under "—Procedures for Tendering" at any time prior to the expiration date.

Conditions

        Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange the exchange notes for, any private notes, and we may terminate the exchange offer as provided in this prospectus before the private notes are accepted, if:

  •
  any law, statute, rule or regulation is proposed, adopted or enacted, or the staff of the SEC interprets any existing law, statute, rule or regulation in a manner, which, in our reasonable judgment, would materially impair our ability to proceed with the exchange offer;

  •
  any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our reasonable judgment, would materially impair our ability to proceed with the exchange offer; or

  •
  any governmental approval, which we deem necessary for the consummation of the exchange offer, has not been obtained.

        The conditions listed above are for our sole benefit and we may assert these rights regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time. If we fail at any time to exercise any of the above rights, the failure will not be deemed a waiver of these rights, and these rights will be deemed ongoing rights which may be asserted at any time and from time to time.

        The exchange offer is not conditioned upon any minimum principal amount of private notes being submitted for exchange.

Termination of Certain Rights

        All registration rights under the registration rights agreement benefiting the holders of the private notes will terminate when we consummate the exchange offer. That includes all rights to receive additional interest in the event of a registration default under the registration rights agreement. In any case we are under a continuing obligation, for a period of up to 180 days after the registration statement is declared effective, to use our reasonable best efforts to keep the registration statement effective and to make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests copies in the letter of transmittal for use in a resale.

Exchange Agent

        We have appointed The Bank of New York as the exchange agent for the exchange offer. You should direct any questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery to the exchange agent, addressed as follows:

By Mail, Hand or Overnight Courier:
The Bank of New York
Corporate Trust Operations
Reorganization Unit
101 Barclay Street, 7 East
New York, New York 10286
Attention: Diane Amoroso

By Facsimile:
(212) 298-1915

Confirm by Telephone:
(212) 815-3738

        The Bank of New York also serves as trustee under the indenture governing the notes.

Fees and Expenses

        We will pay for the expenses of this exchange offer. The principal solicitation for tenders of private notes is being made by mail. However, additional solicitation may be made by telegraph, facsimile transmission, e-mail, telephone or in person by our officers and regular employees.

        We have not retained a dealer-manager in connection with the exchange offer, and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services.

        We will pay any transfer taxes applicable to the exchange of private notes. If, however, a transfer tax is imposed for any reason other than the exchange, then the amount of any transfer taxes will be payable by the person surrendering the private notes. If you do not submit satisfactory evidence of payment of taxes or of an exemption with the letter of transmittal, the amount of those transfer taxes will be billed directly to you.

Accounting Treatment

        We will record the exchange notes at the same carrying value as the private notes as reflected in our accounting records on the date of exchange. Therefore, we will not recognize a gain or loss for accounting purposes. We will amortize the expenses of the exchange offer and the unamortized expenses related to the issuance of the private notes over the remaining term of the notes.

Consequence of Failure to Exchange

        You do not have to participate in the exchange offer.    You should carefully consider whether to accept the terms and conditions of this exchange offer. We urge you to consult your financial and tax advisors in deciding what action to take with respect to the exchange offer.

        Private notes that are not exchanged will remain "restricted securities" within the meaning of Rule 144(a)(3)(iii) of the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

  •
  so long as the private notes are eligible for resale under Rule 144A under the Securities Act, to a person, who the seller reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A, purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

  •
  outside the U.S. to a foreign person in accordance with the requirements of Regulation S under the Securities Act;

  •
  pursuant to an exemption from registration under the Securities Act provided by Rule 144, if available;

  •
  pursuant to an effective registration statement under the Securities Act; or

  •
  pursuant to another available exemption from the registration requirements of the Securities Act,

in each case in accordance with all other applicable securities laws.

        See "Risk Factors" for more information about the risks of not participating in the exchange offer.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

        We are a leading provider of integrated advertising products and marketing services. We deliver a comprehensive range of solutions that simplify, improve and maximize the effectiveness of multiple phases of our customers' marketing campaigns from the inception of an advertising concept, through design, production, targeted distribution, and ultimately to providing advertising effectiveness measurement.

        We operate through four principal business segments. Vertis Retail and Newspaper Services, or "RNS," Vertis Direct Marketing Services, or "DMS," and Vertis Advertising Technology Services, or "ATS," provide advertising solutions to clients on a functional basis in the U.S., while Vertis Europe provides both production and direct marketing services to clients overseas, predominantly in the U.K.

Corporate Consolidation and Restructuring

        In the first quarter of 2000, we began a multi-phase consolidation and restructuring plan intended to streamline operations, improve sales and reduce the cost of operating our business in order to better serve our customers while at the same time also improving our operating and financial performance. Our consolidation plan had three principal components:

  •
  eliminating our two-tier holding company structure and centralizing our domestic and European operations under one management team that has successfully managed our largest business segment since 1994, while integrating advertising and marketing production services;

  •
  reorganizing our sales force to correspond more directly to our clients' evolving needs for broad based, integrated marketing solutions; and

  •
  consolidating back office operations and eliminating duplicative overhead.

        As part of this plan, we also consolidated our sales organization to create an integrated product offering and sales effort. We have established national and retail sales groups to target large accounts that can employ multiple service lines to augment sales units focused on selling the products and services of each business unit. We believe that this structure, which we call Vertis Integrated Selling, will maximize multi-solution sales opportunities while continuing to drive the sales of our products and services through our individual business units. Finally, this consolidation has allowed us to realize substantial cost savings through the elimination of duplicative positions as well as much of the corporate overhead previously incurred by our parent, Vertis Holdings.

        In order to further reduce duplicative overhead, on January 1, 2001, we transferred 13 management and support personnel employed at our parent, Vertis Holdings, to Chancery Lane Capital, or "CLC," in exchange for a $14.0 million one-time payment by us to CLC. Concurrently, Thomas H. Lee Partners acquired an additional $40 million of our equity from an affiliate of CLC in exchange for $40 million of Vertis Holdings' mezzanine debt.

        During 2001, we continued the restructuring program initiated in 2000. Certain production and sales administration facilities were combined in strategic areas resulting in the closure of 14 facilities, abandonment of assets in those locations and reduction in work force.

        In 2002, we planned and implemented three restructuring programs. In the first quarter of 2002, Vertis Europe combined two facilities and recorded $2.3 million in restructuring charges comprised mainly of severance and facility closure costs. During the remainder of 2002, we recorded an additional $18.4 million in restructuring costs related to the closure of five facilities and the termination of approximately 400 employees in the ATS segment and the consolidation of production capabilities, including the termination of 133 employees, within the DMS segment. Offsetting these amounts is an adjustment of $1.3 million to the estimate of 2001 restructuring made in 2002. There were no restructuring costs incurred in the first quarter of 2003. As of March 31, 2003, these restructuring programs are complete.

        To date, the total of all planned restructuring activities has eliminated approximately 1,500 positions and closed 26 facilities since January 1, 2000. In connection with these actions, we recorded $19.1 million, $42.2 million and $21.4 million of restructuring expense in the years ended December 31, 2002, 2001 and 2000, respectively. Of these restructuring expenses, $5.1 million, $5.9 million and $3.7 million were non-cash restructuring expenses in the years ended December 31, 2002, 2001 and 2000, respectively. The Company expects to pay approximately $6.3 million of the accrued restructuring costs during the next year, and the remainder, approximately $4.0 million, by 2007. For more information about our restructuring expense, see Note 2 of our annual consolidated financial statements included in this prospectus.

Results Of Continuing Operations

        The following table presents major components from our consolidated statements of operations and consolidated statements of cash flows included elsewhere in this prospectus.

	Year ended December 31,			Year ended December 31,			Three months ended March 31,		Three months ended March 31,
	2002	2001	2000	2002	2001	2000	2003	2002	2003	2002
	(in thousands)			(percentage of net sales)			(in thousands)		(percentage of net sales)
Net sales	$1,675,231	$1,851,058	$1,986,422	100.0%	100.0%	100.0%	$371,215	$402,122	100.0%	100.0%

Costs of production	1,255,605	1,431,716	1,525,564	75.0%	77.3%	76.8%	290,226	306,704	78.2%	76.3%
Selling, general and administrative	187,830	202,156	218,625	11.2%	10.9%	11.0%	46,906	47,745	12.6%	11.9%
Restructuring expense and asset impairment charges	19,091	42,225	21,408	1.1%	2.3%	1.1%		721	0.0%	0.2%
Depreciation	88,954	89,784	81,750	5.3%	4.9%	4.1%	21,348	22,557	5.8%	5.6%
Amortization of intangibles	287	14,566	15,794	0.0%	0.8%	0.8%	56	62	0.0%	0.0%

Total operating costs	1,551,767	1,780,447	1,863,141	92.6%	96.2%	93.8%	358,536	377,789	96.6%	94.0%

Operating income	123,464	70,611	123,281	7.4%	3.8%	6.2%	12,679	24,333	3.4%	6.0%

Other data:
Cash flows provided by operating activities	$96,719	$130,370	$69,502				$12,264	$10,904
Cash flows used in investing activities	41,412	67,559	135,502				11,235	4,644
Cash flows (used in) provided by financing activities	(68,376)	(50,619)	58,268				4,272	(14,032)
EBITDA	$212,705	$174,961	$220,825	12.7%	9.5%	11.1%	$34,083	$46,952	9.2%	11.7%

        EBITDA is included in this prospectus as it is the primary measure we use to evaluate the performance of our business segments. EBITDA, as we used it for this purpose, represents net (loss) income, plus

  •
  interest expense (net of interest income), amortization of deferred financing costs and write-off of deferred financing fees,

  •
  income tax (benefit) expense, and

  •
  depreciation and amortization of intangibles,

        and after adjusting to exclude the effect of the following non-operating items:

  •
  cumulative effect of accounting change,

  •
  loss from discontinued operations in years 1999 and 1998 in connection with the sale of our subsidiary, Columbine JDS Systems, Inc.,

  •
  loss (gain) on sales of investments and reduction in fair value of available-for-sale securities,

  •
  loss on sale of subsidiary, and

  •
  other, net (These costs are comprised primarily of loss (gain) on sale of property, plant and equipment, costs associated with our accounts receivable securitization facility and income earned on tax-advantaged investments accounted for as leveraged leases in accordance with SFAS No. 13, "Accounting for Leases." In addition, for the three months ended March 31, 2003, other, net includes a $10.1 million recovery from a settlement to the legal proceeding arising from a life insurance policy, which covered the former Chairman of Vertis Holdings.)

This is equivalent to the sum of operating income, depreciation and amortization of intangibles, which we use to evaluate our segment performance in accordance with SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." We present EBITDA here to provide additional information regarding our performance and because it is the measure by which we gauge the profitability of our segments. EBITDA is not a measure of financial performance in accordance with accounting principles generally accepted in the United States of America. You should not consider it an alternative to net income as a measure of operating performance. Our calculation of EBITDA may be different from the calculation used by other companies and therefore comparability may be limited.

        EBITDA as used by management is calculated as follows:

	Year ended December 31,			Three Months Ended March 31,
	2002	2001	2000	2003	2002
	(in thousands)
Net loss	$(120,146)	$(54,863)	$(25,212)	$(5,845)	$(118,748)
Cumulative effect of accounting change, net	108,365				108,365
Income tax (benefit) expense	(2,479)	(21,572)	(6,901)	(2,117)	4,399
Other, net	3,350	6,037	2,913	(9,112)	254
Write-off of deferred financing fees	11,508
Loss (gain) on sales of investments and reduction in fair value of available-for-sale securities		7,950	(1,758)
Loss on sale of subsidiary		243	4,207
Interest income	(283)	(536)	(777)	(23)	(69)
Amortization of deferred financing costs	10,416	13,193	21,062	2,111	2,645
Interest expense	112,733	120,159	129,747	27,665	27,487

Operating income	123,464	70,611	123,281	12,679	24,333
Depreciation and amortization of intangibles	89,241	104,350	97,544	21,404	22,619

EBITDA	$212,705	$174,961	$220,825	$34,083	$46,952

General

        Several factors can affect the comparability of our results from one period to another. Primary among these factors are the cost of paper, changes in business mix, the timing of restructuring expense and the realization of the associated benefits, and the current economic environment.

        The cost of paper is a principal factor in our pricing to certain customers since a substantial portion of net sales includes the pass-through cost of paper. Therefore, the cost of paper significantly affects our net sales at RNS and DMS, as does the proportion of paper provided by customers. We are generally able to pass on increases in the cost of paper to our customers, while decreases in paper costs generally result in lower prices to customers.

        Variances in expense category ratios, as percentages of net sales, may reflect business mix and are influenced by the change in revenue directly resulting from changes in paper prices. As our business mix changes, the nature of products sold in a period can lead to offsetting increases and decreases in different expense categories.

        In the first quarter of 2003, fragile economic conditions and geopolitical uncertainties had a significant adverse effect on our results of operations. This economic climate continues to produce a weak demand for our products and services, a difficult pricing environment and escalating costs. Because this economic environment reflects substantial uncertainty, it is very difficult to estimate how it will affect our results for the year. We currently expect our results for the first half of 2003 to be below 2002 results. If the current downturn continues, this impact may extend to our second half results as well.

        You should consider all of these factors in reviewing the discussion of our operating results.

Three Months Ended March 31, 2003 Compared to Three Months Ended March 31, 2002

        Net sales declined $30.9 million, or 7.7%, from $402.1 million in the first quarter of 2002 to $371.2 million in the first quarter of 2003, reflecting the ongoing difficult economic environment, exacerbated by the war in the Middle East. The overall decline in revenue reflects the impact of declines in the cost of paper, which amounted to $5.6 million, of which more than 100%, or $6.0 million, occurred at RNS.

        At RNS, net sales declined $20.1 million, or 8.1% from $247.8 million for the three months ended March 31, 2002 to $227.7 million for the three months ended March 31, 2003. The decline in the cost of paper contributed $6.0 million to the overall decline in net sales. The remainder of the decline in net sales was the result of competitive pricing pressure and changes in product mix.

        At DMS, net sales in the first quarter of 2003 amounted to $71.2 million compared to $79.0 million in the comparable 2002 period. The decline in net sales of $7.8 million, or 9.9%, was the result of increases in impression volume offset by lower pricing due to a shift by our customers to less complex products and market-driven delays in traditional direct mail campaigns by certain end-users.

        At ATS, net sales declined $9.1 million, or 17.8%, from $51.0 million for the three months ended March 31, 2002 to $41.9 million for the three months ended March 31, 2003 due to weak demand, most notably in the agency business which accounted for $6.5 million, or 71.4%, of the overall decline in net sales.

        At our Vertis Europe segment, net sales amounted to $35.1 million in the first quarter of 2003 as compared to $30.1 million in the first quarter of 2002, an increase of $5.0 million, 16.6%. A significant portion of the increase, $3.9 million, was the result of positive foreign exchange rate fluctuations. The balance reflects growth in Vertis Europe's direct marketing business of $0.8 million, or 3.7%, and advertising production business of $0.4 million, or 4.2%.

        For the three months ended March 31, costs of production decreased $16.5 million, 5.4%, from $306.7 million in 2002 to $290.2 million in 2003. As a percentage of net sales, cost of production increased 1.9 percentage points for the three months ended March 31, 2003, largely due to the noted decline in net sales. The cost of paper and ink consumed represents $12.6 million of the decline in costs of production. The balance of the decline in costs of production was the result of strong cost management of variable costs and the ongoing efforts to improve operating efficiencies.

        Selling, general and administrative expenses decreased $0.8 million for the three months ended March 31, 2003 compared to 2002. The decline reflects benefits realized from our restructuring programs and other cost control measures. In 2003, selling, general and administrative expenses as a percentage of net sales were 12.6% which was 0.7 percentage points higher than the three months ended March 31, 2002, largely due to the noted decline in net sales.

        There were no restructuring charges for the three months ended March 31, 2003. In the comparable 2002 period, restructuring charges totaled $0.7 million, which were comprised mainly of severance costs and facility closure costs associated with the consolidation of two Vertis Europe facilities, offset by an adjustment to the estimate of 2001 restructuring costs made in 2002.

        Operating income amounted to $12.7 million for the three months ended March 31, 2003, a decline of 47.9% compared to operating income of $24.3 million in the comparable 2002 period. As a percentage of net sales, operating income decreased 2.6% to 3.4% for the three months ended March 31, 2003 as compared to 6.0% in the comparable period of 2002. The reduction in operating income is primarily attributable to the noted decline in net sales which was only partially offset by cost management initiatives and our continued focus on operating efficiencies.

        Net loss for the three months ended March 31, 2003 was $5.8 million, a decrease in loss of $112.9 million as compared to the first quarter of 2002. Included in the 2002 net loss is a $108.4 million charge for the cumulative effect of accounting change resulting from our adoption of SFAS No. 142 (see "New Accounting Pronouncements"). Loss before cumulative effect of accounting change for the three months ended March 31, 2003 decreased from the comparable prior year period by $4.5 million. Interest expense and amortization of deferred financing costs were relatively flat when comparing the first quarter of 2003 to 2002. The increase in other non-operating income of $9.4 million in the three months ended March 31, 2003 versus the three months ended March 31, 2002, is largely due to a $10.1 million life insurance recovery from a policy which covered the former Chairman of Vertis Holdings.

        A reconciliation of Operating income (loss) to EBITDA by segment for the three months ended March 31, 2003 and 2002 is as follows:

	RNS	DMS	ATS	Vertis Europe	Corporate	Total
	(in thousands)
Three months ended March 31, 2003
Operating income (loss)	$13,973	$4,276	$(4,754)	$735	$(1,551)	$12,679
Depreciation and amortization of intangibles	10,730	4,761	4,086	1,827		21,404

EBITDA	$24,703	$9,037	$(668)	$2,562	$(1,551)	$34,083

Three months ended March 31, 2002
Operating income (loss)	$23,175	$6,075	$(4,460)	$194	$(651)	$24,333
Depreciation and amortization of intangibles	11,155	4,931	4,784	1,749		22,619

EBITDA	$34,330	$11,006	$324	$1,943	$(651)	$46,952

        EBITDA was $34.1 million for the three months ended March 31, 2003 compared to $47.0 million in the comparable period of 2002, a decrease of $12.9 million, or 27.4%. EBITDA reflects the decline in net sales discussed above, which was only partially offset by cost management initiatives and our continued focus on operating efficiencies.

        At RNS, EBITDA amounted to $24.7 million for the three months ended March 31, 2003, a decline of $9.6 million, or 28.0%, largely due to competitive pricing pressures and changes in product mix and, to a lesser degree, higher fixed spending, including severance costs associated with volume-related reductions in staff.

        At DMS, EBITDA amounted to $9.0 million for the three months ended March 31, 2003, a decline of $2.0 million, or 17.9%. These results are directly related to the noted net sales decline, which was partially offset by cost reductions.

        EBITDA at ATS declined $1.0 million to a loss of $0.7 million for the three months ended March 31, 2003 as compared to the prior year. Lower costs reflect the right-sizing initiatives implemented in 2002, but the lower cost base only partially mitigated the decline in net sales due to the poor advertising environment.

        At Vertis Europe, EBITDA of $2.6 million for the three months ended March 31, 2003, represents growth of 31.9% as compared to EBITDA of $1.9 million in the comparable prior year period. Of the increase, $1.7 million resulted from a decrease in restructuring charges, which was partially offset by higher production costs.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

        Net sales declined $175.9 million, or 9.5%, from $1,851.1 million in 2001 to $1,675.2 million in 2002 largely as a result of a $114.2 million downward impact on revenue caused by declines in the cost of paper. As of December 31, 2002, the average cost per ton of newsprint paper in the U.S. has decreased 4.1% versus 2001. The remainder of the decline in net sales, excluding the effect of paper, is largely a result of sales shortfall at our ATS segment. The impact of the declining cost of paper had the greatest impact at our RNS segment, which posted revenue below 2001 by $98.1 million, or 8.4%.

        More than 100%, $110.8 million, of the net sales decline at RNS was attributable to declining paper prices. After adjusting for the impact of the decline in the cost of paper, RNS net sales increased $12.7 million, or 1.1% for the twelve months ended December 31, 2002. The increase in net sales, after eliminating the impact of paper prices, of $22.1 million or 3.9%, reflects increased volume.

        Net sales at DMS declined $25.4 million, or 7.9%, in 2002 of which $3.4 million was due to the decline in the cost of paper. Excluding the impact of the cost of paper, net sales decreased $22.0 million, or 6.8% during the year. Volume gains were more than offset by lower pricing, the result of a shift by our customers to less complex products and competitive price pressures. Additionally, net sales at DMS were negatively affected by the impact of the postal rate increase at the beginning of the third quarter of 2002 and market-driven delays in traditional direct mail campaigns by certain end-users.

        ATS was negatively impacted by the soft advertising environment, especially the advertising agency business, resulting in a decline in net sales of $49.3 million, or 20.2% during 2002.

        Net sales at Vertis Europe were below 2001 by $2.5 million, or 1.8%. Excluding the impact of the change in the exchange rate of the British pound sterling to the U.S. dollar, the decline in net sales would have been $8.5 million, or 6.0%. This decline is due to sluggish market conditions and the sale of a subsidiary of Vertis Europe, effective May 2001, which generated net sales of $1.5 million in 2001.

        Costs of production decreased $176.1 million, or 12.3%, from $1,431.7 million in 2001 to $1,255.6 million in 2002. The cost of paper and ink consumed represents $139.0 million of the decline in costs of production for the year. The balance of the decline in costs of production was the result of strong cost management of variable and fixed costs and our ongoing efforts to improve operating efficiencies.

        Selling, general and administrative expenses amounted to $187.8 million versus $202.2 million in 2001. The decline of $14.4 million, or 7.1%, reflects the benefits realized from our restructuring programs and other cost control measures. After adjusting net sales for the impact of the decline in paper costs, selling, general and administrative costs amounted to 10.5% of net sales in 2002 versus 10.9% in 2001.

        Restructuring and asset impairment charges in 2002 totaling $19.1 million are comprised of $8.7 million in severance costs, $5.1 million in losses on the disposition of assets at closed facilities, $3.7 million in closed facility costs, and $1.6 million of other charges which are primarily legal fees and the cost of leased equipment no longer needed due to the restructurings. Compared to 2001, restructuring and asset impairment charges declined $23.1 million, or 54.8%.

        Amortization expense decreased by $14.3 million from 2001. The adoption of SFAS 142 caused $13.3 million of this decline Under this standard, goodwill and intangibles assets with indefinite useful lives are no longer amortized. Accordingly, we stopped amortizing our existing goodwill on January 1, 2002. For further discussion, see "New Accounting Pronouncements" below.

        Operating income amounted to $123.5 million in 2002, an improvement of 74.9% over operating income of $70.6 million in 2001. Our cost management initiatives and continued focus on operating efficiencies contributed to the increase in operating income as a percentage of net sales to 7.4% in 2002 (6.9% excluding the impact of declining paper costs) versus 3.8% in 2001. The decrease in restructuring and asset impairment charges and the adoption of SFAS 142 provided $23.1 million and $13.3 million of the increase in operating income, respectively. Consolidated EBITDA was $212.7 million in 2002, an increase of $37.7 million, or 21.6%, compared to the full-year 2001. Excluding the effect on amortization expense of our adoption of SFAS 142, operating income at our RNS, DMS and Vertis Europe segments followed the changes in EBITDA described below. At ATS, operating income, adjusted for the adoption of SFAS 142 declined $2.2 million less than EBITDA due to lower depreciation expense as a result of the contraction in the segment and the number of locations operated pursuant to our restructuring efforts.

        Net loss in 2002 was $120.1 million, an increase in loss of $65.3 million over 2001. Included in the 2002 net loss is a $108.4 million charge for the cumulative effect of accounting change resulting from our adoption of SFAS 142 discussed in "New Accounting Pronouncements." Loss before cumulative effect of accounting change improved $43.1 million over 2001. Interest expense in the year ended 2002 decreased $7.4 million, or 6.2% as compared to 2001 due to a decrease in market interest rates. The decrease in amortization of deferred financing fees of $2.8 million in 2002 versus 2001 was primarily a result of the full amortization of extension fees related to our senior subordinated credit facility financing, which were amortized over the six-month extension period from January 2001 to June 2001. In 2001, we recorded a $5.9 million impairment loss to reflect a permanent decline in the value of investments and we sold the remaining portion of an equity investment resulting in a $2.0 million loss. An $11.5 million write off of deferred financing fees was recorded in 2002 in connection with our recent debt offerings and related debt pay down.

        A reconciliation of EBITDA to operating income by segment for the year ended December 31, 2002 is as follows:

	RNS	DMS	ATS	Vertis Europe	Corporate	Total
	(in thousands)
Operating income (loss)	$125,181	$19,749	$(21,884)	$5,709	$(5,291)	$123,464
Depreciation	43,512	19,623	18,348	7,471		88,954
Amortization of intangibles	124	81	82			287

EBITDA	$168,817	$39,453	$(3,454)	$13,180	$(5,291)	$212,705

        At RNS, EBITDA amounted to $168.8 million in 2002, an increase of $24.8 million, or 17.2%, reflecting increased volume, cost management, and a decline in restructuring and asset impairment charges totaling $4.1 million.

        The net sales volume declines at DMS in 2002 had minimal impact on EBITDA, which is flat compared to 2001, due to cost management and utilization of our most efficient assets, which more than offset the decline in net sales. Restructuring and asset impairment charges declined $1.0 million as compared to 2001.

        EBITDA at ATS declined $2.2 million to a loss of $3.5 million due to the poor advertising environment. Costs were managed tightly and restructuring and asset impairment charges were $1.6 million less than 2001, both of which mitigated a significant portion of the decline in net sales.

        At Vertis Europe, EBITDA declined $3.8 million, or 22.5% in 2002. Of the decline, $2.0 million resulted from an increase in restructuring and asset impairment charges as we streamlined certain portions of our European business. The remainder of the decline reflects the decline in net sales.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

        Net sales declined $135.3 million, or 6.8%, from $1,986.4 million in 2000 to $1,851.1 million in 2001 largely as a result of the overall decline in industry-wide advertising spending in 2001.

        At RNS, net sales declined $94.1 million, or 7.5%, due to a 9.9% decline in production volume, indicative of the soft advertising and retail environment, partially offset by improved pricing. Offsetting the volume decline and pricing improvement was the impact of the 2.9% overall U.S. paper price increase in 2001. Adjusting for the cost of paper and ink, revenue at RNS decreased $31.1 million, or 5.2% in 2001. This decrease reflects the decline in volume offset by an improvement in the mix of sales towards higher priced work.

        At DMS, net sales decreased $4.4 million, or 1.3%, resulting from increased net sales at our digital production services facility of $11.7 million, or 112.3%, reflecting the continued growth within this unit. The increase in net sales at our digital production services facility was more than offset by lower revenue per impression at our direct marketing facilities, which includes the impact of changes in product mix. To combat the decline in revenue per impression, work was shifted among plants so production efficiencies could be leveraged.

        Our ATS net sales have been negatively impacted by softness in several key markets, especially advertising agencies, the fall off of the dot-com advertising industry and weak demand for web development services. ATS net sales declined $24.6 million, or 9.1%, with agency revenue below 2000 by $23.5 million, or 27%, partially offset by a $5.7 million or 5.4% increase in net sales to the retail sector. The remainder of the decline in net sales revenue reflects declines in fulfillment net sales and other net sales.

        At Vertis Europe, net sales declined $14.5 million, or 9.3%. The decline includes the effect of the sale of a subsidiary of Vertis Europe effective May 2001, which generated $6.5 million in net sales in 2000 versus $1.5 million in 2001. The decline in net sales was also the result of the unfavorable exchange rate from the British pound sterling to the US dollar, the effect of which equates to approximately $4.5 million, or a 3.1% decrease. Excluding the effects of the sale of the subsidiary of Vertis Europe and exchange rate fluctuations, net sales expressed in local currency decreased by $3.5 million or 3.5% due to a decrease in demand in the direct marketing services business.

        Costs of production decreased $93.9 million, 6.2%, from $1,525.6 million in 2000 to $1,431.7 million in 2001, while increasing as a percentage of sales by 0.5%. The dollar decrease in costs of production reflects the decrease in net sales. The modest increase in costs of production as a percentage of net sales reflects higher variable overhead costs, including utilities and maintenance. Paper costs as a percentage of net sales remained relatively constant in 2001 as compared to 2000.

        Selling, general and administrative expenses amounted to $202.2 million in 2001 versus $218.6 million in 2000. The decline of $16.4 million, or 7.5% reflects the benefits realized from our restructuring programs and other cost control measures we took in an effort to mitigate the effects of the economic downturn. Selling, general and administrative expenses were essentially flat on a percentage of net sales basis.

        Results for 2001 include $42.2 million of restructuring charges, an increase of $20.8 million, or 97.2% versus similar charges incurred in 2000. Included in these costs in 2001, is a $14.0 million payment to CLC (see "Corporate Consolidation"), $5.9 million in losses on the disposition of assets at closed facilities, $9.4 million in closed facility costs, $11.7 million in severance costs, and $1.2 million of other charges.

        Operating income amounted to $70.6 million in 2001, a decline of $52.7 million, or 42.7% versus operating income of $123.3 million in 2000. In addition to the fluctuations discussed above, the increase in depreciation expense in 2001 over 2000 also contributed to the decline in operating income, particularly at our RNS segment. This increase was attributable to the $142.7 million of capital expenditures in 2000 and the full year of depreciation expense for those assets in 2001. Consolidated EBITDA amounted to $175.0 million in 2001, a decrease of $45.9 million, or 20.8%, compared to the full-year 2000.

        Net loss increased $29.7 million in 2001 compared to 2000. Interest expense in 2001 decreased from 2000 due to a decrease in interest rates offset by an increase in debt. The higher debt levels related to an increase in the revolving credit facility balance to make payments on the term loans and to pay restructuring costs. Decreases in London Inter Bank Offered Rate ("LIBOR") and Prime interest rates from December 2000 to December 2001 were 4.52 percentage points and 4.75 percentage points, respectively, which lowered our average interest rate from 11.58% in 2000 to 9.78% in 2001. The decrease in amortization of deferred financing costs in 2001 from 2000 was a result of the full amortization in 2000 of fees related to the bridge financing. These fees were amortized over the one-year bridge financing period. The bridge financing was converted to a term financing in December 2000. In 2001, we recorded a $5.9 million impairment loss to reflect a permanent decline in the value of investments and we sold the remaining portion of an equity investment resulting in a $2.0 million loss compared to a $1.8 million gain on sale of investment in 2000.

        A reconciliation of EBITDA to operating income by segment for the year ended December 31, 2001 is as follows:

	RNS	DMS	ATS	Vertis Europe	Corporate	Total
	(in thousands)
Operating income (loss)	$94,874	$18,451	$(24,776)	$6,053	$(23,991)	$70,611
Depreciation	42,379	18,977	20,622	7,806		89,784
Amortization of intangibles	6,760	1,744	2,911	3,151		14,566

EBITDA	$144,013	$39,172	$(1,243)	$17,010	$(23,991)	$174,961

        At RNS, 2001 EBITDA amounted to $144.0 million, a decrease of $24.8 million, or 14.7% from 2000, reflecting the decline in value-added revenue. Also contributing to the decline in EBITDA was an increase in variable costs per production unit of 6.7% due to higher gas costs, freight expenses, and lower earnings from scrap sales.

        At DMS, EBITDA increased $10.9 million, or 38.4%, to $39.2 million in 2001 versus $28.3 million in 2000. This increase reflects the increase in sales volume at the digital production services facility, and the cost savings at the direct marketing services facilities, including the benefits derived by shifting production between facilities to maximize efficiency. The increase in EBITDA also reflects the benefit of restructuring actions, which started in 2000.

        EBITDA at ATS declined $28.3 million, or 104.6% from 2000 to a loss of $1.2 million, which was primarily due to the decline in net sales and the increase in costs as a percentage of net sales.

        At Vertis Europe, the modest decline in EBITDA was the result of the effects of exchange rate fluctuations.

Liquidity and Capital Resources

Sources of Funds

        We fund our operations, acquisitions and investments with internally generated funds, revolving credit facility borrowings, sales of accounts receivable, and issuances of debt.

        We believe that the facilities in place, as well as our cash flows, will be sufficient to meet operational needs (including capital expenditures and restructuring costs) for the next twelve months. At March 31, 2003, we had approximately $84.8 million available to borrow under our revolving credit facility. In addition, as of March 31, 2003, on a pro forma basis after giving effect to the offering of the notes, and the use of the proceeds therefrom, our senior credit facility would permit us and our subsidiaries to borrow up to an additional $146.6 million, including letters of credit that have been issued, ($105.8 million pro forma for the term loan payment made on May 8, 2003; see "Description of Other Indebtedness—The Senior Bank Financing") after the consummation of this offering.

        There can be no assurance, however, that our operations will generate sufficient cash flows or that we will always be able to refinance our current debt or obtain additional financing to refinance debt we assume in acquisition transactions. In the event we are unable to obtain sufficient financing, we would pursue other sources of funding such as debt offerings by Vertis Holdings, equity offerings by us and/or Vertis Holdings or asset sales.

        Items that could impact liquidity are described below.

Contractual Obligations

        The following table discloses aggregate information about our contractual obligations as of December 31, 2002 and the periods in which payments are due:

Contractual Obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	(In thousands)
Long-term debt	$1,093,068	$5,384	$281,859	$90,224	$715,601
Operating leases	86,354	21,988	35,578	17,212	11,576

Total contractual cash obligations	$1,179,422	$27,372	$317,437	$107,436	$727,177

Foreign Currency

        Fluctuation in foreign currency would affect approximately $106.0 million of the British pound sterling based debt as of March 31, 2003.

Off-Balance Sheet Arrangements

        In 1996, we entered into a six-year agreement to sell certain trade accounts receivable of certain subsidiaries (as amended, the "1996 Facility") through the issuance of $130.0 million of variable rate trade receivable backed certificates. In April 2002, the revolving period for these certificates was extended and the certificates were refinanced. In December 2002, the 1996 Facility expired and we entered into a new three-year agreement terminating in December 2005 (the "A/R Facility") through the issuance of $130.0 million variable rate trade receivable backed notes. The proceeds from the A/R Facility were used to retire the certificates issued under the 1996 Facility.

        The A/R Facility allows for a maximum of $130.0 million of trade accounts receivable to be sold at any time based on the level of eligible receivables. Under the 1996 Facility and the A/R Facility, we sell our trade accounts receivable through a bankruptcy-remote wholly-owned subsidiary. However, we maintain an interest in the receivables and have been contracted to service the accounts receivable. We received cash proceeds for servicing of $0.9 million in both the three months ended March 31, 2003 and 2002, respectively.

        At March 31, 2003 and December 31, 2002, accounts receivable of $112.6 million and $125.9 million, respectively, had been sold under the facilities. At March 31, 2003 and December 31, 2002, we retained an interest in the pool of receivables in the form of over-collateralization and cash reserve accounts of $43.4 million and $46.3 million, respectively which is included in Accounts receivable, net on the balance sheet at allocated cost, which approximates fair value. The proceeds from collections reinvested in securitizations amounted to $336.5 million and $379.1 million in the first quarter of 2003 and 2002, respectively.

        Fees for the program under the facilities vary based on the amount of interests sold and the LIBOR rate plus an average margin of 37 basis points in 2002 and 34 basis points in both 2001 and 2000. In 2003, the A/R Facility is priced at LIBOR plus a margin of 90 basis points. These fees, which totaled $0.7 million in the first quarter of 2003 and $0.8 million in the first quarter of 2002, are included in Other, net.

        We have no other off-balance sheet arrangements that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenues or expenses.

Debt

        In 2002, we issued the $350.0 million aggregate principal amount of 10 7/8% Senior Notes due 2009, which we refer to as the 10 7/8% senior notes. After deducting the initial purchasers' discounts and transaction expenses, the net proceeds received by us from the sale of the 10 7/8% senior notes were approximately $338.0 million. We used such net proceeds to repay $181.5 million of the term loans outstanding under our senior credit facility and $156.5 million of debt outstanding under our senior subordinated credit facility. As a result of the net proceeds applied to the term loans, there are substantially no principal repayments required until the first quarter of 2004. In addition, pursuant to the senior subordinated credit facility, we have issued by June 10, 2003, $210.7 million 13 1/2% senior subordinated notes due December 7, 2009 in exchange for some of the term notes under the senior subordinated credit facility.

        Our senior credit facility, senior subordinated credit facility, and the indentures governing the 10 7/8% senior notes and the outstanding 13 1/2% senior subordinated notes due December 7, 2009 contain certain customary covenants limiting our ability to engage in certain activities including, among other things, restrictions on capital expenditures, dividends, investments, indebtedness and maintenance of specified levels of interest coverage and leverage. All of our assets are pledged as collateral for the outstanding debt under our senior credit facility. At March 31, 2003, we were in compliance with the interest coverage and leverage covenants of our senior credit facility. While we currently expect to be in compliance with these covenants in future periods, if the fragile economic conditions that have influenced our results to date continue, there can be no assurance that these covenants will continue to be met.

        On May 7, 2003, we became aware of a required payment due under our senior credit facility to the holders of our Term Loan A and Term Loan B in the amount of $16.6 million and $24.3 million, respectively. This payment was required to be made by March 31, 2003. On May 8, 2003, we received the required waivers for this technical default and made the required payment with borrowings from the revolving credit facility. After giving effect to such required payment, completion of the offering of the notes and application of the net proceeds therefrom, at March 31, 2003, we would have had $105.8 million (including letters of credit that have been issued) available to draw under our revolving credit facility, and the term loans would have been paid off in their entirety.

        For further information on our long-term debt, see Note 10 to our annual consolidated financial statements included elsewhere in this prospectus.

Working Capital

        Our current liabilities exceeded current assets by $20.4 million at March 31, 2003 and by $18.5 million at December 31, 2002. This represents a decrease in working capital of $1.9 million for the three months ended March 31, 2003. The working capital amounts exclude accounts receivable sold under the A/R Facility, the proceeds of which serve to reduce long-term borrowings under our revolving credit facility. Since we maintain an interest in the receivables and have been contracted to service the receivables, we view working capital excluding the effects of the A/R Facility (i.e., adding back receivables and reflecting the offsetting increase in long-term debt as if the A/R Facility were not in place, see "—Off-Balance Sheet Arrangements" above). Excluding the effect of the A/R Facility, working capital at March 31, 2003 and December 31, 2002 would have been $92.2 million and $107.3 million, respectively. The ratio of current assets to current liabilities as of March 31, 2003 was 0.91 to 1 (1.42 to 1, excluding the A/R Facility effect) compared to 0.92 to 1 as of December 31, 2002 (1.46 to 1, excluding the A/R Facility effect).

        The decrease in working capital was primarily due to an increase in the current portion of long-term debt and accrued interest, offset by fluctuations in operating assets and liabilities.

Summary of Cash Flows

        Our cash flows are primarily related to operating, investing and financing activities undertaken in connection with our business.

Cash Flows from Operating Activities

        Net cash provided by operating activities for the three months ended March 31, 2003 increased by $1.4 million from the 2002 level. Adjusted for the increase (decrease) in outstanding checks drawn on controlled disbursement accounts, which are classified as a financing activity, net cash provided by operating activities decreased $9.8 million when comparing the first quarter of 2003 to 2002. This is a result of the timing of payments and collection of receivables and the decrease in loss before cumulative effect of accounting change.

Cash Flows From Investing Activities

        Net cash used for investing activities in the three months ended March 31, 2003 increased from the 2002 level due to a $6.2 million increase in capital expenditures.

Cash Flows From Financing Activities

        The amounts of cash used in financing activities in each period reflect the relative levels of capital expenditures and investments in those years. In 2002, we issued $350.0 million of senior unsecured notes, which, after debt discount and fees, netted proceeds of approximately $338.0 million. The proceeds of these issuances were used to repay existing debt and the net proceeds applied to the term loans were paid such that there are substantially no principal repayments required until the first quarter of 2004. Consequentially, the result of this transaction effectively reduced our repayments of long-term debt in the first quarter of 2003 as compared to the first quarter of 2002.

Seasonality and Other Factors

        While our advertising insert business is generally seasonal in nature, the expansion of other product lines and the expansion of advertising insert business to year-round customers have reduced the overall seasonality of our revenues. Of our full year 2002 net sales, 24.0% were generated in the first quarter, 24.4% in the second, 24.4% in the third and 27.2% in the fourth. Profitability, however, continues to follow a more seasonal pattern due to the higher margins and efficiencies gained from running at full capacity during the year-end holiday production season. On the other hand, lower margins in the first quarter do not fully leverage fixed depreciation, amortization and interest costs that are incurred evenly throughout the year. Based on our historical experience and projected operations, we expect our operating results in the near future to be strongest in the fourth quarter and softest in the first.

        We have approximately $248.5 million of federal net operating losses available to carry forward as of December 31, 2002. These carryforwards expire beginning in 2005 through 2023. We expect that these carryforwards will be used to offset taxable income in future years, thereby lowering our cash tax obligations for several years.

New Accounting Pronouncements

        Effective January 1, 2002, we adopted SFAS 142. Under this statement, goodwill and intangible assets with indefinite lives are no longer amortized. Under the transitional provisions of SFAS 142, our goodwill was tested for impairment as of January 1, 2002. Each of our reporting units was tested for impairment by comparing the fair value of the reporting unit with the carrying value of that unit. Fair value was determined based on a valuation study performed by an independent third party using the discounted cash flow method and the guideline company method. As a result of our impairment test completed in the third quarter of 2002, we recorded an impairment loss of $86.6 million at ATS and $21.8 million at Vertis Europe to reduce the carrying value of goodwill to its implied fair value. Impairment in both cases was due to a combination of factors including operating performance and acquisition price. In accordance with SFAS 142, the impairment charge was reflected as a cumulative effect of accounting change in the accompanying 2002 condensed consolidated statements of operations.

        Goodwill is now reviewed for impairment on an annual basis, or more frequently if events or circumstances indicate that the carrying value may not be recoverable. We have completed our annual goodwill impairment test for 2003, which did not indicate any goodwill impairment.

        In accordance with SFAS 142, we stopped amortizing our existing goodwill on January 1, 2002. A reconciliation of reported net income to net income adjusted to reflect the impact of the discontinuance of the amortization of goodwill is as follows:

	Year ended December 31,			Three months ended March 31,
	2002	2001	2000	2003	2002
	(in thousands)
Reported net loss	$(120,146)	$(54,863)	$(25,212)	$(5,845)	$(118,748)
Add: Goodwill amortization		13,255	13,556

Adjusted net loss	$(120,146)	$(41,608)	$(11,656)	$(5,845)	$(118,748)

        In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement requires recording costs associated with exit or disposal activities at their fair value when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before an actual liability has been incurred. In the first quarter of 2003, we adopted the provisions of this statement, which did not have an impact on our condensed consolidated financial statements.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantors Accounting and Disclosure Requirements for Guarantees." The disclosure requirements are effective for financial statements issued after December 15, 2002, and the recognition/measurement requirements are effective on a prospective basis for guarantees issued or modified after December 31, 2002. In the first quarter of 2003, we adopted the provisions of this statement, which did not have an impact on our condensed consolidated financial statements.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." This statement amends SFAS No. 123, "Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The disclosure provisions of this standard are effective for fiscal years ending after December 15, 2002 and have been incorporated into the condensed consolidated financial statements and accompanying notes included elsewhere in this prospectus.

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" to provide new guidance with respect to the consolidation of all previously unconsolidated entities, including special-purpose entities. We believe that the adoption of this interpretation, required for fiscal periods beginning after June 15, 2003, will not have a material impact on our condensed consolidated financial position or results of operations.

        In April 2003, the FASB issued Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." In general, this statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. We do not expect the adoption of this statement to have a material impact on our condensed consolidated financial position.

        In May 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with this statement, financial instruments that embody obligations for the issuer are required to be classified as liabilities. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003. We do not expect the provisions of this statement to have a significant impact on our condensed consolidated financial position.

Qualitative and Quantitative Disclosures About Market Risk

Qualitative Information

        Our primary exposure to market risks relates to interest rate fluctuations on variable rate debt. Generally, our exposure to foreign currency exchange rate fluctuations is immaterial as foreign operations are a small proportion of the total company and foreign currency borrowings act as a natural hedge against fluctuations in net asset values.

        The objective of our risk management program is to seek a reduction in the potential negative earnings effects from changes in interest and foreign exchange rates. To meet this objective, consistent with past practices, we intend to vary the proportions of fixed-rate and variable-rate debt based on our perception of interest rate trends and the marketplace for various debt instruments. To reduce our exposure to future increases in variable interest rates, we entered into an interest rate swap agreement that converts a portion of variable rate debt to a fixed rate basis. Except for those used to meet hedging requirements in our credit facility, we generally do not use derivative financial instruments in our risk management program. This practice may change in the future as market conditions change. We do not use any derivatives for trading purposes.

Quantitative Information

        At March 31, 2003, 41.0% of our long-term debt held a variable interest rate (including off-balance sheet debt related to the accounts receivable securitization facility, the fees on which are variable).

        If interest rates increased 10%, the expected effect related to variable-rate debt would be to increase net loss for the twelve months ended March 31, 2003 by approximately $2.2 million.

        For the purpose of sensitivity analysis, we assumed the same percentage change for all variable-rate debt and held all other factors constant. The sensitivity analysis is limited in that it is based on balances outstanding at March 31, 2003 and does not provide for changes in borrowings that may occur in the future.

Application of Critical Accounting Policies

        Our significant accounting policies are more fully described in Note 3 to our annual consolidated financial statements included elsewhere in this prospectus. Certain accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. We base our estimates and judgments on historical experience, terms of existing contracts, observance of trends in the industry, information provided by customers and outside sources and various other assumptions that we believe to be reasonable under the circumstances. Significant accounting policies which we believe involve the application of significant judgment and discretion by management include:

Allowance for Doubtful Accounts

        We maintain allowances for doubtful accounts for estimated losses resulting from the failure of our customers' to make payments. If actual customer payments differ from our estimates, we would need to increase the allowance for doubtful accounts, which could affect our results of operations.

Long-lived Assets

        We evaluate the recoverability of our long-lived assets, including property, plant and equipment and intangible assets, periodically or when there are changes in economic circumstances or business objectives that indicate the carrying value may not be recoverable. Our evaluations include estimated future cash flows, profitability and estimated future operating results and other factors determining fair value. As these assumptions and estimates may change over time, it may or may not be necessary to record impairment charges.

        Effective January 1, 2002, we adopted SFAS 142, "Goodwill and Other Intangible Assets" in its entirety. Under this standard, goodwill and other intangibles with indefinite useful lives are no longer amortized (see "New Accounting Pronouncements").

Income Taxes

        We record a valuation allowance to reduce our deferred tax assets to the amount that we believe is more likely than not to be realized. We have considered future taxable income in assessing the need for the valuation allowance. In the event we determine that we would not be able to realize all or part of our net deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to income in the period such determination was made. Likewise, should we determine that we would be able to realize our deferred tax assets in the future in excess of our net recorded amount, an adjustment to the deferred tax assets would increase income in the period such determination was made.

Defined Benefit Pension Plans

        Accounting for defined benefit pension plans requires various assumptions, including, but not limited to, discount rates, expected rates of return on plan assets and future compensation rates. We evaluate these assumptions at least once each year and make changes as conditions warrant. Changes to these assumptions will increase or decrease our reported income, which will result in changes to the recorded benefit plan assets and liabilities.

BUSINESS

The Company

        We are a leading provider of integrated advertising products and marketing services. We deliver a comprehensive range of solutions that simplify, improve, and maximize the effectiveness of multiple phases of our customers' marketing campaigns, from the inception of an advertising concept, through design, production, targeted distribution, and ultimately the measurement of advertising effectiveness. We believe that our ability to produce cost-effective and measurable results in a relatively short time-frame is critically important to our clients. Our clients include more than 3,000 grocery stores, drug stores and other retail chains, general merchandise producers and manufacturers, newspapers, and advertising agencies.

        For the twelve months ended March 31, 2003, we generated net sales of approximately $1.6 billion. We offer the following extensive list of solutions across a broad spectrum of media designed to enable our clients to reach target customers with the most effective message. Customers may employ these services individually or on a combined basis to create an integrated end-to-end marketing solution.

Vertis Retail and Newspaper Services
•	Targetable advertising insert programs for retailers and manufacturers
•	Newspaper products (TV magazines, Sunday magazines, color comics and special supplements)
•	Consumer research
•	Creative services for advertising insert page layout and design
•	Digital advertising workflow design and transmission
•	Freight and logistics management
Vertis Direct Marketing Services
•	Highly customized one-to-one marketing programs
•	Automated digital fulfillment services
•	Direct mail production with varying levels of personalization
•	Data design, collection and management to identify target audiences
•	Mailing management services
•	Effectiveness measurement
Vertis Advertising Technology Services
•	Digital content management
•	Graphic design and animation
•	Digital photography, compositing and retouching
•	In-store displays, billboards and building wraps
•	Consulting services
•	Newspaper advertising development
•	Media planning and placement and software solutions
•	Response management and fulfillment services
•	Call center and telemarketing services
Vertis Europe
•	Advertising production services for European customers
•	Direct marketing services for European customers
•	Response management, warehousing and fulfillment services
•	Data cleansing

        We believe that the breadth of our client base limits our reliance on any individual customer. Our top ten customers in 2002 accounted for 32.5% of our sales, and no customer accounted for more than 5.7% of our sales. The average length of our relationships with our ten largest customers is over 15 years.

Industry Overview

        In 2001, the advertising industry experienced the first year-over-year decline in advertising spending since World War II. The decline was most dramatic in the United States, as the effects of the recession, a dramatic decline in dot-com spending, the September 11 terrorist attacks and the associated anthrax scare, combined to cause advertising spending to decline 6.5% to $231 billion, according to Universal McCann. Worldwide advertising expenditures declined 7.0% in 2001 to

$441 billion. In 2002, United States advertising spending increased 2.6% to $237 billion. Worldwide advertising expenditures increased 1.6% to $448 billion.

        Although there can be no assurance that the growth experienced in 2002 will continue, we would expect our operating results to be favorably impacted by a further strengthening in advertising spending or an overall improvement in the economic environment.

        With respect to our target market, from 1985 to 2002, advertising insert spending grew at a compound annual rate of approximately 5.3%, direct mail (excluding catalogs) at approximately 7.1% and overall advertising spending at approximately 5.5% in the United States. We believe that our addressable market, which includes advertising inserts, direct marketing and advertising technology services, generates annual revenue of approximately $64 billion, or approximately one-quarter of all advertising expenditures made in the United States. This amount is comprised of the following components:

        Advertising Inserts.    We believe that approximately $16.5 billion per year is spent on advertising inserts, with approximately 40% of this amount spent on the production of the insert and the balance on distribution of the product. Insert advertising is extremely effective, as our research suggests that more than 74% of Sunday newspaper readers read advertising inserts in their Sunday paper, and between 49% and 54% of adult readers use insert advertising for making their purchasing decisions in key retail categories, such as electronics and household goods.

        According to NAA Market and Business Analysis, advertisers expended more of their 2002 media dollars on insert advertising than on run-of-press advertising. In addition, according to NAA/Adweek, advertising insert expenditures also exceeds the total network advertising revenues for NBC, ABC, CBS and FOX ($16 billion in insert advertising versus $15.3 billion in combined network advertising revenues).

        Direct Marketing.    We believe that approximately $36 billion per year is spent on direct mail excluding catalogs, with approximately 40% of this amount spent on production and the remainder on ancillary services including creative, data analysis and manipulation, and agency services. Direct mail advertising is also extremely effective with over 73% of consumers reading this medium and 34% responding to direct mail advertising. This medium is also cost effective. For every $0.08 spent on direct mail, marketers realize $1.00 in direct mail-driven sales, according to the Direct Marketing Association.

        Advertising Technology Services.    We believe that the market for advertising technology services exceeds $11 billion annually, which includes premedia services, such as graphic design, animation, digital photography and retouching, as well as new emerging distribution technologies such as CD-ROM and the Internet that use digitized images.

        We believe that marketers use and will continue to use dedicated third party providers such as Vertis in order to reduce cost and cycle time to market, improve efficiency and focus on core competencies. In addition, we believe that marketers seek integrated providers that can deliver a full range of advertising and marketing solutions that are end-to-end in scope and access consumers across multiple geographies.

Competitive Strengths

        Our many competitive strengths have contributed to our strong historical operating performance and should enable us to capitalize on future opportunities. These strengths include:

        Market leadership.    Our RNS segment (representing 63% of our net sales for the twelve months ended March 31, 2003) is one of the leading U.S. providers of inserts, producing more than 30.3 billion advertising inserts in 2002. We are the single largest producer of newspaper TV listing guides, producing approximately 900 million in 2002, and Sunday comics, producing approximately 1.7 billion in 2002. We also provide 71 of the top 100 Sunday newspapers in the United States with circulation-building newspaper products and services through production of comics, TV listing guides, Sunday supplements and special sections. In addition, we believe that our DMS segment (representing 17% of our net sales for the twelve months ended March 31, 2003) is one of the largest producers of highly customized direct mail and specialty advertising products in the United States. While the majority of sales are made directly to clients, our DMS segment also sells its products and services through advertising agencies and brokers. Principal customer groups include consumer goods manufacturers, financial institutions, not-for-profit organizations and government agencies.

        Depth of products and services.    We offer a wide array of analytical tools and alternatives within each product line which are designed to enable our customers to target and reach consumers in a precise and effective manner. For example, our customers can use our advertising insert program to target a regional or national audience and further target that audience based on various geographics or demographics. Likewise, our direct marketing products range from a simple personalized marketing message differentiated only by the name and address of the recipient to a 100% variable, highly personalized message in which the marketing message of a product offered can be highly customized based on particular characteristics of the proposed recipient. Consistent with these capabilities, and given our graphic design, 2-D & 3-D illustration and other technical capabilities, we can help customers create state-of-the-art advertising and marketing campaigns.

        End-to-end provider of integrated advertising and marketing solutions.    Our end-to-end solutions help our customers achieve their advertising goals in a simple and cost-effective manner. We seek to provide clients with a full range of advertising and marketing solutions on an integrated basis. From one point of entry into the Vertis organization, customers can receive access to fully integrated advertising products and services rather than using multiple vendors with fragmented capabilities. Working with customers from the inception of an advertising concept through design and production, we are also able to provide targeted distribution of the advertising message, response management and fulfillment, and the tools to deliver advertising effectiveness measurement. In addition, we have realigned our sales force to correspond more directly to our clients' evolving needs for broad-based, integrated marketing solutions.

        Established relationships with diverse client base.    We have successfully leveraged the superior quality and depth of our products and services to establish, maintain and grow our long-term customer relationships. We currently serve a diverse client base of more than 3,000 grocery stores, drug stores and other retail chains, general merchandise producers and manufacturers, newspapers and advertising agencies. We believe that the breadth of our client base limits our reliance on any individual customer. Our top ten customers in 2002 accounted for 32.5% of our net sales, and no customer accounted for more than 5.7% of our net sales. In addition, we have established long-term relationships with many of our customers, which have provided us with a significant source of recurring revenues and earnings. As of December 31, 2002, the average length of our relationship with our top ten customers was more than 15 years.

        Broad geographic presence with significant scale.    As large corporations increasingly seek to outsource non-core functions and reduce the number of vendors with whom they do business, we believe the ability of service providers to offer national and international coverage is of growing importance. We operate on an international scale with approximately 8,400 employees located at over 50 production facilities and sales offices in North America, and six production facilities and sales offices in Europe. Our reach and scale provide us with an advantage in seeking to effectively serve our multinational clients and negotiate with multinational vendors to maintain a highly competitive cost structure. At the same time, our geographic reach enables us to produce and distribute marketing materials on a regional basis, reducing the cost and improving the turn-around time and targeted demographic focus required to reach consumers.

        Efficient operating cost infrastructure.    In 2000, we began implementing a reorganization plan focused on enhancing our global sales strategy and streamlining our operations by eliminating duplicative overhead. To date, we have eliminated approximately 1,500 positions and closed 26 facilities since January 1, 2000. As part of this process, we incurred approximately $19.1 million, $42.2 million and $21.4 million in restructuring expense in the years ended December 31, 2002, 2001 and 2000, respectively. Having completed our reorganization, we believe that we are now positioned to further enhance our profitability and cash flow by leveraging our low-cost operating structure. In addition, we believe that we are one of the largest consumers of paper and ink and benefit from our ability to generally pass on changes in the cost of paper to our customers, reducing volatility in our operating results. We also believe that we are able to quickly and effectively adapt our capital expenditures depending on the prevailing economic environment and anticipated customer demand.

        Technological expertise.    We have invested in advanced advertising and marketing technologies that increase our efficiency and enable our clients to respond to time-sensitive market opportunities. For example, we worked closely with Medco Health, a leading provider of pharmacy benefits management for over 1,000 companies and 62 million customers, to transform their traditional member fulfillment program to a totally automated platform that produces and mails individually customized Welcome Packages within 24 to 48 hours of data receipt, with 100% accuracy. Using our Total Digital Workflow, more than 2,500 unique templates are managed, updated, approved and stored online, and produced on demand as data is received. This automated solution has eliminated waste by 50%, improved customer satisfaction through accuracy, and decreased program cycle time by four weeks.

        Strong, proven management.    We have an experienced senior management team with more than 100 years of industry expertise, 40 years of service with the Company and a successful track record of delivering organic growth and integrating acquisitions. The management team is headed by Mr. Donald E. Roland, who has been the President and Chief Executive Officer of Vertis since June 1, 2000 and Chairman since April 2001. Mr. Roland was appointed the President in October 1994 and in June 1995 was appointed Chief Executive Officer of TC Advertising. Mr. Roland has worked closely with Mr. Dean D. Durbin, our Chief Financial Officer since 1997, and Mr. Herbert W. Moloney III, our Chief Operating Officer of Vertis North America since 1994. We have successfully operated as a leveraged entity since being acquired in 1993 and have successfully integrated 29 acquisitions in that time.

        Strong Equity Sponsorship.    In December 1999, we completed a recapitalization led by THL and ECP. THL is one of the oldest and most successful private equity firms in the United States. Since its founding in 1974, THL has invested approximately $6 billion of capital in more than 90 businesses. THL currently manages five private equity funds, with aggregate capital commitments of approximately $12 billion. The most recent equity fund (Fund V) has total capital commitments of $6.1 billion. ECP, founded in 1995, has invested in 11 businesses with an aggregate transaction value of $6.2 billion. THL, ECP and other co-investors invested approximately $500 million in us in 1999 when they acquired our parent company. In 2001, THL purchased an additional $40 million of common equity of our parent entity when they exchanged certain debt securities of our parent entity for common stock. Four investment professionals from THL and two founding partners from ECP currently sit on the board of Vertis.

Business Strategy

        Our strategic objective is to grow net sales, operating margins and cash flow by becoming the most effective force in the advertising industry for bringing together sellers and buyers. Key elements of this strategy include:

        Further expanding existing customer relationships and broadening customer base.    We continually seek to expand our existing client relationships and broaden our customer base. Toward that end, we have substantially completed the consolidation of our various business units and related realignment of our sales force to create a more responsive, customer-oriented organization. Specifically, we created national and retail sales groups, responsible for targeting large retail and other national accounts which can employ multiple service lines to augment sales units focused on selling the products and services of each business unit. This realignment allows us to manage and coordinate sales initiatives and incentives across the organization. We believe that this structure, which we call Vertis Integrated Selling, will maximize multi-solution sales opportunities while continuing to drive the sales of our products and services through our individual business units. For example, when Kroger sought to consolidate its nationwide advertising insert program, our national and retail sales group explored Kroger's needs more thoroughly and discovered an opportunity to improve the efficiency of Kroger's program through premedia services offered by our ATS segment. In particular, we developed a digital workflow plan that brings together a range of capabilities. By leveraging our board service offerings, we increased our revenues while at the same time helping Kroger reduce its cycle time and total operating costs. Our customers that use multiple solutions, like Kroger, represented more than 48% of our year 2002 net sales, which is an increase of 70% since 1998.

        Continuing to enhance our highly targeted advertising and marketing solutions.    We believe that we offer advertisers the most targeted advertising solutions available. Our solutions combine sophisticated database technologies with flexible, strategically located production capabilities. In addition, our solutions enable our customers to deliver personalized messages to key consumers via direct mail, the Internet, self-mailers and other specialty products and to produce them in an area in close proximity to the recipients. Likewise, our media planning and placement services enable our customers to customize their advertising to match the demographic and other targeting characteristics of their audiences. This allows our customers to target and access audiences and maximize the response rates. Collectively, these services and initiatives are part of a coherent, integrated strategy of providing our customers with a single source of tailored advertising and marketing solutions.

        Further improving operating efficiency.    Our management team has extensive experience with cost management programs and a disciplined approach to capital expenditures. We have implemented the consolidation plan to achieve substantial cost savings, and we intend to continue reducing costs across all of our operations. In 2002, our management team implemented a restructuring and cost reduction program aimed at further improving operating and financial performance at our ATS segment. We believe the program will continue to streamline our operations, resulting in improved efficiency and lower overall costs. We also believe that we are one of the largest consumers of paper and ink and we will continue to explore opportunities to leverage our overall purchasing power to reduce cost. In addition, our production capabilities and national scheduling system allow us to leverage our asset base by utilizing equipment best suited for the needs of our customers in terms of product specification and geography. Our integrated production platform provides a seamless solution to our customers while enhancing our margin and improving our return on invested capital.

        Capitalizing on extensive digital workflow platforms.    We intend to continue optimizing our digital communications platform, which provides customers with the ability to conceive, manipulate, transmit, produce and distribute their advertising concepts seamlessly on an international scale. This function reduces our costs and improves our efficiency while also improving efficiency and reducing cycle times for our clients. At December 31, 2002, our digital network connected customers to all 60 of our production facilities. In addition, this system is a highly scalable open architecture system, which allows two-way graphics, text, video and voice communications, enabling our employees and customers to seamlessly exchange information. Moreover, our existing systems and skills translate well to serve new media formats such as the Internet. By leveraging existing, profitable relationships, we expect to create opportunities in new media that are both revenue building and profit enhancing.

        Selectively pursuing growth opportunities.    We continually review opportunities to increase sales and expand our business, both through internal growth and acquisitions. For example, in 2000, we invested approximately $36 million in new print equipment to meet our clients' expanded business needs in particular geographic regions. We believe this investment contributed approximately $59 million to net sales during 2001. Additionally, since 1993, we have used strategic acquisitions to expand our geographic coverage, add new skills, enhance existing skills and broaden our customer base.

Products and Services

        We believe that the superior quality and comprehensive range of our products and services differentiate us from our competitors and provide our clients with a broad spectrum of capabilities to develop and deliver highly targeted marketing messages. Our products and services are organized into the business segments listed below. These business segments are integrated to provide customers with end-to-end solutions, enabling customers from one segment to use products and services from another segment.

Business Segments

        We operate in four principal business segments detailed below. Financial and other information relating to these segments can be found in "Management's Discussion and Analysis of Financial Condition and Result if Operations" and in Note 18 "Segment Information" to our Consolidated Financial Statements included in this prospectus.

RNS

        General.    RNS is a leading provider of advertising inserts and is the largest single producer of newspaper TV listing guides and Sunday comics in the United States. In 2002, we produced more than 30.3 billion advertising inserts. Advertising inserts are typically produced in color on better quality paper than the reproductions that appear in run-of-press newspaper advertisements. In addition, inserts allow marketers to vary layout, artwork, design, trim size, paper type, color and format. Variations may be targeted by newspaper zones and by specific customer demographics.

        We also provide 71 of the top 100 Sunday newspapers in the United States with circulation-building newspaper products and services through production of comics, TV listing guides, Sunday supplements and special sections. In 2002, we produced approximately 1.7 billion Sunday comics, and approximately 900 million TV listing guides.

        RNS enables advertisers to achieve targeted distribution to large and diverse audiences. These products and services are delivered by means of our nationwide network of digitally connected facilities.

        Sales and Customers.    In addition to leveraging our national and retail sales groups, RNS employs approximately 43 sales representatives devoted to this segment's specific products and services. RNS's sales force is organized into four key business groups to maximize the development of business for newspapers and local, regional and national retail customers. The Corporate Sales group focuses on selling solutions to national customers and is complemented by two regional geographic groups covering the eastern and western United States. The Newspaper Services Sales group focuses on selling marketing solutions to newspapers and publications.

        Our customers include grocery stores, drug stores, other retailers, newspapers, manufacturers and Internet advertisers. Our customers distribute advertising inserts in national newspapers and, depending on their target audience, through various forms of mail distribution and in-store circulation. Our top ten retail customers in 2002 included Kroger, Safeway and Kmart. Our largest newspaper customers included The New York Times Company, The Tribune Company and Knight Ridder. RNS' ten largest customers accounted for approximately 50% of its 2002 net sales, and no single customer represented more than 5.7% of total net sales of Vertis. We have established and maintained long-standing customer relationships with our major customers. As of March 31, 2003, the average length of RNS' relationship with its top customers was approximately 15 years. The following table presents the length of customer relationship of some of our top customers:

Customer	Length of Customer Relationship
Kmart	26 years
Albertsons	21 years
Walgreens	21 years
The Tribune Company	23 years
Safeway	22 years

DMS

        General.    DMS is one of the largest providers of highly customized direct mail, one-to-one market programs, mailing management services, automated digital fulfillment and specialty advertising products in the United States. We derive the majority of our revenues from the design, production, and execution of personalized advertising mailings rather than traditional, broadbase direct mailings. Personalized direct mail enables consumer goods and other marketers to communicate with their customers on an individual-by-individual basis, an approach that provides higher response rates than broad, non-personalized mailings.

        We use sophisticated, data-driven techniques to target prospects and deliver full color, individualized marketing messages. We can process and manipulate databases to enable our customers to target direct mail recipients based on many attributes, ranging from age, gender, and address to spending habits, type of car owned, whether the recipient is a pet owner, etc. These highly individualized marketing campaigns are designed to enhance customer response levels and improve client marketing efficiencies through on-demand workflow automation. The growth in customer data availability, the increasing sophistication of database marketing tools and the growing use of the Internet for integrated marketing campaigns have significantly increased demand for these services.

        For the twelve months ended March 31, 2003, DMS generated net sales of $289.9 million, which represented 17.4% of our consolidated revenues for that period.

        Sales and Customers.    In addition to leveraging our national and retail sales groups, DMS employs approximately 41 sales representatives devoted to these specific products and services. While the majority of sales are made directly to clients, DMS also sells its products and services through advertising agencies and brokers. Principal customer groups include consumer goods manufacturers, financial institutions, not-for-profit organizations, retailers and government agencies. DMS's ten largest customers accounted for approximately 43% of its 2002 net sales. No single customer accounted for more than 1.2% of total net sales of Vertis.

ATS

        General.    ATS employs a broad range of technologies to assist clients with their advertising campaigns. For the twelve months ended March 31, 2003, ATS recorded net sales of $185.8 million, which represented 11.1% of our consolidated revenues for that period.

        ATS is a leading provider of digital media production and content management solutions to retailers, consumer and commercial products companies and advertising agencies. Our services and technologies enable clients to more efficiently create, produce and manage traditional print and advertising content. More importantly, these services and technologies also enable clients to benefit from the influences of emerging digital advertising media such as CD-ROM and the Internet. Our integrated offering enables advertisers to maintain consistency of appearance of their products and brand names throughout various media forms. Specific services and technologies offered by ATS include:

  •
  digital content management;

  •
  graphic design and animation;

  •
  digital photography, compositing and retouching;

  •
  in-store displays, billboards and building wraps;

  •
  consulting services, including Internet marketing and development;

  •
  newspaper advertising development;

  •
  media planning and placement and software solutions;

  •
  response management and fulfillment services; and

  •
  call center and telemarketing services.

        Vertis Media and Marketing Services, an operating unit of ATS, offers the following three primary services designed to support our targeting capabilities and marketing efforts:

  •
  Vertis Media Planning and Research System offers a software package that enables advertisers to customize their advertising to match demographic characteristics and other targeting requirements to reach more than 109,000 geographic zones and more than 5,800 newspapers and shared mailed products, covering the entire United States;

  •
  Vertis Media and Marketing Services offers fully outsourced solutions for the planning and placement of newspaper advertising; and

  •
  Response Management Services offers customers value-added response management and fulfillment services ranging from lead management and fulfillment in support of a high tech sales force to managing and fulfilling an ongoing prescription drug sampling program for a leading pharmaceutical manufacturer.

        In addition, we offer fully outsourced premedia solutions, allowing clients to leverage our infrastructure and to avoid the large capital expenditures associated with managing premedia functions in-house.

        Sales and Customers.    In addition to leveraging our national and retail sales groups, ATS has more than 101 sales representatives devoted to this segment's specific products and services. The division serves five categories of customers: newspapers, advertising agencies, consumer packaging, commercial products manufacturers, and retail advertisers. ATS's ten largest customers accounted for approximately 21% of its net sales in 2002. The top customers include advertising agencies and large retailers such as Kroger and Albertsons.

Vertis Europe

        General.    Vertis Europe offers our European customers most of the products and services we offer our American customers through DMS and ATS. The products, services and technology offered in Europe include:

•	response fulfillment services
•	extensive inline printing and finishing
•	fully integrated direct marketing services
•	direct mail printing and fulfillment
•	laser imaging and letter-shop capabilities
•	transactional printing
•	fragrance promotions
•	phone and loyalty card production
•	data processing
•	consulting

        We believe our European production facilities have unique production capabilities to meet demand for shorter run highly personalized mailing and for transactional and billing communications.

        For the twelve months ended March 31, 2003, Vertis Europe generated net sales of $143.9 million, which represented 8.6% of our consolidated revenues for that period.

        Sales and Customers.    In addition to leveraging our national and retail sales groups, Vertis Europe has more than 42 sales representatives devoted to this segment's specific products and services. Vertis Europe serves advertising agencies and corporate marketers. The main categories of direct marketing clients serviced are financial services, agency, publishing, mail order, non-profit and retail. Vertis Europe's ten largest customers accounted for approximately 30% of its 2002 net sales.

Raw Materials

        In 2002, we spent approximately $600 million on raw materials. The primary raw materials required in our operations are paper and ink. We also use other raw materials, such as film, chemicals, computer supplies and proofing materials. We believe that there are adequate sources of supply for our primary raw materials and that our relationships with our suppliers yield improved quality, pricing and overall service to our customers; however, there can be no assurance that we will not be adversely affected by a tight market of our primary raw materials.

        Our results of operations depend to a large extent on the cost of paper and our ability to pass along to our customers any increases in these costs and remain competitive when there are decreases. In recent years, the number of suppliers of paper has declined, and we have formed stronger commercial relationships with selected suppliers. This has enabled us to reduce costs by increasing efficiency, negotiating favorable price discounts and achieving more assured sourcing of high quality paper that meets our specifications.

        We have entered into long-term ink supply agreements with four suppliers. We have committed to purchase a substantial portion of our annual ink requirements from these suppliers.

        We have an agreement expiring July 2006 with a supplier to purchase all of our requirements for mailing services (inserting, sorting, tying, bagging and applying postage to direct mail). The prices for the mailing services are negotiated annually. As part of this agreement, our mailing services receive priority over other customers of this supplier.

Competition

        We compete with multiple competitors in each of our service offerings. Many of these competitors are larger and have greater resources than we have. However, we believe that no single competitor offers the fully integrated suite of advertising products and marketing services that we provide.

        We believe that, in addition to RNS, R.R. Donnelley & Sons Company, Quebecor World Inc. and American Color Graphics are the largest producers of advertising inserts distributed through local and national newspapers in the United States, with more than 120 regional and local producers accounting for the balance. Valassis Communications, Inc., Harte-Hanks, Inc. and News America Marketing are among the largest producers of free standing inserts and shopper publications, which are media that compete with advertising inserts and other advertising products. In addition, RNS competes with television, radio and other forms of print and electronic media. In the production of Sunday newspaper comics, we compete with American Color Graphics as well as those newspapers that print their own comics and others that could do so. Vertis' newspaper TV listing guides, Sunday magazine and newspaper supplement operations also face strong competition from printers and newspapers. Vertis' major competitors in these areas are R.R. Donnelley & Sons Company, Quebecor World Inc., and American Color Graphics. Although the advertising insert and newspaper products industry in the United States remains highly fragmented, recent technological developments and over-capacity in the industry have increased industry consolidation and competitive pressures.

        The principal methods of competition in these businesses are pricing, quality, customer targeting capabilities, timeliness of delivery, customer service and other value-added services. Pricing depends in large part on the prices of paper and ink, which are RNS' major raw materials. Pricing is also influenced by shipping costs, operating efficiencies and the ability to control costs. We believe that the introduction of new technologies and continued excess capacity in this industry sector, combined with the cost pressures facing customers resulting from other factors, including the cost of paper and postal rates, have resulted in margin pressures and increased competition in our core businesses.

        DMS competes with a number of different firms in each of our principal lines of direct mail business. In the personalized direct mail product category, DMS' major competitors are R.R. Donnelley Specialty Products, Moore Corporation Limited, ADVO, Inc. and Quebecor World Inc. In the database and response management business categories, we compete with companies such as Harte-Hanks, Inc., Acxiom Corporation and Experian. The primary competitive factors in DMS' specialty products are quality, flexibility, service, timeliness of delivery and price. DMS' major competitors in the non-specialty printing services sector include Cyril-Scott Company, Double Envelope Corp. (Convertagraphics) and R.R. Donnelley Specialty Products. The U.K. direct mail market, while fragmented, has certain key players, including Communisis, St. Ives, Polestar and Primecom, who collectively dominate the market. The European direct mail market has been growing steadily over the last ten years, but this growth has attracted new players. There appears to be a significant increase in printing capacity due in part to generalist printing companies converting to direct marketing printing. Continued demand for shorter runs and highly targeted mailing requires producers to be more flexible and responsive.

        The business sector in which ATS operates is highly fragmented and there has been recent consolidation. Softness in traditional brand advertising spending has depressed revenues and operating margins in this sector. ATS' principal competitors include Applied Graphics Technologies, Inc., Schawk, Inc., Southern Graphics, a division of Alcoa, independent color separators and converters, as well as emerging competition from many advertising agencies and local premedia shops. The independent color separators and converters largely compete with us in regional, local and specific markets. The major competitive factors for both ATS and the premedia business are breadth of services, quality of finished products, distribution capabilities, ongoing customer service and availability of time on equipment that is appropriate in size and function for a given project. The consolidation of customers within some parts of these businesses has provided both greater competitive pricing pressures and opportunities for increased volume solicitation. Vertis Europe's major competitor in this sector is the Adplates Group.

Trade Names, Trademarks and Patents

        We own certain trade names, trademarks and patents used in our business. The loss of any such trade name, trademark or patent would not have a material adverse effect on our consolidated financial condition or results of operations.

Governmental Regulations

        Our business is subject to a variety of federal, state and local laws, rules and regulations. Our production facilities are governed by laws and regulations relating to workplace safety and worker health, primarily the Occupational Safety and Health Act ("OSHA") and the regulations promulgated thereunder. Except as described herein, we are not aware of any pending legislation that in our view is likely to affect significantly the operations of our business. We believe that the operations of our subsidiaries comply substantially with all applicable governmental rules and regulations.

Environmental Matters

        Our operations are subject to a number of federal, state, local and foreign environmental laws and regulations including those regarding the discharge, emission, storage, treatment, handling and disposal of hazardous or toxic substances as well as remediation of contaminated soil and groundwater. These laws and regulations impose significant capital and operating costs on our business and there are significant penalties for violations.

        Certain environmental laws hold current owners or operators of land or businesses liable for their own and for previous owners' or operators' releases of hazardous or toxic substances. Because of our operations, the long history of industrial operations at some of our facilities, the operations of predecessor owners or operators of certain of our businesses, and the use, production and release of hazardous substances at these sites and at surrounding sites, we may be subject to liability under these environmental laws. Various facilities of ours have experienced some level of regulatory scrutiny in the past and are, or may become, subject to further regulatory inspections, future requests for investigation or liability for past practices.

        The Comprehensive Environmental Response, Compensation & Liability Act of 1980 as amended ("CERCLA"), provides for strict, and under certain circumstances, joint and several liability, for among other things, generators of hazardous substances disposed of at contaminated sites. We have received requests for information or notifications of potential liability from the Environmental Protection Agency under CERCLA for a few off-site locations. We have not incurred any significant costs relating to these matters and we do not believe that we will incur material costs in the future in responding to conditions at these sites.

        The nature of our operations exposes us to certain risks of liabilities and claims with respect to environmental matters. We believe our operations are currently in material compliance with applicable environmental laws and regulations. In many jurisdictions, environmental requirements may be expected to become more stringent in the future which could affect our ability to obtain or maintain necessary authorizations and approvals or result in increased environmental compliance costs.

        We do not believe that environmental compliance requirements are likely to have a material effect on us. We cannot predict what additional environmental legislation or regulations will be enacted in the future or how existing or future laws or regulations will be administered or interpreted, or the amount of future expenditures that may be required in order to comply with these laws. There can be no assurance that future environmental compliance obligations or discovery of new conditions will not arise in connection with our operations or facilities and that these would not have a material adverse effect on our business, financial condition or results of operations.

Employees

        As of March 31, 2003, we had approximately 8,400 employees. Most of the hourly employees at our North Brunswick and Newark, New Jersey facilities (approximately 167 employees) are represented by the Paper, Allied Industrial, Chemical and Energy Workers International Union. We also have approximately 16 employees at our New York facility who are represented by the Amalgamated Lithographers of America Union Local 1L and approximately 3 employees who are represented by the Photo Industrial Union. In addition, approximately 16 employees of our Chicago facilities are represented by the Graphic Communications International Union and approximately 4 employees are represented by the Chicago Typographical Union. We believe we have satisfactory employee and labor relations.

Properties

Executive Offices

        Our principal executive offices are located at 250 West Pratt Street, Baltimore, Maryland, and comprise approximately 58,000 square feet of leased space, pursuant to a lease agreement expiring on August 31, 2007.

Production Facilities

        As of March 31, 2003, we owned 14 and leased 46 production facilities, 54 of which are located in the United States with an aggregate area of approximately 3,600,000 square feet. The leased production facilities have lease terms expiring at various times from 2003 to 2014. We believe that our facilities are suitable and adequate for our business. We continually evaluate our facilities to ensure they are consistent with our operational needs and business strategy. A summary of production facilities is set forth in the table below:

Locations	Square Footage	Lease Term Expiration
RNS Locations
Atlanta, GA(1)	94,700	Fee Ownership
Charlotte, NC.	105,400	April 30, 2013
City of Industry, CA	103,000	September 30, 2006
Columbus, OH	141,185	December 31, 2004
Dallas, TX	90,000	September 30, 2007
East Longmeadow, MA.	159,241	February 3, 2006
Elk Grove Village, IL.	80,665	August 31, 2005
Greenville, MI	130,000	Fee Ownership
Lenexa, KS	89,403	Fee Ownership
Manassas, VA	108,120	May 31, 2014
Niles, MI.	90,000	Fee Ownership
Pomona, CA	144,542	May 31, 2006
Portland, OR	125,250	October 31, 2007
Riverside, CA	84,000	Fee Ownership
Sacramento, CA	57,483	Fee Ownership
Salt Lake City, UT	103,600	August 31, 2009
San Antonio, TX.	67,900	Fee Ownership
San Leandro, CA	143,852	August 31, 2005
Saugerties, NY.	225,000	Fee Ownership
Tampa, FL.	72,418	December 31, 2008

DMS Locations
Bristol, PA.	123,000	Fee Ownership
Chalfont, PA	320,000	Fee Ownership
Chicago, IL	38,302	July 31, 2009
Monroe Township, NJ	57,987	February 16, 2004
Newark, NJ	22,692	December 31, 2007
Newark, NJ	23,000	Fee Ownership
North Brunswick, NJ.	173,232	Fee Ownership
ATS Locations
Atlanta, GA.	15,588	February 28, 2006
Atlanta, GA.	7,500	May 31, 2008
Bentonville, AR.	1,500	December, 2003
Carlsbad, CA	17,600	September 30, 2005
Chicago, IL	52,024	May 31, 2011
Chicago, IL	19,000	December 31, 2003
Clifton Park, NY	9,219	May 31, 2005
Delray Beach, FL	10,300	May 31, 2005
Harrison, NJ	22,125	May 31, 2010
Irvine, CA	29,825	May 21, 2005
Irving, TX	91,649	November 30, 2012
Long Island City, NY	11,500	August 31, 2006
Minneapolis, MN	8,550	June 30, 2003
North Haven, CT	30,600	December 27, 2007
New York, NY	6,500	July 31, 2006
New York, NY	31,500	September 30, 2004
Richmond, VA.	2,935	April 30, 2004
Rochester, NY	80,000	Fee Ownership
San Antonio, TX.	7,927	March 31, 2008
San Francisco, CA.	30,000	June 14, 2005
San Francisco, CA.	3,200	June 14, 2005
Scottsdale, AZ	7,184	September 30, 2004
St. Louis, MO	38,782	May 30, 2006
St. Louis, MO	14,600	August 19, 2003
St. Louis, MO	30,300	August 31, 2005
Van Nuys, CA	15,023	July 9, 2006
Europe Locations
Croydon, UK	56,227	December 1, 2013
Leicester, UK	58,205	January 23, 2006
Leicester, UK	35,115	September 28, 2007
Leicester, UK	34,000	March 11, 2013
London, UK	17,429	September 28, 2003
London, UK	12,356	June 20, 2016
Swindon, UK	110,000	June 25, 2014

(1)
Comprised of two adjacent facilities.

Sales Offices and Other Facilities

        We maintain a large number of facilities for use as sales offices and other administrative purposes. All but two of the sales offices and other facilities are leased, with lease terms expiring at various times from 2003 to 2006.

Legal Proceedings

        Certain claims, suits and complaints (including those involving environmental matters) which arise in the ordinary course of our business have been filed or are pending against us. We believe, based upon the currently available information, that all the results of such proceedings, individually, or in the aggregate would not have a material adverse effect on our consolidated financial condition or results of operations.

MANAGEMENT

Directors and Executive Officers of Vertis

        The following table sets forth certain information regarding the directors and executive officers of Vertis.

Name	Age	Positions
Donald E. Roland	60	Chairman and Chief Executive Officer
Dean D. Durbin	50	Chief Financial Officer
Herbert W. Moloney III	52	Chief Operating Officer—Vertis North America
Adriaan Roosen	51	Managing Director—Vertis Europe
John V. Howard, Jr.	41	Senior Vice President—General Counsel
Catherine S. Leggett	52	Senior Vice President—Human Resources
Roger C. Altman	57	Director
Austin M. Beutner	43	Director
Anthony J. DiNovi	40	Director
Thomas H. Lee	59	Director
Soren L. Oberg	32	Director
Scott M. Sperling	45	Director

        Donald E. Roland has been President and Chief Executive Officer of Vertis and a Director of Vertis since June 2000 and has been Chairman since April 2, 2001. Prior to June 2000, Mr. Roland was the President since October 1994 and, in addition since June 1995, Chief Executive Officer of TC Advertising. Mr. Roland joined Treasure Chest Advertising Company, Inc. ("TC Advertising"), one of our former operating units, in 1983 as Senior Vice President of Operations and became Executive Vice President in 1993. Prior to joining TC Advertising, he was at Times Mirror Press, the commercial printing division of the Los Angeles Times. In his 17 years at Times Mirror Press, Mr. Roland held numerous management positions including Director of Computer Graphics and Vice President of Operations. Mr. Roland is on the Board of Directors of the University of Maryland, Baltimore Foundation, and the Board of Directors of Baltimore Reads. He is also on the Advisory Board of the School of Education, Center for Graphic Communications & Technology at New York University.

        Dean D. Durbin has been Chief Financial Officer of Vertis since March 2000, and has been Senior Vice President and Chief Financial Officer of TC Advertising since September 1997. Prior to joining TC Advertising, Mr. Durbin served as Vice President and Chief Financial Officer at Thomson Professional Publishing, and served for more than 13 years with the McGraw-Hill Companies, beginning as Accounting Supervisor in 1974 and completing his tenure at McGraw-Hill as Vice President and Group Controller, Construction Information Group. He is on the Board of Directors of the Baltimore Museum of Industry.

        Herbert W. Moloney III was named Chief Operating Officer—Vertis North America in June 2000. Formerly, Mr. Moloney was Executive Vice President, Marketing and Sales of TC Advertising. Prior to joining TC Advertising in 1994, he held numerous positions from 1973 to 1994 with Knight Ridder, Inc., including Senior Vice President of Advertising for The Philadelphia Inquirer / Daily News, Sales Manager for WPRI-TV in Providence, Rhode Island and Retail Advertising Manager for The Miami Herald. Mr. Moloney is also on the Board of Directors of Lee Enterprises Incorporated.

        Adriaan Roosen has been Managing Director—Vertis Europe in London since November 2000. Prior to joining Vertis, Mr. Roosen served as a Senior Vice President and Managing Director Europe at Modus Media International, Inc., providing fulfillment and supply chain management solutions to computer hardware and software companies. From 1995 through 1999, Mr. Roosen was the Director of European Operations at Denver-based Quark, Inc. Prior to that, he was the Managing Director of R.R.

Donnelley Netherlands, BV and held a number of sales and marketing positions at the Netherlands Foreign Investment Agency while based in New York and San Francisco. Mr. Roosen is a Dutch national and a lawyer by training.

        John V. Howard, Jr.    was named Senior Vice President—General Counsel of Vertis in July 2000. Previously, Mr. Howard was Executive Vice President and General Counsel for Columbine JDS Systems, Inc. and Executive Vice President and General Counsel for Laser Tech Color, Inc. Prior to joining Columbine JDS Systems, Inc. and Laser Tech Color, Mr. Howard was Counsel and Chief Intellectual Property Counsel for Andersen Worldwide, S.C. in Chicago, the parent entity of Arthur Andersen and Andersen Consulting, in charge of all worldwide intellectual property matters for the Andersen organization. Before leaving for Andersen he was Chief Counsel for Quark, Inc., in Denver, developer of QuarkXPress, in charge of all worldwide legal matters. Mr. Howard is also a Trustee on the Board of Trustees of the Hammond-Harwood House.

        Catherine S. Leggett was named Senior Vice President—Human Resources of Vertis in June 2000. She joined TC Advertising as Senior Vice President—Human Resources in April 2000. Prior to joining us, Ms. Leggett was Senior Vice President of Human Resources at PG&E Generating Company, a subsidiary of Pacific Gas & Electric, Vice President of Human Resources for Federal Home Loan Mortgage Corporation in McLean, Virginia, and Senior Vice President of Human Resources for Hechinger Company in Landover, Maryland. She is a professor at the Johns Hopkins University Graduate School and is a member of the Bars for the District of Columbia and Iowa, as well as the U.S. District Court for the District of Columbia.

        Roger C. Altman has been a director of Vertis since May 2001 and Vertis Holdings since December 1999. Mr. Altman is Chairman of Evercore, which he co-founded in 1996. He spent 14 years at Lehman Brothers, where he was Managing Director, Co-Head of Investment Banking, Member of the Management Committee and Member of the Board of Directors. From 1987 through 1992, Mr. Altman was Vice Chairman of The Blackstone Group. He has also served two tours of duty in the U.S. Treasury Department, most recently as Deputy Treasury Secretary.

        Austin M. Beutner has been a director of Vertis since May 2001 and Vertis Holdings since December 1999. Mr. Beutner is President of Evercore, which he co-founded in 1996, Chairman of Evercore Capital Partners and Chairman and CEO of Evercore Ventures. Mr. Beutner serves on the Board of Directors of American Media, Inc., Business.com, Causeway Capital Management LLC, Continental Energy Services, Inc., eCompanies LLC, Earthlink, Encoda Systems, Energy Partners, Ltd. and Telenet Holding N.V. He also serves as a Trustee of the California Institute of the Arts and is a member of the Council on Foreign Relations.

        Anthony J. DiNovi has been a director of Vertis since March 2001 and Vertis Holdings since December 1999. Mr. DiNovi has been employed by Thomas H. Lee Partners, L.P. and its predecessor Thomas H. Lee Company since 1988 and currently serves as Managing Director. Mr. DiNovi is currently a Director of American Media, Inc., Endurance Specialty Insurance, Ltd., Eye Care Centers of America, Inc., FairPoint Communications, Inc., Fisher Scientific International, Inc., National Waterworks, Inc., US LEC Corporation, and various other private corporation.

        Thomas H. Lee has been a director of Vertis since May 2001 and Vertis Holdings since December 1999. Mr. Lee founded Thomas H. Lee Partners L.P. (formerly the Thomas H. Lee Company) in 1974 and since that time has served as its President. Mr. Lee serves or has served as a Director of numerous public and private companies in which the Lee Company and its affiliates have invested, including Finlay Enterprises, Inc., General Nutrition Companies, Metris Companies, Inc., Playtex Products, Inc., Snapple Beverage Corp., and Wyndham International, Inc. In addition, Mr. Lee is a Member of the J.P. Morgan Chase & Co. National Advisory Board.

        Soren L. Oberg has been a director of Vertis and Vertis Holdings since May 2001. Mr. Oberg has been employed by Thomas H. Lee Partners, L.P., and its predecessor Thomas H. Lee Company since 1993. From 1992 to 1993, Mr. Oberg worked at Morgan Stanley & Co., Inc. in the Merchant Banking Division. Mr. Oberg also serves on the boards of American Media, Inc., National Waterworks, Inc., and several other private companies.

        Scott M. Sperling has been a director of Vertis since May 2001 and Vertis Holdings since December 1999. Mr. Sperling has been employed by Thomas H. Lee Partners, L.P. and its predecessor Thomas H. Lee Company since 1994 and currently serves as Managing Director. Mr. Sperling is currently a Director of Houghton Mifflin Company, Fisher Scientific International, Inc., GenTek Inc., Wyndham International, as well as several private companies.

        The term of office of each executive officer is until the organizational meeting of our board of directors following the next annual meeting of our stockholders and until a successor is elected and qualified, or until that officer's prior death, resignation, retirement, disqualification or removal.

        Each of our directors was elected to hold office until his successor is elected and qualified and subject to his prior death, resignation, retirement, disqualification or removal.

EXECUTIVE COMPENSATION

        The following table sets forth the compensation paid in respect of the years ended December 31, 2002, 2001 and 2000 to Donald E. Roland, Chairman, President and Chief Executive Officer of Vertis, and to each of the five other most highly paid executive officers of Vertis (collectively, the "Named Executive Officers").

Summary Compensation Table

	Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Period	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Securities Underlying Options (#)(1)	All Other Compensation $
Donald E. Roland Chairman, President and Chief Executive Officer	2002 2001 2000	608,577 601,500 572,919	357,748 283,462		(3) (3) (3)	12,508 5,287 165,726	3,000 2,550 2,550	(2) (2) (2)
Dean D. Durbin Chief Financial Officer	2002 2001 2000	372,423 352,333 337,500	220,153 130,887		(3) (3) (3)	9,828 4,274 36,597	69,483 2,550 2,550	(2)(5) (2) (2)
Herbert W. Moloney III Chief Operating Officer—Vertis North America	2002 2001 2000	446,379 427,333 396,875	264,282 184,110		(3) (3) (3)	9,828 4,337 41,095	3,000 2,550 2,550	(2) (2) (2)
Adriaan Roosen Managing Director— Vertis Europe	2002 2001 2000	278,097 243,371 39,480	152,069	36,057	(3) (6) (3)	3,574 633 17,778	50,008 14,371	(4)(5) (4)
John V. Howard, Jr. Senior Vice President—General Counsel and Secretary	2002 2001 2000	258,259 251,041 88,540	150,254 107,311		(3) (3) (3)	3,574 2,704 20,160	44,501 1,593 2,823	(2)(5) (2) (2)
Catherine S. Leggett Senior Vice President—Human Resources	2002 2001 2000	258,259 251,041 185,833	150,254 116,758		(3) (3) (3)	3,574 2,234 20,160	57,571 1,593	(2)(5) (3)

(1)
All stock option grants were made pursuant to the Vertis Holdings, Inc. 1999 Equity Award Plan (the "Plan") and are described below under "Options Granted in Fiscal 2002" and "Employment Arrangements with Executive Officers."

(2)
Represents amounts contributed to 401(k) plan for the Named Executive Officer.

(3)
Perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported under the headings of "Salary" and "Bonus."

(4)
Represents amounts contributed by Vertis to a pension plan on behalf of Adriaan Roosen.

(5)
In connection with the Management Loans, hereinafter defined, interest of $66,785, $36,103, $54,908 and $41,187 was forgiven for Messrs. Durbin, Roosen and Howard and Ms. Leggett, respectively.

(6)
Mr. Roosen received additional healthcare coverage and an accommodation allowance in connection with his expatriate assignment.

        The following table sets forth certain information with respect to options to purchase shares of Vertis Holdings' common stock granted to the Named Executive Officers during 2002. Vertis did not grant any stock appreciation rights to any of the Named Executive Officers during 2002.

Options Granted In Fiscal 2002

	Individual Grants
					Grant Date Value Grant Date Present Value ($)(1)
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal 2002	Exercise or Base Price ($/Share)	Expiration Date
Donald E. Roland(2)	12,508	9.3%	$31.50	9/5/2012	221,392
Dean D. Durbin(2)	9,828	7.3%	$31.50	9/5/2012	173,956
Herbert W. Moloney(2)	9,828	7.3%	$31.50	9/5/2012	173,956
Adriaan Roosen(2)	3,574	2.6%	$31.50	9/5/2012	63,260
John V. Howard, Jr.(2)	3,574	2.6%	$31.50	9/5/2012	63,260
Catherine S. Leggett(2)	3,574	2.6%	$31.50	9/5/2012	63,260

(1)
These values were calculated using a Black-Scholes option pricing model. The actual value, if any, that an executive may realize will depend on the excess, if any, of the stock price over the exercise price on the date the options are exercised, and no assurance exists that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The following assumptions were used in the calculations:

(a)
assumed option term of 10 years;

(b)
stock price volatility factor of 0.3820;

(c)
4.00% risk-free rate of return; and

(d)
no dividend payment.

(2)
These options were granted on September 15, 2002 and vest in installments of 33% in 2003; 33% in 2004 and 34% in 2005.

Option Values at End of Fiscal 2002

        The following table sets forth certain information concerning the number and the value at the end of 2002 of unexercised in-the-money options to purchase Vertis Holdings' common stock granted to the Named Executive Officers as of the end of 2002. No stock appreciation rights have been granted to any of the Named Executive Officers.

Aggregated Option Exercises In Last Fiscal Year
And Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal 2002 End (#)	Value of Unexercised In-the-Money Options at Fiscal 2002 End ($)
Name	Shares Acquired on Exercise	Value Realized ($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable(1)
Donald E. Roland	0	0	113,396/107,311	0/0
Dean D. Durbin	0	0	28,377/29,244	0/0
Herbert W. Moloney	0	0	40,957/38,624	0/0
Adriaan Roosen	0	0	9,206/21,985	0/0
John V. Howard, Jr.	0	0	11,432/15,006	0/0
Catherine S. Leggett	0	0	11,253/14,826	0/0

(1)
Based on the assumed price of $31.50 for Vertis Holdings' common stock on December 31, 2002, less the exercise price payable for such shares.

Supplemental Executive Retirement Plan

        The following table sets forth annual amounts payable to Messrs. Roland, Durbin, Moloney and Howard and Ms. Leggett upon their retirement under Vertis Holdings and Subsidiaries Supplemental Executive Retirement Plan (the "SERP").

Pension Plan Table

	Years of Service
Remuneration
	5	10	15	20	25	30
$150,000	$7,500	$15,000	$22,000	$30,000	$37,500	$45,000
175,000	8,750	17,500	26,500	35,000	43,750	52,500
200,000	10,000	20,000	30,000	40,000	50,000	60,000
225,000	11,250	22,500	33,750	45,000	56,250	67,500
250,000	12,500	25,000	37,500	50,000	62,500	75,000
275,000	13,750	27,500	41,250	55,000	68,750	82,500
300,000	15,000	30,000	45,000	60,000	75,000	90,000
500,000	25,000	50,000	75,000	100,000	125,000	150,000
600,000	30,000	60,000	90,000	120,000	150,000	180,000
700,000	35,000	70,000	105,000	140,000	175,000	210,000
800,000	40,000	80,000	120,000	160,000	200,000	240,000
900,000	45,000	90,000	135,000	180,000	225,000	270,000

        The compensation covered by the SERP includes each of the participants entire annual base salary. Messrs. Roland, Durbin, Moloney and Howard and Ms. Leggett currently have 19, 5, 8, 4 and 2 years of service, respectively. See "Employment Arrangements with Executive Officers" below. Benefits under the SERP are computed by multiplying the participant's average salary for the last five years prior to retirement by a percentage equal to one percent for each year of service up to a maximum of 30 years. Benefits under the SERP are not subject to a deduction for Social Security or other offset amounts.

Compensation of Directors

        Donald E. Roland, the only director of Vertis who is also an executive officer of Vertis, does not receive any additional compensation for service as a member of the Board of Directors of Vertis (the "Board"). For information relating to compensation of Mr. Roland, see "Employment Arrangements with Executive Officers" below.

        All other directors of Vertis (each a "non-employee director") are affiliated with either THL or ECP, two significant shareholders of Vertis Holdings. None of the non-employee directors individually receive any compensation from Vertis for serving on the Board. Vertis, however, entered into consulting agreements with Thomas H. Lee Capital, LLC (an affiliate of THL), THL Equity Advisors IV, LLC (an affiliate of THL) and Evercore Advisor Inc. (an affiliate of ECP), pursuant to which Vertis pays annual fees to these parties in amounts of approximately $414,000, $586,000 and $250,000. See "Certain Relationships and Related Transactions."

Employment Arrangements with Executive Officers

        Roland Employment Agreement.    The Company has entered into an employment agreement with Donald E. Roland, effective September 12, 1983 (as amended to date, the "Roland Agreement"), pursuant to which Mr. Roland currently serves as Chairman, President and Chief Executive Officer. The Roland Agreement may be terminated by either Mr. Roland or the Company at any time for any reason. Under the Roland Agreement, Mr. Roland received a base salary of $608,577 in 2002. The Roland Agreement also provides that Mr. Roland receive an annual bonus targeted at not less than 75% of base salary (assuming bonus targets under the Company's Executive Incentive Plan (the "EIP") are met) and which can rise to 200% of the target incentive if the Company exceeds its goals, and certain fringe benefits, including participation in the SERP. In addition, Mr. Roland was granted:

  •
  an option to purchase 165,726 shares of common stock of Vertis Holdings:

  •
  with a ten-year term,

  •
  at an exercise price equal to $31.50 per share, and

  •
  vesting in installments of 25% on June 1 of 2001, 2002, 2003 and 2004;

  •
  an option to purchase 5,287 shares of common stock of Vertis Holdings:

  •
  with a ten-year term,

  •
  at an exercise price equal to $31.50 per share, and

  •
  vesting in installments of 25% on February 7 of 2002, 2003, 2004 and 2005; and

  •
  an option to purchase 12,508 shares of common stock of Vertis Holdings:

  •
  with a ten-year term,

  •
  at an exercise price equal to $31.50 per share, and

  •
  vesting in installments of 33% on September 1 of 2003 and 2004 and 34% on September 1, 2005.

        Durbin Employment Agreement.    The Company has entered into a letter agreement with Dean D. Durbin, effective August 11, 1997 (as amended to date, the "Durbin Agreement"), pursuant to which Mr. Durbin currently serves as Chief Financial Officer. The Durbin Agreement may be terminated by either Mr. Durbin or the Company at any time for any reason. Under the Durbin Agreement, Mr. Durbin received a base salary of $372,423 in 2002. The Durbin Agreement also provides that Mr. Durbin receive an annual bonus targeted at not less than 75% of base salary (assuming bonus targets under the EIP are met) and which can rise to 200% of the target incentive if the Company exceeds its goals, and certain fringe benefits, including participation in the SERP. In addition, Mr. Durbin was granted:

  •
  an option to purchase 25,597 shares of common stock of Vertis Holdings:

  •
  with a ten-year term,

  •
  at an exercise price equal to $31.50 per share, and

  •
  vesting in installments of 25% on June 1 of 2001, 2002, 2003 and 2004;

  •
  an option to purchase 4,274 shares of common stock of Vertis Holdings:

  •
  with a ten year term,

  •
  at an exercise price equal to $31.50 per share, and

  •
  vesting in installments of 25% on February 7 of 2002, 2003, 2004 and 2005; and

  •
  an option to purchase 9,828 shares of common stock of Vertis Holdings:

  •
  with a ten-year term,

  •
  at an exercise price equal to $31.50 per share, and

  •
  vesting in installments of 33% on September 1 of 2003 and 2004 and 34% on September 1, 2005.

        Moloney Employment Agreement.    The Company has entered into a letter agreement with Herbert W. Moloney III, effective August 10, 1994 (as amended to date, the "Moloney Agreement"), pursuant to which Mr. Moloney currently serves as Chief Operating Officer. The Moloney Agreement may be terminated by either Mr. Moloney or the Company at any time for any reason. Under the Moloney Agreement, Mr. Moloney received a base salary of $446,379 in 2002. The Moloney Agreement also provides that Mr. Moloney receive an annual bonus targeted at not less than 75% of base salary (assuming bonus targets under the EIP are met) and which can rise to 200% of the target incentive if the Company exceeds its goals, and certain fringe benefits, including participation in the SERP. In addition, Mr. Moloney was granted:

  •
  an option to purchase 41,095 shares of common stock of Vertis Holdings:

  •
  with a ten-year term

  •
  at an exercise price equal to $31.50 per share, and

  •
  vesting in installments of 25% on June 1 of 2001, 2002, 2003 and 2004;

  •
  an option to purchase 4,337 shares of common stock of Vertis Holdings:

  •
  with a ten-year term,

  •
  at an exercise price equal to $31.50 per share, and

  •
  vesting in installments of 25% on February 7 of 2002, 2003, 2004 and 2005; and

  •
  an option to purchase 9,828 shares of common stock of Vertis Holdings:

  •
  with a ten-year term,

  •
  at an exercise price equal to $31.50 per share, and

  •
  vesting in installments of 33% on September 1 of 2003 and 2004 and 34% on September 1, 2005.

        Roosen Employment Agreement.    Big Flower Digital Services Limited, a United Kingdom company and the subsidiary of the Company ("BFDSL"), has entered into an executive service agreement with Adriaan Roosen, effective October 1, 2000 (as amended to date, the "Roosen Agreement"), pursuant to which Mr. Roosen currently serves as the Chief Operating Officer of the Company's European operations and the director of BFDSL. The Roosen Agreement may be terminated by either Mr. Roosen or BFDSL with not less than 12 months prior written notice, or as otherwise provided in the Roosen Agreement. BFDSL, however, may at its sole and absolute discretion terminate the Roosen Agreement at any time and with immediate effect by making Mr. Roosen a payment in lieu of the required 12-month notice period (or, the remainder of such notice period) equal to Mr. Roosen's salary as of the date of termination and the cost to BFDSL of providing Mr. Roosen with the contractual benefits for the applicable notice period.

        After the termination of his service at BFDSL and the Company, Mr. Roosen will be subject to certain non-competition restrictions as provided in the Roosen Agreement. Under the Roosen Agreement, Mr. Roosen received a base salary of $278,097 in 2002, as well as certain benefits including rental accommodation and car allowance. The Roosen Agreement also provides that Mr. Roosen is eligible to participate in the EIP, pursuant to which he received a bonus of $152,069 in 2002. In addition, Mr. Roosen was granted:

  •
  an option to purchase 17,778 shares of common stock of Vertis Holdings:

  •
  with a ten-year term,

  •
  at an exercise price equal to $31.50 per share, and

  •
  vesting in installments of 25% on September 20 of 2001, 2002, 2003 and 2004;

  •
  an option to purchase 633 shares of common stock of Vertis Holdings:

  •
  with a ten-year term,

  •
  at an exercise price equal to $31.50 per share, and

  •
  vesting in installments of 25% on February 7 of 2002, 2003, 2004 and 2005; and

  •
  an option to purchase 3,574 shares of common stock of Vertis Holdings:

  •
  with a ten-year term,

  •
  at an exercise price equal to $31.50 per share, and

  •
  vesting in installments of 33% on September 1 of 2003 and 2004 and 34% on September 1, 2005.

        Howard Employment Agreement.    The Company has entered into a letter agreement with John Howard, effective June 24, 2000 (as amended to date, the "Howard Agreement"), pursuant to which Mr. Howard currently serves as Senior Vice President, General Counsel and Secretary. The Howard Agreement may be terminated by either Mr. Howard or the Company at any time for any reason. Under the Howard Agreement, Mr. Howard received a base salary of $258,259 in 2002. The Howard Agreement also provides that Mr. Howard receive an annual bonus targeted at not less than 75% of base salary (assuming bonus targets under the EIP are met) and which can rise to 200% of the target incentive if the Company exceeds its goals, and certain fringe benefits, including participation in the SERP. In addition, Mr. Howard was granted

  •
  an option to purchase 20,160 shares of common stock of Vertis Holdings:

  •
  with a ten-year term,

  •
  at an exercise price equal to $31.50 per share, and

    •
    vesting in installments of 25% on June 1 of 2001, 2002, 2003 and 2004;

  •
  an option to purchase 2,704 shares of common stock of Vertis Holdings:

  •
  with a ten-year term,

  •
  at an exercise price equal to $31.50 per share, and

  •
  vesting in installments of 25% on February 7 of 2002, 2003, 2004 and 2005; and

  •
  an option to purchase 3,574 shares of common stock of Vertis Holdings:

  •
  with a ten-year term,

  •
  at an exercise price equal to $31.50 per share, and

  •
  vesting in installments of 33% on September 1 of 2003 and 2004 and 34% on September 1, 2005.

        Leggett Employment Agreement.    The Company has entered into a letter agreement with Catherine S. Leggett, effective March 1, 2000 (as amended to date, the "Leggett Agreement"), pursuant to which Ms. Leggett currently serves as Senior Vice President—Human Services. The Leggett Agreement may be terminated by either Ms. Leggett or the Company at any time for any reason. Under the Leggett Agreement, Ms. Leggett received a base salary of $258,259 in 2002. The Leggett Agreement also provides that Ms. Leggett receive an annual bonus targeted at not less than 75% of base salary (assuming bonus targets under the EIP are met) and which can rise to 200% of the target incentive if the Company exceeds its goals, and certain fringe benefits, including participation in the SERP. In addition, Ms. Leggett was granted:

  •
  an option to purchase 20,160 shares of common stock of Vertis Holdings:

  •
  with a ten-year term,

  •
  at an exercise price equal to $31.50 per share, and

  •
  vesting in installments of 25% on June 1 of 2001, 2002, 2003 and 2004;

  •
  an option to purchase 2,345 shares of common stock of Vertis Holdings:

  •
  with a ten-year term,

  •
  at an exercise price equal to $31.50 per share, and

  •
  vesting in installments of 25% on February 7 of 2002, 2003, 2004 and 2005; and

  •
  an option to purchase 3,574 shares of common stock of Vertis Holdings:

  •
  with a ten-year term,

  •
  at an exercise price equal to $31.50 per share, and

  •
  vesting in installments of 33% on September 1 of 2003 and 2004 and 34% on September 1, 2005.

        Severance Agreements with Executive Officers.    In addition to the employment agreements of the Named Executive Officers described above, the Company has entered into an Executive Change in Control Severance Agreement, effective April 10, 2000 (the "Severance Agreement"), with each of the Ms. Leggett and Messrs. Roland, Durbin, Moloney and Howard (collectively, the "Severance Officers"), which provides that if a Severance Officer's employment is terminated by the Company without "cause" or by the Named Executive Officer for "good reason" (as defined in the Severance Agreement) following a "change in control" of the Company, the Severance Officer will receive a lump sum amount equal to three times the sum of (x) the greater of the Severance Officer's annual base salary in effect immediately prior to the occurrence of the event or circumstance upon which the Severance Officer's termination is based and the Named Executive Officer's annual base salary in effect immediately prior to the "change in control" and (y) the greater of the target bonus for the Severance Officer under the EIP in the year immediately preceding that in which the termination occurs and the average such bonus for the three years immediately preceding the "change in control." In addition, (i) the Severance Officer will receive a lump sum payment equal to the sum of any awarded but unpaid compensation under the EIP and a pro rata portion to the date of the Severance Officer's termination of the aggregate value of all contingent incentive compensation awards to the Severance Officer for all uncompleted periods under the EIP calculated by assuming all annual incentive targets have been met, (ii) all outstanding stock incentive awards (including stock options) will immediately vest and remain exercisable until at least 90 days following the "change in control"; and (iii) the Severance Officer will be entitled to two years of continued medical and other insurance benefits. The total amount of benefits payable to the Severance Officer would be limited to the extent necessary to preserve the Company's deduction pursuant to Section 280G of the Internal Revenue Code of 1986, as amended.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In order to finance the acquisition of the shares of Vertis Holdings' common stock as part of the merger of Vertis Holdings with BFH Merger Corp. and the related recapitalization, and in order to provide Vertis Holdings with funds to pay holders of Vertis Holdings' convertible preferred securities, we declared dividends to Vertis Holdings totaling $328.3 million between December 1999 and March 2000.

        On December 7, 1999, we entered into consulting agreements commencing January 1, 2000 with each of Thomas H. Lee Capital, LLC (an affiliate of Thomas H. Lee Equity Fund IV, LP, a significant stockholder of Vertis Holdings), THL Equity Advisors IV, LLC (an affiliate of Thomas H. Lee Equity Fund IV, LP), and Evercore Advisors Inc. (an affiliate of Evercore Capital Partners, LP, a significant stockholder of Vertis Holdings). Under each agreement, these parties have agreed to provide us with consulting services on matters involving corporate finance, strategic corporate planning and other management skills and services. The annual fees payable to these parties under these agreements amount to approximately $414,000, $586,000 and $250,000. Unless otherwise agreed, the consulting agreements with Thomas H. Lee Capital, LLC and THL Equity Advisors IV, LLC expire when certain persons affiliated with THL cease to own at least one third of the number of Vertis Holdings common shares they collectively held immediately after December 7, 1999. The consulting agreement with Evercore Advisors Inc. expires when Evercore Capital Partners, LP and certain of its affiliates cease to own at least one third of the number of Vertis Holdings common shares they collectively held immediately after December 7, 1999.

        On December 7, 1999, Vertis Holdings issued to certain of its equity investors $100.0 million aggregate principal amount of 12.0% mezzanine notes as part of a unit including warrants to purchase common stock of Vertis Holdings to certain of the equity investors at the time of Vertis Holdings' recapitalization. From August 2001 to June 24, 2002, the entire 12% interest on Vertis Holdings Mezzanine debt was payable in-kind. Previously 10% of the interest was payable in cash. Effective June 25, 2002, the interest rate was changed to 13% payable in-kind through December 31, 2005. Effective May 30, 2003, such 13% interest was further changed to payable in-kind through December 7, 2005. See "Description of Other Indebtedness—Mezzanine Notes of Vertis Holdings." In the years ended December 31, 2000 and 2001, we paid dividends to Vertis Holdings of $9.0 million and $7.7 million, respectively, to pay interest on the mezzanine notes and Vertis Holdings' former convertible preferred securities.

        Vertis Holdings contributed cash of $67.0 million and $0.2 million to us following the sale of certain internet related investments in the years ended December 31, 2000 and 2001, respectively.

        On January 1, 2001, we transferred 13 management and support personnel employed at our parent, Vertis Holdings, to CLC (an affiliate of the estate of R. Theodore Ammon). In exchange for a $14.0 million one-time payment by us to CLC, CLC assumed all of our employment and compensation obligations with respect to these transferred employees, arising after December 31, 2000. Additionally, in connection with this transaction, we transferred to CLC certain other assets, which we believe have an aggregate value of approximately $235,000. In connection with that transaction, we sold our holdings of 669,351 shares of common stock, and warrants to purchase 875,352 shares of common stock, of 24/7 Media, Inc., to CLI Associates LLC (an affiliate of the estate of R. Theodore Ammon) for an aggregate purchase price of approximately $580,000. In connection with this sale, we realized a pre-tax loss of $2.0 million. Concurrently, THL acquired an additional $40 million in our equity from an affiliate of CLC in exchange for $40 million of Vertis Holdings' mezzanine financing owned by THL.

        In connection with the recapitalization of Vertis Holdings in 1999 and 2000, certain of our employees were granted the option to purchase shares of Vertis Holdings and to finance such purchase through signing full-recourse loans with Vertis Holdings. These loans (the "Management Loans") bear interest at 8.5% per year and compound quarterly, with the principal and interest due in a lump sum on varying dates up to December 7, 2005. The shares purchased with the Management Loans are held as security for the Management Loans.

        On September 5, 2002, the Board of Directors of Vertis Holdings adopted a unanimous written consent offering those employees who had an outstanding Management Loan a one-time option to sell the shares securing the Management Loans back to Vertis Holdings in exchange for the cancellation of the Management Loans. These shares had an assumed fair market value of $31.50 as of September 5, 2002. In addition, Vertis Holdings would forgive the interest that had accrued on the Management Loans to any employee who sold their stock back to Vertis Holdings. The tax consequence, if any, of the interest forgiveness is the responsibility of the employee. Employees eligible for the Vertis' Executive Incentive Plan were allowed to offset the tax consequences by a partial payment of their 2002 bonus. Substantially all employees holding the Management Loans elected this option. As of December 31, 2002, 111,448 shares of Vertis Holdings had been sold to the Company in exchange for cancellation of the Management Loans and $0.7 million of interest was forgiven.

BENEFICIAL OWNERSHIP

        Vertis is a wholly-owned subsidiary of Vertis Holdings.

        The following table sets forth certain information regarding the beneficial ownership of Vertis Holdings' common stock as of May 31, 2003 for (i) each stockholder who is known by us to beneficially own more than 5% of Vertis Holdings common stock, (ii) each director and executive officer of Vertis and Vertis Holdings, and (iii) all of the directors and executive officers of Vertis and Vertis Holdings as a group.

	Shares Beneficially Owned
Name of Beneficial Owner	Amount and Nature of Ownership(1)	Percentage of Class
Thomas H. Lee Partners L.P. and Affiliates(2)	8,844,938	62.5%
Evercore Capital Partners L.P. and Affiliates(3)	2,114,519	14.9%
Estate of R. Theodore Ammon and Affiliates(4)	787,031	5.6%
Donald E. Roland(5)	185,866	*
Dean D. Durbin(6)	34,379	*
Herbert W. Moloney III(7)	64,320	*
Adriaan Roosen	9,206	*
John V. Howard, Jr.	11,432	*
Catherine S. Leggett	11,253	*
Thomas H. Lee(8)	116,198	*
Anthony J. DiNovi(9)	21,556	*
Scott M. Sperling(10)	21,556	*
Soren L. Oberg(11)	1,358	*
Roger C. Altman(12)		*
Austin M. Beutner(13)		*
All Directors and Executive Officers of Vertis and Vertis Holdings as a group (14 persons)(14)	477,123	3.4%

*
Less than one percent.

(1)
This column includes shares which directors and executive officers of Vertis have the right to acquire within 60 days. Except as otherwise indicated, each person and entity has sole voting and dispositive power with respect to the shares set forth in the table.

(2)
Includes 6,048,410 shares of common stock and warrants to purchase 177,906 shares of common stock held by Thomas H. Lee Equity Fund IV, L.P. ("Fund IV"); 209,084 shares of common stock and warrants to purchase 6,149 shares of common stock held by Thomas H. Lee Foreign Fund IV, L.P. ("Foreign IV"); 587,441 shares of common stock and warrants to purchase 17,278 shares of common stock held by Thomas H. Lee Foreign Fund IV-B, L.P. ("Foreign IV-B"); 1,017 shares of common stock and warrants to purchase 30 shares of common stock held by Thomas H. Lee Investors Limited Partnership ("THLILP"); and 394,051 shares of common stock and warrants to purchase 11,585 shares of common stock held by other affiliates of Thomas H. Lee Partners, L.P. Also includes 104,318 shares of common stock owned by Cadogan Capital LLC ("Cadogan") and 1,248,295 shares of common stock and warrants to purchase 39,374 shares of common stock held by CLI/THLEF IV Vertis LLC ("CLI/THLEF").

(3)
Includes 30,136 shares of common stock held by Cadogan Capital LLC.

(4)
Includes warrants to purchase 157,497 shares of common stock held by CLI/THLEF IV Vertis LLC which are presently exercisable. With respect to the shares of common stock, 312,074 shares are held by CLI/THLEF IV Vertis LLC, and the remaining are held through CLI Associates LLC.

(5)
Director of Vertis Holdings and Vertis; includes rights entitling Mr. Roland to 20,466 shares of common stock upon the occurrence of certain sales or liquidation of Vertis Holdings and options to purchase 113,397 shares of common stock which are presently exercisable.

(6)
Includes rights entitling Mr. Durbin to 6,002 shares of common stock upon the occurrence of certain sales or liquidation of Vertis Holdings and options to purchase 28,377 shares of common stock which are presently exercisable.

(7)
Includes rights entitling Mr. Moloney to 7,813 shares of common stock upon the occurrence of certain sales or liquidation of Vertis Holdings and options to purchase 40,957 shares of common stock which are presently exercisable.

(8)
Director of Vertis Holdings and Vertis; includes 95,125 shares of common stock and warrants to purchase 2,795 shares of common stock which are currently exercisable and owned directly by Mr. Lee; 1,370 shares of common stock held by Cadogan and 16,391 shares of common stock and warrants to purchase 517 shares of common stock held by CLI/THLEF, which represent Mr. Lee's pro rata ownership of those entities. In addition, Mr. Lee may be deemed to beneficially own the shares of common stock and warrants to purchase shares of common stock held by Fund IV, Foreign IV, Foreign IV-B and THLILP referenced in footnote 2 above. Mr. Lee disclaims beneficial ownership of the shares and warrants held by Fund IV, Foreign IV, Foreign IV-B and THLILP, except to the extent of his pecuniary interest therein.

(9)
Director of Vertis Holdings and Vertis; includes 17,645 shares of common stock and warrants to purchase 519 shares of common stock which are currently exercisable and owned directly by Mr. DiNovi; 254 shares of common stock held by Cadogan and 3,042 shares of common stock and warrants to purchase 96 shares of common stock held by CLI/THLEF, which represent Mr. DiNovi's pro rata ownership of those entities. In addition, Mr. DiNovi may be deemed to beneficially own the shares of common stock and warrants to purchase shares of common stock held by Fund IV, Foreign IV, Foreign IV-B and THLILP referenced in footnote 2 above. Mr. DiNovi disclaims beneficial ownership of the shares and warrants held by Fund IV, Foreign IV, Foreign IV-B and THLILP, except to the extent of his pecuniary interest therein.

(10)
Director of Vertis Holdings and Vertis; includes 17,645 shares of common stock and warrants to purchase 519 shares of common stock which are currently exercisable and owned directly by Mr. Sperling; 254 shares of common stock held by Cadogan and 3,042 shares of common stock and warrants to purchase 96 shares of common stock held by CLI/THLEF, which represent Mr. Sperling's pro rata ownership of those entities. In addition, Mr. Sperling may be deemed to beneficially own the shares of common stock and warrants to purchase shares of common stock held by Fund IV, Foreign IV, Foreign IV-B and THLILP referenced in footnote 2 above. Mr. Sperling disclaims beneficial ownership of the shares and warrants held by Fund IV, Foreign IV, Foreign IV-B and THLILP, except to the extent of his pecuniary interest therein.

(11)
Director of Vertis Holdings and Vertis; includes 1,111 shares of common stock and warrants to purchase 33 shares of common stock which are currently exercisable and owned directly by Mr. Oberg; 16 shares of common stock held by Cadogan and 192 shares of common stock and warrants to purchase 6 shares of common stock held by CLI/THLEF, which represent Mr. Oberg's pro rata ownership of those entities. In addition, Mr. Oberg may be deemed to beneficially own the shares of common stock and warrants to purchase shares of common stock held by Fund IV, Foreign IV and Foreign IV-B referenced in footnote 2 above. Mr. Oberg disclaims beneficial ownership of the shares and warrants held by Fund IV, Foreign IV and Foreign IV-B, except to the extent of his pecuniary interest therein.

(12)
Director of Vertis Holdings and Vertis; Mr. Altman, a managing member of Evercore Partners LLC, may be deemed to share beneficial ownership of any shares of common stock beneficially owned by Evercore Partners LLC but hereby disclaims such beneficial ownership, except to the extent of his pecuniary interest in the Evercore Funds (Evercore Capital Partners L.P., Evercore Capital Partners (NQ) L.P., Evercore Capital Offshore Partners L.P. and Evercore Co-Investment Partnership LP) or Evercore Partners LLC.

(13)
Director of Vertis Holdings and Vertis; Mr. Beutner, a managing member of Evercore Partners LLC, may be deemed to share beneficial ownership of any shares of common stock beneficially owned by Evercore Partners LLC but hereby disclaims such beneficial ownership, except to the extent of his pecuniary interest in the Evercore Funds (Evercore Capital Partners LP, Evercore Capital Partners (NQ) L.P., Evercore Capital Offshore Partners L.P. and Evercore Co-Investment Partnership LP) or Evercore Partners LLC.

(14)
Includes rights to 34,281 shares of common stock upon the occurrence of certain sales or liquidation of Vertis Holdings, options to purchase 19,858 shares of common stock which are presently exercisable and warrants to purchase 162,172 shares of common stock which are presently exercisable.

DESCRIPTION OF OTHER INDEBTEDNESS

The Senior Bank Financing

        Summary.    On December 7, 1999, we entered into new credit facilities for an aggregate amount of up to $800 million. These credit facilities consist of four tranches:

  •
  Term Loan A of $250 million, requiring periodic principal payments which began in 2000 with a final maturity date of December 7, 2005;

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  Term Loan B of $300 million, requiring periodic principal payments which began in 2000 with a final maturity date of December 7, 2008; and

  •
  two revolving credit facilities totaling $250 million which mature on December 7, 2005, with no principal amortization or scheduled commitment reductions prior to such final maturity. The revolving credit facilities may be increased, subject to the approval of the administrative agent under the senior bank credit agreement and each lender that will provide an incremental commitment, by not more than $50.0 million in the aggregate (although no lender has any obligation to increase its commitment). Amounts under the revolving credit facilities may be repaid and re-borrowed prior to final maturity.

        We and the lenders have amended the senior bank credit agreement several times since 1999. On May 21, 2003, we and the lenders agreed to certain further amendments to the senior bank credit agreement, which, among other things, (i) permitted the issuance of the notes being offered in this offering, including the security arrangement contemplated thereunder, and the application of the net proceeds of the offering as described under "Use of Proceeds," (ii) made certain changes to our covenants, including, but not limited to, relaxing the financial covenant ratios and (iii) made certain other changes in connection with the mezzanine notes, discussed under "—Mezzanine Notes of Vertis Holdings" below.

        On May 7, 2003, we became aware of a required payment due under our senior bank credit agreement to the holders of our Term Loan A and Term Loan B in the amount of $16.6 million and $24.3 million, respectively. This payment was required to be made by March 31, 2003. On May 8, 2003, we received the required waivers for this technical default and made the payment with borrowings from the revolving credit facilities. After giving effect to such required payment, completion of the offering of the notes and application of the net proceeds therefrom, at March 31, 2003, we would have had $105.8 million available to draw under the revolving credit facilities, and our Term Loan A and Term Loan B would have been paid off in their entirety, which would make our senior credit facility consist only of the revolving credit facilities totaling $250 million.

        Agents.    JPMorgan Chase Bank acts as administrative agent for the syndicate of lenders under the senior bank credit agreement. Deutsche Bank Trust Company Americas acts as syndication agent for the lenders under the senior bank credit agreement.

        Interest and Fees.    Borrowings made under the revolving credit facilities bear interest at a rate equal to, at our option, a eurodollar rate (LIBOR) or the relevant Euro rate (i.e., LIBOR, Euro LIBOR or the Sterling Euro rate) a eurodollar rate (LIBOR) plus 3.00%, or the base rate plus 2.00%. In addition, a commitment fee equal to the sum of 0.50% per annum on the unutilized commitments under the revolving credit facilities is payable quarterly in arrears.

        The Euro rate margins and base rate margins set forth above are subject to (i) increase by 0.50% for the period from November 26, 2001 through the first date of financial covenant compliance under the senior credit agreement on or after December 31, 2002 (the "First Compliance Date") and (ii) on and after the First Compliance Date, adjustment by reference to a pricing schedule in the senior bank credit agreement which is based upon the achievement of specified leverage ratios.

        The base rate is a fluctuating interest rate equal to the higher of (i) the rate of interest announced publicly by the administrative agent as its prime commercial lending rate and (ii) a rate equal to one-half of 1% per annum above the Federal Funds Effective Rate, as published by the Federal Reserve Bank of New York.

        Base rate interest is payable quarterly in arrears. Eurodollar rate interest is payable in arrears at the earlier of the end of (i) the applicable interest period and (ii) each quarter.

        Guarantees and Security.    The obligations of Vertis and the U.K. subsidiary borrowers under the senior bank credit agreement are also guaranteed by Vertis Holdings and certain of its wholly-owned domestic subsidiaries (including Vertis, in the case of the obligations of the U.K. subsidiary borrowers). The joint and several obligations of the U.K. subsidiary borrowers under the senior bank credit agreement are also guaranteed by certain of Vertis Holdings' wholly-owned U.K. subsidiaries. The obligations of Vertis and the U.K. subsidiary borrowers (and the obligations of Vertis Holdings and the domestic subsidiaries of Vertis Holdings under their respective guarantees) are secured by a first priority perfected lien on substantially all of the assets (tangible and intangible) of Vertis Holdings, Vertis and their respective wholly-owned domestic subsidiaries, except that not more than 65% of the total outstanding voting stock of any non-U.S. subsidiary is required to be pledged to secure the obligations of Vertis Holdings, Vertis or any of their respective domestic subsidiaries under the senior bank credit agreement or the relevant guarantees, as the case may be, if a pledge of such stock in excess of such percentage could give rise to an adverse tax consequence to Vertis. The obligations of the U.K. subsidiary borrowers under the senior bank credit agreement (and the obligations of the U.K. subsidiary guarantors under their guarantees) are also secured by a first priority perfected lien on substantially all of the assets of the U.K. subsidiary borrowers and the U.K. subsidiary guarantors.

        Covenants.    The senior bank credit agreement contains customary covenants applicable to Vertis Holdings and its subsidiaries, other than certain unrestricted subsidiaries. The senior bank credit agreement contains restrictions on, among other things, our ability to:

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  incur debt;

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  sell or purchase certain assets;

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  enter into sale/leaseback transactions and make lease payments;

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  change our business;

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  issue stock;

  •
  enter into some mergers, acquisitions, joint ventures, partnerships and other business combinations;

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  make prepayments of certain debt;

  •
  enter into transactions with affiliates;

  •
  form subsidiaries and restrict certain activities of our subsidiaries;

  •
  make capital expenditures;

  •
  incur liens;

  •
  make loans and investments;

  •
  amend or modify our governing documents and certain debt agreements; and

  •
  subject to certain exceptions, pay dividends to, or repurchase or redeem stock from, shareholders.

        The senior bank credit agreement also includes financial covenants, requiring us to maintain specified levels of interest coverage and debt to EBITDA.

        The terms of the senior bank credit agreement provide that, subject to applicable grace periods in some circumstances, Vertis will be in default if principal, interest or fees are not paid when due under the senior bank credit agreement or, upon the failure to comply with any of the covenants described above, on a change of control (as defined in the senior bank credit agreement) of Vertis Holdings, Vertis or any other borrower or various other defaults, including, but not limited to, bankruptcy, cross defaults, inaccuracy of representations and warranties and invalidity of security and guarantees. If a default occurs, the senior bank lenders are entitled to take all actions permitted to be taken by a secured creditor under the Uniform Commercial Code and to accelerate the amounts due under the senior bank credit agreement and may require all of those amounts to be immediately paid in full.

10 7/8% Senior Notes

        On June 24, 2002, we issued $250.0 million aggregate principal amount of 10 7/8% Senior Notes due 2009 and on November 29, 2002, we issued an additional $100.0 million aggregate principal amount of 10 7/8% Senior Notes due 2009. In this prospectus, we refer to these existing $350.0 million 10 7/8% Senior Notes due 2009 as the "10 7/8% senior notes."

        The 10 7/8% senior notes will mature on June 15, 2009. The 10 7/8% senior notes are senior unsecured obligations of Vertis and rank equally with all of our existing and future senior unsecured obligations, rank senior to our subordinated indebtedness and are subordinated to our existing and future secured indebtedness, including our obligations under our senior credit facility and the notes being offered hereby to the extent of the assets securing such indebtedness. The indenture governing the 10 7/8% senior notes contains covenants and events of default similar to those contained in the indenture governing the notes.

Senior Subordinated Credit Facility

        Summary.    On December 7, 1999, the Company entered into a $450.0 million senior subordinated credit agreement. Borrowings under the senior subordinated credit agreement consists of a $450.0 million term loan, which matures on December 7, 2009. Deutsche Bank Trust Company Americas, JPMorgan Chase Bank and Banc of America Bridge LLC act as agents under the senior subordinated credit agreement. As of March 31, 2003, we had $182.3 million of term loans outstanding under our senior subordinated credit agreement (excluding $13.4 million of debt discount related to the issuance of detachable warrants).

        Interest.    The term loans bear interest at a rate equal to the greater of (i) the ten year treasury rate plus a spread or (ii) the LIBOR rate plus a spread. Currently the term loans bear interest at a rate of 13.5%.

        Covenants.    The senior subordinated credit agreement contains covenants substantially similar to those contained in the indenture governing the notes, which restrict our ability to:

  •
  incur additional debt;

  •
  pay dividends or make distributions on our capital stock or repurchase our capital stock;

  •
  repurchase subordinated indebtedness;

  •
  make certain investments;

  •
  create liens on our assets to secure debt;

  •
  enter into transactions with affiliates;

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  merge or consolidate with another company; and;

  •
  sell, lease or otherwise dispose of all or substantially all of our assets.

        The offering of the notes was a permitted incurrence of debt under the senior subordinated credit agreement.

        Events of Default.    The senior subordinated credit agreement contains events of default similar to those contained in the indenture governing the notes.

13 1/2% Senior Subordinated Notes

        Upon the exchange request made by certain holders of the term loans pursuant to the senior subordinated credit agreement described above, on February 28, 2003, March 26, 2003, April 23, 2003, and June 10, 2003, we issued $88.3 million, $22.8 million, $89.7 million and $9.8 million of 13 1/2% senior subordinated notes due 2009, respectively, in exchange for the term notes representing the term loans held by such requesting holders. We can issue up to $293.5 million aggregate principal amount of the 13 1/2% senior subordinated notes under the indenture governing such notes.

        The 13 1/2% senior subordinated notes will mature on December 7, 2009. The 13 1/2% senior subordinated notes are subordinated obligations of Vertis and rank equally with our existing and future subordinated indebtedness and are subordinated to our existing and future senior indebtedness, including our obligations under our senior credit facility, the notes being offered hereby and the 10 7/8% senior notes. The indenture governing the 13 1/2% senior notes contains covenants and events of default substantially similar to those contained in the senior subordinated credit agreement.

Mezzanine Notes of Vertis Holdings

        In connection with the recapitalization of Vertis Holdings in December 1999, Vertis Holdings issued $100.0 million aggregate principal amount of mezzanine notes as part of a unit including warrants to purchase common stock of Vertis Holdings to certain of the equity investors at the time of such recapitalization. The 12.0% annual interest rate on the mezzanine notes was originally payable 10% in cash and 2% in-kind. From August 2001 to June 24, 2002, the entire 12% interest was payable in-kind. Effective June 25, 2002, the interest rate was changed to 13% payable in-kind through December 31, 2005. The mezzanine notes mature on December 7, 2010 and do not contain any negative covenants. As of March 31, 2003, the current principal amount of the mezzanine notes was $126.8 million net of debt discount (excluding $0.4 million of debt discount related to the issuance of detachable warrants). As discussed under "—The Senior Bank Financing" above, we and the lenders have agreed to further amendments to the senior bank credit agreement which, among other things, require the interest on the mezzanine notes to remain payable in-kind through the remaining term of our revolving credit facilities. Effective May 30, 2003, the mezzanine notes were amended to provide that the interest will remain payable in-kind through December 7, 2005. The senior credit facility permits interest on the mezzanine notes to be paid in cash beginning December 8, 2005; provided there is no default under the senior credit facility.

DESCRIPTION OF THE EXCHANGE NOTES

General

        The private notes were, and the exchange notes will be, issued under the indenture dated as of June 6, 2003, among the Company, the Guarantors and The Bank of New York, as the trustee. The following is only a summary of the material provisions of the indenture and certain provisions of the Security Documents. It does not include all of the provisions of the indenture and the Security Documents. We urge you to read the indenture and the Security Documents because it defines your rights. The terms of the notes include those stated in the indenture and, upon effectiveness of the registration statement which includes this prospectus, those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). A copy of the indenture and a copy of the U.S. Security Agreement have been filed as exhibits to the registration statement which includes this prospectus. A copy of the forms of the Security Documents (other than the U.S. Security Agreement) may be obtained from the Company or the initial purchasers of the private notes.

        For purposes of this section, references to the "Company" include only Vertis and not its subsidiaries or parent company. References in this section to the "notes" are references to both the private notes and the exchange notes. You can find definitions of certain capitalized terms used in this description under "—Certain Definitions."

        The exchange notes will be senior secured obligations of the Company, ranking equally with all existing and future senior obligations of the Company, ranking senior to all existing and future subordinated indebtedness of the Company and subordinated to senior-priority lien indebtedness of the Company, including the obligations under the Company's Senior Credit Facility, to the extent of the value of the assets securing such indebtedness.

        The exchange notes will be secured by a second-priority Lien to the extent described under "—Security." After giving effect to the offering of the notes and the use of proceeds therefrom, at March 31, 2003, the aggregate amount of senior-priority lien indebtedness outstanding would have been approximately $140.7 million, excluding the Company's accounts receivable securitization facility and unused commitment of $146.6 million, including letters of credit that have been issued ($105.8 million pro forma for the term loan payment made on May 8, 2003; see "Description of Other Indebtedness—The Senior Bank Financing") under the Senior Credit Facility.

        Any private notes that remain outstanding after the completion of the exchange offer, together with the exchange notes issued in connection with the exchange offer, will be treated as a single class of securities under the indenture.

        The Company will issue the exchange notes in fully registered form in denominations of $1,000 and integral multiples thereof. The trustee will initially act as Paying Agent and Registrar for the notes. The exchange notes may be presented for registration or transfer and exchange at the offices of the Registrar. The Company may change any Paying Agent and Registrar without notice to holders of the notes (the "Holders"). The Company will pay principal (and premium, if any) on the exchange notes at the trustee's corporate office. At the Company's option, interest may be paid at the trustee's corporate trust office or by check mailed to the registered address of Holders.

Principal, Maturity and Interest

        The notes are unlimited in aggregate principal amount, of which $350.0 million in aggregate principal amount were issued on June 6, 2003 in the form of private notes. In this prospectus we offer exchange notes in aggregate principal amounts of $100.0 million in exchange for the private notes. Additional notes in an unlimited aggregate principal amount may be issued under the indenture in the future.

        The exchange notes will mature on April 1, 2009. Additional notes may be issued from time to time, subject to the limitations set forth under "Certain Covenants—Limitation on Incurrence of Additional Indebtedness" and "—Limitation on Liens." Interest on the exchange notes will be payable semiannually in cash on each April 1 and October 1, commencing on October 1, 2003, to the persons who are registered Holders at the close of business on the March 15 and September 15 immediately preceding the applicable interest payment date. Interest on the exchange notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date.

        Interest on the exchange notes will accrue at the rate of 9 3/4% per annum (calculated using a 360-day year comprised of twelve 30-day months).

Sinking Fund

        The exchange notes will not be entitled to the benefit of any mandatory sinking fund.

Redemption

        The notes are not redeemable before April 1, 2006. Thereafter, the Company may redeem the exchange notes at its option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof), if redeemed during the twelve-month period commencing on April 1 of the year set forth below:

Year	Percentage
2006	105.188%
2007	102.594%
2008 and thereafter	100.000%

        In addition, the Company must pay accrued and unpaid interest on the exchange notes redeemed.

        Optional Redemption upon Equity Offerings.    At any time, or from time to time, on or prior to April 1, 2006, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the aggregate principal amount of the notes issued under the indenture at a redemption price equal to 109.75% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

          (1)   at least 65% of the original principal amount of the notes issued under the indenture remains outstanding immediately after any such redemption; and

          (2)   the Company makes such redemption not more than 90 days after the consummation of any such Equity Offering.

        "Equity Offering" means any public or private sale of Qualified Capital Stock of Vertis Holdings or the Company or any capital contribution to Vertis Holdings; provided that, in the event of an Equity Offering by Vertis Holdings or any capital contribution to Vertis Holdings, Vertis Holdings contributes to the capital of the Company the portion of the net cash proceeds of such Equity Offering or capital contribution necessary to pay the aggregate redemption price of the notes to be redeemed pursuant to the preceding paragraph.

        Optional Redemption upon a Change of Control.    At any time on or prior to April 1, 2006, the exchange notes may also be redeemed or purchased (by the Company or any other Person) in whole but not in part, at the Company's option, upon the occurrence of a Change of Control, at a price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to the date of redemption or purchase (the "Redemption Date") (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). Such redemption or purchase may be made upon notice mailed by first-class mail to each holder's registered address, not less than 30 nor more than 60 days prior to the Redemption Date (but in no event more than 90 days after the occurrence of such Change of Control). The Company may provide in such notice that payment of such price and performance of the Company's obligations with respect to such redemption or purchase may be performed by another Person. Any such notice may be given prior to the occurrence of the related Change of Control, and any such redemption, purchase or notice may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of the related Change of Control.

        "Applicable Premium" means, with respect to an exchange note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such exchange note and (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such exchange note on April 1, 2006 (such redemption price being that described in the first paragraph of this "Redemption" section) plus (2) all required remaining scheduled interest payments due on such exchange note through April 1, 2006, computed using a discount rate equal to the Treasury Rate plus 50 basis points over (B) the principal amount of such exchange note on such Redemption Date. Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company will designate; provided, however, that such calculation will not be a duty or obligation of the trustee.

        "Treasury Rate" means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to April 1, 2006; provided, however, that if the period from such Redemption Date to April 1, 2006 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such Redemption Date to April 1, 2006 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

Selection and Notice of Redemption

        In the event that the Company chooses to redeem less than all of the exchange notes, selection of the exchange notes for redemption will be made by the trustee either:

          (1)   in compliance with the requirements of the principal national securities exchange, if any, on which the exchange notes are listed; or,

          (2)   on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

        No exchange notes of a principal amount of $1,000 or less will be redeemed in part. If a partial redemption is made with the net cash proceeds of an Equity Offering, the trustee will select the exchange notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures). Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of exchange notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on exchange notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Security

        The Obligations under the exchange notes and the Guarantees will be secured by a second-priority Lien on all of the assets of the Company and the Guarantors that are pledged from time to time by the Company and the Guarantors to secure the Obligations under the Senior Credit Facility and the interest rate protection and other hedging agreements permitted thereunder (subject to certain exceptions specified in the Security Documents), whether now owned or hereafter acquired, including, without limitation, receivables, goods, inventory, equipment, real estate, material leasehold interests, contracts, patents, copyrights, trademarks and other intellectual property (collectively, the "Collateral"); provided that the Collateral shall not include (A) foreign collateral of the Company and the Guarantors; (B) assets of the Company's foreign Subsidiaries; (C) any capital stock, notes, instruments, other equity interests and other securities owned or held by the Company and the Guarantors; (D) any and all collateral owned or held by Vertis Holdings, Inc.; and (E) proceeds and products from any and all of the foregoing excluded collateral described in clauses (A) through (D) above (collectively, the "Excluded Collateral"). The Excluded Collateral may nevertheless secure the Company's and the Guarantors' Obligations under the Senior Credit Facility and the interest rate protection and other hedging agreements permitted thereunder. We have up to an additional seven days following the Issue Date of the private notes to complete those actions required to perfect the second-priority Lien on the Collateral; provided that, with respect to the portion of the Collateral comprised of real property, the Company and the Guarantors will have an additional 45 days following the Issue Date to complete those actions required to perfect the second-priority Lien on such Collateral.

        The Obligations under the Senior Credit Facility and the interest rate protection and other hedging agreements permitted thereunder (collectively, the "First-Lien Obligations") will be secured by a first-priority Lien on the Collateral. In addition, any other First-Lien Obligations will be secured by Liens on the Collateral that are senior to the Liens securing the exchange notes and the Guarantees.

        If the exchange notes become due and payable prior to the final stated maturity thereof for any reason or are not paid in full at the final stated maturity thereof and after any applicable grace period has expired, pursuant to the provisions of the Security Documents, the lenders under the Senior Credit Facility and/or their affiliates (the "Bank Lenders") will have the exclusive right to direct the Collateral Agent to foreclose (or decline to foreclose) upon, or otherwise exercise (or decline to exercise) remedies in respect of, the Collateral. In addition, neither the trustee nor the Holders of the exchange notes shall have any right to (a) enforce the lien or foreclose upon the Collateral, (b) vote in any bankruptcy or similar proceeding with respect to, or take any other actions concerning, the Collateral, (c) receive any proceeds from any sale, transfer or other disposition of the Collateral, (d) oppose any sale, transfer or other disposition of the Collateral, (e) object to any debtor-in-possession financing in any bankruptcy or similar proceeding which is provided by one or more Bank Lenders among others (including on a priming basis), (f) object to the use of cash collateral in respect of the Collateral in any bankruptcy or similar proceeding, or (g) seek or object to the Bank Lenders seeking any adequate protection or relief from the automatic stay with respect to the Collateral in any bankruptcy or similar proceeding. At such time as all First-Lien Obligations have been satisfied in full in cash in accordance with the terms thereof and all commitments under the Senior Credit Facility and all related interest rate protection and other hedging agreement shall have terminated, the trustee will have the right to so direct the Collateral Agent in accordance with instructions from the Holders of a majority in aggregate principal amount of the exchange notes, or in the absence of such instructions, in such manner as the trustee deems appropriate in its absolute discretion. At such time as all First-Lien Obligations and any other senior-priority Permitted Liens have been paid in full in cash in accordance with the terms thereof and all commitments under the Senior Credit Facility and all related interest rate protection and other hedging agreements shall have terminated, proceeds received by the trustee from the sale of Collateral (whether directly received or paid over to the trustee from the Collateral Agent) will be applied by the trustee first to pay the expenses of any foreclosure (to the extent not already paid) and fees and other amounts then payable to the trustee in its capacity as such under the indenture and the

Security Documents and, thereafter, to pay all Obligations owing to the Holders under the indenture and the notes.

        No appraisals of any of the Collateral have been prepared by or on behalf of the Company in connection with the issuance and sale of the notes. In addition, the Company and the Guarantors do not know and have not attempted to determine the value of the Excluded Collateral. There can be no assurance that the proceeds from the sale of the Collateral in whole or in part pursuant to the Security Documents following an Event of Default would be sufficient to satisfy payments due on the notes. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time, or at all.

        The collateral release provisions of the indenture and the Security Documents permit the release of Collateral without substitution of collateral of equal value under certain circumstances. See "—Release of Collateral."

        To the extent that third parties enjoy Liens permitted by the Security Documents and the indenture, such third parties will have rights and remedies with respect to the assets subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the trustee or the Holders to realize or foreclose on the Collateral. In addition, the ability of the Holders to realize on the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See "—Certain Bankruptcy Limitations."

        In the case of an asset sale of Collateral where the consideration to be received consists in part of capital stock or other securities acquired by us or the Guarantors or any cash Collateral is converted into capital stock or other securities, such capital stock or other securities will no longer constitute Collateral securing the exchange notes, but will continue to secure our First-Lien Obligations.

Security Documents

        On the Issue Date, the Collateral Agent, the Administrative Agent, the Company and the Guarantors entered into the Security Documents which will provide for, among other things, the allocation of rights among the various creditors with respect to the Collateral.

        So long as First-Lien Obligations (or commitments or letters of credit under the Senior Credit Facility or related interest rate protection or hedging agreements) remain outstanding, the Bank Lenders shall have the exclusive right to determine the circumstances and manner in which Collateral shall be disposed of or realized upon and the timing of such disposition or realization, including but not limited to the determination of whether to release all or any portion of the Collateral from the Lien created by the Security Documents (except as described under "—Release of Collateral") and whether to exercise remedies in respect of the Collateral following an Event of Default.

        The indenture provides that the Company may not agree to any Refinancing of Indebtedness under the Senior Credit Facility (if a replacement Senior Credit Facility is to be in existence) unless, on or prior thereto, the lenders and/or a collateral agent on behalf of such lenders under the Senior Credit Facility (after giving effect to such Refinancing) execute appropriate replacement Security Documents to provide for a junior-priority lien in favor of the Holders consistent with the priorities of various creditors described herein; provided that the Company need not comply with this requirement to the extent that any new Indebtedness incurred in connection with such Refinancing is not secured by any of the Collateral.

Certain Bankruptcy Limitations

        The right of the Collateral Agent to repossess and dispose of, or otherwise exercise remedies in respect of, the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company or a Guarantor prior to the Collateral Agent having repossessed and disposed of, or otherwise exercised remedies in respect of, the Collateral. Under the Bankruptcy Code, a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payment with respect to the exchange notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral or whether or to what extent Holders would be compensated for any delay in payment or loss of value of the Collateral.

        Under the Bankruptcy Code, a claim is a secured claim up to the value of the collateral that secures it. In most cases, interest stops accruing on the date of bankruptcy, but if the collateral's value exceeds the amount of the claim, post bankruptcy petition interest will accrue up to the value of the collateral. If, on the other hand, the amount of the claim exceeds the collateral's value, the excess constitutes an unsecured claim.

        The interest of the Holders in the Collateral is junior to the interest of the lenders under the Senior Credit Facility, who have the controlling decision making power with respect to bankruptcy decisions. If the Collateral's value is insufficient to pay all Obligations under the Senior Credit Facility in full, the Obligations under the exchange notes will constitute unsecured claims in their entirety. It is not possible to predict what recovery (if any) would be available for unsecured claims if the Company or a Restricted Subsidiary became a debtor in a bankruptcy proceeding.

Guarantees

        Those of the Company's Domestic Restricted Subsidiaries on the Issue Date that are guarantors under the Company's Senior Credit Facility will guarantee, and certain future Domestic Restricted Subsidiaries may guarantee, on a senior basis, the exchange notes. See "Certain Covenants—Limitation on Guarantees by Restricted Subsidiaries."

        The Guarantors will jointly and severally guarantee (each a "Guarantee" and collectively the "Guarantees") the Company's obligations under the indenture and the exchange notes on a senior basis. Each Guarantee will rank equally in right of payment with all other senior unsecured obligations of the respective Guarantor. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting (after giving effect to all Guarantor Senior Debt of the respective Guarantor) a fraudulent conveyance or fraudulent transfer under applicable law.

        Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor that is a Wholly Owned Subsidiary of the Company without limitation, or with other Persons upon the terms and conditions set forth in the indenture. See "Certain Covenants—Merger, Consolidation and Sale of Assets." In the event all of the Capital Stock of a Guarantor is sold by the Company and the sale complies with the provisions set forth in "Certain Covenants—Limitation on Asset Sales," the Guarantor's Guarantee will be released.

        Separate condensed consolidated financial information of the Guarantors are included in Note 11 to our condensed consolidated financial statements and Note 19 to our consolidated financial statements included elsewhere in this prospectus.

Change of Control

        Upon the occurrence of a Change of Control, each holder will have the right to require that the Company purchase all or a portion of such Holder's notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

        Within 30 days following the date upon which the Company obtains actual knowledge that a Change of Control occurred, the Company must send, by first-class mail, a notice to each holder, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law or stock exchange rule (the "Change of Control Payment Date"). Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

        Prior to the mailing of the notice referred to above, but in any event within 30 days following the date upon which the Company obtains actual knowledge of any Change of Control, the Company covenants to:

          (1)   repay in full all Obligations, and terminate all commitments, under the Senior Credit Facility or offer to repay in full all Obligations, and terminate all commitments, under the Senior Credit Facility and to repay all Obligations owed to each lender which has accepted such offer; or

          (2)   obtain the requisite consents under the Senior Credit Facility to permit the repurchase of the notes as provided below.

        The Company will first comply with the covenant in the immediately preceding paragraph before it is required to repurchase the notes pursuant to the provisions described above. The Company's failure to comply with the covenant described in the immediately preceding paragraph (and any failure to mail the notice referred to in the second preceding paragraph as a result of the prohibition in the immediately preceding paragraph) may (with notice and lapse of time) constitute an Event of Default described in clause (3), but shall not constitute an Event of Default described in clause (2), under "Events of Default."

        If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

        The definition of "Change of Control" includes a phrase relating to the sale, lease, exchange or other transfer of "all or substantially all" of the Company's assets. There is no precise definition of the phrase "substantially all" under applicable law and various courts have interpreted the phrase in different ways. Accordingly, it may be uncertain whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company, and therefore unclear whether a Change of Control has occurred and whether the holders have the right to require the Company to repurchase such notes.

        Neither the Board of Directors of the Company nor the trustee may waive the covenant relating to a holder's right to redemption upon a Change of Control. Restrictions in the indenture on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction may require redemption or repurchase of the notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such a redemption or repurchase. These restrictions and the restrictions on transactions with Affiliates may make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While these restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford the holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Change of Control" provisions of the indenture by virtue thereof.

Certain Covenants

        The indenture governing the notes contains covenants limiting our and most or all of our subsidiaries' ability to:

  •
  incur additional debt;

  •
  pay dividends or make distributions on our capital stock;

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  repurchase subordinated indebtedness;

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  make certain investments;

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  create liens on our assets to secure debt;

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  enter into transactions with affiliates;

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  merge or consolidate with another company; and

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  sell, lease or otherwise dispose of all or substantially all of our assets.

        These covenants are subject to a number of important limitations and exceptions. A more detailed description of the covenants and the limitations and exceptions to them follows below.

        Limitation on Restricted Payments.    (a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock or options, warrants and other rights to purchase the same) on or in respect of shares of Capital Stock of the Company to holders of such Capital Stock;

          (2)   purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

          (3)   make any principal payment on, purchase, defease, redeem, prepay or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligation; or

          (4)   make any Investment (other than Permitted Investments) in any other Person

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment") if at the time of such Restricted Payment or immediately after giving effect thereto:

            (A)  a Default or an Event of Default has occurred and is continuing; or

            (B)  the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; or

            (C)  the aggregate amount of Restricted Payments made subsequent to the Issue Date (the amount expended for such purposes, if other than cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) exceeds the sum of (the "Restricted Payment Basket"):

              (w)  50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income is a loss, minus 100% of such loss) of the Company earned subsequent to June 30, 2002 and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

              (x)   100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company (including Capital Stock issued upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness but excluding aggregate net cash proceeds from the sale of Capital Stock to the extent used to repurchase or acquire shares of Capital Stock of the Company or a Subordinated Obligation of the Company or a Guarantor pursuant to clause (2) of paragraph (b) below); plus

              (y)   without duplication of any amounts included in clause (x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock subsequent to the Issue Date; plus

              (z)   to the extent that any Investment (other than a Permitted Investment) that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the net cash proceeds received with respect to such sale, liquidation or repayment of such Investment, but only to the extent not included in the calculation of Consolidated Net Income.

        (b)   Notwithstanding the foregoing, the provisions set forth in paragraph (a) do not prohibit:

          (1)   the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

          (2)   the acquisition of any shares of Capital Stock of the Company or the repurchase, redemption or other repayment of any Subordinated Obligation of the Company or any Guarantor in exchange for or solely out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

          (3)   the repurchase, redemption or other repayment of any Subordinated Obligation of the Company or any Guarantor in exchange for or solely out of the proceeds of the substantially concurrent issuance (other than to a Subsidiary of the Company) of a Subordinated Obligation of

  the Company or such Guarantor with no payments of principal required until at least six months following the maturity date of the notes;

          (4)   the making of distributions, loans or advances in an amount not to exceed (x) $5.0 million to pay the ordinary operating costs of Vertis Holdings (including, without limitation, directors' fees, indemnification obligations, professional fees and expenses) related to Vertis Holdings' ownership of Capital Stock of the Company (other than to the Equity Investors or their Affiliates) in any fiscal year plus (y) any other amounts of corporate overhead expenses payable by Vertis Holdings which were deducted in calculating the Consolidated Net Income of the Company in accordance with GAAP;

          (5)   the payment by the Company of cash dividends to Vertis Holdings in the amounts and at the times of any payment by Vertis Holdings in respect of taxes, provided that (x) the amount of cash dividends paid pursuant to this clause (5) to enable Vertis Holdings to pay federal and state income taxes at any time does not exceed the lesser of (A) the amount of such federal and state income taxes owing by Vertis Holdings at such time for the respective period and (B) the amount of such federal and state income taxes that would be owing by the Company and its Subsidiaries on a consolidated basis for such period if determined without regard to Vertis Holdings' ownership of the Company and (y) any refunds will promptly be returned by Vertis Holdings to the Company;

          (6)   payments for the purpose of and in an amount equal to the amount required to permit Vertis Holdings to redeem or repurchase Vertis Holdings' common equity or options in respect thereof, in each case, in connection with the repurchase, put or call provisions under employee stock option, management subscription, retained share or stock purchase agreements or other agreements to compensate management employees; provided that such redemptions or repurchases pursuant to this clause (6) do not exceed $10.0 million per annum; provided that amounts not used pursuant to this clause (6) in prior years will not be carried forward for use in future years;

          (7)   so long as no Default or Event of Default has occurred and is continuing, payments not to exceed $500,000 in the aggregate to enable Vertis Holdings to make payments to holders of its Capital Stock in lieu of issuance of fractional shares of its Capital Stock;

          (8)   so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other repayment of up to $50.0 million aggregate principal amount of Indebtedness under the Senior Subordinated Credit Agreement in exchange for or out of the net proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of Indebtedness of the Company and/or the Guarantors, which Indebtedness does not meet the requirements set forth in clause (3) above of this paragraph (b);

          (9)   payments made to the Equity Investors allowed pursuant to the "Limitation on Transactions with Affiliates" covenant;

          (10) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof, and

          (11) additional Restricted Payments in an aggregate amount not to exceed $13.0 million.

        (c)   In determining the aggregate amount of the Restricted Payment Basket in accordance with clause (C) of paragraph (a) above, amounts expended pursuant to clauses (1), (6) and (11) of paragraph (b) above will be included in such calculation.

        Limitation on Incurrence of Additional Indebtedness.    (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default has occurred and is continuing at the time or as a consequence of the incurrence of any such Indebtedness, the Company or any Guarantor may incur (x) Indebtedness (other than Senior Secured Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company would have been greater than (i) 2.25 to 1.0 if such Indebtedness is incurred before January 1, 2005 and (ii) greater than 2.5 to 1.0 if such Indebtedness is incurred thereafter and (y) Senior Secured Indebtedness, if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Senior Secured Leverage Ratio of the Company would have been less than or equal to (i) 2.0 to 1.0 if such Senior Secured Indebtedness is incurred on or before January 1, 2005 and (ii) 1.75 to 1.0 if such Senior Secured Indebtedness is incurred thereafter.

        No Indebtedness incurred pursuant to the Consolidated Fixed Charge Coverage Ratio or Consolidated Senior Secured Leverage Ratio test of the preceding sentence (including, without limitation, Indebtedness under the Senior Credit Facility) will reduce the amount of Indebtedness which may be incurred pursuant to any clause of the definition of Permitted Indebtedness (including, without limitation, Indebtedness under the Senior Credit Facility pursuant to clause (2) of the definition of Permitted Indebtedness).

        (b)   The Company will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the notes or the Guarantee of such Guarantor, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be.

        (c)   For purposes of determining compliance with this covenant, (1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the definition of "Permitted Indebtedness," the Company, in its sole discretion, will classify such item of Indebtedness at the time of incurrence and will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the definition of "Permitted Indebtedness" and (2) the Company will be entitled from time to time to reclassify any Indebtedness incurred pursuant to any clause in the definition of "Permitted Indebtedness."

        Limitation on Transactions with Affiliates.    (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions entered into on terms that are fair and reasonable to, and in the best interests of, the Company or such Restricted Subsidiary, as the case may be, as determined in good faith by the Company's Board of Directors; provided, however, that for a transaction or series of related transactions with an aggregate value of $5.0 million or more, at the Company's option (i) such determination will be made in good faith by a majority of the disinterested members of the Board of the Directors of the Company or (ii) the Board of Directors of the Company or any such Restricted Subsidiary party to such Affiliate Transaction has received a favorable opinion from a nationally recognized investment banking firm that such Affiliate Transaction is fair from a financial point of view to the Company or such Restricted Subsidiary; provided, further, that for a transaction or series of related transactions with an aggregate value of $20.0 million or more, the Board of Directors of the Company has received a favorable opinion from a nationally recognized investment banking firm that such Affiliate Transaction is fair from a financial point of view to the Company or such Restricted Subsidiary.

        (b)   The foregoing restrictions do not apply to:

          (1)   transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the indenture;

          (2)   transactions effected as part of a Qualified Receivables Transaction;

          (3)   any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the Issue Date;

          (4)   Restricted Payments permitted by the indenture;

          (5)   loans or advances to officers, directors or employees of the Company or its Restricted Subsidiaries not in excess of $10.0 million at any one time outstanding;

          (6)   Permitted Investments or Permitted Liens;

          (7)   transactions with Persons solely in their capacity as holders of Indebtedness or Capital Stock of the Company or any of its Restricted Subsidiaries, where such Persons are treated no more favorably than holders of Indebtedness or Capital Stock of the Company or such Restricted Subsidiary generally;

          (8)   reasonable and customary fees and compensation paid to, and indemnity provided on behalf of, officers, directors, consultants or employees of Vertis Holdings or any of its Restricted Subsidiaries (other than the THL Affiliates and the ECP Affiliates, which are set forth in clauses (9), (10) and (11) below), as determined by the Board of Directors of the Company or any such Restricted Subsidiary or the senior management thereof in good faith, including, without limitation, issuances of stock, payment of bonuses and other transactions pursuant to employment or compensation agreements, stock option agreements, indemnification agreements and other arrangements in effect on the Issue Date or substantially similar thereto;

          (9)   the payment, on a quarterly basis, of management fees to (A) THL and/or the THL Affiliates not to exceed $250,000 in any fiscal quarter and (B) ECP and/or the ECP Affiliates not to exceed $62,500 in any fiscal quarter, in each case in accordance with the management agreement between THL, the THL Affiliates, ECP and/or the ECP Affiliates and Vertis Holdings;

          (10) the reimbursement of THL, the THL Affiliates, ECP and/or the ECP Affiliates for the reasonable out-of-pocket expenses incurred by them in connection with performing management services to Vertis Holdings and its Restricted Subsidiaries;

          (11) the payment of one-time fees to THL, the THL Affiliates, ECP and/or the ECP Affiliates in connection with acquisition transactions not prohibited by the indenture, such fees to be payable at the time of each such acquisition and not to exceed (for all fees paid pursuant to this clause (11)) 2.5% of the aggregate consideration paid by Vertis Holdings and its Restricted Subsidiaries for any such acquisition or such lesser amount as is then permitted pursuant to the Senior Credit Facility; and

          (12) reasonable and customary fees paid to members of the Board of Directors of the Company, other than THL, the THL Affiliates, ECP and the ECP Affiliates.

        Notwithstanding the foregoing, the Company will only pay one-half of any management or other fees or expenses permitted under clauses (9), (10) and (11) to the Equity Investors or their Affiliates at a time when a Default or an Event of Default exists; provided, that such unpaid fees and/or expenses will paid at such time as such Default or Event of Default has been cured or waived.

        Limitation on Liens.    The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens (other than Permitted Liens) of any kind against or upon any of their respective property or assets, or any proceeds, income or profit therefrom, which secure any Indebtedness of the Company or a Guarantor, unless:

          (1)   in the case of Liens securing Subordinated Obligations of the Company, the notes are secured by a Lien on such property, assets, proceeds, income or profit that is senior in priority to such Liens;

          (2)   in the case of Liens securing Subordinated Obligations of a Guarantor, such Guarantor's Guarantee is secured by a Lien on such property, assets, proceeds, income or profit that is senior in priority to such Liens; and

          (3)   in all other cases, the notes are or such Guarantor's Guarantee is, as the case may be, equally and ratably secured by a Lien on such property, assets, proceeds, income or profit; provided that after giving effect to the incurrence of such Indebtedness secured by such Lien, the Consolidated Senior Secured Leverage Ratio of the Company would have been less than or equal to (i) 2.0 to 1.0 if such Indebtedness is incurred on or before January 1, 2005 and (ii) 1.75 to 1.0 if such Indebtedness is incurred thereafter.

        Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1)   pay dividends or make any other distributions on or in respect of its Capital Stock;

          (2)   make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

          (3)   transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company,

except for such encumbrances or restrictions existing under or by reason of:

            (a)   applicable law;

            (b)   the indenture or the Senior Subordinated Credit Agreement or encumbrances or restrictions substantially similar to the encumbrances and restrictions contained in the indenture or the Senior Subordinated Credit Agreement, taken as a whole;

            (c)   non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

            (d)   any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to the Company or any Restricted Subsidiary of the Company, or the properties or assets of any such Person, other than the Person or the properties or assets of the Person so acquired; provided, however, that such Acquired Indebtedness was not incurred in connection with, or in anticipation or contemplation of an acquisition by the Company or the Restricted Subsidiary;

            (e)   agreements existing on the Issue Date;

            (f)    the Senior Credit Facility or the A/R Facility;

            (g)   restrictions on the transfer of assets subject to any Lien permitted under the indenture imposed by the holder of such Lien;

            (h)   restrictions imposed by any agreement to sell assets permitted under the indenture to any Person pending the closing of such sale;

            (i)    indebtedness or other contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Entity;

            (j)    agreements governing Indebtedness permitted to be incurred pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant, provided that the provisions relating to such encumbrances or restrictions contained in such Indebtedness are not materially less favorable to the Company as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions contained in the Senior Credit Facility as in effect on the Issue Date; or

            (k)   an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (d), (e) or (f) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are no less favorable to the Company or the holders in any material respect as determined by the Board of Directors of the Company than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b), (d), (e) or (f).

        Limitation on Preferred Stock of Subsidiaries.    The Company will not permit any of its Restricted Subsidiaries that is not a Guarantor to issue any Preferred Stock (other than to the Company or to a Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company that is not a Guarantor.

        Merger, Consolidation and Sale of Assets.    The Company will not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets to, another Person or Persons unless:

          (1)   either:

              (i)  the Company will be the surviving or continuing corporation of such merger or consolidation; or

             (ii)  the surviving Person is a corporation existing under the laws of the United States, any state thereof or the District of Columbia and such surviving Person will expressly assume all the obligations of the Company under the notes and the indenture;

          (2)   immediately after giving effect to such transaction (on a pro forma basis, including any Indebtedness incurred or anticipated to be incurred in connection with such transaction and the other adjustments that are referred to in the definition of "Consolidated Fixed Charge Coverage Ratio"), the Company or the surviving Person is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant;

          (3)   immediately before and immediately after giving effect to such transaction (including any Indebtedness incurred or anticipated to be incurred in connection with the transaction), no Default or Event of Default has occurred and is continuing; and

          (4)   the Company or the surviving entity, as the case may be, has delivered to the trustee an officers' certificate and opinion of counsel, each stating that such consolidation, merger or transfer complies with the indenture, that the surviving Person agrees to be bound thereby and by the notes and the Registration Rights Agreement, and that all conditions precedent in the indenture relating to such transaction have been satisfied.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        Notwithstanding the foregoing clauses (1), (2) and (3):

            (a)   any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company; and

            (b)   the Company may merge with an Affiliate that is (x) a corporation that has no material assets or liabilities and which was incorporated solely for the purpose of reincorporating the Company in another jurisdiction or (y) a Restricted Subsidiary of the Company that is a Guarantor so long as all assets of the Company and the Restricted Subsidiaries immediately prior to such transaction are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof.

        The indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the surviving entity will succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture and the notes with the same effect as if such surviving entity had been named as such.

        Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the indenture) will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

          (1)   the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition has been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

          (2)   such entity assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee;

          (3)   immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing; and

          (4)   immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (2) of the first paragraph of this covenant.

        Any merger or consolidation of a Restricted Subsidiary with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Wholly Owned Subsidiary of the Company need only comply with clause (4) of the first paragraph of this covenant.

        The following additional conditions will apply to each transaction described in the above paragraphs:

          (1)   the Company, such Guarantor or the relevant surviving entity, as applicable, will cause to be filed such amendments or other instruments, if any, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to such Person, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant states;

          (2)   the Collateral owned by or transferred to the Company, such Guarantor or the relevant surviving entity, as applicable, will: (a) continue to constitute Collateral under the indenture and the Security Documents; and (b) not be subject to any Lien other than Liens permitted by the indenture and the Security Documents;

          (3)   the assets of the Person which is merged or consolidated with or into the relevant surviving entity, to the extent that they are assets of the types which would constitute Collateral under the Security Documents and which would be required to be pledged thereunder, shall be treated as after-acquired property and such surviving entity shall take such action as may be reasonably necessary to cause such assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the indenture; and

          (4)   the Company must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that such transaction and, if a supplemental indenture or supplemental Security Documents, are required in connection with such transaction, such supplemental indenture and Security Documents comply with the applicable provisions of the indenture, that all conditions precedent in the indenture relating to such transaction have been satisfied and that such supplemental indenture and Security Documents are enforceable, subject to customary qualifications.

        Limitation on Asset Sales.    (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)   the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors);

          (2)   at least 75% of the consideration received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Sale shall be cash or Cash Equivalents and is received at the time of such disposition; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes and other than liabilities consisting of Disqualified Capital Stock) (i) that are assumed by the transferee of any such assets and from which the Company and its Restricted Subsidiaries are unconditionally released or (ii) in respect of which neither the Company nor any Restricted Subsidiary following such sale has any obligation and (y) any notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are promptly, but in no event more than 60 days after receipt, converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), will be deemed to be cash for purposes of this provision; and

          (3)   upon the consummation of an Asset Sale, the Company will apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

            (a)   to repay any Obligations under the Senior Credit Facility and/or interest rate protection and other hedging agreements permitted under the Senior Credit Facility and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility;

            (b)   to reinvest in Productive Assets (and to the extent such reinvestment constitutes an Investment, such reinvestment complies with the "Limitation on Restricted Payments" covenant); or

            (c)   a combination of prepayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

        On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b) and (3)(c) of the immediately preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the immediately preceding sentence (each a "Net Proceeds Offer Amount") will be applied by the Company or such Restricted Subsidiary to make an offer to purchase for cash (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all holders on a pro rata basis, that amount of notes equal to the Net Proceeds Offer Amount at a price in cash equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest, dividends or other earnings received with respect to any such non-cash consideration), then such conversion or disposition will be deemed to constitute an Asset Sale under the indenture as of the date of such conversion or disposition and the Net Cash Proceeds thereof will be applied in accordance with this covenant.

        (b)   Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $20 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by the Company and its Restricted Subsidiaries aggregates at least $20 million, at which time the Company or such Restricted Subsidiary will apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (the first date the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $20 million or more will be deemed to be a Net Proceeds Offer Trigger Date).

        (c)   Notwithstanding the immediately preceding paragraphs of this covenant, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent that:

          (1)   at least 75% of the consideration for such Asset Sale constitutes Productive Assets (and to the extent any of such Productive Assets constitutes an Investment, such Investment complies with the "Limitation on Restricted Payments" covenant); and

          (2)   such Asset Sale is for at least fair market value (as determined in good faith by the Company's Board of Directors); providedthat any consideration not constituting Productive Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds and shall be subject to the provisions of this covenant with respect to the application of Net Cash Proceeds; provided, that at the time of entering into such transaction or immediately after giving effect thereto, no Default or Event of Default has occurred or is continuing or would occur as a consequence thereof.

        Each Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the trustee, and will comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer will remain open for a period of 20 business days or such longer period as may be required by law. To the extent that the aggregate amount of exchange notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use any remaining Net Proceeds Offer Amount for general corporate purposes. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount will be reset at zero.

        In the event of the transfer of substantially all of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "—Merger, Consolidation and Sale of Assets" above, which transaction does not constitute a Change of Control, the successor Person will be deemed to have sold the properties and assets of the Company and its Subsidiaries not so transferred for purposes of this covenant, and will comply with the provisions of clause (a)(3) of this covenant with respect to such deemed sale as if it were an Asset Sale.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Asset Sale" provisions of the indenture by virtue thereof.

        Limitation of Guarantees by Restricted Subsidiaries.    The Company will not permit any of its Domestic Restricted Subsidiaries that is not a Guarantor (whether formed or acquired before or after the Issue Date), directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Company (other than: (1) Indebtedness under Currency Agreements in reliance on clause (5) of the definition of Permitted Indebtedness; or (2) Interest Swap Obligations incurred in reliance on clause (4) of the definition of Permitted Indebtedness), unless, in any such case:

          (1)   such Restricted Subsidiary executes and delivers a supplemental indenture to the indenture, providing a guarantee of payment of the notes by such Restricted Subsidiary, and

          (2)   if any such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the notes, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such Subordinated Obligation will be subordinated to such Guarantor's guarantee of the notes.

        Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the notes must provide by its terms that it will be automatically and unconditionally released and discharged, without any further action required on the part of the trustee or any holder, upon:

          (1)   the unconditional release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such Guarantee was executed and delivered pursuant to the preceding paragraph and all other Indebtedness which would require that a Guarantee be executed and delivered pursuant to the preceding paragraph;

          (2)   any sale or other disposition (by merger or otherwise) to any Person which is not a Restricted Subsidiary of the Company of all of the Company's Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary; provided that (a) such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the indenture and (b) such assumption, guarantee or other liability of such Restricted Subsidiary has been released by the holders of the other Indebtedness of the Company so guaranteed;

          (3)   the Legal Defeasance of the notes as described under "Legal Defeasance and Covenant Defeasance"; or

          (4)   such Restricted Subsidiary being designated as an Unrestricted Subsidiary in compliance with the indenture.

        Conduct of Business.    The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar, related or ancillary to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

        Reports to Holders.    The indenture provides that, whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Company will furnish the holders:

          (1)   all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms; and

          (2)   all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the SEC's rules and regulations.

        In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act if at the time of such request the Company is not subject to Section 13 or 15(d) of the Exchange Act.

        Notwithstanding the foregoing, the filing of such information and reports with the SEC on Forms 10-Q, 10-K and 8-K, as applicable, shall be deemed to satisfy all of the requirements described above.

        Impairment of Security Interest.    The Company will not, and the Company will not permit any of its Restricted Subsidiaries to, take, or knowingly omit to take, any action, which action or omission would have the effect of causing a Lien to be created in favor of the Collateral Agent or the Bank Lenders (in their respective capacities as such) on any property or assets of the type that would constitute Collateral unless a Lien is created in favor of the Collateral Agent for the benefit of the Notes Secured Creditors with respect to such property or assets (which Lien in favor of the Notes Secured Creditors shall have the priority set forth in the Security Documents). Such Lien in favor of the Collateral Agent for the benefit of the Notes Secured Creditors shall at all times be in accordance with the provisions of the indenture and the Security Documents.

Events of Default

        The following events are defined in the indenture as "Events of Default":

          (1)   the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days;

          (2)   the failure to pay the principal of any notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

          (3)   a default in the observance or performance of any other covenant or agreement contained in the indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% in principal amount of the notes;

          (4)   the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary (other than a Receivables Entity) of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 30 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 30-day period described above has elapsed), aggregates $20.0 million or more at any time;

          (5)   one or more judgments in an aggregate amount in excess of $20.0 million have been rendered against the Company or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

          (6)   certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries;

          (7)   any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the indenture); or

          (8)   so long as the Security Documents have not otherwise been terminated in accordance with their terms or the Collateral as a whole has not otherwise been released from the Lien of the Security Documents in accordance with the terms thereof, (a) a default by the Company or any Guarantor which is a Significant Subsidiary in the performance of the Security Documents which materially and adversely affects the enforceability, validity, perfection or priority of the Lien granted to the Collateral Agent on the Collateral, in each case taken as a whole, (b) a repudiation or disaffirmation by the Company or any Guarantor that is a Significant Subsidiary of its material obligations under the Security Documents or (c) the determination in a judicial proceeding that all or any material portion of the Security Documents, taken as a whole, are unenforceable or invalid against the Company or any Guarantor that is a Significant Subsidiary for any reason (which default, repudiation, disaffirmation or determination is not rescinded, annulled or otherwise cured within 30 days after the Company receives written notice thereof from the trustee or the holders of 25% of the outstanding principal amount of the exchange notes, including the waiver during such 30-day period by the Required Secured Creditors (as defined in the Security Documents) by written instrument delivered to the Company and the applicable defaulting party).

        If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to the Company and the trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same:

          (1)   will become immediately due and payable; or

          (2)   if there are any amounts outstanding under the Senior Credit Facility, will become immediately due and payable upon the first to occur of an acceleration under the Senior Credit Facility or 5 business days after receipt by the Company and the agent or other representative under the Senior Credit Facility of such Acceleration Notice but only if such Event of Default is then continuing.

        If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

        The indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes and the existing notes may rescind and cancel such declaration and its consequences:

          (1)   if the rescission would not conflict with any judgment or decree;

          (2)   if all existing Events of Default have been cured or waived except non-payment of principal or interest that has become due solely because of the acceleration;

          (3)   to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

          (4)   if the Company has paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; and

          (5)   in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the trustee has received an officers' certificate to the effect that such Event of Default has been cured or waived.

        No such rescission will affect any subsequent Default or impair any right consequent thereto.

        The holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

        Holders may not enforce the indenture or the notes except as provided in the indenture and under the TIA. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

        Under the indenture, the Company is required to provide an officers' certificate to the trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers will provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of the Company will have any liability for any obligations of the Company under the notes or the indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder by accepting a note waives and releases all such liability.

Legal Defeasance and Covenant Defeasance

        The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding notes ("Legal Defeasance"). Such Legal Defeasance means that the Company is deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

          (1)   the Company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

          (2)   the rights, powers, trust, duties and immunities of the trustee and the Company's obligations in connection therewith; and

          (3)   the Legal Defeasance provisions of the indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders, cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

          (2)   in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

            (i)    the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

            (ii)   since the date of the indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Company must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default with respect to the indenture resulting from the incurrence of Indebtedness, all or a portion of which will be used to defease the notes concurrently with such incurrence);

          (5)   such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, the indenture, the Senior Subordinated Note Indenture, the Senior Credit Facility or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

          (6)   the Company must deliver to the trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

          (7)   the Company must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

          (8)   the Company must deliver to the trustee an opinion of counsel to the effect that assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and that no holder is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

        Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name and at the expense of the Company.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes when:

          (1)   either:

            (a)   all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the trustee for cancellation; or

            (b)   all notes not theretofore delivered to the trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Company directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

          (2)   the Company has paid all other sums payable under the indenture by the Company; and

          (3)   the Company has delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Modification of the Indenture

        From time to time, the Company, the Guarantors and the trustee, without the consent of the holders, may amend the indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not adversely affect the rights of any of the holders in any material respect. Other modifications and amendments of the indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the indenture, except that:

        (a)   without the consent of each Holder affected thereby, no amendment or waiver may:

          (1)   reduce the amount of notes whose holders must consent to an amendment;

          (2)   reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

          (3)   reduce the principal of or change or have the effect of changing the fixed maturity of any notes or change the date on which any notes may be subject to redemption or reduce the redemption price therefor;

          (4)   make any notes payable in money other than that stated in the notes;

          (5)   make any change in provisions of the indenture protecting the right of each holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of notes to waive Defaults or Events of Default;

          (6)   after the Company's obligations to purchase notes arises thereunder, amend, change or modify any provisions of the indenture or the related definitions affecting the Company's obligation to make a Change of Control Offer in a manner which adversely affects the holders;

          (7)   after the Company's obligation to purchase notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto; or

          (8)   release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the indenture otherwise than in accordance with the terms of the indenture; and

        (b)   without the consent of the Holders of at least 75% in principal amount of the notes then outstanding, no amendment may release from the Lien of the indenture or the notes and the Security Documents all or substantially all of the Collateral otherwise than in accordance with the terms of such Security Documents.

Release of Collateral

        (a)   For so long as there are any First-Lien Obligations or commitments or letters of credit under the Senior Credit Facility or any related interest rate protection or other hedging agreements outstanding, the Bank Lenders have the exclusive right and authority to determine the release, sale or other disposition of the Collateral; provided that no release of the Notes Secured Creditors' Lien on the Collateral will be made if the Collateral to be released is not the subject of a sale or other disposition and such release is being made in connection with or in contemplation of the repayment in full of the First-Lien Obligations.

        (b)   At such time as all First-Lien Obligations, all commitments and letters of credit under the Senior Credit Facility, all related interest rate protection and other hedging agreements and any other senior-priority Permitted Liens have been satisfied in full in cash in accordance with the terms thereof and/or terminated, except as set forth in paragraphs (c) and (d) below and subject to "—Modification of the Indenture," the trustee (together with any other Representative under Equal Lien Agreements) will have the exclusive right and authority to determine the release, sale or other disposition of the Collateral in accordance with instructions from the holders of a majority in aggregate principal amount of all Equal Lien Indebtedness (acting together as a single class) or, in the absence of such instructions, in such manner as the trustee (together with any other Representative under Equal Lien Agreements) deems appropriate in its (or their) absolute discretion.

        (c)   At such time as all First-Lien Obligations, all commitments and letters of credit under the Senior Credit Facility, all related interest rate protection and other hedging agreements and any other senior-priority Permitted Liens have been satisfied in full in cash in accordance with the terms thereof and/or terminated, the Company and the Guarantors have the right to obtain a release of items of Collateral (the "Released Interest") in connection with an Asset Sale upon compliance with the condition that the Company delivers to the trustee the following:

          (1)   an officers' certificate stating that:

              (i)  such Asset Sale complies with the terms and conditions of the indenture with respect to Asset Sales;

             (ii)  all Net Cash Proceeds from the sale of the Released Interest will be applied pursuant to the provisions of the indenture with respect to Asset Sales; and

            (iii)  all conditions precedent in the indenture relating to the release in question have been complied with;

          (2)   appropriate legal opinion(s) (from counsel, which may be in-house counsel, reasonably acceptable to the trustee) to the effect set forth in clause (1) above, if requested by the trustee (although the trustee has no obligation to make any such request);

          (3)   all documentation necessary or reasonably requested by the trustee to grant to the trustee a first priority security interest in and Lien on all assets (other than cash or Cash Equivalents) comprising a portion of the consideration received in such Asset Sale, if any, to the extent such security interest and Lien are required by the indenture or the Security Documents; and

          (4)   all documentation required by the TIA, if any, prior to the release of the Collateral.

Upon compliance by the Company with the conditions set forth in this paragraph (c), the trustee will instruct the Collateral Agent to release the Released Interest from the Lien in favor of the Collateral Agent for the benefit of the Notes Secured Creditors.

        (d)   At such time as all First-Lien Obligations, all commitments and letters of credit under the Senior Credit Facility, all related interest rate protection and other hedging agreements have been satisfied in full in cash in accordance with the terms thereof and/or terminated, subject to the provisions of the indenture and the Security Documents, the Company and the Guarantors may, without any release or consent by the trustee or the Collateral Agent, perform a number of activities in the ordinary course in respect of the Collateral, including any sale or disposition of assets not constituting an Asset Sale. Upon any such permitted sale or other disposition (other than sales or dispositions to the Company or a Guarantor), such assets shall be sold free and clear of Liens created by the Security Documents.

Taking and Destruction

        At such time as all First-Lien Obligations, all commitments and letters of credit under the Senior Credit Facility and all related interest rate protection and other hedging agreements have been satisfied in full in cash in accordance with the terms thereof and/or terminated, upon any Taking or Destruction of any Collateral, all Net Insurance Proceeds received by the Company or any Guarantor will be deemed Net Cash Proceeds and will be applied in accordance with the "Limitation on Asset Sales" covenant.

Use of Trust Monies

        To the extent received by the trustee pursuant to the provisions of the indenture, the Security Documents or otherwise, all Trust Monies will be held by the trustee as a part of the Collateral securing the notes and the other Equal Lien Indebtedness and, so long as no Event of Default has occurred and is continuing, Applicable Trust Monies shall, at the direction of the Company, be (a) applied by the trustee from time to time to the payment of the principal of, premium, if any, and interest on any notes at maturity or upon redemption or retirement, or to the purchase of notes upon tender or in the open market or otherwise, in each case in compliance with the indenture or (b) released to the extent such cash would be considered Collateral under the Security Documents following such release.

        The trustee shall be entitled to apply any Applicable Trust Monies to cure any payment Event of Default. Trust Monies deposited with the trustee shall be invested in Cash Equivalents pursuant to the direction of the Company and, so long as no Default or Event of Default has occurred and is continuing, the Company shall be entitled to any interest or dividends accrued, earned or paid on such Cash Equivalents.

Governing Law

        The indenture is, and the exchange notes and any Guarantees thereof will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

        The Bank of New York is the trustee under the Indenture governing the notes. The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

        The indenture and the provisions of the TIA contain certain limitations on the rights of the trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the trustee will be permitted to engage in other transactions; provided that if the trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or (2) assumed in connection with the acquisition of assets from such Person, in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the

Company or such acquisition. Acquired Indebtedness shall be deemed to have been incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary of the Company and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.

        "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing. Notwithstanding the foregoing, no Person (other than the Company or any Subsidiary of the Company) in whom a Receivables Entity makes an Investment in connection with a Qualified Receivables Transaction shall be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

        "Applicable Trust Monies" means, as of any date of determination, the aggregate amount of Trust Monies on such date multiplied by a fraction, the numerator of which is the outstanding aggregate principal amount of the notes on such date, and the denominator of which is the sum of the outstanding aggregate principal amount of all Equal Lien Indebtedness on such date.

        "A/R Facility" means the Receivables Purchase Agreement dated as of March 19, 1996, as amended among the Company, certain subsidiaries of the Company and BFP Receivables Corporation in each case as such agreement may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the term thereof, and any successor or replacement agreement, including, without limitation, any agreement or agreements governing a Qualified Receivables Transaction.

        "Asset Acquisition" means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or of any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other disposition for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company of: (1) any Capital Stock of any Restricted Subsidiary of the Company; or (2) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include:

          (a)   any transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $2.5 million;

          (b)   the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "Merger, Consolidation and Sale of Assets";

          (c)   the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business;

          (d)   the factoring of accounts receivable arising in the ordinary course of business pursuant to arrangements customary in the industry;

          (e)   the licensing of intellectual property;

          (f)    disposals or replacements of obsolete equipment in the ordinary course of business;

          (g)   the sale, lease, conveyance, disposition or other transfer by the Company or any Restricted Subsidiary of assets or property in transactions constituting Permitted Investments or Restricted Payments that are not prohibited under the "Limitation on Restricted Payments" covenant;

          (h)   sales of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Entity (for the purposes of this clause (h), Purchase Money Notes is deemed to be cash);

          (i)    transfers of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction;

          (j)    leases or subleases to third persons not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries; and

          (k)   the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind.

        "Attributed Receivables Facility Indebtedness" at any time shall mean the principal amount of Indebtedness which would be outstanding at such time under the A/R Facility if same were structured as a secured lending agreement rather than a purchase agreement; provided that such principal amount shall be net of amounts of cash and Cash Equivalents on deposit in any principal funding or equalization account established pursuant to the A/R Facility which, if the A/R Facility were structured as a secured lending arrangement rather than as a facility for the sale of Receivables, would collateralize the Indebtedness issued thereunder.

        "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

        "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

        "Capital Stock" means:

          (1)   with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

          (2)   with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

        "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date will be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Cash Equivalents" means:

          (1)   marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or any member state of the European Union or issued by any agency thereof and backed by the full faith and credit of the United States or any member state of the European Union, in each case maturing within one year from the date of acquisition thereof;

          (2)   marketable direct obligations issued by any state of the United States of America or any member state of the European Union or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's");

          (3)   commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

          (4)   time deposits, certificates of deposit or bankers' acceptances (or with respect to foreign banks, similar instruments) maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any member state of the European Union or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200.0 million;

          (5)   certificates of deposit or bankers' acceptances or similar instruments maturing within one year from the date of acquisition thereof issued by any foreign bank that is a lender under the Senior Credit Facility having at the date of acquisition thereof combined capital and surplus of not less than $500.0 million;

          (6)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) or (2) above entered into with any bank meeting the qualifications specified in clause (4) above;

          (7)   demand deposit accounts maintained in the ordinary course of business; and

          (8)   investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (7) above.

        "Change of Control" means the occurrence of one or more of the following events:

          (1)   any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (other than one or more Permitted Holders);

          (2)   the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company;

          (3)   any Person or Group (other than one or more Permitted Holders) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 or any successor rule or regulation promulgated under the Exchange Act), directly or indirectly, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Vertis Holdings or the Company;

          (4)   the occurrence of a "Change of Control" as defined in the Senior Subordinated Credit Agreement, if at such time any Indebtedness of the Company is outstanding under such agreement; or

          (5)   the first day on which a majority of the Board of Directors of the Company are not Continuing Directors.

        "Collateral Agent" means JP Morgan Chase Bank (f/k/a The Chase Manhattan Bank) in its capacity as collateral agent under the Security Documents and any successor thereto.

        "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

        "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

          (1)   Consolidated Net Income; and

          (2)   to the extent Consolidated Net Income has been reduced thereby:

            (a)   all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business);

            (b)   Consolidated Interest Expense;

            (c)   Consolidated Non-cash Charges;

            (d)   the amount of any restructuring reserve or charge recorded during such period in accordance with GAAP;

            (e)   any fees permitted pursuant to clause (9) of the "Limitation on Transactions with Affiliates" covenant;

            (f)    amounts paid as a spread payment in connection with a cashless exercise of options by a director or employee of Vertis Holdings or any of its Restricted Subsidiaries (i.e., a payment equal to the spread of the then fair market value of Vertis Holdings' Common Stock which may be purchased with such options over the aggregate exercise price of such options); and

            (g)   less, without duplication, non-cash items increasing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period in each case determined in accordance with GAAP.

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" will be calculated after giving effect on a pro forma basis for the period of such calculation to:

          (1)   the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period;

          (2)   any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four Quarter Period; and

          (3)   any asset sales or asset acquisitions (including any Consolidated EBITDA (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale during the Four Quarter Period) that have been made by any Person that has become a Restricted Subsidiary of the Company or has been merged with or into the Company or any Restricted Subsidiary of the Company during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date that would have constituted asset sales or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary of the Company or subsequent to such Person's merger into the Company, as if such asset sale or Asset Acquisition (including the incurrence, assumption or liability for any Indebtedness or Acquired Indebtedness in connection therewith) occurred on the first day of the Four Quarter Period;

provided that to the extent that clause (2) or (3) of this sentence requires that pro forma effect be given to an asset sale or Asset Acquisition, such pro forma calculation will be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence will give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

        Furthermore, in calculating "Consolidated Fixed Charges" for purposes of this "Consolidated Fixed Charge Coverage Ratio" interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, will be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

        "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

          (1)   Consolidated Interest Expense; plus

          (2)   the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and dividends paid on Preferred Stock of Unrestricted Subsidiaries) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal; provided that to the extent that such dividend payments are tax deductible, then this clause (2) shall equal the amount set forth in clause (x) hereof without giving effect to clause (y) hereof.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

          (1)   the aggregate of all cash and non-cash interest expense with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including the net costs associated with Interest Swap Obligations for such period determined on a consolidated basis in conformity with GAAP, but excluding amortization of original issue discount and amortization of any deferred financing costs; and

          (2)   the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP

        "Consolidated Net Income" of the Company means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there will be excluded therefrom:

          (1)   gains and losses from Asset Sales (without regard to the $2.5 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto and the related tax effects according to GAAP;

          (2)   gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

          (3)   extraordinary, unusual or nonrecurring gains, losses, income or expense, and the related tax effects;

          (4)   the net income (or loss) of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged or consolidated with the Company or any Restricted Subsidiary of the Company;

          (5)   the net income of any Restricted Subsidiary of the Company to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

          (6)   the net loss of any Person other than a Restricted Subsidiary of the Company;

          (7)   the net income of any Person, other than a Restricted Subsidiary of the Company, except to the extent of cash dividends or distributions paid to the Company or to a Restricted Subsidiary of the Company by such Person unless, in the case of a Restricted Subsidiary of the Company who receives such dividends or distributions, such Restricted Subsidiary is subject to clause (5) above;

          (8)   (A) all non-cash charges (provided that any cash payments actually made with respect to the liabilities for which such cash charges were created will be deducted from Consolidated Net Income in the period when made) and (B) all deferred financing costs written off in connection with the early extinguishment of any Indebtedness, in each case incurred by the Company or any of its Restricted Subsidiaries in connection with the recapitalization of Vertis Holdings in December 1999 and the related financing transactions;

          (9)   non-cash compensation charges, including any arising from existing stock options resulting from any merger or recapitalization transition; and

          (10) the cumulative effect of a change in accounting principle.

        "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

        "Consolidated Senior Secured Leverage Ratio" means, with respect to any Person, the ratio of Senior Secured Indebtedness of such Person as of the Transaction Date to Consolidated EBITDA of such Person during the Four Quarter Period ending on or prior to the Transaction Date for which financial statements are available; provided, however, that in calculating the Consolidated Secured Leverage Ratio, (i) Senior Secured Indebtedness and related Obligations incurred pursuant to clause (2) of the definition of Permitted Indebtedness, (ii) Attributed Receivables Facility Indebtedness in an amount not to exceed $130.0 million and (iii) Indebtedness under Currency Agreements, Interest Swap Obligations and Raw Material Hedge Agreements will each be excluded. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Senior Secured Indebtedness" will be calculated after giving effect on a pro forma basis for the period of such calculation to:

          (1)   the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period;

          (2)   any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four Quarter Period; and

          (3)   any asset sales or asset acquisitions (including any Consolidated EBITDA (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale during the Four Quarter Period) that have been made by any Person that has become a Restricted Subsidiary of the Company or has been merged with or into the Company or any Restricted Subsidiary of the Company during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date that would have constituted asset sales or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary of the Company or subsequent to such Person's merger into the Company, as if such asset sale or Asset Acquisition (including the incurrence, assumption or liability for any Indebtedness or Acquired Indebtedness in connection therewith) occurred on the first day of the Four Quarter Period;

provided that to the extent that clause (2) or (3) of this sentence requires that pro forma effect be given to an asset sale or Asset Acquisition, such pro forma calculation will be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available. If such

Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who:

          (1)   was a member of such Board of Directors on the Issue Date;

          (2)   was nominated for election or elected to such Board of Directors with, or whose election to such Board of Directors was approved by, the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election; or

          (3)   is any designee of a Permitted Holder or was nominated by a Permitted Holder or any designees of a Permitted Holder on the Board of Directors.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Destruction" means any damage to, loss or destruction of all or any portion of the Collateral.

        "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the notes.

        "Domestic Restricted Subsidiary" means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof or any territory or possession of the United States.

        "ECP" means Evercore Capital Partners L.P., a Delaware limited partnership.

        "ECP Affiliates" means any Affiliate of ECP.

        "ECP Investors" means ECP, Evercore Capital Partners (NQ) L.P. and EBF Group L.L.C., or any limited or general partner, stockholder, officer or employee of such ECP Investor.

        "Equal Lien Agreements" means (1) the indenture, the notes and the Guarantees and (2) each other agreement under which Indebtedness of the Company or any Restricted Subsidiary is incurred that is secured by Liens on all or a portion of the Collateral, which Liens are equal in priority to the Liens securing the notes and the Guarantees; provided that after giving effect to the incurrence of such Indebtedness secured by such Lien, the Consolidated Senior Secured Leverage Ratio of the Company would have been less than or equal to (i) 2.0 to 1.0 if such Indebtedness is incurred on or before January 1, 2005 and (ii) 1.75 to 1.0 if such Indebtedness is incurred thereafter.

        "Equal Lien Creditors" means (1) the Notes Secured Creditors and (2) each other lender or holder of other Indebtedness (and any trustee or similar agent acting on behalf of such lenders or holders) of the Company or any Restricted Subsidiary that is secured by Liens on all or a portion of the Collateral, which Liens are equal in priority to the Liens securing the notes and the Guarantees.

        "Equal Lien Indebtedness" means the notes and the Guarantees and all other Indebtedness incurred by the Company or any Restricted Subsidiary under any Equal Lien Agreement; provided that after giving effect to the incurrence of such Indebtedness secured by such Lien, the Consolidated Senior Secured Leverage Ratio of the Company would have been less than or equal to (i) 2.0 to 1.0 if such Indebtedness is incurred on or before January 1, 2005 and (ii) 1.75 to 1.0 if such Indebtedness is incurred thereafter.

        "Equity Investors" means THL, THL Investors, ECP, ECP Investors and their respective Affiliates, taken as a whole.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value will be determined by the Board of Directors of the Company acting reasonably and in good faith and will be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the trustee.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

        "Guarantor" means (1) each of the Company's Domestic Restricted Subsidiaries that is a guarantor under the Senior Credit Facility on the Issue Date and (2) each of the Company's Domestic Restricted Subsidiaries that in the future executes a supplemental indenture in which such Domestic Restricted Subsidiary agrees to be bound by the terms of the indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the indenture.

        "Indebtedness" means, with respect to any Person, without duplication:

          (1)   all Obligations of such Person for borrowed money;

          (2)   all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (3)   all Capitalized Lease Obligations of such Person;

          (4)   all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

          (5)   all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

          (6)   guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

          (7)   all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, but which Obligations are not assumed by such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

          (8)   all Obligations under Currency Agreements and Interest Swap Agreements of such Person; and

          (9)   all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

        For purposes hereof, (x) the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock and (y) any transfer of accounts receivable or other assets which constitute a sale for purposes of GAAP shall not constitute Indebtedness hereunder. Accrual of interest, accretion or amortization of original issue discount and the payment of any interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an incurrence of Indebtedness for the purposes of the "Limitation on Incurrence of Additional Indebtedness" covenant.

        Notwithstanding the foregoing, if the Attributed Receivables Facility Indebtedness exceeds $130.0 million or after giving effect to an increase in the size of the A/R Facility will exceed $130.0 million, such excess above $130.0 million will be deemed to be Indebtedness for purposes of this indenture, whether or not such Indebtedness would otherwise be included in this definition of Indebtedness.

        "Intercompany Indebtedness" means any Indebtedness of the Company or any Guarantor or Wholly Owned Restricted Subsidiary of the Company that is not a Guarantor which, in the case of the Company, is owing to any Guarantor or Wholly Owned Restricted Subsidiary of the Company that is not a Guarantor and which, in the case of any such Subsidiary, is owing to the Company or any Guarantor or Wholly Owned Restricted Subsidiary of the Company that is not a Guarantor; provided that if as of any date any Person other than the Company or a Guarantor or a Wholly Owned Restricted Subsidiary of the Company that is not a Guarantor, a lender under the Senior Credit Facility or a creditor under any interest rate protection or other hedging agreement (or any collateral agent acting on behalf of such lenders and /or creditors) owns or holds such Indebtedness, or holds any Lien in respect thereof (other than a Lien in favor of the holders, the lenders under the Senior Credit Facility, the creditors under any interest rate protection or other hedging agreement or any collateral agent for such lenders and/or creditors), such Indebtedness shall no longer be Intercompany Indebtedness.

        "Interest Swap Obligations" means the obligations of any Person, pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount.

        "Investment" by any Person in any other Person means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, such other Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant:

          (1)   the Company shall be deemed to have made an "Investment" equal to the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and the aggregate amount of Investments made subsequent to the Issue Date shall exclude (to the extent the designation as an Unrestricted Subsidiary was included as a Restricted Payment) the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed the amount of the Investment deemed made at the date of designation thereof as an Unrestricted Subsidiary; and

          (2)   the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions (including tax sharing payments) in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

        If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, more than 50% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

        "Issue Date" means June 6, 2003, the date of original issuance of the private notes.

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

          (1)   out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

          (2)   taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

          (3)   any relocation expenses and severance, pension and shutdown costs incurred as a result thereof;

          (4)   the repayment of Indebtedness that is secured by a Lien on the property or assets that are the subject of such Asset Sale and such Lien is permitted by the indenture and, if such Lien is on Collateral, it is senior in priority to the Liens securing the notes; and

          (5)   any portion of cash proceeds which the Company determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Company or any of its Subsidiaries shall constitute Net Cash Proceeds on such date; provided that, in the case of the sale by the Company of an asset constituting an Investment made after the Issue Date (other than a Permitted Investment), the "Net Cash Proceeds" in respect of such Asset Sale shall not include the lesser of (x) the cash received with respect to such Asset Sale and (y) the initial amount of such Investment, less, in the case of clause (y), all amounts (up to an amount not to exceed the initial amount of such Investment) received by the Company with respect to such Investment, whether by dividend, sale, liquidation or repayment, in each case prior to the date of such Asset Sale.

        "Net Insurance Proceeds" means the insurance proceeds (excluding liability insurance proceeds payable to the trustee for any loss, liability or expense incurred by it and excluding the proceeds of business interruption insurance) or condemnation awards actually received by Vertis Holdings, the Company or any Restricted Subsidiary of the Company as a result of the Destruction or Taking of all or any portion of the Collateral, net of:

          (1)   reasonable out-of-pocket expenses and fees relating to such Taking or Destruction (including, without limitation, expenses of attorneys and insurance adjusters); and

          (2)   repayment of Indebtedness that is secured by the property or assets that are the subject of such Taking or Destruction; provided that, in the case of any Destruction or Taking involving Collateral, the Lien securing such Indebtedness constitutes a Lien permitted by the indenture to be prior to the Lien granted to the Collateral Agent for the benefit of the Notes Secured Creditors pursuant to the Security Documents.

        "Notes Secured Creditors" means, collectively, the trustee and the Holders.

        "Obligations" means all obligations for (a) principal, premium, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law), penalties, fees, and (b) to the extent liquidated and quantifiable at the time of determination, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Permitted Holders" means and includes (i) THL, THL Affiliates and THL Investors and (ii) ECP, ECP Affiliates and ECP Investors.

        "Permitted Indebtedness" means, without duplication, each of the following:

          (1)   Indebtedness under the notes and the indenture (including any guarantees thereof by the Guarantors) in an aggregate principal amount not to exceed $350.0 million;

          (2)   Indebtedness incurred pursuant to the Senior Credit Facility (including but not limited to Indebtedness in respect of letters of credit or bankers' acceptances issued or created thereunder) (including the guarantees made thereunder) in a maximum principal amount not to exceed in the aggregate the amount equal to $380.0 million less (x) the Attributed Receivables Facility Indebtedness up to $130.0 million pursuant to the A/R Facility (it being understood that the maximum Attributed Receivables Facility Indebtedness under the A/R Facility will not exceed $130.0 million, unless such excess above $130.0 million could be incurred under the Consolidated Senior Secured Leverage Ratio set forth in the "Limitation on Incurrence of Additional Indebtedness" covenant) and (y) the amount of all mandatory repayments of term loans actually made under, and permanent commitment reductions actually made in the revolving credit portion of, the Senior Credit Facility with Net Cash Proceeds of Asset Sales applied thereto as required by the "Limitation on Asset Sales" covenant;

          (3)   other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

          (4)   Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under the indenture;

          (5)   Indebtedness of the Company or any of its Restricted Subsidiaries under (i) Currency Agreements entered into, in the judgment of the Company, to protect the Company or such Restricted Subsidiary from foreign currency exchange rates and (ii) Raw Material Hedge Agreements;

          (6)   Intercompany Indebtedness of the Company or any of its Restricted Subsidiaries;

          (7)   Acquired Indebtedness of any Restricted Subsidiary of the Company that is not a Guarantor to the extent the Company could have incurred such Indebtedness in accordance with the Consolidated Fixed Charge Coverage Ratio of the "Limitation on Incurrence of Additional Indebtedness" covenant on the date such Indebtedness became Acquired Indebtedness; provided that such Acquired Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company; provided, further, that the aggregate amount of Indebtedness (including refinancings thereof) pursuant to this clause (7) and clause (10) shall not exceed $40.0 million in the aggregate;

          (8)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business;

          (9)   any refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness (other than pursuant to clauses (2), (4), (5), (6), (7), (8), (10), (11), (12), (13), (14) and (15) of this definition), including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof or other premiums to the extent the Company reasonably determines that such premiums are necessary to effect the refinancing ("Premiums") and fees in connection therewith; provided that any such event shall not (1) result in an increase in the aggregate principal amount of Permitted Indebtedness (except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness (A) to pay Premiums and related fees or (B) otherwise permitted to be incurred under the indenture) of the Company and its Restricted Subsidiaries and (2) except for Indebtedness that refinances Indebtedness under the Senior Subordinated Credit Agreement which Indebtedness does not have a maturity prior to the maturity of the notes, create Indebtedness with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold; provided that no Restricted Subsidiary of the Company may refinance any Indebtedness pursuant to this clause (9) other than its own Indebtedness;

          (10) (x) Indebtedness incurred by the Company and its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) and (y) Capitalized Lease Obligations in an aggregate principal amount outstanding for both clauses (x) and (y) (including refinancings thereof), together with any Indebtedness pursuant to clause (7), not to exceed $40.0 million at the time of any incurrence thereof;

          (11) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims;

          (12) Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Restricted Subsidiary of the Company;

          (13) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;

          (14) Indebtedness consisting of guarantees (i) by the Company of Indebtedness and any other obligation or liability permitted to be incurred under the indenture by Restricted Subsidiaries of the Company, and (ii) subject to the provisions of "Limitation on Guarantees by Restricted Subsidiaries," by Restricted Subsidiaries of the Company of Indebtedness and any other obligation or liability permitted to be incurred by the Company or other Restricted Subsidiaries of the Company; and

          (15) additional Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not to exceed $35.0 million at any one time outstanding (which amount may, but need not be incurred in whole or in part under the Senior Credit Facility).

        "Permitted Investments" means:

          (1)   Investments by the Company or any Restricted Subsidiary of the Company in any Restricted Subsidiary of the Company that is a Guarantor or any Wholly Owned Subsidiary of the Company that is not a Guarantor (whether existing on the Issue Date or created thereafter) and Investments in the Company by any Restricted Subsidiary of the Company;

          (2)   cash and Cash Equivalents;

          (3)   Investments existing on the Issue Date;

          (4)   loans and advances to employees, officers and directors of the Company and its Restricted Subsidiaries not in excess of $10.0 million at any one time outstanding;

          (5)   accounts receivable owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include concessionary trade terms as the customary trade terms;

          (6)   Currency Agreements, Interest Swap Obligations and Raw Material Hedge Agreements entered into by the Company or any of its Restricted Subsidiaries for bona fide business reasons and not for speculative purposes, and otherwise in compliance with the indenture;

          (7)   Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

          (8)   guarantees by the Company or any of its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred by the Company or any of its Restricted Subsidiaries under the indenture and the creation of Liens on the assets of the Company or any of its Restricted Subsidiaries in compliance with the "Limitation on Liens" covenant;

          (9)   Investments by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company and a Guarantor or a Wholly Owned Subsidiary of the Company that is not a Guarantor or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is a Guarantor or any Wholly Owned Subsidiary of the Company that is not a Guarantor;

          (10) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding, not exceeding $20.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (11) any Investment by the Company or a Restricted Subsidiary of the Company in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction; provided that any Investment in a Receivables Entity is in the form of a Purchase Money Note or an equity interest;

          (12) Investments received by the Company or its Restricted Subsidiaries as consideration for asset sales, including Asset Sales; provided that such Asset Sale is effected in compliance with the "Limitation on Asset Sales" covenant; and

          (13) that portion of any Investment where the consideration provided by the Company is Capital Stock of the Company (other than Disqualified Capital Stock).

        "Permitted Liens" means the following types of Liens:

          (1)   Liens securing the notes and the Guarantees in an aggregate principal amount not to exceed $350.0 million;

          (2)   Liens securing Acquired Indebtedness incurred in reliance on clause (7) of the definition of Permitted Indebtedness; provided that such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company; provided, further, that such Liens are either junior in priority to the Liens securing the notes or are not secured by Collateral;

          (3)   Liens existing on the Issue Date, together with any Liens securing Indebtedness incurred in reliance on clause (9) of the definition of Permitted Indebtedness in order to refinance the Indebtedness secured by Liens existing on the Issue Date; provided that the Liens securing the refinancing Indebtedness shall not extend to property other than that pledged under the Liens securing the Indebtedness being refinanced;

          (4)   Liens in favor of the Company on the property or assets, or any proceeds, income or profit therefrom, of any Restricted Subsidiary; provided that such Liens are either junior in priority to the Liens securing the notes or are not secured by Collateral;

          (5)   Liens securing Obligations under the Senior Credit Facility (including, without limitation, Indebtedness in respect of letters of credit issued thereunder and guarantees thereunder), so long as the principal amount of the Indebtedness thereunder was incurred pursuant to clause (2) of the definition of "Permitted Indebtedness";

          (6)   Liens securing the A/R Facility in respect of no more than $130.0 million of Attributed Receivables Facility Indebtedness less the amount of Indebtedness incurred pursuant to clause (2) of the definition of "Permitted Indebtedness" in excess of $250.0 million;

          (7)   Liens securing Interest Swap Obligations permitted to be incurred pursuant to clause (4) of the definition of "Permitted Indebtedness";

          (8)   Liens securing Currency Agreements and Raw Material Hedge Agreements permitted to be incurred pursuant to clause (5) of the definition of "Permitted Indebtedness";

          (9)   Liens securing Capitalized Lease Obligations and other Indebtedness permitted to be incurred pursuant to clause (10) of the definition of "Permitted Indebtedness"; provided that such Liens are either junior in priority to the Liens securing the notes or are not secured by Collateral;

          (10) Liens securing Indebtedness permitted to be incurred pursuant to clause (11) of the definition of "Permitted Indebtedness";

          (11) Liens securing Indebtedness permitted to be incurred pursuant to clause (15) of the definition of "Permitted Indebtedness"; provided that such Liens are either junior in priority to the Liens securing the notes or are not secured by Collateral;

          (12) purchase money Liens to finance property or assets (whether through the direct purchase of assets or the Capital Stock of any person owning such assets) of the Company or any Restricted Subsidiary of the Company acquired or constructed in the ordinary course of business; provided, however, that (a) the related purchase money Indebtedness shall not exceed the cost of such property (including related expenses and taxes) or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired or constructed and (b) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction; provided, further, that such Liens are either junior in priority to the Liens securing the notes or are not secured by Collateral;

          (13) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

          (14) Liens arising out of the existence of judgments or awards not constituting an Event of Default;

          (15) Liens (other than any Lien imposed by ERISA) (x) incurred or deposits made in the ordinary course of business of the Company and its Restricted Subsidiaries in connection with workers' compensation, unemployment insurance and other types of social security, (y) to secure the performance by the Company and its Restricted Subsidiaries of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) to secure the performance by the Company and its Restricted Subsidiaries of leases of real property, to the extent incurred or made in the ordinary course of business consistent with past practices;

          (16) Liens in favor of customs and revenue authorities arising as a matter of law or regulation to secure the payment of customs duties in connection with the importation of goods and deposits made to secure statutory obligations in the form of excise taxes;

          (17) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business (excluding any general inventory financing);

          (18) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens, on the property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are being contested in good faith and by appropriate proceedings;

          (19) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of banker's acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (20) Liens encumbering deposits made to secure obligation arising from statutory, regulatory, contractual or warranty requirements of the Company or any Restricted Subsidiaries, including rights of offset and set-off; and

          (21) Liens in respect of Senior Secured Indebtedness and the related Obligations thereunder if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Senior Secured Leverage Ratio of the Company would have been less than or equal to (i) 2.0 to 1.0 if such Indebtedness is incurred on or before January 1, 2005 and (ii) 1.75 to 1.0 if such Indebtedness is incurred thereafter.

        "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof or any other entity.

        "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

        "Productive Assets" means assets (including Capital Stock) of a kind used or usable in the businesses of the Company and its Restricted Subsidiaries as, or related to such business, conducted on the Issue Date or in businesses reasonably related thereto.

        "Purchase Money Note" means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company in connection with a Qualified Receivables Transaction to a Receivables Entity, which note shall be repaid from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

        "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any or its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

        "Raw Material Hedge Agreements" means agreements designed to hedge against fluctuations in the cost of raw materials entered into in the ordinary course of business in connection with the operation of the Company's and its Restricted Subsidiaries' business.

        "Receivable" means a right to receive payment arising from a sale or lease of goods or services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit, as determined in accordance with GAAP.

        "Receivables Entity" means a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity:

          (1)   no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

              (i)  is guaranteed by the Company or any Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

             (ii)  is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings; or

            (iii)  subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

          (2)   with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than (i) pursuant to documents which evidence a Qualified Receivables Transaction and (ii) fees payable in the ordinary course of business in connection with servicing accounts receivable; and

          (3)   to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results other than through the contribution of additional Receivables, related security and collections thereto and proceeds of the foregoing.

        Any such designation by the Board of Directors of the Company shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

        "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

        "Security Documents" means, collectively,

          (1)   the Security Agreement dated as of December 7, 1999 (as amended, restated, modified, supplemented, extended or replaced from time to time, the "U.S. Security Agreement"), among Company, certain of its domestic subsidiaries and Vertis Holdings, as Assignors, and JP Morgan Chase Bank (formerly known as The Chase Manhattan Bank), as Collateral Agent; and

          (2)   all other security agreements, mortgages, deeds of trust, deeds to secure debt, pledges, collateral assignments and other agreements or instruments evidencing or creating any security interest or Lien in favor of the Collateral Agent in any or all of the Collateral.

        "Senior Credit Facility" means the Credit Agreement dated as of December 7, 1999, among the Company, certain of its subsidiaries, the lenders party thereto in their capacities as lenders thereunder and J.P. Morgan Securities, Inc. (formerly known as Chase Securities, Inc.) and Deutsche Bank Securities Inc., as Joint Lead Arrangers and Joint Book Managers, JP Morgan Chase Bank (formerly known as The Chase Manhattan Bank), as Administrative Agent, Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as Syndication Agent, Bank of America, N.A., as Documentation Agent, and various co-agents, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

        "Senior Secured Indebtedness" means Indebtedness secured by first or second-priority Liens on any Collateral.

        "Senior Subordinated Credit Agreement" means the Senior Subordinated Credit Agreement dated as of December 7, 1999, by and among Vertis Holdings, the Company, the subsidiary guarantors named therein, the lenders party thereto, and the agent banks named therein, as the same may be amended from time to time.

        "Significant Subsidiary," with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which, taken as a whole, are reasonably customary in an accounts receivable transaction (including, without limitation, all such representations, warranties, covenants and indemnities included in the documents evidencing the A/R Facility as in effect on the Issue Date).

        "Subordinated Obligation" means (x) with respect to the Company, any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter incurred) which is (i) expressly subordinate in right of payment to the notes, pursuant to a written agreement or (ii) equally in right of payment to the notes but which Indebtedness is unsecured and (y) with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter incurred) which is (i) expressly subordinate in right of payment to the Guarantee of such Guarantor, pursuant to a written agreement or (ii) equally in right of payment to the Guarantee of such Guarantor but which Indebtedness is unsecured.

        "Subsidiary," with respect to any Person, means:

          (1)   any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

          (2)   any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

        "Taking" means any taking of all or any portion of the Collateral by condemnation or other eminent domain proceedings, pursuant to any law, general or special, or by reason of the temporary requisition of the use or occupancy of all or any portion of the Collateral by any governmental authority, civil or military, or any sale pursuant to the exercise by any such governmental authority of any right which it may then have to purchase or designate a purchaser or to order a sale of all or any portion of the Collateral.

        "THL" means Thomas H. Lee Partners, L.P., a Delaware limited partnership.

        "THL Affiliates" means any Affiliate of THL, provided that for purposes of the definition of "Change of Control," the term THL Affiliate shall not include any portfolio company of either THL or any Affiliate of THL.

        "THL Investor" means and includes Thomas H. Lee Equity Fund, IV, L.P., Thomas H. Lee Foreign Fund, IV, L.P., Thomas H. Lee Equity Fund IV, L.P., 1997 Thomas H. Lee Nominee Trust and Thomas H. Lee Charitable Investment, L.P., or any limited or general partner, stockholder, officer or employee of such THL Investor, or any officer or employee of THL.

        "Trust Monies" means all cash and Cash Equivalents received by the trustee, net of reasonable out-of-pocket expenses and fees (including, without limitation, expenses of attorneys):

          (1)   upon the release of Collateral, except pursuant to an Asset Sale; and

          (2)   pursuant to the Security Documents.

        "Unrestricted Subsidiary" of any Person means:

          (1)   any Subsidiary of such Person that at the time of determination is or continues to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

          (2)   any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:

          (1)   the Company certifies to the trustee that such designation complies with the "Limitation on Restricted Payments" covenant; and

          (2)   each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

          (1)   immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; and

          (2)   immediately before and immediately after giving effect to such designation, no Default or Event of Default has occurred and is continuing. Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

        "Wholly Owned Subsidiary" means any Restricted Subsidiary of the Company all the outstanding voting interests or voting Capital Stock of which (other than directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned, directly or indirectly, by the Company.

BOOK-ENTRY; DELIVERY AND FORM

        The exchange notes initially will be represented by one or more permanent global certificates in definitive, fully registered form (the "Global Notes"). The Global Notes will be deposited upon issuance with The Depository Trust Company, New York, New York ("DTC") and registered in the name of a nominee of DTC, in the form of a global certificate.

The Global Notes

        We expect that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

        So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture governing the notes. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture with respect to the exchange notes.

        Payments of the principal of, premium, if any, and interest (including additional interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of Vertis, the trustee or any paying agent under the indenture governing the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

        We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, and interest (including additional interest) on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture governing the notes.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture governing the notes, DTC will exchange the Global Notes for certificated securities, which it will distribute to its participants.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

        Certificated securities will be issued in exchange for beneficial interests in the Global Notes (i) if requested by a holder of such interests or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by us within 90 days.

PLAN OF DISTRIBUTION

        We are not using any underwriters for this exchange offer. We are also bearing the expenses of the exchange.

        This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any exchange notes received in exchange for private notes acquired by such broker-dealer as a result of market-making or other trading activities. Each such broker-dealer that receives exchange notes for its own account in exchange for such private notes pursuant to the exchange offer must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such exchange notes. We have agreed that for a period of up to 180 days after the registration statement is declared effective, we will use our reasonable best efforts to keep the registration statement effective and will make this prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this prospectus in the letter of transmittal for use in connection with any such resale.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Upon completion of the exchange offer, the exchange notes will trade fungibly with the existing notes. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

  •
  in the over-the-counter market;

  •
  in negotiated transactions;

  •
  through the writing of options on the exchange notes; or

  •
  a combination of such methods of resale.

        The exchange notes may be sold from time to time:

  •
  at market prices prevailing at the time of resale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes.

        Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer in exchange for private notes acquired by such broker-dealer as a result of market-making or other trading activities and any broker-dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on these resales of exchange notes and any commissions or concessions received by any person may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of the private notes, including any broker-dealers, and certain parties related to these holders, against some liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The exchange of the private notes for exchange notes will not be treated as a taxable transaction for United States Federal income tax purposes. Your basis and holding period in the exchange notes will equal your basis and holding period in the private notes exchanged therefore.

        You should consult your own tax advisors concerning the tax consequences arising under state, local or foreign laws.

VALIDITY OF THE EXCHANGE NOTES

        The validity of the exchange notes offered hereby and certain related matters will be passed upon for us by Sullivan & Cromwell LLP, New York, New York and Miller, Canfield, Paddock and Stone, P.L.C., Detroit, Michigan.

EXPERTS

        The consolidated financial statements of Vertis as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standard No. 142 "Goodwill and Other Intangible Assets" effective January 1, 2002), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

VERTIS, INC. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

VERTIS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	March 31, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$11,156	$5,735
Accounts receivable, net	115,754	131,525
Inventories	38,001	37,189
Maintenance parts	18,955	18,861
Deferred income taxes	7,790	7,806
Prepaid expenses and other current assets	8,693	15,890

Total current assets	200,349	217,006
Property, plant and equipment, net	434,364	445,493
Goodwill	340,127	342,304
Investments	72,806	72,411
Deferred financing costs, net	35,272	37,113
Other assets, net	19,461	20,671

Total Assets	$1,102,379	$1,134,998

LIABILITIES AND STOCKHOLDER'S DEFICIT
Current Liabilities:
Accounts payable	$112,719	$133,177
Compensation and benefits payable	30,522	37,834
Accrued interest	23,087	16,588
Accrued income taxes	5,132	5,951
Current portion of long-term debt	20,221	5,384
Other current liabilities	29,081	36,587
Total current liabilities	220,762	235,521

Due to parent	7,422	7,822
Long-term debt, net of current portion	1,078,061	1,087,684
Deferred income taxes	24,826	26,073
Other long-term liabilities	27,178	27,890

Total liabilities	1,358,249	1,384,990

Stockholder's deficit:
Common stock—authorized 3,000 shares; $0.01 par value; issued and outstanding 1,000 shares
Contributed capital	408,970	408,965
Accumulated deficit	(652,429)	(646,579)
Accumulated other comprehensive loss	(12,411)	(12,378)

Total stockholder's deficit	(255,870)	(249,992)

Total Liabilities and Stockholder's Deficit	$1,102,379	$1,134,998

See Notes to Condensed Consolidated Financial Statements.

VERTIS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended March 31,
	2003	2002 As Restated
	(Unaudited)
Net sales	$371,215	$402,122
Operating expenses:
Costs of production	290,226	306,704
Selling, general and administrative	46,906	47,745
Restructuring charges		721
Depreciation and amortization of intangibles	21,404	22,619

	358,536	377,789

Operating income	12,679	24,333

Other expenses (income):
Interest expense	27,665	27,487
Amortization of deferred financing costs	2,111	2,645
Interest income	(23)	(69)
Other, net	(9,112)	254

	20,641	30,317

Loss before income taxes	(7,962)	(5,984)
Income tax (benefit) expense	(2,117)	4,399

Loss before cumulative effect of accounting change	(5,845)	(10,383)
Cumulative effect of accounting change		108,365

Net loss	$(5,845)	$(118,748)

See Notes to Consolidated Financial Statements.

VERTIS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31,
	2003	2002 As Restated
	(Unaudited)
Cash Flows from Operating Activities:
Net loss	$(5,845)	$(118,748)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	21,404	22,619
Amortization of deferred financing costs	2,111	2,645
Restructuring charges		721
Cumulative effect of accounting change		108,365
Deferred income taxes	(1,644)	6,817
Other	1,299	1,013
Changes in operating assets and liabilities
Decrease in accounts receivable	15,039	31,272
Increase in inventories	(812)	(395)
Decrease (increase) in prepaid expenses and other assets	8,288	(462)
Decrease in accounts payable and other liabilities	(27,576)	(42,943)

Net cash provided by operating activities	12,264	10,904

Cash Flows from Investing Activities:
Capital expenditures	(10,506)	(4,312)
Software development costs capitalized	(741)	(548)
Proceeds from sale of property, plant and equipment	12	216

Net cash used in investing activities	(11,235)	(4,644)

Cash Flows from Financing Activities:
Net borrowings (repayments) under revolving credit facilities	7,346	(14,143)
Repayments of long-term debt	(755)	(9,197)
Deferred financing costs	(278)	(125)
(Decrease) increase in outstanding checks drawn on controlled disbursement accounts	(1,641)	9,565
Other financing activities	(400)	(132)

Net cash provided by (used in) financing activities	4,272	(14,032)

Effect of exchange rate changes on cash	120	469

Net increase (decrease) in cash and cash equivalents	5,421	(7,303)
Cash and cash equivalents at beginning of year	5,735	17,533

Cash and cash equivalents at end of period	$11,156	$10,230
Supplemental Cash Flow Information:
Interest paid	$20,879	$27,919

Income taxes paid	$616	$290

Detachable warrants issued		$15,766

        See Notes to Condensed Consolidated Financial Statements.

VERTIS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.    GENERAL

        The accompanying condensed consolidated financial statements of Vertis, Inc. and Subsidiaries (collectively, "Vertis" or the "Company") have been prepared in accordance with accounting principles generally accepted in the United States of America ("generally accepted accounting principles") and are unaudited. The financial statements include all normal and recurring adjustments that management of the Company considers necessary for the fair presentation of its financial position and operating results. The Company prepared the condensed consolidated financial statements following the requirements of the Securities and Exchange Commission for interim reporting. As permitted under those rules, the Company condensed or omitted certain footnotes or other financial information that are normally required by the generally accepted accounting principles for annual financial statements. As these are condensed financial statements, one should also read the consolidated financial statements and notes in the Company's annual report on Form 10-K for the year ended December 31, 2002.

        Revenues, expenses, assets and liabilities can vary during each quarter of the year. Therefore, the results and trends in these interim financial statements may not be the same as those for the full year.

        Certain amounts for prior periods have been reclassified to conform to the current period presentation.

        The difference between net loss and total comprehensive loss is comprised of foreign currency translation and fair value of interest rate swap adjustments, which amounted to $0.1 million of loss and $0.7 million of income for the three months ended March 31, 2003 and 2002, respectively.

2.    RESTRUCTURING CHARGES

        In the first quarter of 2002, Vertis Europe combined two facilities and recorded $1.7 million in restructuring charges comprised mainly of severance and facility closure costs. Offsetting these charges is an adjustment to the estimate of 2001 restructuring costs made in 2002. During the remainder of 2002, the Company recorded an additional $18.4 million in restructuring costs related to the closure of five facilities and the termination of approximately 400 employees in the Advertising Technology Services segment and the consolidation of production capabilities, including the termination of 133 employees, within the Direct Marketing Services segment.

        There were no restructuring costs incurred in the first quarter of 2003. As of March 31, 2003, the restructuring programs are complete. The Company expects to pay approximately $6.3 million of the accrued restructuring costs during the next year, and the remainder, approximately $4.0 million, by 2007.

3.    GOODWILL AND OTHER INTANGIBLES

        On January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142 ("SFAS 142"), "Goodwill and Other Intangibles." Under this statement, goodwill and intangible assets with indefinite lives are no longer amortized. The Company stopped amortizing its existing goodwill as of January 1, 2002. Additionally, under the transitional provisions of SFAS 142, the Company's goodwill was tested for impairment as of January 1, 2002. Each of the Company's reporting units was tested for impairment by comparing the fair value of the reporting unit with the carrying value of that unit. Fair value was determined based on a valuation study performed by an independent third party using the discounted cash flow method and the guideline company method. As a result of the Company's impairment test completed in the third quarter of 2002, the Company recorded an impairment loss of $86.6 million at the Vertis Advertising Technology Services segment and $21.8 million at the Vertis Europe segment to reduce the carrying value of goodwill to its implied fair value. Impairment in both cases was due to a combination of factors including operating performance and acquisition price. In accordance with SFAS 142, the impairment charge was reflected as a cumulative effect of accounting change in the accompanying 2002 condensed consolidated statements of operations and cash flows. The amount of the impairment charge includes the effect of taxes of $6.8 million, which had not been initially recorded in the Company's September 30, 2002 financial statements. As a result, the operating results and cash flows for the quarter ended March 31, 2002 have been restated, net of tax.

        Goodwill is now reviewed for impairment on annual basis, or more frequently if events or circumstances indicate that the carrying value may not be recoverable. The Company has completed its annual goodwill impairment test for 2003, which did not indicate any goodwill impairment.

4.    ACCOUNTS RECEIVABLE

        In 1996, the Company entered into a six-year agreement to sell certain trade accounts receivable of certain subsidiaries (as amended, the "1996 Facility") through the issuance of $130.0 million of variable rate trade receivable backed certificates. In April 2002, the revolving period for these certificates was extended and the certificates were refinanced. In December 2002, the 1996 Facility expired and the Company entered into a new three-year agreement terminating in December 2005 (the "A/R Facility") through the issuance of $130.0 million variable rate trade receivable backed notes. The proceeds from the A/R Facility were used to retire the certificates issued under the 1996 Facility.

        The A/R Facility allows for a maximum of $130.0 million of trade accounts receivable to be sold at any time based on the level of eligible receivables. Under the 1996 Facility and the A/R Facility, the Company sells its trade accounts receivable through a bankruptcy-remote wholly-owned subsidiary. However, the Company maintains an interest in the receivables and has been contracted to service the accounts receivable. The Company received cash proceeds for servicing of $0.9 million in both the three months ended March 31, 2003 and 2002, respectively.

        At March 31, 2003 and December 31, 2002, accounts receivable of $112.6 million and $125.9 million, respectively, had been sold under the facilities and, as such, are reflected as reductions of accounts receivable. At March 31, 2003 and December 31, 2002, the Company retained an interest in the pool of receivables in the form of overcollateralization and cash reserve accounts of $43.4 million and $46.3 million, respectively, which is included in Accounts receivable, net on the balance sheet at allocated cost, which approximates fair value. The proceeds from collections reinvested in securitizations amounted to $336.5 million and $379.1 million in the first quarter of 2003 and 2002, respectively.

        Fees for the program under the facilities vary based on the amount of interests sold and the London Inter Bank Offered Rate ("LIBOR") plus an average margin of 90 basis points in 2003 and 37 basis points in 2002. These fees, which totaled $0.7 million in the first quarter of 2003 and $0.8 million in the first quarter of 2002, are included in Other, net.

5.    INVENTORY

        Inventories are summarized as follows:

	March 31, 2003	December 31, 2002
	(in thousands)
Paper	$21,337	$20,412
Work in process	6,698	6,438
Ink and chemicals	3,964	4,075
Other	6,002	6,264

	$38,001	$37,189

6.    SEGMENT INFORMATION

        The Company operates in four business segments. Each segment offers different products or services requiring different production and marketing strategies. The four segments are:

  •
  Vertis Retail and Newspaper Services—includes advertising inserts and circulation-building newspaper products such as Sunday comics, TV listing guides, Sunday magazine sections and special supplements.

  •
  Vertis Direct Marketing Services—includes highly customized direct mail products and direct marketing services such as fragrance samplers, coatings and chemical production, commercial printing, and specialized digital printing.

  •
  Vertis Advertising Technology Services—includes outsourced digital premedia and image content management, response management services and newspaper ad development.

  •
  Vertis Europe—includes direct marketing and advertising technology products and services provided in Europe, principally the United Kingdom.

        The following is unaudited information regarding the Company's segments:

		Three months ended March 31,
		2003	2002
		(in thousands)
Net Sales	Vertis Retail and Newspaper Services	$227,738	$247,836
	Vertis Direct Marketing Services	71,209	79,026
	Vertis Advertising Technology Services	41,885	50,979
	Vertis Europe	35,078	30,065
	Elimination of intersegment sales	(4,695)	(5,784)

	Consolidated	$371,215	$402,122

EBITDA	Vertis Retail and Newspaper Services	$24,703	$34,330
	Vertis Direct Marketing Services	9,037	11,006
	Vertis Advertising Technology Services	(668)	324
	Vertis Europe	2,562	1,943
	General Corporate	(1,551)	(651)

	Consolidated EBITDA	34,083	46,952
	Depreciation and amortization of intangibles	21,404	22,619

	Consolidated Operating Income	12,679	24,333
	Interest expense	27,665	27,487
	Amortization of deferred financing costs	2,111	2,645
	Interest income	(23)	(69)
	Other, net	(9,112)	254
	Income tax (benefit) expense	(2,117)	4,399
	Cumulative effect of accounting change, net		108,365

	Net loss	$(5,845)	$(118,748)

Depreciation and	Vertis Retail and Newspaper Services	$10,730	$11,155
Amortization of	Vertis Direct Marketing Services	4,761	4,931
Intangibles	Vertis Advertising Technology Services	4,086	4,784
	Vertis Europe	1,827	1,749

	Consolidated	$21,404	$22,619

        EBITDA represents net loss, plus

  •
  interest expense (net of interest income), amortization of deferred financing costs and write-off of deferred financing fees,

  •
  income tax (benefit) expense, and

  •
  depreciation and amortization of intangibles,

  and after adjusting to exclude the effect of the following non-operating items:

  •
  cumulative effect of accounting change,

  •
  loss (gain) on sales of investments and reduction in fair value of available-for-sale securities,

  •
  loss on sale of subsidiary, and

  •
  other, net (These costs are comprised primarily of loss (gain) on sale of property, plant and equipment, costs associated with the accounts receivable securitization facility and income earned on tax-advantaged investments accounted for as leveraged leases in accordance with SFAS No. 13, "Accounting for Leases." In addition, for the three months ended March 31, 2003, other, net includes a $10.1 million recovery from a settlement to the legal proceedings arising from a life insurance policy, which covered the former Chairman of Vertis Holdings.)

        For a reconciliation of EBITDA to operating income by segment, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

7.    NEW ACCOUNTING PRONOUNCEMENTS

        In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement requires recording costs associated with exit or disposal activities at their fair value when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before an actual liability has been incurred. In the first quarter of 2003, the Company adopted the provisions of this statement, which did not have an impact on the condensed consolidated financial statements.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantors Accounting and Disclosure Requirements for Guarantees." The disclosure requirements are effective for financial statements issued after December 15, 2002, and the recognition/measurement requirements are effective on a prospective basis for guarantees issued or modified after December 31, 2002. In the first quarter of 2003, the Company adopted the provisions of this statement, which did not have an impact on the condensed consolidated financial statements.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." This statement amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reporting results. The disclosure provisions of this standard are effective for fiscal years ended after December 15, 2002 and have been incorporated into these condensed consolidated financial statements and accompanying notes (see Note 9).

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" to provide new guidance with respect to the consolidation of all previously unconsolidated entities, including special-purpose entities. The Company believes that the adoption of this interpretation, required for fiscal periods beginning after June 15, 2003, will not have a material impact on the Company's condensed consolidated financial position or results of operations.

        In April 2003, the FASB issued Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." In general, this statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of this statement is not expected to have a material impact on the Company's condensed consolidated financial position.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with this statement, financial instruments that embody obligations for the issuer are required to be classified as liabilities. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003. The provisions of this statement are not expected to have a significant impact on the Company's condensed consolidated financial position.

8.    LONG TERM DEBT

        Long-term debt consisted of the following:

	March 31, 2003	December 31, 2002
	(in thousands)
Revolving credit facility	$160,540	$155,161
Term loan A	124,981	124,981
Term loan B	183,748	184,219
10 7/8% senior notes	347,774	347,685
Senior subordinated credit facility	168,929	279,579
13 1/2% senior subordinated notes	111,152
Other notes	1,158	1,443

	1,098,282	1,093,068
Current portion	(20,221)	(5,384)

	$1,078,061	$1,087,684

        The credit facility (the "Credit Facility") consists of three components:

  •
  A revolving credit facility which allows borrowings of up to $250.0 million, including borrowings in British pounds sterling of up to the equivalent of $160.0 million. The revolving credit facility matures December 7, 2005 with no repayment of principal until maturity. Interest is payable at the Company's option either (a) at the Prime rate plus a margin of 2.00% or (b) at the LIBOR rate plus a margin of 3.00%. These margins may decline over time in accordance with covenants in the Credit Facility;

  •
  Term Loan A, which requires periodic principal payments through December 7, 2005, as well as mandatory repayments in the event of specified asset sales and certain other events. A portion of this term loan, $73.1 million, was repaid in 2002 in connection with the issuance of the 10 7/8% notes, hereinafter defined, discussed below. Interest is payable at the Company's option either (a) at the Prime rate plus a margin of 2.00% or (b) at the LIBOR rate plus a margin of 3.00%. These margins may decline over time in accordance with covenants in the Credit Facility; and

  •
  Term Loan B, which requires periodic principal payments through December 7, 2008, as well as repayments at the lenders' option in the event of specified asset sales. A portion of this term loan, $108.4 million, was repaid in 2002 in connection with the issuance of the 10 7/8% notes discussed below. Interest is payable at the Company's option either (a) at the Prime rate plus a margin of 2.75% or (b) at the LIBOR rate plus a margin of 3.75%.

        In 2002, the Company issued $350.0 million of senior unsecured notes with an interest rate of 10 7/8% and maturity date of June 15, 2009 (the "10 7/8% notes"). The notes pay interest semi-annually on June 15 and December 15 of each year. After deducting the initial purchasers discount and transaction expenses, the net proceeds received by the Company was $338.0 million. The Company used such net proceeds to repay $181.5 million of the Term A and B loans and $156.5 million of the senior subordinated credit facility.

        The senior subordinated credit facility, which was originally issued as a bridge facility, was converted into a term loan in December 2000, expiring on December 7, 2009. The interest rate of the term notes representing such term loan is 13 1/2%. In connection with the issuance of the 10 7/8% notes, $156.5 million was repaid under the senior subordinated credit facility. Pursuant to the senior subordinated credit facility, the Company issued $111.2 million 13 1/2% senior subordinated notes due December 7, 2009 (the "Exchange Notes") in the first quarter of 2003 and $89.7 million Exchange Notes on April 23, 2003 in exchange for some of the term notes. The remaining $79.2 million of outstanding term notes can be exchanged at the election of the holder in accordance with the senior subordinated credit facility. The Exchange Notes pay interest semi-annually on May 15 and November 15 of each year.

        The Credit Facility, the senior subordinated credit facility, the 10 7/8% notes and the Exchange Notes contain certain covenants including, among other things, restrictions on capital expenditures, dividends, investments and indebtedness and maintenance of specified levels of interest coverage and leverage. All of the Company's assets are pledged as collateral for the outstanding debt under the Credit Facility. On May 7, 2003, we became aware of a required payment due under the Credit Facility to the holders of our Term loan A and Term loan B in the amount of $16.6 million and $24.3 millon, respectively. These payments were required to be made by March 31, 2003. On May 8, 2003, we received the required waivers for this technical default and made the required payment from the revolving credit facility. As a result of these payments, we are in compliance with the covenants of the Credit Facility.

        At March 31, 2003, the aggregated maturities of long-term debt were:

For the Twelve Months Ended March 31,	Term Loan A	Term Loan B	Other Debt	Total Long- Term Debt
		(in thousands)
2004	$17,258	$1,886	$1,077	$20,221
2005	60,811	1,886	82	62,779
2006	46,912	1,886	160,540	209,338
2007		23,499		23,499
2008		88,338		88,338
Thereafter		66,253	627,854	694,107

	$124,981	$183,748	$789,553	$1,098,282

9.    VERTIS HOLDINGS STOCK AWARD AND INCENTIVE PLAN

        Employees of the Company participate in Vertis' parent company, Vertis Holdings, Inc.'s 1999 Equity Award Plan (the "Stock Plan"), which authorizes grants of stock options, restricted stock, performance shares and other stock based awards. As of March 31, 2003, only options have been granted under the Stock Plan.

        The Company accounts for the Stock Plan under the intrinsic value method, which follows the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." No stock-based employee compensation cost is reflected in net income. The following table summarizes the effect of accounting for these awards as if the fair value recognition provisions of SFAS No. 123, "Accounting for Stock Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123," had been applied.

	Three months ended March 31,
	2003	2002
	(in thousands)
Net loss:
As reported	$(5,845)	$(118,748)
Deduct: total stock-based compensation determined under fair value based method for all awards, net of tax	(284)	(587)

Pro forma	$(6,129)	$(119,335)

10.    OTHER, NET

        Other, net for the three months ended March 31, 2003 consists primarily of a $10.1 million recovery from a settlement to the legal proceeding arising from a life insurance policy which covered the former Chairman of Vertis Holdings, Inc. Offsetting this income are the fees associated with the A/R Facility (see Note 4).

        Other, net for the three months ended March 31, 2002 consists primarily of $0.8 million in fees associated with the 1996 Facility (see Note 4), offset by gains on the sale of property, plant and equipment.

11.    GUARANTOR/NON-GUARANTOR CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The Company has 10 7/8% notes (see Note 8), which are general unsecured obligations of Vertis, Inc., and guaranteed by certain of Vertis, Inc.'s domestic subsidiaries. Accordingly, the following condensed consolidated financial information as of March 31, 2003 and December 31, 2002, and for the three months ended March 31, 2003 and 2002 are included for (a) Vertis, Inc. (the "Parent") on a stand-alone basis; (b) the guarantor subsidiaries; (c) the non-guarantor subsidiaries; and (d) the Company on a consolidated basis.

        Investments in subsidiaries are accounted for using the equity method for purposes of the consolidating presentation. The principal elimination entries eliminate investments in subsidiaries, intercompany balances and intercompany transactions. Separate financial statements and other disclosures with respect to the subsidiary guarantors have not been made because the subsidiaries are wholly-owned and the guarantees are full and unconditional and joint and several.

VERTIS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

CONDENSED CONSOLIDATING BALANCE SHEET AT MARCH 31, 2003
(in thousands)

	Parent	Guarantor Companies	Non Companies	Eliminations	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$5,354	$4,904	$898		$11,156
Accounts receivable, net	60,008	27,789	27,957		115,754
Inventories	24,451	11,712	1,838		38,001
Maintenance parts	15,867	3,088			18,955
Deferred income taxes	7,790				7,790
Prepaid expenses and other current assets	4,940	479	3,274		8,693

Total current assets	118,410	47,972	33,967		200,349
Intercompany Receivable	125,017			$(125,017)
Investments in subsidiaries	109,323	18,239		(127,562)
Property, plant and equipment, net	305,243	107,747	21,374		434,364
Goodwill	197,202	48,626	94,299		340,127
Investments			72,806		72,806
Deferred financing costs, net	35,153		119		35,272
Other assets, net	18,236	1,193	32		19,461

Total Assets	$908,584	$223,777	$222,597	$(252,579)	$1,102,379

LIABILITIES AND STOCKHOLDER'S (DEFICIT) EQUITY
Current Liabilities:
Accounts payable	$72,454	$25,238	$15,027		$112,719
Compensation and benefits payable	22,930	7,045	547		30,522
Accrued interest	21,214		1,873		23,087
Accrued income taxes	9,834	(2,164)	(2,538)		5,132
Current portion of long-term debt	20,221				20,221
Other current liabilities	11,612	8,920	8,549		29,081

Total current liabilities	158,265	39,039	23,458		220,762
Due to parent		108,523	23,916	$(125,017)	7,422
Long-term debt, net of current portion	972,104		105,957		1,078,061
Deferred income taxes	26,217	(2,285)	894		24,826
Other long-term liabilities	19,598	7,268	312		27,178

Total liabilities	1,176,184	152,545	154,537	(125,017)	1,358,249
Stockholder's (deficit) equity	(267,600)	71,232	68,060	(127,562)	(255,870)

Total Liabilities and Stockholder's (Deficit) Equity	$908,584	$223,777	$222,597	$(252,579)	$1,102,379

VERTIS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

CONDENSED CONSOLIDATING BALANCE SHEET AT DECEMBER 31, 2002
(in thousands)

	Parent	Guarantor Companies	Non-Guarantor Companies	Eliminations	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$3,590	$99	$2,046		$5,735
Accounts receivable, net	72,106	25,954	33,465		131,525
Inventories	23,906	11,867	1,416		37,189
Maintenance parts	15,799	3,062			18,861
Deferred income taxes	7,790		16		7,806
Prepaid expenses and other current assets	10,647	2,344	2,899		15,890

Total current assets	133,838	43,326	39,842		217,006
Intercompany receivable	97,374			$(97,374)
Investments in subsidiaries	98,428	18,240		(116,668)
Property, plant and equipment, net	305,300	117,877	22,316		445,493
Goodwill	197,202	48,625	96,477		342,304
Investments			72,411		72,411
Deferred financing costs, net	36,985		128		37,113
Other assets, net	19,277	1,361	33		20,671

Total Assets	$888,404	$229,429	$231,207	$(214,042)	$1,134,998

LIABILITIES AND STOCKHOLDER'S (DEFICIT) EQUITY
Current Liabilities:
Accounts payable	$82,168	$32,565	$18,444		$133,177
Compensation and benefits payable	27,466	9,650	718		37,834
Accrued interest	14,493		2,095		16,588
Accrued income taxes	8,548	(180)	(2,417)		5,951
Current portion of long-term debt	5,341	43			5,384
Other current liabilities	16,768	10,099	9,720		36,587

Total current liabilities	154,784	52,177	28,560		235,521
Due to parent		80,678	24,518	$(97,374)	7,822
Long-term debt, net of current portion	980,678		107,006		1,087,684
Deferred income taxes	27,447	(2,284)	910		26,073
Other long-term liabilities	20,030	7,472	388		27,890

Total liabilities	1,182,939	138,043	161,382	(97,374)	1,384,990
Stockholder's (deficit) equity	(294,535)	91,386	69,825	(116,668)	(249,992)

Total Liabilities and Stockholder's (Deficit) Equity	$888,404	$229,429	$231,207	$(214,042)	$1,134,998

VERTIS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2003
(in thousands)

	Parent	Guarantor Companies	Non-Guarantor Companies	Eliminations	Consolidated
Net sales	$251,897	$88,556	$35,598	$(4,836)	$371,215
Operating expenses:
Costs of production	203,600	66,494	24,968	(4,836)	290,226
Selling, general and administrative	29,196	9,690	8,020		46,906
Depreciation and amortization of intangibles	14,163	5,388	1,853		21,404

	246,959	81,572	34,841	(4,836)	358,536

Operating income	4,938	6,984	757		12,679

Other expenses (income):
Interest expense	25,728		1,937		27,665
Amortization of deferred financing costs	2,111				2,111
Interest income	(6)	(6)	(11)		(23)
Other, net	(8,995)	(138)	21		(9,112)

	18,838	(144)	1,947		20,641

Equity in net income (loss) of subsidiaries	6,079			(6,079)
(Loss) income before income taxes	(7,821)	7,128	(1,190)	(6,079)	(7,962)
Income tax benefit	(1,976)	(4)	(137)		(2,117)

Net (loss) income	$(5,845)	$7,132	$(1,053)	$(6,079)	$(5,845)

VERTIS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2002
AS RESTATED
(in thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$272,903	$104,399	$30,604	$(5,784)	$402,122

Operating expenses:
Costs of production	215,093	76,664	20,731	(5,784)	306,704
Selling, general and administrative	29,751	11,859	6,135		47,745
Restructuring charges	(1,959)	877	1,803		721
Depreciation and amortization of intangibles	14,975	5,846	1,798		22,619

	257,860	95,246	30,467	(5,784)	377,789

Operating income	15,043	9,153	137		24,333

Other expenses (income):
Interest expense	25,641	(55)	1,901		27,487
Amortization of deferred financing costs	2,645				2,645
Interest income	(51)	(13)	(5)		(69)
Other, net	(391)	(144)	789		254

	27,844	(212)	2,685		30,317

Equity in net loss of subsidiaries	(40,825)			40,825
(Loss) income before income taxes	(53,626)	9,365	(2,548)	40,825	(5,984)
Income tax expense (benefit)	1,183	3,600	(384)		4,399

(Loss) income before cumulative effect of accounting change	(54,809)	5,765	(2,164)	40,825	(10,383)
Cumulative effect of accounting change	63,939	22,661	21,765		108,365

Net (loss) income	$(118,748)	$(16,896)	$(23,929)	$40,825	$(118,748)

VERTIS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
THREE MONTHS ENDED MARCH 31, 2003
(in thousands)

	Parent	Guarantor Companies	Non- Guarantor Companies	Consolidated
Cash Flows from Operating Activities	$(30,914)	$43,195	$(17)	$12,264

Cash Flows from Investing Activities:
Capital expenditures	(7,884)	(962)	(1,660)	(10,506)
Software development costs capitalized	(741)			(741)
Proceeds from sale of property, plant and equipment and divested assets	(111)		123	12

Net cash used in investing activities	(8,736)	(962)	(1,537)	(11,235)

Cash Flows from Financing Activities:
Net borrowings under revolving credit facilities	6,416		930	7,346
Repayments of long-term debt	(700)	(43)	(12)	(755)
Deferred financing costs	(278)			(278)
(Decrease) increase in outstanding checks drawn on controlled disbursement accounts	(1,701)	60		(1,641)
Other financing activities	37,677	(37,445)	(632)	(400)

Net cash provided by (used in) by financing activities	41,414	(37,428)	286	4,272

Effect of exchange rate changes on cash			120	120

Net increase (decrease) in cash and cash equivalents	1,764	4,805	(1,148)	5,421
Cash and cash equivalents at beginning of year	3,590	99	2,046	5,735

Cash and cash equivalents at end of period	$5,354	$4,904	$898	$11,156

VERTIS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
THREE MONTHS ENDED MARCH 31, 2002
AS RESTATED
(in thousands)

	Parent	Guarantor Companies	Non- Guarantor Companies	Consolidated
Cash Flows from Operating Activities	$(82,830)	$71,947	$21,787	$10,904

Cash Flows from Investing Activities:
Capital expenditures	(2,275)	(1,481)	(556)	(4,312)
Software development costs capitalized	(548)			(548)
Proceeds from sale of property, plant and equipment and divested assets	216			216

Net cash used in investing activities	(2,607)	(1,481)	(556)	(4,644)

Cash Flows from Financing Activities:
Net repayments under revolving credit facilities	(11,845)		(2,298)	(14,143)
Repayments of long-term debt	(9,055)	(136)	(6)	(9,197)
Deferred financing costs	(125)			(125)
Increase in outstanding checks drawn on controlled disbursement accounts	7,695		1,870	9,565
Other financing activities	85,488	(63,170)	(22,450)	(132)

Net cash provided by (used in) by financing activities	72,158	(63,306)	(22,884)	(14,032)

Effect of exchange rate changes on cash			469	469

Net (decrease) increase in cash and cash equivalents	(13,279)	7,160	(1,184)	(7,303)
Cash and cash equivalents at beginning of year	14,618	(358)	3,273	17,533

Cash and cash equivalents at end of period	$1,339	$6,802	$2,089	$10,230

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder of
Vertis, Inc. and Subsidiaries:

        We have audited the accompanying consolidated balance sheets of Vertis, Inc. and Subsidiaries ("the Company"), a wholly-owned subsidiary of Vertis Holdings, Inc. as of December 31, 2002 and 2001 and the related consolidated statements of operations, stockholder's (deficit) equity, and cash flows for each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Vertis, Inc. and Subsidiaries at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 4 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002.

Deloitte & Touche LLP

Baltimore, Maryland
February 28, 2003
(March 26, 2003 as to Note 10)

VERTIS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	As of December 31,
	2002	2001
ASSETS
Current Assets:
Cash and cash equivalents	$5,735	$17,533
Accounts receivable, net	131,525	167,179
Inventories	37,189	40,182
Maintenance parts	18,861	16,552
Deferred income taxes	7,806	6,002
Prepaid expenses and other current assets	15,890	10,127

Total current assets	217,006	257,575
Property, plant and equipment, net	445,493	495,106
Goodwill	342,304	446,529
Investments	72,411	70,824
Deferred financing costs, net	37,113	46,293
Other assets, net	20,671	21,019

Total assets	$1,134,998	$1,337,346

LIABILITIES AND STOCKHOLDER'S DEFICIT
Current Liabilities:
Accounts payable	$133,177	$143,317
Compensation and benefits payable	37,834	36,803
Accrued interest	16,588	22,275
Accrued income taxes	5,951	7,771
Current portion of long-term debt	5,384	37,063
Other current liabilities	36,587	45,244

Total current liabilities	235,521	292,473
Due to parent	7,822	6,938
Long-term debt, net of current portion	1,087,684	1,125,024
Deferred income taxes	26,073	35,385
Other long-term liabilities	27,890	25,343

Total liabilities	1,384,990	1,485,163

Stockholder's deficit:
Common stock—authorized 3,000 shares; $0.01 par value; issued and outstanding 1,000 shares
Contributed capital	408,965	393,173
Accumulated deficit	(646,579)	(526,442)
Accumulated other comprehensive loss	(12,378)	(14,548)

Total stockholder's deficit	(249,992)	(147,817)

Total liabilities and stockholder's deficit	$1,134,998	$1,337,346

See Notes to Consolidated Financial Statements.

VERTIS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31,
	2002	2001	2000
Net sales	$1,675,231	$1,851,058	$1,986,422
Operating expenses:
Costs of production	1,255,605	1,431,716	1,525,564
Selling, general and administrative	187,830	202,156	218,625
Restructuring and asset impairment charges	19,091	42,225	21,408
Depreciation	88,954	89,784	81,750
Amortization of intangibles	287	14,566	15,794

	1,551,767	1,780,447	1,863,141

Operating income	123,464	70,611	123,281

Other expenses (income):
Interest expense	112,733	120,159	129,747
Amortization of deferred financing costs	10,416	13,193	21,062
Interest income	(283)	(536)	(777)
Loss on sale of subsidiary		243	4,207
Loss (gain) on sale of investments and reduction in fair value of available-for-sale securities		7,950	(1,758)
Write-off of deferred financing fees	11,508
Other, net	3,350	6,037	2,913

	137,724	147,046	155,394

Loss before income tax benefit and cumulative effect of accounting change	(14,260)	(76,435)	(32,113)
Income tax benefit	(2,479)	(21,572)	(6,901)

Loss before cumulative effect of accounting change	(11,781)	(54,863)	(25,212)
Cumulative effect of accounting change, net of tax	108,365

Net loss	$(120,146)	$(54,863)	$(25,212)

See Notes to Consolidated Financial Statements.

VERTIS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S (DEFICIT) EQUITY

(in thousands, except where otherwise noted)

	Shares	Common Stock	Contributed Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balance at January 1, 2000	1	$—	$328,399	$(308,769)	$26,580	$46,210
Net loss				(25,212)		(25,212)
Unrealized loss on investments, net of income tax benefit of $18.4 million					(27,541)	(27,541)
Reclassification adjustment related to sale of investments, net of income tax provision of $0.9 million					(1,318)	(1,318)
Currency translation adjustment					(7,176)	(7,176)
Minimum pension liability adjustment, net of income tax benefit of $0.1 million					(230)	(230)

Comprehensive loss						(61,477)

Dividends to parent				(114,340)		(114,340)
Effect of tax allocation arrangement				(16,200)		(16,200)
Post-closing adjustment to 1999 estimated gain on sale of subsidiary			(2,485)			(2,485)
Capital contributions by parent			67,001			67,001

Balance at December 31, 2000	1	—	392,915	(464,521)	(9,685)	(81,291)

Net loss				(54,863)		(54,863)
Unrealized gain on investments, net of income tax provision of $0.1 million					134	134
Reclassification adjustment related to sale of investments, net of income tax benefit of $0.8 million					1,213	1,213
Currency translation adjustment					(846)	(846)
Minimum pension liability adjustment, net of income tax benefit of $1.4 million					(2,004)	(2,004)
Cumulative effect of accounting change on interest rate swap, net of income tax benefit of $1.1 million					(1,725)	(1,725)
Fair value adjustment of interest rate swap, net of income tax benefit of $1.1 million					(1,635)	(1,635)

Comprehensive loss						(59,726)

Dividends to parent				(7,054)		(7,054)
Capital contributions by parent			234			234
Other			24	(4)		20

Balance at December 31, 2001	1	—	393,173	(526,442)	(14,548)	(147,817)

Net loss				(120,146)		(120,146)
Currency translation adjustment					4,325	4,325
Minimum pension liability adjustment, net of income tax benefit of $2.3 million					(3,388)	(3,388)
Fair value adjustment of interest rate swap, net of income tax provision of $0.8 million					1,233	1,233

Comprehensive loss						(117,976)

Capital contributions by parent			25			25
Detachable warrants issued			15,766			15,766
Other			1	9		10

Balance at December 31, 2002	1	$—	$408,965	$(646,579)	$(12,378)	$(249,992)

See Notes to Consolidated Financial Statements.

VERTIS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2002	2001	2000
Cash Flows from Operating Activities:
Net loss	$(120,146)	$(54,863)	$(25,212)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	99,657	117,543	118,606
Restructuring and asset impairment charges	19,091	42,225	21,408
Cumulative effect of accounting change	108,365
Write-off of deferred financing fees	11,508
Loss on sale of subsidiary		243	4,207
Loss (gain) on sale of investments and reduction in fair value of available-for-sale securities		7,950	(1,758)
Deferred income taxes	(2,532)	(22,851)	(2,875)
Other non-cash income and expense, net	6,371	6,824	5,699
Changes in operating assets and liabilities (excluding effect of acquisitions and dispositions):
Decrease (increase) in accounts receivable	35,754	54,798	(51,056)
Decrease (increase) in inventories	2,993	17,014	(4,268)
Increase in prepaid expenses and other assets	(7,990)	(5,394)	(10,947)
(Decrease) increase in accounts payable and other liabilities	(56,352)	(33,119)	15,698

Net cash provided by operating activities	96,719	130,370	69,502

Cash Flows from Investing Activities:
Capital expenditures	(41,158)	(67,660)	(139,819)
Software development costs capitalized	(2,696)	(3,498)	(2,925)
Proceeds from sale of property, plant and equipment and divested assets	2,442	3,021	6,113
Other investing activities		578	1,129

Net cash used in investing activities	(41,412)	(67,559)	(135,502)

Cash Flows from Financing Activities:
Issuance of long-term debt	347,500
Net (repayments) borrowings under revolving credit facilities	(63,191)	81,417	116,120
Repayments of long-term debt	(349,911)	(27,959)	(24,533)
Deferred financing costs	(12,838)	(17,980)	(7,461)
Increase (decrease) in outstanding checks drawn on controlled disbursement accounts	9,155	(81,048)	40,652
Dividends to parent		(7,054)	(114,340)
Capital contributions by parent	25	234	67,001
Distributions from (advances to) parent	884	1,771	(19,171)

Net cash (used in) provided by financing activities	(68,376)	(50,619)	58,268

Effect of exchange rate changes on cash	1,271	549	(5,333)

Net (decrease) increase in cash and cash equivalents	(11,798)	12,741	(13,065)
Cash and cash equivalents at beginning of year	17,533	4,792	17,857

Cash and cash equivalents at end of year	$5,735	$17,533	$4,792

Supplemental Cash Flow Information:
Interest paid	$116,948	$117,284	$119,027

Income taxes paid	$2,917	$2,450	$5,273

Non-cash investing and financing activities:
Detachable warrants issued	$15,766

Assets acquired through lease arrangements		$3,998	$2,509

Fair value of stock received for sale of subsidiary			$5,930

See Notes to Consolidated Financial Statements.

VERTIS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

        Principles of Consolidation—The consolidated financial statements include those of Vertis, Inc., and its subsidiaries (together, the "Company"). All significant intercompany balances and transactions have been eliminated.

        Ownership—The Company is a wholly-owned subsidiary of Vertis Holdings, Inc. ("Vertis Holdings").

        Corporate Allocations—Vertis Holdings allocates substantially all of its costs to the Company as the Company is Vertis Holdings' only operating subsidiary. The allocation was $18.9 million in 2000. There were no allocations in 2002 and 2001 due to the elimination of management and support personnel positions (see Note 2).

        Business—The Company is a leading provider of integrated advertising products and marketing services. The Company operates in four business segments: Vertis Retail and Newspaper Services, Vertis Direct Marketing Services, Vertis Advertising Technology Services and Vertis Europe (see Note 18).

        Use of Estimates—The Company's management must make estimates and assumptions in preparing financial statements in conformity with accounting principles generally accepted in the United States of America ("generally accepted accounting principles"). These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

        Reclassifications—Certain amounts for prior periods have been reclassified to conform to the current period presentation.

2. RESTRUCTURING AND ASSET IMPAIRMENT CHARGES

        In the first quarter of 2000, the Company began a series of steps to restructure the business by eliminating redundant operations and functions and consolidating the focus of the Company's sales and marketing teams. In June 2000, the Company initiated the process of consolidating administrative functions of its operating subsidiaries and began to review the consolidation of certain production facilities. In connection with these initiatives, the Company eliminated approximately 40 executive and administrative positions and recorded $21.4 million of restructuring and asset impairment charges to reflect the severance costs as well as ancillary costs of closing duplicative operations and writing off non-productive assets.

        During 2001, the Company continued the restructuring program initiated in 2000. Certain production and sales administration facilities were combined in strategic areas resulting in the closure of 14 facilities, abandonment of assets in those locations and reduction in work force. Approximately 1,000 positions were eliminated. Effective January 1, 2001, the Company transferred 13 management and support personnel employed in the Company's New York City office to Chancery Lane Capital, an affiliate of the former Chairman of Vertis Holdings. In exchange for a one time $14.0 million payment by the Company, Chancery Lane Capital assumed all employment and compensation obligations with respect to the transferred employees. This cost was recorded in restructuring expense in 2001.

        In 2002, the Company planned and implemented three restructuring programs. In the first quarter of 2002, two Vertis Europe facilities were combined and ten employees were terminated with severance of $0.7 million and facility closure costs of approximately $1.6 million. In addition, the Company continued to streamline operations in the Advertising Technology Services segment. The 2002 restructuring plan terminated approximately 400 employees, which resulted in a severance charge of $4.6 million and closed five facilities, which resulted in a charge of $6.0 million. In the fourth quarter of 2002, the Company consolidated its production capabilities within the Direct Marketing Services segment, terminating 133 employees with severance of $0.6 million. Offsetting these amounts is an adjustment of the estimate of 2001 restructuring of $1.3 million made in 2002. To date, the total of all planned restructuring activities has eliminated approximately 1,500 positions and closed 26 facilities since January 1, 2000.

        The significant components of the restructuring and asset impairment charges were as follows:

	Severance and Related Costs	Asset Write Off and Disposal Costs	Facility Closing Costs	Other Costs	Total
	(in thousands)
Balance at January 1, 2000	$890	$305		$19	$1,214
Restructuring and asset impairment charges 2000	16,650	3,695	$613	450	21,408
Amount utilized in 2000	(13,914)	(3,773)	(524)	(451)	(18,662)

Balance at December 31, 2000	3,626	227	89	18	3,960
Restructuring charges 2001	11,727	5,939	9,415	15,144	42,225
Amount utilized in 2001	(11,546)	(6,166)	(1,250)	(15,078)	(34,040)

Balance at December 31, 2001	3,807	—	8,254	84	12,145
Restructuring charges 2002	8,680	5,067	3,707	1,637	19,091
Amount utilized in 2002	(10,783)	(3,048)	(4,877)	(848)	(19,556)

Balance at December 31, 2002	$1,704	$2,019	$7,084	$873	$11,680

        Accrued restructuring totals approximately $11.7 million. The balance that will be paid in 2003, totaling approximately $7.6 million, is included in other current liabilities. Included in other long-term liabilities is approximately $4.1 million which the Company expects to pay by 2007.

        The charges are comprised of the following:

	2002	2001	2000
	(in thousands)
Charges requiring cash payments	$14,024	$36,286	$17,713
Write off of assets in closed locations	5,067	5,939	862
Asset impairment charge			2,833

	$19,091	$42,225	$21,408

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Revenue Recognition—The Company provides a wide variety of print and print related services and products for specific customers, primarily under contract. Revenue is not recognized until the earnings process has been completed in accordance with the terms of the contracts. Revenue from premedia operations is recognized upon the completion of orders.

        Cash and Cash Equivalents—Cash equivalents include all investments with initial maturities of 90 days or less. As the Company's cash management program utilizes zero-balance accounts, book overdrafts in these accounts are reclassified as current liabilities, and the fluctuation within these accounts is shown as the change in outstanding checks drawn on controlled disbursement accounts in the financing section of the Company's consolidated statement of cash flows.

        Inventories—Inventories are recorded at the lower of cost or market determined primarily on the first-in, first-out method.

        Investments—Investments in equity securities are classified as available-for-sale and are recorded at market value, with net unrealized gains and losses recorded in other comprehensive income.

        Maintenance Parts—As part of an ongoing effort to manage procurement and utilization of maintenance parts, and to better reflect the value of the assets on hand, in 2000 the Company changed its estimate of the capitalization amount for parts kept in stock. This change had the effect of reducing maintenance expense by $8.5 million in 2000.

        Long-lived Assets—Property, plant and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the assets' estimated useful lives, or when applicable, the terms of the leases, if shorter.

        The Company evaluates the recoverability of its long-lived assets, including property, plant and equipment and intangible assets, periodically or when there are changes in economic circumstances or business objectives that indicate the carrying value may not be recoverable. The Company's evaluations include estimated future cash flows, profitability and estimated future operating results and other factors determining fair value. As these assumptions and estimates may change over time, it may or may not be necessary to record impairment charges.

        Software development costs are expensed until technological feasibility is determined, after which costs are capitalized until the product is ready for general release and sale. These costs are amortized over three to seven-year lives beginning at the respective release dates.

        Certain direct development costs associated with internal-use software are capitalized, including payroll costs for employees devoting time to the software projects and external costs of material and services by third-party providers. These costs are included in software development and are being amortized beginning when the asset is substantially ready for use. Costs incurred during the preliminary project stage, as well as maintenance and training costs, are expensed as incurred.

        Intangible assets other than goodwill are amortized over the terms of the related agreements. Deferred financing costs are amortized over the terms of the related financing instruments.

        Goodwill and intangible assets with indefinite lives are no longer amortized. See Note 4 for a discussion of the effect of adopting Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), on goodwill and intangible assets.

        Income Taxes—Income taxes are accounted for under the asset and liability method as outlined in SFAS No. 109 "Accounting for Income Taxes" ("SFAS 109"). Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating loss and tax credit carryforwards.

        The provision for federal income taxes recorded by the Company represents the amount calculated on a separate return basis in accordance with a tax-sharing arrangement with Vertis Holdings. State and foreign income taxes represent actual amounts paid or payable by the Company.

        Fair Value of Financial Instruments—The Company determines the fair value of its financial instruments as follows:

    Cash and Cash Equivalents, Accounts Receivable and Accounts Payable—Carrying amounts approximate fair value because of the short maturities of these instruments.

    Investments and Interest Rate Swap—Fair value is based on quoted market prices or other available market information.

    Revolving Credit Facility—Carrying amount approximates fair value because its interest rates are based on variable reference rates.

    Long-Term Debt (Excluding Revolving Credit Facility)—The fair value of the senior unsecured notes, with a principal amount of $350.0 million, approximated $364.0 million at December 31, 2002. The aggregate fair value of the remaining debt outstanding at December 31, 2002 and 2001 approximated the carrying value.

        Stock Based Compensation—Employees of the Company participate in Vertis Holdings' 1999 Equity Award Plan (the "Stock Plan"), which authorizes grants of stock options, restricted stock, performance shares and other stock based awards. As of December 31, 2002, only options have been granted under the Stock Plan. See Note 15, "Vertis Holdings Stock Award and Incentive Plan."

        The Company accounts for the Stock Plan under the intrinsic value method, which follows the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees, and related Interpretations." No stock-based employee compensation cost is reflected in net income. The following table summarizes the effect of accounting for these awards as if the fair value recognition provisions of SFAS No. 123, "Accounting for Stock Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123," had been applied.

	2002	2001	2000
	(in thousands)
Net loss:
As reported	$(120,146)	$(54,863)	$(25,212)
Deduct: total stock-based compensation determined under fair value based method for all awards, net of tax	(2,349)	(3,151)	(2,754)

Pro forma	$(122,495)	$(58,014)	$(27,966)

        The weighted-average fair value per option at the date of grant for options granted under the Stock Plan was $17.70 in 2002, $19.39 in 2001 and $19.81 in 2000.

        The fair value of options granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2002	2001	2000
Expected volatility	38.20%	43.77%	38.91%
Risk-free interest rate	4.00%	4.40%	6.42%
Expected option life (years)	10	10	10

        Concentration of Credit Risk—The Company provides services to a wide range of clients who operate in many industry sectors in varied geographic areas. The Company grants credit to all qualified clients and does not believe that it is exposed to undue concentration of credit risk to any significant degree.

        New Accounting Pronouncements—On January 1, 2002, the Company adopted SFAS 142. This statement applies to goodwill and intangible assets with indefinite lives, and requires that these assets no longer be amortized but instead tested for impairment on at least an annual basis. See Note 4 for further discussion of the effect of adopting this statement.

        In April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." Among other things, this statement rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," will now be used to classify those gains and losses. The Company has adopted the provisions of this statement which did not have an impact on the consolidated financial statements.

        In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement requires recording costs associated with exit or disposal activities at their fair value when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before an actual liability has been incurred. Adoption of this statement is required with the beginning of fiscal year 2003.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantors Accounting and Disclosure Requirements for Guarantees." The disclosure requirements are effective for financial statements issued after December 15, 2002, and the recognition/measurement requirements are effective on a prospective basis for guarantees issued or modified after December 31, 2002. The Company believes that the adoption of this interpretation will not have a material impact on the Company's consolidated financial position or results of operations.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." This statement amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reporting results. The disclosure provisions of this standard are effective for fiscal years ended after December 15, 2002 and have been incorporated into these financial statements and accompanying notes.

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" to provide new guidance with respect to the consolidation of all previously unconsolidated entities, including special-purpose entities. The Company believes that the adoption of this interpretation, required in 2003, will not have a material impact on the Company's consolidated financial position or results of operations.

4. GOODWILL AND OTHER INTANGIBLES

        Effective January 1, 2002, the Company adopted SFAS 142. Under this statement, goodwill and intangible assets with indefinite lives are no longer amortized. Under the transitional provisions of SFAS 142, the Company's goodwill was tested for impairment as of January 1, 2002. Each of the Company's reporting units was tested for impairment by comparing the fair value of the reporting unit with the carrying value of that unit. Fair value was determined based on a valuation study performed by an independent third party using the discounted cash flow method and the guideline company method. As a result of the Company's impairment test completed in the third quarter of 2002, the Company recorded an impairment loss of $86.6 million at the Vertis Advertising Technology Services segment and $21.8 million at the Vertis Europe segment to reduce the carrying value of goodwill to its implied fair value, net of tax. Impairment in both cases was due to a combination of factors including operating performance and acquisition price. In accordance with SFAS 142, the impairment charge was reflected as a cumulative effect of accounting change in the accompanying 2002 consolidated statements of operations. The Company will test goodwill for impairment again in the first quarter of 2003.

        In accordance with SFAS 142, the Company stopped amortizing its existing goodwill as of January 1, 2002. A reconciliation of reported net loss to net loss adjusted to reflect the impact of the discontinuance of the amortization of goodwill for the years ended December 31, 2002, 2001 and 2000 is as follows:

	2002	2001	2000
	(in thousands)
Reported net loss	$(120,146)	$(54,863)	$(25,212)
Add: Goodwill amortization		13,255	13,556

Adjusted net loss	$(120,146)	$(41,608)	$(11,656)

5. DISPOSITIONS

        In February 2000, the Company sold the stock of IMPCO Enterprises, Inc. ("IMPCO"), to Naviant, Inc. in exchange for 3.6 million shares of Naviant, Inc. Series C Convertible Redeemable Preferred Stock (the "Naviant Stock"). Prior to the sale, all assets related to IMPCO's response management business were transferred to one of the Company's subsidiaries. The shares received were valued at $5.9 million, the appraised value of the subsidiary sold, as the Naviant Stock is not publicly traded and did not have a readily determinable market value. The sale resulted in a pre-tax loss of $4.2 million. Concurrent with the sale of IMPCO, the Naviant Stock was contributed to an investment fund under common ownership with the Company (see Note 9).

        In May 2001, the Company sold certain assets of Iceberg Marketing Limited to Newbridge Marketing Limited for $1.4 million. The sale resulted in a pre-tax loss of $0.2 million.

6.    ACCOUNTS RECEIVABLE

        Accounts receivable consisted of the following:

	2002	2001
	(in thousands)
Trade—billed	$95,309	$130,448
Trade—unbilled	30,963	38,670
Other receivables	11,213	6,331

	137,485	175,449
Allowance for doubtful accounts	(5,960)	(8,270)

	$131,525	$167,179

        In 1996, the Company entered into a six-year agreement to sell certain trade accounts receivable of certain subsidiaries (as amended, the "1996 Facility") through the issuance of $130.0 million of variable rate trade receivable backed certificates. In April 2002, the revolving period for these certificates was extended and the certificates were refinanced. In December 2002, the 1996 Facility expired and the Company entered into a new three-year agreement terminating in December 2005 (the "A/R Facility") through the issuance of $130.0 million variable rate trade receivable backed notes. The proceeds from the A/R Facility were used to retire the certificates issued under the 1996 Facility.

        The A/R Facility allows for a maximum of $130.0 million of trade accounts receivable to be sold at any time based on the level of eligible receivables. Under the 1996 Facility and the A/R Facility, the Company sells its trade accounts receivable through their bankruptcy-remote wholly-owned subsidiary. However, the Company maintains an interest in the receivables and has been contracted to service the accounts receivable. The Company received cash proceeds for servicing of $3.3 million and $3.6 million in 2002 and 2001, respectively.

        At December 31, 2002 and 2001, accounts receivable of $125.9 million and $130.0 million, respectively, had been sold under the facilities and, as such, are excluded from the balances above. At December 31, 2002 and 2001, the Company retained an interest in the pool of receivables in the form of overcollateralization and cash reserve accounts of $46.3 million and $71.9 million, respectively which is included in Accounts receivable, net at allocated cost, which approximates fair value. The proceeds from collections reinvested in securitizations amounted to $1,545.5 million and $1,646.2 million in 2002 and 2001, respectively.

        Fees for the program under the facilities vary based on the amount of interests sold and the London Inter Bank Offered Rate ("LIBOR") plus an average margin of 37 basis points in 2002 and 34 basis points in both 2001 and 2000. In 2003, the A/R Facility is priced at LIBOR plus a margin of 90 basis points. These fees, which totaled $2.8 million in 2002, $6.0 million in 2001 and $8.3 million in 2000, are included in Other, net.

7.    INVENTORIES

        Inventories consisted of the following:

	2002	2001
	(in thousands)
Paper	$20,412	$22,168
Work in process	6,438	6,458
Ink and chemicals	4,075	5,178
Other	6,264	6,378

	$37,189	$40,182

8.    PROPERTY, PLANT AND EQUIPMENT

        The components and useful lives of property, plant and equipment were:

	Estimated Useful Life (Years)	2002	2001
		(in thousands)
Land		$8,502	$8,502
Machinery and equipment	5 to 15	650,365	647,672
Buildings and leasehold improvements	1 to 40	96,792	102,118
Furniture and fixtures	3 to 10	105,060	97,098
Internally developed computer software	3 to 7	15,089	13,276
Vehicles	3 to 4	3,366	3,811
Construction in progress and deposits on equipment purchases		22,344	17,070

		901,518	889,547
Accumulated depreciation and amortization		(456,025)	(394,441)

		$445,493	$495,106

9.    INVESTMENTS

        Investment in Leveraged Leases—Two special purpose limited liability companies ("LLCs"), subsidiaries of the Company, are the head lessees and sub-lessors in two lease-leaseback transactions entered into in 1998. Under these transactions, buildings with estimated useful lives of 65 years were leased by the LLCs for terms of 57 years (the "Headleases") and subleased by the LLCs to the lessors for terms of 52 years (the "Subleases"). Under the guidelines of SFAS No. 13, "Accounting for Leases," the Headleases qualify as capital leases and the Subleases qualify as leveraged leases. The Company's investments represented approximately 24% of the buildings' combined leasehold values, while the balance was furnished by third-party financing in the form of long-term debt that provides no recourse against the LLCs or the Company, but is secured by first liens on the properties. At the end of the sublease terms, the leasehold interests are returned by the LLCs, although the sublessee has the option to purchase the leasehold interests for amounts based on their then-estimated fair market values. The Company has the benefit of tax deductions for advance rental payments under the Headleases and interest on the long-term debt. During the early years of the transactions, the available tax deductions are expected to exceed the sublease rental income; in later years the taxable rental income is expected to exceed the deductible amounts. Deferred taxes are provided to reflect these temporary differences.

        The Company's net investment in leveraged leases was composed of the following components:

	2002	2001
	(in thousands)
Rentals receivable	$113,540	$113,540
Less: unearned income	(41,129)	(42,716)
Investment in leveraged leases included in long-term investments	72,411	70,824
Less: deferred taxes	(65,011)	(63,380)

Net investment in leveraged leases	$7,400	$7,444

        Other, net includes $1.6 million of income earned on the leveraged lease investments in 2002, $2.5 million in 2001, and $5.8 million in 2000.

        Investments in Equity Securities—The Company invested in an internet-related business, 24/7 Media, Inc. ("TFSM") which is publicly traded. In response to market conditions, the Company sold a portion of TFSM in 2000 and recorded a pre-tax gain of $1.8 million. The Company sold the remaining TFSM shares and all TFSM warrants to CLI Associates, LLC (an affiliate of the former Chairman of Vertis Holdings) for $0.6 million in 2001. The sale resulted in a realized pre-tax loss of $2.0 million.

        In consideration for the sale of IMPCO, the Company received 3.6 million shares of Naviant Stock. The Company concurrently contributed the Naviant Stock to XL Fund II. The contribution entitles the Company to a preferred return plus interest based upon a value of $7.3 million as assigned to the stock by XL Fund II. In 2001, the Company recorded an impairment loss for permanent decline in value on the investment totaling $5.9 million.

10.    LONG-TERM DEBT

        Long-term debt consisted of the following:

	2002	2001
	(in thousands)
Revolving credit facility	$155,161	$208,044
Term loan A due 2005	124,981	206,180
Term loan B due 2008	184,219	294,939
10 7/8% senior notes	347,685
Senior subordinated credit facility due 2009	279,579	450,000
Other notes	1,443	2,924

	1,093,068	1,162,087
Current portion	(5,384)	(37,063)

	$1,087,684	$1,125,024

        The credit facility (the "Credit Facility") consists of three components:

  •
  A revolving credit facility which allows borrowings of up to $250.0 million. The revolving credit facility matures December 7, 2005, with no repayment of principal until maturity. At December 31, 2002, interest is payable at the Company's option either (a) at the Prime rate plus a margin of 2.50% or (b) at the LIBOR rate plus a margin of 3.50%. These margins may decline over time in accordance with covenants in the Credit Facility. In accordance with the agreement, on January 27, 2003 the margins decreased to 2.00% or 3.00%. At December 31, 2002, $90.2 million was available to borrow under this facility.

  •
  Term Loan A, which requires periodic principal payments through December 7, 2005, as well as mandatory repayments in the event of specified asset sales and certain other events. A portion of this term loan, $73.1 million, was repaid in 2002 in connection with the issuance of the 10 7/8% notes, hereinafter defined, discussed below. At December 31, 2002, interest is payable at the Company's option either (a) at the Prime rate plus a margin of 2.50% or (b) at the LIBOR rate plus a margin of 3.50%. These margins may decline over time in accordance with covenants in the Credit Facility. On January 27, 2003, the margins decreased to 2.00% or 3.00% in accordance with the agreement; and

  •
  Term Loan B, which requires periodic principal payments through December 7, 2008, as well as repayments at the lenders' option in the event of specified asset sales. A portion of this term loan, $108.4 million, was repaid in 2002 in connection with the issuance of the 10 7/8% notes discussed below. At December 31, 2002, interest is payable at the Company's option either (a) at the Prime rate plus a margin of 3.25% or (b) at the LIBOR rate plus a margin of 4.25%. In accordance with the agreement, on January 27, 2003 the margins decreased to 2.75% or 3.75%.

        At December 31, 2002, the weighted-average interest rate on the Credit Facility was 5.97% compared to 6.38% at December 31, 2001.

        In 2002, the Company issued $350.0 million of senior unsecured notes with an interest rate of 10 7/8% and maturity date of June 15, 2009 (the "10 7/8% notes"). The notes pay interest semi-annually on June 15 and December 15 of each year. After deducting the initial purchasers discount and transaction expenses, the net proceeds received by the Company was $338.0 million. The Company used such net proceeds to repay $181.5 million of the Term A and B loans and $156.5 million of the senior subordinated credit facility.

        The senior subordinated credit facility had been issued as a bridge facility at the time of the recapitalization of Vertis Holdings in 1999. By its terms, it was converted into a term loan in December 2000, which expires on December 7, 2009. The interest rate of the term notes representing such term loan is 13.5%. In connection with the issuance of the 10 7/8% notes, $156.5 million was repaid under the senior subordinated credit facility. Pursuant to the senior subordinated credit facility, the Company issued $88.3 million 13.5% senior subordinated notes due December 7, 2009 (the "Exchange Notes") on February 28, 2003 and $22.8 million Exchange Notes on March 26, 2003, in exchange for the term notes. The Exchange Notes pay interest semi-annually on May 15 and November 15 of each year.

        The Credit Facility, the senior subordinated credit facility, the 10 7/8% notes and the Exchange Notes contain certain customary covenants including, among other things, restrictions on capital expenditures, dividends, investments, indebtedness and maintenance of specified levels of interest coverage and leverage. All of the Company's assets are pledged as collateral for the outstanding debt under the Credit Facility. At December 31, 2002, the Company is in compliance with its debt covenants, however, there can be no assurance that future violations of these debt covenants may not occur.

        At December 31, 2002, the aggregate maturities of long-term debt were:

	Term Loan A	Term Loan B	Other Debt	Total Long-Term Debt
	(in thousands)
2003	$2,200	$1,886	$1,298	$5,384
2004	60,232	1,886	134	62,252
2005	62,549	1,886	155,172	219,607
2006		1,886		1,886
2007		88,338		88,338
Thereafter		88,337	627,264	715,601

	$124,981	$184,219	$783,868	$1,093,068

        The Company uses an interest rate swap agreement that converts a portion of variable rate debt to a fixed rate basis. This agreement is designated as a hedge against changes in future cash flows. In accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended by SFAS No. 137 and SFAS No. 138, the interest rate swap agreement is reflected at fair value in the Company's consolidated balance sheet and the related mark-to-market adjustment is recorded in stockholders' deficit as a component of other comprehensive income.

        At December 31, 2002, the Company had one outstanding swap agreement with a notional amount of $85.0 million expiring on August 29, 2003. The rate on the swap resets every 90 days, in connection with the reset of the rate on the related debt. The fair market value of this agreement at December 31, 2002 was $2.1 million, net of taxes of $1.4 million. The Company initially adopted SFAS 133 on January 1, 2001 and recognized a cumulative effect of an accounting change of $2.8 million, net of tax of $1.1 million, increasing stockholders' deficit. For the year ended December 31, 2002, the Company recognized additional interest expense resulting from the cash flow hedge in a pretax amount of $4.3 million.

11.    LEASES

        Facilities and certain equipment are leased under agreements that expire at various dates through 2014. Rental expense for continuing operations under operating leases for the years ended December 31, 2002, 2001 and 2000, was $35.0 million, $39.9 million, and $41.1 million, respectively.

        At December 31, 2002, minimum annual rentals under non-cancelable operating leases (net of subleases) were:

(in thousands)
2003	$21,988
2004	19,940
2005	15,638
2006	10,477
2007	6,735
Thereafter	11,576

$86,354

        Commitments under the lease agreements also extend in most instances to property taxes, insurance and maintenance and certain leases contain escalation clauses and extension options.

12. INCOME TAXES

        Income tax (benefit) expense consisted of the following components:

	2002	2001	2000
	(in thousands)
Current:
Federal	$(565)		$(540)
State and foreign	618	$1,279	(3,486)

	53	1,279	(4,026)

Deferred:
Federal	(2,532)	(22,851)	(5,312)
State and foreign			2,437

	(2,532)	(22,851)	(2,875)

Total income tax benefit	$(2,479)	$(21,572)	$(6,901)

        Vertis Holdings files a consolidated Federal income tax return with all of its subsidiaries, including the Company. The components of income tax disclosed above have been allocated to the Company as if the Company had filed a separate tax return.

        Federal and state income taxes are subject to a tax allocation arrangement (the "Tax Arrangement") where the Company files as a member of Vertis Holdings' consolidated group. The Tax Arrangement does not apply to income taxes in jurisdictions in which the Company or its subsidiaries file separate tax returns. The Tax Arrangement does not provide for remuneration in years in which the Company has a current taxable loss as in 2001 and 2002. In 2000, the Company has current taxable losses which were utilized in the federal consolidated income tax return of Vertis Holdings.

        SFAS 109 requires an adjustment to equity where a tax arrangement does not reflect generally accepted accounting principles. Therefore, for the year ended December 31, 2000 the $16.2 million current income tax benefit relating to jurisdictions where the Company files as part of a consolidated group is treated as a reduction of the Company's stockholder's deficit. This was not applicable in 2002 and 2001 as the Company had a current taxable loss in each respective year.

        The Company's foreign pre-tax income was not a significant component of total pre-tax income or loss. No U.S. income taxes have been provided for unremitted earnings of foreign subsidiaries as the Company intends to reinvest these earnings permanently or to repatriate the earnings only when it is tax effective to do so. Accordingly, the Company believes that U.S. foreign tax credits would substantially offset any U.S. income tax on repatriated earnings.

        The following is a reconciliation of the U.S. statutory federal income tax rate to the Company's effective tax rates:

	2002	2001	2000
	(percent of pre-tax loss)
Statutory income tax rate	(35.0)%	(35.0)%	(35.0)%
State income taxes, net of federal income tax benefits	7.8	0.6	(2.0)
Amortization and write-off of goodwill		4.4	10.7
Change in valuation allowance		0.9
Foreign income taxed at other rates	(3.1)	0.8	0.4
Investment related differences	7.0		3.1
Other	5.9	0.1	1.3

Effective tax rate	(17.4)%	(28.2)%	(21.5)%

        The tax effects of significant items comprising deferred income taxes were:

	2002	2001
	(in thousands)
Employee benefits	$8,897	$12,526
Net operating loss and tax credit carryforwards	92,986	80,279
Accrued expenses and reserves	7,497	9,200
Other deductible differences	9,307	2,667

	118,687	104,672

Property, plant and equipment	(63,109)	(62,903)
Leveraged lease investments	(65,011)	(63,380)
Other taxable differences	(1,866)	(804)

	(129,986)	(127,087)

Valuation allowance	(6,968)	(6,968)

Net deferred income tax liability	$(18,267)	$(29,383)

        At December 31, 2002 the Company had a net operating loss carryforward of approximately $248.5 million. This amount is included in the consolidated Vertis Holdings net operating loss carryforward of $294.6 million. The recognized tax benefit of this operating loss carryforward is included in the deferred tax assets of the Company until such losses are utilized by the consolidated group.

        The valuation allowance was established primarily due to limitations on net operating loss carryforward utilization under the Internal Revenue Code. Except to the extent that the valuation allowance has been established, the Company believes that such limitations will not prevent the realization of carryforward benefits.

        The Company is currently under examination by the Internal Revenue Services. The Company believes it has adequate provision for all open years.

13. RETIREMENT PLANS

        Defined Benefit Plans—The Company maintains defined benefit plans, including pension and supplemental executive retirement plans.

        Information regarding the defined benefit plans is as follows:

	2002	2001	2000
	(in thousands)
Components of net periodic pension cost:
Service cost	$618	$640	$758
Interest cost	2,168	1,827	1,721
Expected return on assets	(1,611)	(1,370)	(1,392)
Net amortization and deferral	412	1	41
Settlement loss (curtailment gain)	1,558		(299)

	$3,145	$1,098	$829

Changes in benefit obligations:
Benefit obligation at beginning of year	$26,910	$21,588	$23,589
Service cost	618	640	758
Interest cost	2,168	1,827	1,721
Actuarial loss	5,229	4,241	278
Benefits paid	(795)	(1,386)	(4,728)
Plan amendments	1,823
Settlements and curtailments	(2,259)		(30)

Benefit obligation at end of year	$33,694	$26,910	$21,588

Changes in plan assets:
Fair value of plan assets at beginning of year	$16,504	$13,163	$19,165
Actual (loss) return on assets	(967)	1,234	(2,039)
Employer contributions	1,694	3,650	765
Benefits paid	(795)	(1,386)	(4,728)
Plan expenses	(360)	(157)
Settlements	(2,924)

Fair value of plan assets at end of year	$13,152	$16,504	$13,163

Funded status	$20,542	$10,406	$8,425
Unrecognized prior service cost	(2,009)	(328)	(414)
Unrecognized actuarial (loss) gain	(11,052)	(4,016)	500

Net amount recognized	$7,481	$6,062	$8,511

Amounts recognized in the consolidated balance sheet:
Accrued benefit cost	$16,850	$9,786	$8,894
Accumulated other comprehensive loss	(9,369)	(3,724)	(383)

Net amount recognized	$7,481	$6,062	$8,511

Weighted-average assumptions:
Discount rate	6.75%	7.25%	7.75%
Expected return on plan assets	9.00%	9.00%	9.00%
Annual compensation increase	3.00%	3.00%	3.75%
		-3.75%	-4.00%

        Deferred Compensation—The Company also maintains a deferred compensation plan in which certain members of management may defer up to 100% of their total compensation through the date of their retirement. Long-term liabilities include balances related to this plan of $6.1 million as of December 31, 2002 and $7.3 million as of December 31, 2001.

        Defined Contribution Plans—The Company maintains 401(k) and other investment plans for eligible employees. The Company recorded $6.7 million in expenses for the year ended December 31, 2002, $4.5 million in 2001, and $4.8 million in 2000.

14. STOCKHOLDER'S (DEFICIT) EQUITY

        Contributed Capital—Following the sale of internet-related investments by a sister subsidiary of the Company, Vertis Holdings contributed cash of $67.0 million to the Company in 2000, and $0.2 million in 2001.

        In February 2002, the Company issued approximately 700,000 warrants, with an aggregate value of $15.8 million, to lenders of the senior subordinated credit facility which entitle the holders to purchase one share of Vertis Holdings' stock for $0.01 per share. The warrants are immediately exercisable and expire on June 30, 2011.

        Dividends to Parent—During 2000, the Company paid $9.0 million of cash dividends to Vertis Holdings in connection with interest payments on Vertis Holdings' debt and its convertible preferred securities, and $105.3 million related to the redemption of all of Vertis Holdings' remaining convertible preferred securities.

        During 2001, the Company paid $7.1 million of cash dividends to Vertis Holdings comprised of $7.7 million in connection with interest payments on Vertis Holdings' debt and $0.6 million gain in connection with the purchase of the minority interest in the investment in leveraged leases. No dividends were paid in 2002.

        Management Fees—The Company paid approximately $1.3 million in fees to the owners of Vertis Holdings in 2002, 2001 and 2000.

        Accumulated Other Comprehensive Loss—The components of accumulated other comprehensive loss at December 31 were:

	Gross	Tax	Net	Gross	Tax	Net	Gross	Tax	Net
	2002			2001			2000
	(in thousands)
Unrealized loss on investments							$(2,243)	$(896)	$(1,347)
Cumulative translation adjustments	$(4,629)		$(4,629)	$(8,954)		$(8,954)	(8,108)		(8,108)
Minimum pension liability adjustment	(9,369)	$(3,747)	(5,622)	(3,724)	$(1,490)	(2,234)	(383)	(153)	(230)
Fair value adjustment of interest rate swap	(3,545)	(1,418)	(2,127)	(5,600)	(2,240)	(3,360)

	$(17,543)	$(5,165)	$(12,378)	$(18,278)	$(3,730)	$(14,548)	$(10,734)	$(1,049)	$(9,685)

15. VERTIS HOLDINGS STOCK AWARD AND INCENTIVE PLAN

      On December 7, 1999, Vertis Holdings adopted the Stock Plan which authorizes grants of stock options, restricted stock, performance shares, performance units and other stock-based awards. Options under the Stock Plan generally expire in ten years and become exercisable at varying times. There are approximately 9.1 million options available for grant at December 31, 2002 and 2001, respectively, out of 10.0 million options authorized for issuance.

        Transactions under the Stock Plan were as follows:

	Year Ended December 31,
	2002	2001	2000
	(thousands of shares)
Outstanding at beginning of year	852	879	1,151
Granted	135	20	350
Cancelled	(99)	(47)	(622)

Outstanding at end of year	888	852	879

Exercisable at end of period	479	338	134

        Options outstanding at December 31, 2002, 2001 and 2000 have an exercise price of $31.50 per share and ten-year terms.

16. STOCK REPURCHASE

        In 1999 and 2000, certain of the Company's employees were granted the option to purchase shares of Vertis Holdings and to finance this purchase through signing full-recourse loans with Vertis Holdings. These loans (the "Management Loans") had stated interest of 8.5% per year and compounded quarterly, with the principal and interest due in a lump sum on varying dates up to December 7, 2005. The shares purchased with the Management Loans were held as security for the Management Loans.

        On September 5, 2002, the Board of Directors of Vertis Holdings adopted a unanimous written consent offering those employees who had an outstanding Management Loan a one-time option to sell the shares securing the Management Loans back to Vertis Holdings in exchange for the cancellation of the Management Loans. These shares had an assumed fair market value of $31.50 as of September 5, 2002. In addition, Vertis Holdings would forgive the interest that had accrued on the Management Loans to any employee who sold their stock back to Vertis Holdings. The tax consequence, if any, of the interest forgiveness is the responsibility of the employee. Employees eligible for Vertis' Executive Incentive Plan were allowed to offset the tax consequences by a partial payment of their 2002 bonus. Substantially all employees holding the Management Loans elected this option. As of December 31, 2002, 111,448 shares of Vertis Holdings had been sold to the Company in exchange for cancellation of the Management Loans and $0.7 million of interest was forgiven.

        On September 5, 2002, the Board of Directors of Vertis Holdings also adopted another unanimous written consent whereby Vertis Holdings authorized issuance of 140,000 options, of which 135,077 were ultimately issued, to certain management employees of the Company. These options will have an exercise price of $31.50, the assumed fair market value of the underlying common stock as of the date of grant, a ten-year term and will vest in installments over three years with accelerated vesting provided certain performance goals are achieved by the Company.

17. QUARTERLY FINANCIAL INFORMATION—UNAUDITED

        The results of operations for the years ended December 31, 2002 and 2001 are presented below. In September 2002, the Company recorded an impairment loss of $115.2 million to reduce the carrying value of goodwill to its implied fair value. This loss was recorded in accordance with the provisions of SFAS 142, whereby the Company's goodwill was tested for impairment as of January 1, 2002 (see Note 4). Subsequent to the issuance of the Company's interim financial statements for the nine months ended September 30, 2002, the Company determined that a tax benefit of $6.8 million was not recorded on this impairment loss. As a result, the operating results presented below for the quarter ended March 31, 2002 have been restated.

	First Quarter		Second Quarter	Third Quarter	Fourth Quarter
	As Originally Reported	As Restated	As Originally Reported	As Originally Reported	As Originally Reported
	(in thousands)
Year Ended December 31, 2002
Net sales	$402,122	$402,122	$408,650	$409,583	$454,876
(Loss) income before income taxes(1)	(5,984)	(5,984)	(2,834)	(7,996)	2,554
(Loss) income before cumulative effect of accounting change(1)	(3,547)	(10,383)	(1,650)	(5,263)	5,515
Cumulative effect of accounting change, net	115,201	108,365
Net (loss) income(1)	(118,748)	(118,748)	(1,650)	(5,263)	5,515
Year Ended December 31, 2001
Net sales	$457,699		$451,071	$445,344	$496,944
Loss before income taxes	(33,999)		(23,466)	(18,101)	(869)
Net (loss) income	(1,649)		(56,840)	9,085	(5,459)

(1)
Results include deferred financing fees written off in the amount of $8.2 million in the second quarter and $3.3 million in the fourth quarter.

18. SEGMENT INFORMATION

        The Company operates in four business segments. The accounting policies of the business segments are the same as those described in Note 3 to the consolidated financial statements. The segments are:

  •
  Vertis Retail and Newspaper Services—includes advertising inserts and circulation-building newspaper products such as Sunday comics, TV listing guides, Sunday magazine sections and special supplements.

  •
  Vertis Direct Marketing Services—includes highly customized direct mail products and direct marketing services such as fragrance samplers, coatings and chemical production, commercial printing, and specialized digital printing.

  •
  Vertis Advertising Technology Services—includes outsourced digital premedia and image content management, response management services and newspaper ad development.

  •
  Vertis Europe—includes direct marketing and advertising technology products and services provided in Europe, principally the United Kingdom.

        Following is information regarding the Company's segments:

	2002	2001	2000
	(in thousands)
Net sales:
Vertis Retail and Newspaper Services	$1,068,705	$1,166,851	$1,260,990
Vertis Direct Marketing Services	297,719	323,124	327,475
Vertis Advertising Technology Services	194,908	244,200	268,793
Vertis Europe	138,870	141,372	155,879
Elimination of intersegment sales	(24,971)	(24,489)	(26,715)

Consolidated	$1,675,231	$1,851,058	$1,986,422

EBITDA:
Vertis Retail and Newspaper Services	$168,817	$144,013	$168,786
Vertis Direct Marketing Services	39,453	39,172	28,306
Vertis Advertising Technology Services	(3,454)	(1,243)	27,041
Vertis Europe	13,180	17,010	17,454
General Corporate	(5,291)	(23,991)	(20,762)

Consolidated EBITDA	212,705	174,961	220,825
Depreciation	88,954	89,784	81,750
Amortization	287	14,566	15,794

Consolidated Operating Income	$123,464	$70,611	$123,281

Restructuring and Asset Impairment Charges:
Vertis Retail and Newspaper Services	$1,507	$5,619	$2,603
Vertis Direct Marketing Services	4,061	5,074	5,162
Vertis Advertising Technology Services	10,557	12,132	5,272
Vertis Europe	2,524	489	1,301
General Corporate	442	18,911	7,070

Consolidated	$19,091	$42,225	$21,408

Depreciation:
Vertis Retail and Newspaper Services	$43,512	$42,379	$37,699
Vertis Direct Marketing Services	19,623	18,977	16,735
Vertis Advertising Technology Services	18,348	20,622	18,527
Vertis Europe	7,471	7,806	8,193
General Corporate			596

Consolidated	$88,954	$89,784	$81,750

Amortization of Intangibles:
Vertis Retail and Newspaper Services	$124	$6,760	$7,753
Vertis Direct Marketing Services	81	1,744	1,755
Vertis Advertising Technology Services	82	2,911	2,977
Vertis Europe		3,151	3,309

Consolidated	$287	$14,566	$15,794

Additions to Long-Lived Assets (excluding acquisitions):
Vertis Retail and Newspaper Services	$29,113	$44,976	$79,601
Vertis Direct Marketing Services	5,564	8,609	36,188
Vertis Advertising Technology Services	4,961	12,805	21,266
Vertis Europe	4,216	4,768	5,536
General Corporate			153

Consolidated	$43,854	$71,158	$142,744

Identifiable Assets:
Vertis Retail and Newspaper Services	$601,027	$544,803	$580,151
Vertis Direct Marketing Services	188,315	210,177	245,343
Vertis Advertising Technology Services	62,942	180,817	217,807
Vertis Europe	156,091	166,344	185,282
General Corporate	126,623	235,205	226,465

Consolidated	$1,134,998	$1,337,346	$1,455,048

Goodwill:
Vertis Retail and Newspaper Services	$187,867	$187,871	$193,619
Vertis Direct Marketing Services	53,549	53,549	55,142
Vertis Advertising Technology Services	4,442	97,957	101,055
Vertis Europe	96,446	107,152	116,147

Consolidated	$342,304	$446,529	$465,963

19. GUARANTOR/NON-GUARANTOR CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The Company has senior notes (see Note 10), which are general unsecured obligations of Vertis, Inc., and guaranteed by certain of Vertis, Inc.'s domestic subsidiaries. Accordingly, the following condensed consolidated financial information as of December 31, 2002 and December 31, 2001, and for the years ended December 31, 2002, 2001 and 2000 are included for (a) Vertis, Inc. (the "Parent") on a stand-alone basis, (b) the guarantor subsidiaries, (c) the non-guarantor subsidiaries and (d) the Company on a consolidated basis.

        Investments in subsidiaries are accounted for using the equity method for purposes of the consolidating presentation. The principal elimination entries eliminate investments in subsidiaries, intercompany balances and intercompany transactions. Separate financial statements and other disclosures with respect to the subsidiary guarantors have not been made because the subsidiaries are wholly-owned and the guarantees are full and unconditional and joint and several.

CONDENSED CONSOLIDATING BALANCE SHEET
AT DECEMBER 31, 2002
(in thousands)

	Parent	Guarantor Companies	Non-Guarantor Companies	Eliminations	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$3,589	$99	$2,047		$5,735
Accounts receivable, net	25,838	25,954	79,733		131,525
Inventories	23,906	11,867	1,416		37,189
Maintenance parts	15,799	3,062			18,861
Deferred income taxes	7,790		16		7,806
Prepaid expenses and other current assets	10,647	2,344	2,899		15,890

Total current assets	87,569	43,326	86,111		217,006
Intercompany receivable	147,247			$(147,247)
Investments in subsidiaries	98,428	18,240		(116,668)
Property, plant and equipment, net	305,300	117,877	22,316		445,493
Goodwill, net	197,202	48,625	96,477		342,304
Investments			72,411		72,411
Deferred financing costs, net	36,985		128		37,113
Other assets, net	19,277	1,361	33		20,671

Total Assets	$892,008	$229,429	$277,476	$(263,915)	$1,134,998

LIABILITIES AND STOCKHOLDER'S (DEFICIT) EQUITY
Current Liabilities:
Accounts payable	$82,168	$32,565	$18,444		$133,177
Compensation and benefits payable	27,466	9,650	718		37,834
Accrued interest	14,493		2,095		16,588
Accrued income taxes	8,548	(180)	(2,417)		5,951
Current portion of long-term debt	5,341	43			5,384
Other current liabilities	92,304	(65,407)	9,690		36,587

Total current liabilities	230,320	(23,329)	28,530		235,521
Due to parent		122,747	31,773	$(146,698)	7,822
Long-term debt, net of current portion	980,677	1	107,006		1,087,684
Deferred income taxes	27,447	(2,284)	910		26,073
Other long-term liabilities	(12,858)	40,908	389	(549)	27,890

Total liabilities	1,225,586	138,043	168,608	(147,247)	1,384,990
Stockholder's (deficit) equity	(333,578)	91,386	108,868	(116,668)	(249,992)

Total Liabilities and Stockholder's (Deficit) Equity	$892,008	$229,429	$277,476	$(263,915)	$1,134,998

CONDENSED CONSOLIDATING BALANCE SHEET
AT DECEMBER 31, 2001
(in thousands)

	Parent	Guarantor Companies	Non-Guarantor Companies	Eliminations	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$14,618	$(358)	$3,273		$17,533
Accounts receivable, net	33,100	31,752	102,327		167,179
Inventories	25,744	13,098	1,340		40,182
Maintenance parts	13,425	3,127			16,552
Deferred income taxes	(1,205)	7,385	(178)		6,002
Prepaid expenses and other current assets	4,347	2,366	3,414		10,127

Total current assets	90,029	57,370	110,176		257,575
Intercompany receivable	236,920			$(236,920)
Investments in subsidiaries	98,428	18,240		(116,668)
Property, plant and equipment, net	332,209	139,079	23,818		495,106
Goodwill, net	268,041	71,286	107,202		446,529
Investments			70,824		70,824
Deferred financing costs, net	46,072		221		46,293
Other assets, net	19,102	1,888	29		21,019

Total Assets	$1,090,801	$287,863	$312,270	$(353,588)	$1,337,346

LIABILITIES AND STOCKHOLDER'S (DEFICIT) EQUITY
Current Liabilities:
Accounts payable	$99,373	$29,048	$14,896		$143,317
Compensation and benefits payable	23,882	12,232	689		36,803
Accrued interest	20,735		1,540		22,275
Accrued income taxes	17,249	(6,314)	(3,164)		7,771
Current portion of long-term debt	36,546	378	139		37,063
Other current liabilities	83,814	(44,049)	5,479		45,244

Total current liabilities	281,599	(8,705)	19,579		292,473
Due to parent		182,346	61,512	$(236,920)	6,938
Long-term debt, net of current portion	1,025,431	24	99,569		1,125,024
Deferred income taxes	5,810	28,611	964		35,385
Other long-term liabilities	22,118	249	2,976		25,343

Total liabilities	1,334,958	202,525	184,600	(236,920)	1,485,163
Stockholder's (deficit) equity	(244,157)	85,338	127,670	(116,668)	(147,817)

Total Liabilities and Stockholder's (Deficit) Equity	$1,090,801	$287,863	$312,270	$(353,588)	$1,337,346

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2002
(in thousands)

	Parent	Guarantor Companies	Non-Guarantor Companies	Eliminations	Consolidated
Net sales	$1,160,072	$398,133	$142,138	$(25,112)	$1,675,231
Operating expenses:
Costs of production	893,906	291,080	95,731	(25,112)	1,255,605
Selling, general and administrative	114,795	43,161	29,874		187,830
Restructuring charges	8,662	7,701	2,728		19,091
Depreciation	58,207	23,146	7,601		88,954
Amortization of intangibles	189	80	18		287

	1,075,759	365,168	135,952	(25,112)	1,551,767

Operating income	84,313	32,965	6,186		123,464

Other expenses (income):
Interest expense	104,683	(86)	8,136		112,733
Amortization of deferred financing costs	10,416				10,416
Interest income	(187)	(48)	(48)		(283)
Other, net	12,801	1,009	1,048		14,858

	127,713	875	9,136		137,724

Equity in net (loss) income of subsidiaries	(13,688)			13,688
(Loss) income before income taxes	(57,088)	32,090	(2,950)	13,688	(14,260)
Income tax benefit	(881)	(14)	(1,584)		(2,479)

(Loss) income before cumulative effect of accounting change	(56,207)	32,104	(1,366)	13,688	(11,781)
Cumulative effect of accounting change	63,939	22,661	21,765		108,365

Net (loss) income	$(120,146)	$9,443	$(23,131)	$13,688	$(120,146)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2001
(in thousands)

	Parent	Guarantor Companies	Non-Guarantor Companies	Eliminations	Consolidated
Net sales	$1,282,571	$447,583	$145,393	$(24,489)	$1,851,058

Operating expenses:
Costs of production	1,029,468	325,724	100,400	(23,876)	1,431,716
Selling, general and administrative	115,059	60,582	27,128	(613)	202,156
Restructuring and impairment charges	33,872	7,844	509		42,225
Depreciation	58,181	23,564	8,039		89,784
Amortization of intangibles	9,173	2,223	3,170		14,566

	1,245,753	419,937	139,246	(24,489)	1,780,447

Operating income	36,818	27,646	6,147		70,611

Other expenses (income):
Interest expense	112,023	(147)	8,283		120,159
Amortization of deferred financing costs	13,193				13,193
Interest income	(439)	(67)	(30)		(536)
Other, net	1,355	6,717	6,158		14,230

	126,132	6,503	14,411		147,046

Equity in net income (loss) of subsidiaries	8,737			(8,737)
(Loss) income before income taxes	(80,577)	21,143	(8,264)	(8,737)	(76,435)
Income tax (benefit) expense	(25,714)	5,117	(975)		(21,572)

Net (loss) income	$(54,863)	$16,026	$(7,289)	$(8,737)	$(54,863)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2000
(in thousands)

	Parent	Guarantor Companies	Non-Guarantor Companies	Eliminations	Consolidated
Net sales	$1,368,566	$487,852	$158,963	$(28,959)	$1,986,422

Operating expenses:
Costs of production	1,084,380	356,451	113,136	(28,403)	1,525,564
Selling, general and administrative	125,197	77,650	16,693	(915)	218,625
Restructuring and impairment charges	16,171	5,237			21,408
Depreciation	50,549	22,808	8,393		81,750
Amortization of intangibles	10,224	2,243	3,327		15,794

	1,286,521	464,389	141,549	(29,318)	1,863,141

Operating income	82,045	23,463	17,414	359	123,281

Other expenses (income):
Interest expense	122,648	58,135	12,641	(63,677)	129,747
Amortization of deferred financing costs	21,062				21,062
Interest income	(29,438)	(34,955)	(61)	63,677	(777)
Other, net	(3,596)	384	8,574		5,362

	110,676	23,564	21,154		155,394

Equity in net income (loss) of subsidiaries	5,069			(5,069)
(Loss) income before income taxes	(23,562)	(101)	(3,740)	(4,710)	(32,113)
Income tax (benefit) expense	1,650	(8,139)	(412)		(6,901)

Net (loss) income	$(25,212)	$8,038	$(3,328)	$(4,710)	$(25,212)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2002
(in thousands)

	Parent	Guarantor Companies	Non-Guarantor Companies	Consolidated
Cash Flows from Operating Activities	$(28,240)	$91,580	$33,379	$96,719

Cash Flows from Investing Activities:
Capital expenditures	(31,450)	(5,492)	(4,216)	(41,158)
Software development costs capitalized	(2,696)			(2,696)
Proceeds from sale of property, plant and equipment and divested assets	2,039	312	91	2,442

Net cash used in investing activities	(32,107)	(5,180)	(4,125)	(41,412)

Cash Flows from Financing Activities:
Issuance of long-term debt	347,500			347,500
Net repayments under revolving credit facilities	(60,226)		(2,965)	(63,191)
Repayments of long-term debt	(349,497)	(360)	(54)	(349,911)
Deferred financing costs	(12,838)			(12,838)
Increase in outstanding checks drawn on controlled disbursement accounts	6,821	1,327	1,007	9,155
Capital contributions by parent	25			25
Distributions from parent	884			884
Change in intercompany balances	116,649	(86,910)	(29,739)

Net cash provided by (used in) financing activities	49,318	(85,943)	(31,751)	(68,376)

Effect of exchange rate changes on cash			1,271	1,271

Net (decrease) increase in cash and cash equivalents	(11,029)	457	(1,226)	(11,798)
Cash and cash equivalents at beginning of year	14,618	(358)	3,273	17,533

Cash and cash equivalents at end of year	$3,589	$99	$2,047	$5,735

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2001
(in thousands)

	Parent	Guarantor Companies	Non-Guarantor Companies	Eliminations	Consolidated
Cash Flows from Operating Activities	$(23,077)	$127,358	$26,089		$130,370

Cash Flows from Investing Activities:
Capital expenditures	(51,371)	(11,521)	(4,768)		(67,660)
Software development costs capitalized	(3,498)				(3,498)
Proceeds from sale of property, plant and equipment and divested assets	715	1,594	712		3,021
Investments in subsidiaries	8,737			$(8,737)
Other investing activities		578			578

Net cash used in investing activities	(45,417)	(9,349)	(4,056)	(8,737)	(67,559)

Cash Flows from Financing Activities:
Net borrowings under revolving credit facilities	78,108		3,309		81,417
Repayments of long-term debt	(27,494)	(419)	(46)		(27,959)
Deferred financing costs	(17,980)				(17,980)
(Decrease) increase in outstanding checks drawn on controlled disbursement accounts	(80,498)	98	(648)		(81,048)
Dividends to parent	(15,213)	(578)		8,737	(7,054)
Capital contributions by parent	(475)		709		234
Advances to parent	1,771				1,771
Change in intercompany balances	143,505	(118,982)	(24,523)

Net cash provided by (used in) financing activities	81,724	(119,881)	(21,199)	8,737	(50,619)

Effect of exchange rate changes on cash			549		549

Net increase (decrease) in cash and cash equivalents	13,230	(1,872)	1,383		12,741
Cash and cash equivalents at beginning of year	1,388	1,514	1,890		4,792

Cash and cash equivalents at end of year	$14,618	$(358)	$3,273	$—	$17,533

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2000
(in thousands)

	Parent	Guarantor Companies	Non-Guarantor Companies	Eliminations	Consolidated
Cash Flows from Operating Activities	$105,030	$(11,148)	$(24,380)		$69,502

Cash Flows from Investing Activities:
Capital expenditures	(112,429)	(21,854)	(5,536)		(139,819)
Software development costs capitalized	(2,925)				(2,925)
Proceeds from sale of property, plant and equipment and divested assets	6,113				6,113
Investments in subsidiaries	(16,259)	37,984		$(21,725)
Other investing activities	(359)	2,544	(1,056)		1,129

Net cash (used in) provided by investing activities	(125,859)	18,674	(6,592)	(21,725)	(135,502)

Cash Flows from Financing Activities:
Net borrowings under revolving credit facilities	8,582		107,538		116,120
Repayments of long-term debt	(23,875)	(531)	(127)		(24,533)
Deferred financing costs	(7,461)				(7,461)
Increase in outstanding checks drawn on controlled disbursement accounts	40,652				40,652
Dividends to parent	(130,195)	(2,542)	(3,328)	21,725	(114,340)
Capital contributions by parent	52,717	14,274	10		67,001
Advances to parent	(19,171)				(19,171)
Change in intercompany balances	88,742	(17,470)	(71,272)

Net cash provided by (used in) financing activities	9,991	(6,269)	32,821	21,725	58,268

Effect of exchange rate changes on cash	(2,587)		(2,746)		(5,333)

Net (decrease) increase in cash and cash equivalents	(13,425)	1,257	(897)		(13,065)
Cash and cash equivalents at beginning of year	14,813	257	2,787		17,857

Cash and cash equivalents at end of year	$1,388	$1,514	$1,890	$—	$4,792

20. COMMITMENTS AND CONTINGENCIES

        Certain claims, suits and allegations that arise in the ordinary course of business and certain environmental claims have been filed or are pending against the Company. Management believes that all such matters in the aggregate would not have a material effect on the Company's consolidated financial statements.

        On February 24, 2003, the Company received $10.1 million in a settlement to the legal proceeding arising from a life insurance policy which covered the former Chairman of Vertis Holdings. In 2003, this amount will be recorded in Other, net.

* * * * *

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder of
Vertis, Inc. and Subsidiaries:

        We have audited the consolidated financial statements of Vertis, Inc. and Subsidiaries (the "Company"), a wholly-owned subsidiary of Vertis Holdings, Inc., as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, and have issued our report thereon dated February 28, 2003 (March 26, 2003 as to Note 10) (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in the Index on page F-1. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Deloitte & Touche LLP
Baltimore, Maryland
February 28, 2003
(March 26, 2003 as to Note 10)

VERTIS, INC. AND SUBSIDIARIES

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

	Balance at Beginning of Year	Charged to Costs and Expenses	Write offs Net of Recoveries	Balance at End of Year
Allowance for Doubtful Accounts
Year ended December 31, 2002	$8,270	$1,577	$(3,887)	$5,960
Year ended December 31, 2001	5,906	5,908	(3,544)	8,270
Year ended December 31, 2000	7,638	2,868	(4,600)	5,906
Deferred Tax Valuation Allowance
Year ended December 31, 2002	$6,968			$6,968
Year ended December 31, 2001	6,261	$707		6,968
Year ended December 31, 2000	6,261			6,261

        You should rely only on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with information that is different. Neither the making of the exchange offer pursuant to this prospectus nor the acceptance of private notes for exchange pursuant thereto shall under any circumstances create any implication that there has been no change in the affairs of Vertis, Inc. and its subsidiaries since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

        Each broker dealer who holds private notes acquired for its own account as a result of market making or other trading activities and who receives exchange notes for its own account in exchange for such private notes pursuant to the exchange offer must deliver a copy of this prospectus in connection with any resale of such exchange notes.

PROSPECTUS

VERTIS, INC.

OFFER TO EXCHANGE

$350,000,000

9 3/4% Series B Senior Secured
Second Lien Notes
due 2009
for
all outstanding unregistered
9 3/4% Senior Secured
Second Lien Notes due 2009

            , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

        Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

        The Amended and Restated Bylaws of Vertis contain provisions that provide for indemnification of officers and directors and their heirs and distributees to the fullest extent permitted by, and in the manner permissible under, the General Corporation Law of the State of Delaware.

        As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, Vertis' Restated Certificate of Incorporation contains a provision eliminating the personal liability of a director to Vertis or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

        Vertis maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.

        Pursuant to the registration rights agreement, Vertis has agreed to indemnify holders of registrable Notes against certain liabilities. Also pursuant to the registration rights agreement, Vertis and certain broker-dealers, including certain persons associated with such broker-dealers, have agreed to indemnify each other against certain liabilities.

Item 21. Exhibits and Financial Schedules

(a) Exhibits

3.1	Restated Certificate of Incorporation of Vertis, Inc.**
3.2	Amended and Restated By-laws of Vertis, Inc.**
4.1	Form of Exchange Note (included in Exhibit 4.2).
4.2
Indenture, dated as of June 6, 2003 (the "Indenture"), among Vertis, Inc. (the "Company"), as Issuer, the Company's subsidiaries listed on the signature pages of the Indenture (the "Subsidiary Guarantors") and The Bank of New York, as Trustee.*

4.3
Registration Rights Agreement, dated as of June 6, 2003, among the Company, the Subsidiary Guarantors and Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC and Fleet Securities, Inc.*
4.4
U.S. Security Agreement, dated December 7, 1999 and amended and restated as of June 6, 2003, among the Company, the Subsidiary Guarantors, Vertis Holdings Inc. and certain of its subsidiaries listed on the signature pages thereto, and JPMorgan Chase Bank, as Collateral Agent.*
5.1	Opinion of Sullivan & Cromwell LLP regarding the validity of the securities being registered.†
5.2	Opinion of Miller, Canfield, Paddock and Stone, P.L.C. regarding the validity of the securities being registered.†
10.1
Senior Subordinated Credit Agreement, dated as of December 7, 1999 (the "Senior Subordinated Credit Agreement"), among Big Flower Press Holdings, Inc., Big Flower Holdings, Inc., the subsidiary guarantors listed on the signature pages thereto (the "Senior Subordinated Credit Agreement"), the lenders from time to time party thereto (the "Senior Subordinated Lenders"), and Bankers Trust Company, The Chase Manhattan Bank and NationsBridge, L.L.C., as Agents for the Senior Subordinated Lenders.***
10.2
Waiver, Consent and Amendment to the Senior Subordinated Credit Agreement, dated as of December 22, 1999, among Big Flower Press Holdings, Inc, Big Flower Holdings, Inc., the Subsidiary Guarantors, the Senior Subordinated Lenders, and Bankers Trust Company, The Chase Manhattan Bank and NationsBridge, L.L.C., as Agents for the Senior Subordinated Lenders.***
10.3
Amendment No. 2 to the Senior Subordinated Credit Agreement, dated as of December 7, 2000, among Vertis, Inc. (f/k/a Big Flower Press Holdings, Inc.) ("Vertis"), Vertis Holdings, Inc. (f/k/a Big Flower Holdings, Inc.) ("Vertis Holdings"), the Subsidiary Guarantors, the Senior Subordinated Lenders, and Bankers Trust Company, The Chase Manhattan Bank and Banc of America Bridge LLC (f/k/a NationsBridge, L.L.C.), as Agents for the Senior Subordinated Lenders (the "Agents").***
10.4	Amendment No. 3 to the Senior Subordinated Credit Agreement, dated as of February 22, 2001, among Vertis, Vertis Holdings, the Subsidiary Guarantors, the Senior Subordinated Lenders and the Agents.***
10.5	Amendment No. 4 to the Senior Subordinated Credit Agreement, dated as of June 29, 2001, among Vertis, Vertis Holdings, the Subsidiary Guarantors, the Senior Subordinated Lenders and the Agents.***
10.6	Amendment No. 5 to the Senior Subordinated Credit Agreement, dated as of August 15, 2001, among Vertis, Vertis Holdings, the Subsidiary Guarantors, the Senior Subordinated Lenders and the Agents.***
10.7	Amendment No. 6 to the Senior Subordinated Credit Agreement, dated as of October 15, 2001, among Vertis, Vertis Holdings, the Subsidiary Guarantors, the Senior Subordinated Lenders and the Agents.***
10.8	Amendment No. 7 to the Senior Subordinated Credit Agreement, dated as of December 4, 2001, among Vertis, Vertis Holdings, the Subsidiary Guarantors, the Senior Subordinated Lenders and the Agents.***
10.9	Amendment No. 8 to the Senior Subordinated Credit Agreement, dated as of December 7, 2001, among Vertis, Vertis Holdings, the Subsidiary Guarantors, the Senior Subordinated Lenders and the Agents.***

10.10	Amendment No. 9 to the Senior Subordinated Credit Agreement, dated as of December 12, 2001, among Vertis, Vertis Holdings, the Subsidiary Guarantors, the Senior Subordinated Lenders and the Agents.***
10.11
Amendment No. 10 to the Senior Subordinated Credit Agreement, dated as of December 20, 2001, among Vertis, Vertis Holdings, the Subsidiary Guarantors, the Senior Subordinated Lenders and the Agents.***
10.12	Amendment No. 11 to the Senior Subordinated Credit Agreement dated as of January 11, 2002, among Vertis, Vertis Holdings, the Subsidiary Guarantors, the Senior Subordinated Lenders and the Agents.***
10.13	Amendment No. 12 to the Senior Subordinated Credit Agreement, dated as of January 18, 2002, among Vertis, Vertis Holdings, the Subsidiary Guarantors, the Senior Subordinated Lenders and the Agents.***
10.14
Waiver, Consent and Amendment to the Senior Subordinated Credit Agreement, dated as of May 30, 2002, among Vertis, Vertis Holdings, the Subsidiary Guarantors, the Senior Subordinated Lenders and the Agents.***
10.15	Waiver and Consent to the Senior Subordinated Credit Agreement, dated as of June 12, 2002, among Vertis, Vertis Holdings, the Subsidiary Guarantors, the Senior Subordinated Lenders and the Agents.***
10.16
Waiver, Consent and Amendment to the Senior Subordinated Credit Agreement, dated as of November 21, 2002, among Vertis, Vertis Holdings, the Subsidiary Guarantors, the Senior Subordinated Lenders and the Agents.***
10.17
Amendment No. 13 to the Senior Subordinated Credit Agreement, dated as of February 20, 2003, among Vertis, Vertis Holdings, the Subsidiary Guarantors, the Senior Subordinated Lenders and the Agents.***
10.18
Credit Agreement, dated as of December 7, 1999 (the "Credit Agreement"), among Big Flower Holdings, Inc., a Delaware corporation ("BF Holdings"), Big Flower Press Holdings, Inc., a Delaware corporation ("BFPH"), Big Flower Limited, a Wholly-Owned Subsidiary of BFPH and a limited company organized under the laws of England ("BFL"), Olwen Direct Mail Limited, a Wholly-Owned Subsidiary of BFL and a limited company organized under the laws of England ("Olwen"), Big Flower Digital Services Limited, an indirect Wholly-Owned Subsidiary of BF Digital and a limited company organized under the laws of England ("BFDSL"), Fusion Premedia Group Limited (f/k/a Troypeak Limited), an indirect Wholly-Owned Subsidiary of BF Digital and a limited company organized under the laws of England ("Fusion"), Pismo Limited, an indirect Wholly-Owned Subsidiary of BF Digital and a limited company organized under the laws of England ("Pismo"), Colorgraphic Direct Response Limited, a Wholly-Owned Subsidiary of BFL and a limited company organized under the laws of England ("Colorgraphic") and The Admagic Group Limited, an indirect Wholly-Owned Subsidiary of BF Digital and a limited company organized under the laws of England ("Admagic", and together with BFPH, BFL, Olwen, BFDSL, Fusion, Pismo, Colorgraphic and each other entity that may become a party hereto as a U.K. Borrower in accordance with the Credit Agreement, the "Borrowers", and each, a "Borrower"), the lenders from time to time party thereto (the "Lenders"), Chase Securities, Inc. and Deutsche Bank Securities Inc., as Joint Lead Arrangers and Joint Book Managers (the "Joint Lead Arrangers"), The Chase Manhattan Bank, as Administrative Agent, Bankers Trust Company, as Syndication Agent, Bank of America, N.A., as Documentation Agent, and certain Managing Agents from time to time (collectively, the "Credit Agreement Agents").***

10.19	First Amendment to the Credit Agreement, dated as of December 9, 1999 among BF Holdings, the Borrowers, the Lenders, the Joint Lead Arrangers and the Credit Agreement Agents.***
10.20	Second Amendment and Consent to the Credit Agreement, dated as of February 17, 2000, among among BF Holdings, the Borrowers, the Lenders, the Joint Lead Arrangers and the Credit Agreement Agents.***
10.21	Third Amendment and Consent to the Credit Agreement, dated as of December 7, 2000, among Vertis Holdings, the Borrowers, the Lenders, the Joint Lead Arrangers and the Credit Agreement Agents.***
10.22
Fourth Amendment and Consent to Credit Agreement; First Amendment to U.S. Subsidiaries Guaranty, dated as of February 21, 2001, among Vertis Holdings, the Borrowers, the Lenders, the Joint Lead Arrangers and the Credit Agreement Agents.***
10.23	Fifth Amendment and Waiver to Credit Agreement, dated as of November 26, 2001, among Vertis Holdings, the Borrowers, the Lenders, the Joint Lead Arrangers and the Credit Agreement Agents.***
10.24
Sixth Amendment and Consent to Credit Agreement and First Amendment to Subordination Agreement, dated as of June 13, 2002, among Vertis Holdings, the Borrowers, the Lenders, the Joint Lead Arrangers and the Credit Agreement Agents.***
10.25	Waiver To Credit Agreement, dated as of September 28, 2001, among Vertis Holdings, the Borrowers, the Lenders, the Joint Lead Arrangers and the Credit Agreement Agents.***
10.26	Seventh Amendment to Credit Agreement, dated as of November 22, 2002, among Vertis Holdings, the Borrowers, the Lenders, the Joint Lead Arrangers and the Credit Agreement Agents.***
10.27
Termination Agreement entered into as of December 9, 2002, among Manufacturers And Traders Trust Company, not individually but solely as trustee for the Big Flower Receivables Master Trust, Vertis Receivables, LLC (formerly BFP Receivables Corporation) ("VR"), Vertis and EagleFunding Capital Corporation.***
10.28
Amended and Restated Receivables Purchase Agreement dated as of December 9, 2002 among Vertis, as initial Servicer, Vertis and its certain subsidiaries, as Sellers and Vertis Receivables, LLC, as Buyer.***
10.29	Amended and Restated Indenture and Servicing Agreement dated as of December 9, 2002 among VR, as Issuer, Vertis, as Servicer, and Manufacturers and Traders Trust Company, as Trustee.***
10.30	Amended and Restated Guaranty, dated as of December 9, 2002 (this "Guaranty"), is issued by Vertis, as the Guarantor, for the benefit of VR and its successors and assigns.***
10.31	Stock Option Agreement dated September 5, 2002 by and between Vertis Holdings and Dean D. Durbin.***
10.32	Stock Purchase Agreement dated September 18, 2002 by and between Vertis Holdings and Dean D. Durbin.***
10.33	Stock Option Agreement dated September 5, 2002 by and between Vertis Holdings and John V. Howard, Jr.***
10.34	Stock Purchase Agreement dated September 20, 2002 by and between Vertis Holdings and John V. Howard, Jr.***

10.35	Stock Option Agreement dated September 5, 2002 by and between Vertis Holdings and Catherine S. Leggett.***
10.36	Stock Purchase Agreement dated September 24, 2002 by and between Vertis Holdings and Catherine S. Leggett.***
10.37	Stock Option Agreement dated September 5, 2002 by and between Vertis Holdings and Herbert W. Moloney II.***
10.38	Stock Option Agreement dated September 5, 2002 by and between Vertis Holdings and Donald E. Roland.***
10.39	Stock Option Agreement dated September 5, 2002 by and between Vertis Holdings and Adriaan Roosen.***
10.40	Stock Purchase Agreement dated September 16, 2002 by and between Vertis Holdings and Adriaan Roosen.***
10.41	Executive Incentive Plan for Vertis Executives dated March 22, 2002.***
10.42
Eighth Amendment and Consent to Credit Agreement and Second Amendment to Subordination Agreement, dated as of May 21, 2003, among Vertis Holdings, the Borrowers, the Lenders, the Joint Lead Arrangers and the Credit Agreement Agents.*
12.1	Computation of the Ratio of Earnings to Fixed Charges and Deficiency of Earnings Available to Cover Fixed Charges.*
21.1	Subsidiaries of Vertis, Inc.***
23.1	Consent of Sullivan & Cromwell LLP (included in the opinion filed as Exhibit 5.1 hereto).
23.2	Consent of Miller, Canfield, Paddock and Stone, P.L.C. (included in the opinion filed as Exhibit 5.2 hereto).
23.3	Consent of Deloitte & Touche LLP.*
25.1	Statement of Eligibility of The Bank of New York, as Trustee.*
99.1	Form of Letter of Transmittal.*
99.2	Form of Notice of Guaranteed Delivery.*
99.3	Form of Exchange Agent Agreement.*

*
Filed herewith.

**
Incorporated by reference to the corresponding exhibit to the Registrant's registration statement on Form S-4 (No. 333-97721).

***
Incorporated by reference to the corresponding exhibit to the Registrant's registration statement on Form 10-K for the fiscal year ended December 31, 2002.

†
To be filed by amendment.

(b) Financial Statement Schedule

        The following financial statement schedule is included as a part of the registration statement:

        Schedule II—Valuation Qualifying Accounts and Reserves for the Years Ended December 31, 2002, 2001 and 2000.

Item 22. Undertakings

        1.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        2.     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        3.     The undersigned registrant hereby undertakes:

  (i)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (ii)
  That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

  (iii)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unexchanged at the termination of the offering.

        4.     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on June 24, 2003.

VERTIS, INC.
By:	/s/ DONALD E. ROLAND
Name: Donald E. Roland
Title: Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ DONALD E. ROLAND Donald E. Roland	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	June 24, 2003
/s/ DEAN D. DURBIN Dean D. Durbin	Chief Financial Officer (Principal Financial and Accounting Officer)	June 24, 2003
/s/ AUSTIN M. BEUTNER Austin M. Beutner	Director	June 24, 2003
/s/ ANTHONY J. DINOVI Anthony J. DiNovi	Director	June 24, 2003
/s/ THOMAS H. LEE Thomas H. Lee	Director	June 24, 2003

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on June 24, 2003.

PRINTCO., INC.	WEBCRAFT, LLC
WEBCRAFT CHEMICALS, LLC	ENTERON GROUP, LLC
BIG FLOWER DIGITAL SERVICES (DELAWARE), INC.	BIG FLOWER DIGITAL LLC
	By:	/s/ JOHN V. HOWARD, JR. Name: John V. Howard, Jr. Title: Senior Vice President, General Counsel and Secretary

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ DONALD E. ROLAND Donald E. Roland	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	June 24, 2003
/s/ DEAN D. DURBIN Dean D. Durbin	Chief Financial Officer (Principal Financial and Accounting Officer)	June 24, 2003
/s/ AUSTIN M. BEUTNER Austin M. Beutner	Director	June 24, 2003
/s/ ANTHONY J. DINOVI Anthony J. DiNovi	Director	June 24, 2003
/s/ THOMAS H. LEE Thomas H. Lee	Director	June 24, 2003

EXHIBIT INDEX

Exhibit No.	Description
3.1	Restated Certificate of Incorporation of Vertis, Inc.**
3.2	Amended and Restated By-laws of Vertis, Inc.**
4.1	Form of Exchange Note (included in Exhibit 4.2).
4.2
Indenture, dated as of June 6, 2003 (the "Indenture"), among Vertis, Inc. (the "Company"), as Issuer, the Company's subsidiaries listed on the signature pages of the Indenture (the "Subsidiary Guarantors") and The Bank of New York, as Trustee.*
4.3
Registration Rights Agreement, dated as of June 6, 2003, among the Company, the Subsidiary Guarantors and Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC and Fleet Securities, Inc.*
4.4
U.S. Security Agreement, dated December 7, 1999 and amended and restated as of June 6, 2003, among the Company, the Subsidiary Guarantors, Vertis Holdings Inc. and certain of its subsidiaries listed on the signature pages thereto, and JPMorgan Chase Bank, as Collateral Agent.*
5.1	Opinion of Sullivan & Cromwell LLP regarding the validity of the securities being registered.†
5.2	Opinion of Miller, Canfield, Paddock and Stone, P.L.C. regarding the validity of the securities being registered.†
10.1
Senior Subordinated Credit Agreement, dated as of December 7, 1999 (the Senior Subordinated Credit Agreement"), among Big Flower Press Holdings, Inc., Big Flower Holdings, Inc., the subsidiary guarantors listed on the signature pages thereto (the "Senior Subordinated Credit Agreement"), the lenders from time to time party thereto (the "Senior Subordinated Lenders"), and Bankers Trust Company, The Chase Manhattan Bank and NationsBridge, L.L.C., as Agents for the Senior Subordinated Lenders. ***
10.2
Waiver, Consent and Amendment to the Senior Subordinated Credit Agreement, dated as of December 22, 1999, among Big Flower Press Holdings, Inc, Big Flower Holdings, Inc., the Subsidiary Guarantors, the Senior Subordinated Lenders, and Bankers Trust Company, The Chase Manhattan Bank and NationsBridge, L.L.C., as Agents for the Senior Subordinated Lenders. ***
10.3
Amendment No. 2 to the Senior Subordinated Credit Agreement, dated as of December 7, 2000, among Vertis, Inc. (f/k/a Big Flower Press Holdings, Inc.) ("Vertis"), Vertis Holdings, Inc. (f/k/a Big Flower Holdings, Inc.) ("Vertis Holdings"), the Subsidiary Guarantors, the Senior Subordinated Lenders, and Bankers Trust Company, The Chase Manhattan Bank and Banc of America Bridge LLC (f/k/a NationsBridge, L.L.C.), as Agents for the Senior Subordinated Lenders (the "Agents"). ***
10.4
Amendment No. 3 to the Senior Subordinated Credit Agreement, dated as of February 22, 2001, among Vertis, Vertis Holdings, the Subsidiary Guarantors, the Senior Subordinated Lenders and the Agents. ***
10.5	Amendment No. 4 to the Senior Subordinated Credit Agreement, dated as of June 29, 2001, among Vertis, Vertis Holdings, the Subsidiary Guarantors, the Senior Subordinated Lenders and the Agents. ***
10.6	Amendment No. 5 to the Senior Subordinated Credit Agreement, dated as of August 15, 2001, among Vertis, Vertis Holdings, the Subsidiary Guarantors, the Senior Subordinated Lenders and the Agents. ***

10.7	Amendment No. 6 to the Senior Subordinated Credit Agreement, dated as of October 15, 2001, among Vertis, Vertis Holdings, the Subsidiary Guarantors, the Senior Subordinated Lenders and the Agents. ***
10.8	Amendment No. 7 to the Senior Subordinated Credit Agreement, dated as of December 4, 2001, among Vertis, Vertis Holdings, the Subsidiary Guarantors, the Senior Subordinated Lenders and the Agents. ***
10.9	Amendment No. 8 to the Senior Subordinated Credit Agreement, dated as of December 7, 2001, among Vertis, Vertis Holdings, the Subsidiary Guarantors, the Senior Subordinated Lenders and the Agents. ***
10.10
Amendment No. 9 to the Senior Subordinated Credit Agreement, dated as of December 12, 2001, among Vertis, Vertis Holdings, the Subsidiary Guarantors, the Senior Subordinated Lenders and the Agents. ***
10.11
Amendment No. 10 to the Senior Subordinated Credit Agreement, dated as of December 20, 2001, among Vertis, Vertis Holdings, the Subsidiary Guarantors, the Senior Subordinated Lenders and the Agents. ***
10.12	Amendment No. 11 to the Senior Subordinated Credit Agreement dated as of January 11, 2002, among Vertis, Vertis Holdings, the Subsidiary Guarantors, the Senior Subordinated Lenders and the Agents. ***
10.13
Amendment No. 12 to the Senior Subordinated Credit Agreement, dated as of January 18, 2002, among Vertis, Vertis Holdings, the Subsidiary Guarantors, the Senior Subordinated Lenders and the Agents. ***
10.14
Waiver, Consent and Amendment to the Senior Subordinated Credit Agreement, dated as of May 30, 2002, among Vertis, Vertis Holdings, the Subsidiary Guarantors, the Senior Subordinated Lenders and the Agents. ***
10.15	Waiver and Consent to the Senior Subordinated Credit Agreement, dated as of June 12, 2002, among Vertis, Vertis Holdings, the Subsidiary Guarantors, the Senior Subordinated Lenders and the Agents. ***
10.16
Waiver, Consent and Amendment to the Senior Subordinated Credit Agreement, dated as of November 21, 2002, among Vertis, Vertis Holdings, the Subsidiary Guarantors, the Senior Subordinated Lenders and the Agents. ***
10.17
Amendment No. 13 to the Senior Subordinated Credit Agreement, dated as of February 20, 2003, among Vertis, Vertis Holdings, the Subsidiary Guarantors, the Senior Subordinated Lenders and the Agents. ***

10.18
Credit Agreement, dated as of December 7, 1999 (the "Credit Agreement"), among Big Flower Holdings, Inc., a Delaware corporation ("BF Holdings"), Big Flower Press Holdings, Inc., a Delaware corporation ("BFPH"), Big Flower Limited, a Wholly-Owned Subsidiary of BFPH and a limited company organized under the laws of England ("BFL"), Olwen Direct Mail Limited, a Wholly-Owned Subsidiary of BFL and a limited company organized under the laws of England ("Olwen"), Big Flower Digital Services Limited, an indirect Wholly-Owned Subsidiary of BF Digital and a limited company organized under the laws of England ("BFDSL"), Fusion Premedia Group Limited (f/k/a Troypeak Limited), an indirect Wholly-Owned Subsidiary of BF Digital and a limited company organized under the laws of England ("Fusion"), Pismo Limited, an indirect Wholly-Owned Subsidiary of BF Digital and a limited company organized under the laws of England ("Pismo"), Colorgraphic Direct Response Limited, a Wholly-Owned Subsidiary of BFL and a limited company organized under the laws of England ("Colorgraphic") and The Admagic Group Limited, an indirect Wholly-Owned Subsidiary of BF Digital and a limited company organized under the laws of England ("Admagic", and together with BFPH, BFL, Olwen, BFDSL, Fusion, Pismo, Colorgraphic and each other entity that may become a party hereto as a U.K. Borrower in accordance with the Credit Agreement, the "Borrowers", and each, a "Borrower"), the lenders from time to time party thereto (the "Lenders"), Chase Securities, Inc. and Deutsche Bank Securities Inc., as Joint Lead Arrangers and Joint Book Managers (the "Joint Lead Arrangers"), The Chase Manhattan Bank, as Administrative Agent, Bankers Trust Company, as Syndication Agent, Bank of America, N.A., as Documentation Agent, and certain Managing Agents from time to time (collectively, the "Credit Agreement Agents"). ***
10.19	First Amendment to the Credit Agreement, dated as of December 9, 1999 among BF Holdings, the Borrowers, the Lenders, the Joint Lead Arrangers and the Credit Agreement Agents. ***
10.20	Second Amendment and Consent to the Credit Agreement, dated as of February 17, 2000, among among BF Holdings, the Borrowers, the Lenders, the Joint Lead Arrangers and the Credit Agreement Agents. ***
10.21	Third Amendment and Consent to the Credit Agreement, dated as of December 7, 2000, among Vertis Holdings, the Borrowers, the Lenders, the Joint Lead Arrangers and the Credit Agreement Agents. ***
10.22
Fourth Amendment and Consent to Credit Agreement; First Amendment to U.S. Subsidiaries Guaranty, dated as of February 21, 2001, among Vertis Holdings, the Borrowers, the Lenders, the Joint Lead Arrangers and the Credit Agreement Agents. ***
10.23	Fifth Amendment and Waiver to Credit Agreement, dated as of November 26, 2001, among Vertis Holdings, the Borrowers, the Lenders, the Joint Lead Arrangers and the Credit Agreement Agents. ***
10.24
Sixth Amendment and Consent to Credit Agreement and First Amendment to Subordination Agreement, dated as of June 13, 2002, among Vertis Holdings, the Borrowers, the Lenders, the Joint Lead Arrangers and the Credit Agreement Agents. ***
10.25	Waiver To Credit Agreement, dated as of September 28, 2001, among Vertis Holdings, the Borrowers, the Lenders, the Joint Lead Arrangers and the Credit Agreement Agents. ***
10.26	Seventh Amendment to Credit Agreement, dated as of November 22, 2002, among Vertis Holdings, the Borrowers, the Lenders, the Joint Lead Arrangers and the Credit Agreement Agents. ***

10.27
Termination Agreement entered into as of December 9, 2002, among Manufacturers And Traders Trust Company, not individually but solely as trustee for the Big Flower Receivables Master Trust, Vertis Receivables, LLC (formerly BFP Receivables Corporation) ("VR"), Vertis and EagleFunding Capital Corporation. ***
10.28
Amended and Restated Receivables Purchase Agreement dated as of December 9, 2002 among Vertis, as initial Servicer, Vertis and its certain subsidiaries, as Sellers and Vertis Receivables, LLC, as Buyer. ***
10.29	Amended and Restated Indenture and Servicing Agreement dated as of December 9, 2002 among VR, as Issuer, Vertis, as Servicer, and Manufacturers and Traders Trust Company, as Trustee. ***
10.30	Amended and Restated Guaranty, dated as of December 9, 2002 (this "Guaranty"), is issued by Vertis, as the Guarantor, for the benefit of VR and its successors and assigns. ***
10.31	Stock Option Agreement dated September 5, 2002 by and between Vertis Holdings and Dean D. Durbin. ***
10.32	Stock Purchase Agreement dated September 18, 2002 by and between Vertis Holdings and Dean D. Durbin. ***
10.33	Stock Option Agreement dated September 5, 2002 by and between Vertis Holdings and John V. Howard, Jr. ***
10.34	Stock Purchase Agreement dated September 20, 2002 by and between Vertis Holdings and John V. Howard, Jr. ***
10.35	Stock Option Agreement dated September 5, 2002 by and between Vertis Holdings and Catherine S. Leggett. ***
10.36	Stock Purchase Agreement dated September 24, 2002 by and between Vertis Holdings and Catherine S. Leggett. ***
10.37	Stock Option Agreement dated September 5, 2002 by and between Vertis Holdings and Herbert W. Moloney II. ***
10.38	Stock Option Agreement dated September 5, 2002 by and between Vertis Holdings and Donald E. Roland. ***
10.39	Stock Option Agreement dated September 5, 2002 by and between Vertis Holdings and Adriaan Roosen. ***
10.40	Stock Purchase Agreement dated September 16, 2002 by and between Vertis Holdings and Adriaan Roosen. ***
10.41	Executive Incentive Plan for Vertis Executives dated March 22, 2002. ***
10.42
Eighth Amendment and Consent to Credit Agreement and Second Amendment to Subordination Agreement, dated as of May 21, 2003, among Vertis Holdings, the Borrowers, the Lenders, the Joint Lead Arrangers and the Credit Agreement Agents. *
12.1	Computation of the Ratio of Earnings to Fixed Charges and Deficiency of Earnings Available to Cover Fixed Charges.*
21.1	Subsidiaries of Vertis, Inc.***
23.1	Consent of Sullivan & Cromwell LLP (included in the opinion filed as Exhibit 5.1 hereto).
23.2	Consent of Miller, Canfield, Paddock and Stone, P.L.C. (included in the opinion filed as Exhibit 5.2 hereto).

23.3	Consent of Deloitte & Touche LLP.*
25.1	Statement of Eligibility of The Bank of New York, as Trustee.*
99.1	Form of Letter of Transmittal.*
99.2	Form of Notice of Guaranteed Delivery.*
99.3	Form of Exchange Agent Agreement.*

*
Filed herewith.

**
Incorporated by reference to the corresponding exhibit to the Registrant's registration statement on Form S-4 (No. 333-97721).

***
Incorporated by reference to the corresponding exhibit to the Registrant's registration statement on Form 10-K for the fiscal year ended December 31, 2002.

†
To be filed by amendment.

QuickLinks

NOTICE TO INVESTORS
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
AVAILABLE INFORMATION
Vertis, Inc. 250 West Pratt Street Baltimore, Maryland 21201 Telephone: (410) 528-9800
MARKET DATA
SUMMARY
The Company
Industry
Competitive Strengths
Business Strategy
Corporate Consolidation and Restructuring
Summary Historical Financial and Other Data
Summary of the Exchange Offer
The Exchange Notes
RISK FACTORS
Risks Related to the Exchange Notes
Risks Related to Our Business
USE OF PROCEEDS
CAPITALIZATION
SELECTED FINANCIAL DATA
THE EXCHANGE OFFER
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Results Of Continuing Operations
BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION
Summary Compensation Table
Options Granted In Fiscal 2002
Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values
Pension Plan Table
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
BENEFICIAL OWNERSHIP
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF THE EXCHANGE NOTES
BOOK-ENTRY; DELIVERY AND FORM
PLAN OF DISTRIBUTION
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
VALIDITY OF THE EXCHANGE NOTES
EXPERTS
VERTIS, INC. AND SUBSIDIARIES INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE
VERTIS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share amounts)
VERTIS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands)
VERTIS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
VERTIS, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
VERTIS, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued) (Unaudited) CONDENSED CONSOLIDATING BALANCE SHEET AT MARCH 31, 2003 (in thousands)
VERTIS, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued) (Unaudited) CONDENSED CONSOLIDATING BALANCE SHEET AT DECEMBER 31, 2002 (in thousands)
VERTIS, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued) (Unaudited) CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS THREE MONTHS ENDED MARCH 31, 2003 (in thousands)
VERTIS, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued) (Unaudited) CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS THREE MONTHS ENDED MARCH 31, 2002 AS RESTATED (in thousands)
VERTIS, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued) (Unaudited) CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS THREE MONTHS ENDED MARCH 31, 2003 (in thousands)
VERTIS, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued) (Unaudited) CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS THREE MONTHS ENDED MARCH 31, 2002 AS RESTATED (in thousands)
INDEPENDENT AUDITORS' REPORT
VERTIS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts)
VERTIS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands)
VERTIS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDER'S (DEFICIT) EQUITY (in thousands, except where otherwise noted)
VERTIS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
VERTIS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING BALANCE SHEET AT DECEMBER 31, 2002 (in thousands)
CONDENSED CONSOLIDATING BALANCE SHEET AT DECEMBER 31, 2001 (in thousands)
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 2002 (in thousands)
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 2001 (in thousands)
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 2000 (in thousands)
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS YEAR ENDED DECEMBER 31, 2002 (in thousands)
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS YEAR ENDED DECEMBER 31, 2001 (in thousands)
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS YEAR ENDED DECEMBER 31, 2000 (in thousands)
INDEPENDENT AUDITORS' REPORT
VERTIS, INC. AND SUBSIDIARIES SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS (in thousands)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
SIGNATURES
EXHIBIT INDEX